THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Scheme Document or as to the action to be taken, you should consult a licensed securities dealer, or other registered institution in securities, a bank manager, solicitor, professional accountant, or other professional adviser.
If you have sold or transferred all your shares in TOM Online Inc., you should at once hand this Scheme Document and the accompanying forms of proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.
Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this Scheme Document, makes no representation as to its accuracy or completeness and each expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Scheme Document.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS SCHEME DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
To the extent the offers referred to in this Scheme Document are being or to be made into the United States, they are being made or to be made directly by TOM Group Limited. References in this Scheme Document to offers being made or to be made by Goldman Sachs on behalf of TOM Group Limited should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)

PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
Financial Adviser to TOM Group Limited
Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.

A letter from the Board (as defined herein) is set out in Part IV of this Scheme Document. An Explanatory Memorandum (as defined herein) regarding the Scheme (as defined herein) is set out in Part VIII of this Scheme Document. A letter from the Independent Board Committee (as defined herein) containing its advice to the Independent Shareholders and Optionholders (each as defined herein) in relation to the Scheme and the Option Proposal (as defined herein) respectively is set out in Part V of this Scheme Document. A letter from ING (as defined herein), being the Independent Financial Adviser to the Independent Board Committee, containing its advice to the Independent Board Committee in relation to the Scheme and the Option Proposal, is set out in Part VI of this Scheme Document.
The action to be taken by the Shareholders, the ADS Holders and the Optionholders (each as defined herein) is set out on the inside front cover of this Scheme Document.
Notices convening the Court Meeting (as defined herein) and the EGM (as defined herein) to be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007 are set out on pages 234 to 237 of this Scheme Document. Whether or not you are able to attend the Court Meeting and/or the EGM or any adjournment thereof, you are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting and the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online Inc. in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong as soon as possible but in any event not later than the respective times and dates as stated under the paragraph headed “Action to be Taken” in Part VIII of this Scheme Document set out on page 108 of this Scheme Document. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 (marked for the attention of the “Company Secretary”) not later than the time and date stated in the paragraph headed “Action to be Taken” in Part VIII of this Scheme Document set out on page 108 of this Scheme Document. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged.
If you are an ADS Holder, you are urged to execute and return the ADS Voting Instruction Card by 10:00 a.m. on 31 May 2007 (New York time) to instruct the ADS Depositary, in accordance with the terms of the ADS Deposit Agreement, to vote the Shares underlying your ADSs. Alternatively, you may cancel your ADSs and withdraw the Shares in accordance with the terms of the ADS Deposit Agreement (for which you will incur fees, taxes and other charges). If you become a Shareholder prior to 4:30 p.m. on 5 June 2007, you may attend the Meetings and/or complete the Forms of Proxy described above, and you are urged to read carefully the information addressed to the Shareholders set out in this Scheme Document.
This Scheme Document is issued jointly by TOM Online Inc. and TOM Group Limited.
This Scheme Document will remain on the GEM website at www.hkgem.com on the “Latest Company Announcement” page for a minimum period of 7 days from the date of publication.
The English language text of this Scheme Document shall prevail over the Chinese language text.

*For identification purposes only	30 April 2007

ACTION TO BE TAKEN

ACTION TO BE TAKEN BY SHAREHOLDERS

      A pink form of proxy for use at the Court Meeting and a white form of proxy for use at the EGM are enclosed with this Scheme Document.
      Whether or not you are able to attend the Court Meeting and/or the EGM, if you are an Independent Shareholder, you are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting, and if you are a Shareholder, you are strongly urged to complete and sign the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong. In order to be valid, the pink form of proxy for use at the Court Meeting should be lodged not later than 3:00 p.m. on 6 June 2007 and the white form of proxy for use at the EGM should be lodged not later than 3:30 p.m. on 6 June 2007. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 (marked for the attention of the “Company Secretary”) not later than 3:00 p.m. on 6 June 2007. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged. The completion and return of a form of proxy for the Court Meeting or the EGM will not preclude you from attending and voting in person at the relevant Meeting. In such event, the returned form of proxy will be deemed to have been revoked.
      An announcement will be made by TOM Online in relation to the results of the Court Meeting and the EGM. In addition, an announcement will be made of the results of the hearing of the petition to sanction the Scheme by the Grand Court and, if the Scheme is sanctioned, the last date of dealings in the Shares on GEM and of the ADSs on NASDAQ, the Record Date, the Effective Date and the date of the withdrawal of the listing of the Shares on GEM and of the ADSs on NASDAQ.
      If you do not appoint a proxy and you do not attend and vote at the Court Meeting and the EGM, you will still be bound by the outcome of the Court Meeting and the EGM. You are therefore strongly urged to attend and vote at the Court Meeting and the EGM in person or by proxy.
      For the purpose of determining the entitlements of Independent Shareholders to attend and vote at the Court Meeting and Shareholders to attend and vote at the EGM, the register of members of TOM Online will be closed from 4:30 p.m. on 5 June 2007 to 8 June 2007 (both days inclusive) and during such period, no transfer of Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on 5 June 2007.
ACTION TO BE TAKEN BY ADS HOLDERS
      If you are an ADS Holder, you cannot vote at the Court Meeting or the EGM directly but you may use the enclosed ADS Voting Instruction Card to instruct the ADS Depositary (as the holder of the Shares underlying the ADSs through its nominee HKSCC Nominees Limited) how to vote the Shares underlying your ADSs. If you are a registered ADS Holder, please complete and sign the enclosed ADS Voting Instruction Card and return it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 10:00 a.m. (New York time) on 31 May 2007 (New York time). ADS Voting Instruction Cards returned by facsimile will not be accepted. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.
      You may also elect to become a Shareholder by cancelling your ADSs and withdrawing the Shares represented by such ADSs in accordance with the terms of the ADS Deposit Agreement so that you become a registered holder of Shares. You will incur fees, taxes and other charges in connection with such exchange and withdrawal. In order to cancel your ADSs and withdraw the underlying Shares, you

ACTION TO BE TAKEN

should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.
      Upon the Scheme becoming effective, the ADS Depositary will receive an amount in Hong Kong dollars equal to the amount payable in respect of all Shares held for the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars in accordance with the terms of the ADS Deposit Agreement, and you will receive your pro rata portion of the consideration from the ADS Depositary, less any other fees or expenses of the ADS Depositary in connection with the currency conversion and withholding taxes (if applicable). You may also incur related taxes and other charges.
ACTION TO BE TAKEN BY OPTIONHOLDERS
      Option Proposal Letters are being sent to Optionholders separately. If you are an Optionholder and you wish to accept the Option Proposal you must complete and return the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding TOM Online Share Options which you hold by 4:30 p.m. (Hong Kong time) on 27 June 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), delivered to TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong. No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding TOM Online Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given. The consideration payable for the Option Proposal is determined based on the Cancellation Price, the exercise price of the Outstanding TOM Online Share Options and whether such options are or will be vested as of the Record Date and in respect of unvested Outstanding TOM Online Share Options, the Option Proposal Price is a nominal sum. Optionholders should be aware that after the Scheme becomes effective, the Outstanding TOM Online Share Options will no longer be convertible into Shares and will lapse. If you, as an Optionholder, do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:30 p.m. (Hong Kong time) on 27 June 2007 (or such later date and time as may be notified to you by Goldman Sachs or TOM), you will not receive the Option Proposal Price.
      You are urged to read the instructions and other terms and conditions of the Option Proposal printed on the Option Proposal Letter.
ACTION TO BE TAKEN BY HOLDERS THROUGH TRUST OR CCASS
      TOM Online will not recognise a person holding any Shares in trust. If you are a Beneficial Owner whose Shares are held upon trust by, and registered in the name of a Registered Owner (other than HKSCC Nominees Limited), you should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which your Shares should be voted at the Court Meeting and/or the EGM. Such instructions and/or arrangements should be given or made in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.
      If you are a Beneficial Owner whose Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited, you must, unless you are an Investor Participant, contact your broker, custodian, nominee, or other relevant person who is, or has, in turn, deposited such Shares with, an Other CCASS Participant regarding voting instructions to be given to such persons if you wish to vote

ACTION TO BE TAKEN

at the Court Meeting or at the EGM. You should contact your broker, custodian, nominee or other relevant person in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which the Shares of the Beneficial Owner should be voted at the Court Meeting and/or the EGM.
EXERCISE YOUR RIGHT TO VOTE
      IF YOU ARE A SHAREHOLDER OR A BENEFICIAL OWNER, TOM AND TOM ONLINE STRONGLY ENCOURAGE YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE AT THE COURT MEETING AND AT THE EGM. IF YOU KEEP ANY SHARES IN A SHARE LENDING PROGRAMME, WE URGE YOU TO RECALL ANY OUTSTANDING SHARES ON LOAN TO AVOID MARKET PARTICIPANTS USING BORROWED STOCK TO VOTE.
      IF YOU ARE A REGISTERED OWNER HOLDING SHARES ON BEHALF OF BENEFICIAL OWNERS, WE SHOULD BE GRATEFUL IF YOU WOULD INFORM THEM ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.
      IF YOU ARE AN ADS HOLDER, YOU CANNOT VOTE AT THE COURT MEETING OR THE EGM DIRECTLY BUT YOU MAY INSTRUCT THE ADS DEPOSITARY (AS THE HOLDER OF THE SHARES UNDERLYING THE ADS THROUGH ITS NOMINEE HKSCC NOMINEES LIMITED) TO EXERCISE YOUR RIGHT TO VOTE ACCORDING TO THE TERMS OF THE ADS DEPOSIT AGREEMENT. PLEASE COMPLETE AND RETURN THE ADS VOTING INSTRUCTION CARD TO THE ADS DEPOSITARY IN A TIMELY MANNER. IF YOU HOLD YOUR ADSs THROUGH A FINANCIAL INTERMEDIARY, PLEASE FOLLOW THE INSTRUCTIONS THAT THE FINANCIAL INTERMEDIARY PROVIDES TO YOU.
      IF YOU ARE IN ANY DOUBT AS TO THE ACTION TO BE TAKEN, YOU ARE ENCOURAGED TO CONSULT YOUR LICENSED SECURITIES DEALER, BANK MANAGER, SOLICITOR, PROFESSIONAL ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

IMPORTANT NOTICES

      Capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix III to this Scheme Document.
      The distribution of this Scheme Document in jurisdictions other than Hong Kong may be restricted by law, and therefore persons who come into possession of this Scheme Document should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of such jurisdictions.
      The Scheme is subject to the laws of the Cayman Islands.
      This Scheme Document does not constitute an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.
      No person has been authorised to give any information or to make any representation not contained in this Scheme Document and, if given or made, such information or representation should not be relied on as having been authorised by TOM Online, TOM, Goldman Sachs or any of their respective affiliates. The delivery of this Scheme Document shall not imply that there has been no change in the information set forth herein or in the affairs of TOM Online since the Latest Practicable Date or that the information contained herein is correct as of any time after its date.
INFORMATION FOR US SCHEME SHAREHOLDERS (INCLUDING ADS HOLDERS)
      The Proposals are being made in relation to securities of TOM Online, an exempted company incorporated in the Cayman Islands, the Shares and ADSs of which are listed on GEM and NASDAQ respectively and, while the Proposals are subject to the Cayman Islands, Hong Kong and US disclosure requirements, US investors should be aware that this Scheme Document has been prepared in accordance with a Hong Kong format and style, which differs from the US format and style. In addition, the settlement procedure with respect to the Proposals will comply with the rules of the Takeovers Code and the Companies Law, as amended, which differ from US domestic settlement procedures in certain material respects, particularly with regard to the date of payment of consideration.
      The Scheme is a “going private transaction” under Rule 13e-3 of the Exchange Act, which governs going private transactions by certain issuers and affiliates. Therefore, this Scheme Document contains disclosures complying with the requirements of Rule 13e-3 and Schedule 13E-3. TOM Online and TOM will jointly file a Schedule 13E-3 with the SEC that incorporates this Scheme Document by reference. The disclosure requirements mandated by Rule 13e-3 contain important information and the Shareholders and ADS Holders are urged to read this Scheme Document and Schedule 13E-3 carefully before casting any vote at (or providing any proxy in respect of) the Court Meeting or the EGM.
      This Scheme Document will be despatched to the Scheme Shareholders and the ADS Depositary will arrange for the despatch of copies of the Scheme Document to ADS Holders, at no cost to them. In addition, the Scheme Shareholders and ADS Holders may obtain free copies of the Scheme Document and the Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov).
      You should be aware that both TOM and TOM Online are incorporated under the laws of the Cayman Islands, and some or all of the officers and directors of TOM and TOM Online, respectively, are residents of countries other than the United States. In addition, most of the assets of TOM and TOM Online are located outside the United States. As a result, it may be difficult for US Scheme Shareholders to effect service of process within the United States upon TOM or TOM Online or their respective officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the United States.
      This Scheme Document includes certain “forward-looking statements”. These statements are based on the current expectations of the management of TOM and/or TOM Online and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained in this Scheme Document include statements about the expected effects on TOM Online of the Proposals, the expected timing and scope of the Proposals, and all other statements in this Scheme Document other than historical facts. Forward-looking statements include, without limitation, statements typically

v

IMPORTANT NOTICES

containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “envisages” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the conditions to the Proposals, as well as additional factors, such as changes in the relationships of TOM or TOM Online with telecommunication operators in the PRC and elsewhere, the effect of competition on the demand for and the price of TOM Online’s services, changes in customer demand and usage preference for TOM Online’s products and services, TOM or TOM Online’s inability to realise anticipated synergies and cost savings, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in the PRC, India and other countries where TOM or TOM Online conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into the PRC’s telecommunications market. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. For further discussion of factors that could cause actual results to differ from expectations, you should read TOM Online’s filings and submissions to the SEC, including TOM Online’s most recent Annual Report on Form 20-F and other materials furnished to the SEC under Form 6-K.
      All subsequent written and oral forward-looking statements attributable to TOM or TOM Online or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Scheme Document. Except as required by the Takeovers Code and applicable laws and regulations, neither TOM nor TOM Online intend, or undertake any obligation, to update these forward-looking statements.
      Solely for the convenience of the reader, this Scheme Document includes conversions of the consideration to be paid by TOM from Hong Kong dollars into US dollars. These conversions should not be construed as representations that the Hong Kong dollar amounts actually represent such US dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, all such amounts have been converted at the exchange rate of US$1.00 : HK$7.8180, the noon buying rate for Hong Kong dollars in New York in US dollars for cable transfers payable in Hong Kong dollars as certified by the Federal Reserve Bank of New York for customs purposes on 25 April 2007. Any US dollar amounts actually to be paid to ADS Holders will be determined by the ADS Depositary in accordance with the ADS Deposit Agreement and as set forth herein.
FINANCIAL INFORMATION
      The financial information set out on pages 67 to 69 of this Scheme Document is included because of requirements of the Exchange Act, and may constitute a profit forecast under Rule 10 of the Takeovers Code. However, such financial information and profit forecasts do not meet the standard required by Rule 10 of the Takeovers Code and have not been reported on by any financial adviser, reporting accountant or auditor of TOM or TOM Online. Nevertheless, in view of the requirements of the Exchange Act, the Executive is prepared to permit the publication of such financial information in this Scheme Document. Shareholders, ADS Holders, Optionholders and potential investors should however exercise caution in placing reliance on such financial information in assessing the merits and demerits of the Scheme and the Option Proposal.
      Shareholders, ADS Holders, Optionholders and potential investors are advised to exercise caution when dealing in the Shares, the ADSs and the Outstanding TOM Online Share Options in reliance on the information set out in this Scheme Document.

CHARACTERISTICS OF GEM

      GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.
      Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the Main Board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM.
      The principal means of information dissemination on GEM is publication on the Internet website operated by the Stock Exchange. GEM-listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

CONTENT

PART I — SUMMARY TERM SHEET

      A Court Meeting of the Scheme Shareholders has been convened at the direction of the Grand Court and an EGM of the Shareholders is scheduled to be held immediately following the Court Meeting. At the Court Meeting and the EGM, you will be asked to consider and vote upon a proposal put forward by TOM to privatise TOM Online by way of a scheme of arrangement under Section 86 of the Companies Law, to cancel all of the Scheme Shares, which will result in a reduction of the issued share capital of TOM Online, and to issue the New Shares to TOM or to a subsidiary of TOM as TOM may direct. TOM has also proposed to acquire for cancellation, concurrently with TOM’s proposal to privatise TOM Online, all of the Outstanding TOM Online Share Options.
      This summary term sheet highlights selected information contained in this Scheme Document and is intended to be an overview only. You are urged to read this entire Scheme Document carefully, including the appendices. We have included references to direct you to other parts of this Scheme Document which contain a more complete description of the topics contained in this summary. Capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix III to this Scheme Document.

•	Share Proposal: The Share Proposal is a proposal to privatise TOM Online by way of the Scheme, to cancel all of the Scheme Shares (including without limitation the Scheme Shares underlying the ADSs), resulting in a reduction of the issued share capital of TOM Online, and to issue the New Shares to TOM or to a subsidiary of TOM as TOM may direct. The effect will be that TOM Online will be owned by TOM as to approximately 90.002%, Cranwood, Handel and Schumann collectively as to approximately 4.999% and Devine Gem as to approximately 4.999% (assuming no Outstanding TOM Online Share Options are exercised). Cranwood, Handel, Schumann and Devine Gem are controlled by Ms. Chau Hoi Shuen. See “Part IV — Letter from the Board — The Scheme” and “Part VIII — Explanatory Memorandum — 2. Summary of the Scheme”.

•	Shareholder Votes: The implementation of the Scheme will require, among other things, the approval (by way of poll) by a majority in number of Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by Independent Shareholders, and the passing of a special resolution for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme by the affirmative vote of not less than three-fourths of the votes cast by the Shareholders present and voting (either in person or by proxy) at the EGM. See “Part IV — Letter from the Board — Conditions of the Share Proposal and the Scheme” and “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme”.

•	Payment: Pursuant to the Share Proposal, all Scheme Shares (including all Scheme Shares underlying ADSs) will be cancelled in exchange for HK$1.52 in cash for each Scheme Share. Each ADS represents 80 Scheme Shares and, accordingly, upon the Share Proposal becoming effective, ADS Holders will, for each ADS, receive 80 times the Cancellation Price of HK$1.52 in cash, which at the Exchange Rate represents US$15.554 in cash, such sum to be paid to ADS Holders under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any). See “Part VIII — Explanatory Memorandum — 15. Registration and Payment”.

•	Premium Prices: The Cancellation Price represents a premium of approximately 117.1% to the audited consolidated net asset value per Share of approximately HK$0.7001 as at 31 December 2006; a premium of approximately 4.1% over the closing price of HK$1.46 per Share as quoted on GEM on the Latest Practicable Date; a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM on 2 March 2007 (being the Last Pre-Announcement Trading Day); a premium of approximately 23.2% over the average

PART I — SUMMARY TERM SHEET

closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM for the 5 trading days up to and including 2 March 2007; and a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM for the 10 trading days up to and including 2 March 2007. See “Part VIII — Explanatory Memorandum — 8. Comparisons of Value”. The Cancellation Price also represents a premium of approximately 3.1% over the closing price of US$15.08 per ADS as quoted on the NASDAQ as at the Latest Practicable Date and approximately 33.9% over the closing price of US$11.620 per ADS as quoted on the NASDAQ as at the Last Pre-Announcement Trading Day.

•	Option Proposal: The Option Proposal is a conditional offer by Goldman Sachs, on behalf of TOM, to purchase for cancellation all Outstanding TOM Online Share Options not exercised as of the Record Date. The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding. In accordance with the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, holders of the Outstanding TOM Online Share Options are entitled to exercise their vested options in full or in part at any time from the date of despatch of the notice of the Court Meeting until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but the exercise of the Outstanding TOM Online Share Options as described above shall be conditional upon the Scheme becoming effective.

Any Outstanding TOM Online Share Options to the extent not exercised on or prior to the Record Date will lapse upon the Scheme becoming effective.

Each holder of vested Outstanding TOM Online Share Options as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price if the Option Proposal becomes unconditional:-

	Option Proposal Price for
Exercise price of Outstanding TOM Online Share Options	each vested Option

HK$1.50	HK$	0.02
HK$1.204	HK$	0.316

The Option Proposal Price above represents the “see-through” price of that vested Outstanding TOM Online Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding TOM Online Share Option. Each Optionholder who has Outstanding TOM Online Share Options that are vested and unexercised as at the Record Date may elect whether to accept the Option Proposal.

Each holder of unvested Outstanding TOM Online Share Options as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price as follows if the Option Proposal becomes unconditional:-

	Option Proposal Price for
Exercise price of Outstanding TOM Online Share Options	each unvested Option

HK$1.50	HK$	0.01
HK$1.204	HK$	0.01

The Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum of HK$0.01 because the relevant Options are unvested and not exercisable and will, without the Option Proposal, lapse upon the Scheme becoming effective. Each holder of unvested Outstanding TOM Online Share Options as at the Record Date may elect whether to accept the Option Proposal.

PART I — SUMMARY TERM SHEET

See “Part IV — Letter from the Board — The Option Proposal” and “Part VIII — Explanatory Memorandum — 9. The Option Proposal”.

•	Fairness of the Proposals: The Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendations of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the Independent Shareholders (including the ADS Holders) and the Optionholders, respectively, are concerned. See “Part V — Letter from the Independent Board Committee”, “Part VI — Letter from the Independent Financial Adviser to the Independent Board Committee” and “Part VII — US Special Factors — 3. Fairness”.

•	Tax Consequences for US holders: The receipt of cash for Scheme Shares in the transaction will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US Scheme Shareholders will recognise a gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares that were owned immediately before completion of the Scheme. For US federal income tax purposes, this gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset. A US holder of Outstanding TOM Online Share Options who receives cash in cancellation of such Outstanding TOM Online Share Options pursuant to the Option Proposal will generally recognise, as ordinary income for US federal income tax purposes, the cash payment received. See “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”.

Tax matters are very complex, and the tax consequences of the Scheme and the Proposals to you will depend on the facts of your own situation. It is recommended that you consult your tax adviser for a full understanding of the tax consequences of the Scheme and the Proposals to you.

•	Conditions of the Scheme: The Scheme will become effective and binding on TOM Online and all Scheme Shareholders if the following conditions, as well as those described in “Conditions of the Share Proposal” below, among others, are satisfied:

(a)	the approval of the Scheme (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders;

(b)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting in person or by proxy at the EGM to approve and give effect to:

(i)	the reduction of the share capital of TOM Online by cancelling and extinguishing the Scheme Shares;

(ii)	the immediate increase of the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares; and

(iii)	the application of the credit arising as a result of such cancellation of the Scheme Shares in paying up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) of such number of new Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme; and

(c)	the sanction of the Scheme (with or without modifications) by the Grand Court and its confirmation of the reduction of TOM Online’s share capital and the delivery to the

PART I — SUMMARY TERM SHEET

Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration.

For further details regarding these and other conditions, please see “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme”.

•	Conditions of the Share Proposal: The Share Proposal is subject to the following conditions, among others:

—	the approval of the Scheme, as described at paragraphs (a), (b) and (c) of “Conditions of the Scheme” above;

—	the Undertaking Condition;

—	the Authorisation Condition;

—	the Further Authorisation Condition;

—	the Consent Condition; and

—	the Further Consent Condition.

For further details regarding these and other conditions, please see “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme”.

•	Conditions of the Option Proposal: The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding. See “Part VIII — Explanatory Memorandum — 9. The Option Proposal”.

•	Effect of Completion: Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. TOM Online will apply to the Stock Exchange for the withdrawal of the listing of the Shares on GEM immediately following the effective date of the Scheme. The Scheme Shareholders will be notified by way of a press announcement and an announcement posted on the GEM website of the exact dates of the last day for dealing in the Shares and on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective. A detailed timetable of the Scheme is included in this Scheme Document. ADSs will be cancelled by the ADS Depositary in exchange for payment on the Shares underlying such ADSs. Upon the Scheme becoming effective, TOM intends to cause TOM Online to apply for withdrawal of the listing of ADSs on NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. If the Scheme becomes effective, TOM also intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated, because the effectiveness of the Scheme will cause the number of holders of Shares resident in the United States to fall below 300 or otherwise cause TOM Online to become eligible for de- registration. See “Part VII — US Special Factors — 4. Effects of the Proposals”.

•	No Appraisal Rights: The Shareholders do not have express appraisal rights in connection with the Scheme under the Companies Law. See “Part VII — US Special Factors — Effects of the Proposals — 4.6 No Appraisal Rights”.

PART I — SUMMARY TERM SHEET

•	Material Accounting Treatment: Upon cancellation of the Scheme Shares, TOM Online’s issued share capital will be reduced by HK$10,337,660.75 (assuming no Outstanding TOM Online Share Options are exercised), or HK$11,695,122.98 (assuming all Outstanding TOM Online Share Options vested as at the Record Date could be validly exercised and are exercised), being the par value of the Shares cancelled. There will then be an immediate increase in the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and TOM Online will apply the credit arising as a result of such cancellation of the Scheme Shares to pay up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) such number of New Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, so the net effect on TOM Online’s share capital will be nil. See “Part VII — US Special Factors — Effects of the Proposals — 4.7 Material Accounting Treatment”.

PART II — QUESTIONS AND ANSWERS

      The following are some of the questions you, as a Shareholder, Optionholder and/or ADS Holder, may have and the answers to those questions. You are advised to read carefully the remainder of this Scheme Document. Capitalised terms used herein are defined under “Appendix III — Definitions” to this Scheme Document.
What is the purpose of this Scheme Document?
      The purpose of this Scheme Document is to give you further information regarding the Share Proposal, the Option Proposal and the expected timetable, and to give you notice of the Court Meeting and the EGM (and to provide you with proxy forms in relation thereto). At the Court Meeting, the Scheme will be voted on by the Independent Shareholders, and at the EGM, the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme will be voted on by all Shareholders.
Who is making the Proposals that we are to vote on?
      The offeror is TOM, a company incorporated in the Cayman Islands with limited liability and listed on the Main Board of the Stock Exchange. TOM is a leading Chinese-language media group in the Greater China region, and has diverse business interests in five key areas: Internet, outdoor media, publishing, sports, and television and entertainment. TOM provides services across markets in mainland China, Taiwan and Hong Kong. As at the Latest Practicable Date, TOM held 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online.
What are the Proposals and the Scheme?
      The Share Proposal is a proposal to privatise TOM Online by way of the Scheme which entails the cancellation of all the Scheme Shares (including the Scheme Shares underlying the ADSs), resulting in a reduction of the issued share capital of TOM Online followed by the immediate issue of the New Shares to TOM or to a subsidiary of TOM as TOM may direct.
      The Option Proposal is a conditional offer by Goldman Sachs, on behalf of TOM, to purchase for cancellation all Outstanding TOM Online Share Options not exercised as of the Record Date. The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding.
      The Scheme is a scheme of arrangement under Section 86 of the Companies Law. Upon taking effect, the Scheme will be binding on TOM Online and all Scheme Shareholders, regardless of whether such Scheme Shareholders attended or voted at the Court Meeting or the EGM.
      The purpose of the Proposals and the Scheme is for TOM Online to become a private company, owned by TOM as to approximately 90.002%, Cranwood, Handel and Schumann collectively as to approximately 4.999% and Devine Gem as to approximately 4.999% (on the assumption that no Outstanding TOM Online Share Options are exercised).
      The Scheme and the Share Proposal are not considered to be tender offers under the US federal securities laws. The Option Proposal will be implemented by way of a tender offer which will be executed in reliance on, and compliance with, the exemptions afforded by Rule 13e-3(g)(6) and Rule 14d-1(c) or Rule 13e-4(h)(8) under the Exchange Act.
What are the classes and amounts of Shares sought in the Share Proposal?

      TOM is seeking to cancel all the issued Shares (including those Shares to be issued upon exercise of Outstanding TOM Online Share Options), other than its own Shares and those registered in the names of or beneficially held by Cranwood, Handel, Schumann and Devine Gem, respectively, comprising 425,888,453 Shares.

PART II — QUESTIONS AND ANSWERS

What will I receive in exchange for my Shares and/or ADSs?
      TOM is offering to pay:

•	for each Share, HK$1.52 in cash; and

•	for each ADS, HK$121.60 in cash (80 times the Cancellation Price since each ADS represents 80 Shares).
      The amount paid in respect of Scheme Shares underlying the ADSs will be converted into US dollars and paid directly by the ADS Depositary in accordance with the terms of the ADS Deposit Agreement (less any fees and expenses of the ADS Depositary in connection with currency conversions and withholding taxes, if applicable) for delivery in respect of your ADSs. TOM will pay any cancellation fee to the ADS Depositary for the cancellation of the ADSs. However, you will be required to pay the fees or expenses charged by your financial intermediary, if any.
Will TOM increase the Cancellation Price?
      As a result of the inclusion of a statement in the Announcement that the Cancellation Price would not be increased and the fact that TOM did not reserve the right to increase the price, under the Takeovers Code, TOM may not increase the consideration offered in the Proposals, other than in wholly exceptional circumstances.
As an Optionholder, what do I receive for my Outstanding TOM Online Share Options if the Scheme takes effect?
      As an Optionholder, you have two alternatives: (1) you can accept TOM’s offer to cancel your Outstanding TOM Online Share Options for the Option Proposal Price described below; or (2) you are entitled to exercise your vested Outstanding TOM Online Share Options in accordance with the TOM Online Pre-IPO Share Option Plan or TOM Online Share Option Scheme, which confer rights to subscribe for Shares at a price of HK$1.50 and HK$1.204, respectively, per Share, in full or in part. As a result of certain conditions which are to be fulfilled before some of the Options may be exercised under the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be), on the basis of the current expected timetable as contained in this Scheme Document, it is expected that some of the Options will not in practice be exercisable during the period before the Effective Date, as detailed in the Option Proposal Letters.
      If you hold Outstanding TOM Online Share Options that are vested as at the Record Date, TOM is offering: (a) HK$0.02 for each Outstanding TOM Online Share Option with an exercise price of HK$1.50; or (b) HK$0.316 for each Outstanding TOM Online Share Option with an exercise price of HK$1.204. The Option Proposal Price represents the “see-through” price of that Outstanding TOM Online Share Option, being the amount by which HK$1.52 (being the Cancellation Price under the Share Proposal) exceeds the exercise price of that Outstanding TOM Online Share Option.
      If you hold Outstanding TOM Online Share Options that are not vested as at the Record Date, TOM is offering: (a) HK$0.01 for each Outstanding TOM Online Share Option with an exercise price of HK$1.50; or (b) HK$0.01 for each Outstanding TOM Online Share Option with an exercise price of HK$1.204.
      If you do not exercise your Outstanding TOM Online Share Options in accordance with the TOM Online Pre-IPO Share Option Plan or TOM Online Share Option Scheme or accept the Option Proposal by 4:30 p.m. on Wednesday, 27 June 2007, your Outstanding TOM Online Share Options will lapse if the Scheme becomes effective and binding. Optionholders should also note that implementation of the Option Proposal is conditional upon the Scheme becoming effective and binding.

PART II — QUESTIONS AND ANSWERS

How do the Proposals compare with recent prices of Shares?
      As of 2 March 2007, the Last Pre-Announcement Trading Day, the closing price of the Shares was HK$1.14 and of the ADSs was US$11.620. The average closing price of Shares as quoted on the Stock Exchange over the 30 trading days up to and including the Last Pre-Announcement Trading Day was HK$1.345.
      The Cancellation Price represents:

•	a premium of approximately 4.1% over the closing price of HK$1.460 per Share as quoted on GEM as at the Latest Practicable Date;

•	a premium of approximately 3.1% over the closing price of US$15.08 per ADS as quoted on NASDAQ as at the Latest Practicable Date;

•	a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM as at the Last Pre-Announcement Trading Day;

•	a premium of approximately 33.9% over the closing price of US$11.620 per ADS as quoted on NASDAQ as at the Last Pre-Announcement Trading Day;

•	a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 28.6% over the average closing price of US$12.098 per ADS based on the daily closing prices as quoted on NASDAQ over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 24.2% over the average closing price of approximately US$12.524 per ADS based on the daily closing prices as quoted on NASDAQ over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 13.0% over the average closing price of approximately HK$1.345 per Share based on the daily closing prices as quoted on GEM over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 14.6% over the average closing price of approximately US$13.578 per ADS based on the daily closing prices as quoted on NASDAQ over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 5.7% over the average closing price of approximately HK$1.439 per Share based on the daily closing prices as quoted on GEM over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 7.5% over the average closing price of approximately US$14.466 per ADS based on the daily closing prices as quoted on NASDAQ over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.3% over the average closing price of approximately HK$1.365 per Share based on the daily closing prices as quoted on GEM over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.8% over the average closing price of approximately US$13.916 per ADS based on the daily closing prices as quoted on NASDAQ over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

PART II — QUESTIONS AND ANSWERS

•	a premium of approximately 117.1% to the audited consolidated net asset value per Share of approximately HK$0.7001 as at 31 December 2006; and

•	a premium of approximately 117.1% to the audited consolidated net asset value per ADS of approximately US$7.1641 as at 31 December 2006.
What is the position of the Independent Board Committee with regard to the Proposals?
      The Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendations of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the Independent Shareholders (including ADS Holders) and the Optionholders, respectively, are concerned.
I am a Shareholder. How do I vote on the Proposals?
      If you are a Shareholder, you may vote in person or by proxy at the Court Meeting (during which the Scheme will be voted on, but only if you are an Independent Shareholder) and at the EGM (during which the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme will be voted on by all Shareholders). Whether or not you intend to attend either or both of the Meetings, you should complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed on them as soon as possible, but in any event so as to be received by Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, at least 48 hours before the time fixed for the relevant Meeting or any adjournment of the relevant Meeting. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 3:00 p.m. (Hong Kong time) on 6 June 2007. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged.
      Completion and return of a Form of Proxy will not prevent you from attending and voting in person either at the Court Meeting or at the EGM, or any adjournment thereof, if you wish to do so. In such event, the returned form of proxy will be deemed to have been revoked.
I am an ADS Holder. How do I vote on the Proposals?
      Since ADS Holders are not Shareholders of record, you do not have the right to vote at the Court Meeting or the EGM. However, using the ADS Voting Instruction Card, you may instruct the ADS Depositary to vote the Shares underlying your ADSs.
      You must return your completed ADS Voting Instruction Card to the ADS Depositary no later than 10:00 a.m. (New York time) on 31 May 2007. If you hold your ADSs through a financial intermediary, please follow the instructions they provide to you.
      You may also become a Shareholder of record, and thereby have the right to vote at the Court Meeting and the EGM, by cancelling your ADSs and withdrawing the Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement, provided you become a Shareholder of record prior to 4:30 p.m. (Hong Kong time) on 5 June 2007. If you are seeking to become a Shareholder of record you should be aware that you will incur fees, taxes and other charges in connection with the exchange and withdrawal of your ADSs. You will not be required to pay any cancellation fees to the ADS Depositary for the cancellation of your ADSs.
What is the location, date and time of the Meetings?
      The Court Meeting will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, on 8 June 2007 at 3:00 p.m. (Hong Kong time). The EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza,

PART II — QUESTIONS AND ANSWERS

18 Harbour Road, Wanchai, Hong Kong, on 8 June 2007 at 3:30 p.m. (Hong Kong time) (or as soon thereafter as the Court Meeting ends or is adjourned).
Are any of the Conditions waivable?
      TOM Online cannot waive any of the Conditions. TOM has reserved the right to waive the Undertaking Condition, the Authorisation Condition, the Further Authorisation Condition, the Consent Condition and the Further Consent Condition, either in whole or in part in respect of any particular matter.
What happens if the Conditions are not met?
      All of the Conditions set forth under “Part IV — Letter from the Board — Conditions of the Share Proposal and the Scheme” will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such other date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), failing which the Scheme will lapse.
What vote is required from the Shareholders in order for the Scheme to be approved?
      The Scheme must be approved (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by Independent Shareholders.
      In addition to the vote for approving the Scheme at the Court Meeting, the passing of a special resolution for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme will require the affirmative vote of not less than three-fourths of the votes cast by the Shareholders present and voting (either in person or by proxy) at the EGM.
      If the Scheme is approved at the Court Meeting, TOM has indicated that its Shares (representing approximately 65.733% of the total outstanding issued share capital as at the Latest Practicable Date) will be voted in favour of the special resolution to be proposed at the EGM for approving the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme.
How will the votes at the Court Meeting and the EGM be counted?
      At the Court Meeting, Independent Shareholders, present and voting either in person or by proxy, will be entitled to vote all of their respective Scheme Shares in favour of the Scheme or against it. Alternatively, Independent Shareholders may vote some of their respective Scheme Shares in favour of the Scheme and any or all of the balance of their respective Scheme Shares against it (and vice versa).
      The “three-fourths in value” requirement will be met if the total value of Scheme Shares being voted in favour of the Scheme is at least three-fourths of the total value of the Scheme Shares voted at the Court Meeting. The “majority in number” requirement will be met if the number of Independent Shareholders voting in favour of the Scheme exceeds the number voting against the Scheme. For the purpose of calculating the “majority in number” requirement, all Independent Shareholders, present and voting in person or by proxy, will be counted as single shareholders. For example, if an Independent Shareholder votes all of his/her/its Scheme Shares in favour of the Scheme (or against the Scheme), he/she/it will be counted as one Independent Shareholder voting in favour of the Scheme (or against the Scheme) as to the number of his/her/its Scheme Shares being so voted. If an Independent Shareholder elects to vote a portion of his/her/its Scheme Shares in favour of the Scheme and any or all of the balance of his/her/its Scheme Shares against the Scheme, he/she/it will be counted as one Independent Shareholder voting in favour of the Scheme as to the number of his/her/its Scheme Shares

PART II — QUESTIONS AND ANSWERS

being voted in favour of the Scheme, and one Independent Shareholder voting against the Scheme as to the number of his/her/its Scheme Shares being voted against the Scheme. Any Independent Shareholder voting in favour of the Scheme and against it will cancel itself out in terms of the “majority in number” calculation.
      At the EGM, each Shareholder, present and voting either in person or by proxy, will be entitled to vote all of his/her/its Shares in favour of the capital reduction, increase in share capital and issuance of new Shares or against it. Alternatively, such Shareholders may vote some of their Shares in favour of the capital reduction, increase in share capital and issuance of new Shares and any or all of the balance of their Shares against it (and vice versa). At the EGM a poll will be taken and the “three-fourths in value” requirement will be met if the value of Shares voted in favour of the Scheme is at least three-fourths of the total value of Shares being voted.
What will happen to TOM Online if the Scheme is approved and becomes effective?
      Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. TOM Online will apply to the Stock Exchange for the withdrawal of the listing of the Shares on GEM immediately following the effective date of the Scheme. The Scheme Shareholders will be notified by way of a press announcement of the exact dates of the last day for dealing in the Shares and on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective. A detailed timetable of the Scheme is included in this Scheme Document. ADSs in the United States will be cancelled or retired by the ADS Depositary and proceeds in respect of the Shares underlying such ADSs will be distributed.
      Upon approval of the Scheme at the Court Meeting and the approval of the special resolution at the EGM, TOM intends to cause TOM Online to apply to withdraw the listing of the ADSs on NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. If the Scheme becomes effective, TOM also intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Shares in the United States to fall below 300 or otherwise cause TOM Online to become eligible for de-registration.
      TOM’s intentions with regard to TOM Online are as described below. TOM expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review of TOM Online described below or in light of future developments. Such changes could include, among other things, changes in TOM Online’s business, corporate structure, articles of association, capitalisation, management, Board or dividend policy. In connection with the Scheme, TOM expects to review TOM Online and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Scheme in order to best organise and integrate the activities of TOM and TOM Online. It is the intention of TOM to maintain the existing businesses of the TOM Online Group upon successful privatisation of TOM Online as an independent business group.
      While TOM does not intend to introduce any major changes to the existing operating structure, it is envisaged that TOM Online will continue to require substantial investments going forward in the short- and medium-terms in order to continue broadening its business beyond WVAS and to ensure that it is ideally positioned strategically in the long run. It is TOM’s intention upon successful privatisation of TOM Online to further facilitate its ability to take advantage of the convergence trend that is bringing together the media and internet industries. Since TOM is a leading Greater China media company, it is well positioned to leverage its traditional media businesses in print, television, and outdoor advertising by further integrating them with TOM Online’s on-line and WVAS businesses. Further integration between TOM’s traditional media and TOM Online’s new media is expected to put the overall business in a stronger competitive position. Additional synergies that are expected to arise from further integration include the possible introduction of new product ideas. TOM intends to seek further ways to take

PART II — QUESTIONS AND ANSWERS

advantage of overlap between TOM Online’s on-line and WVAS services and TOM’s traditional media content to introduce new methods of delivering media and creating content that will benefit customers.
      Although TOM currently has no intention to introduce any significant changes to the management of TOM Online, or to discontinue the employment of any employees of TOM Online, as a result of the implementation of the Proposals, TOM anticipates that, after the privatisation, cost savings will be realised on several fronts. As TOM and TOM Online will further integrate the businesses after the privatisation, TOM expects the rationalisation of redundant costs from the overlap in certain general and administrative functions to generate cost savings. In addition, TOM anticipates the elimination of costs associated with TOM Online’s reporting obligations under the US securities laws.
What will happen to TOM Online if the Scheme Shareholders do not approve the Scheme?
      If the Scheme is not approved or lapses, TOM has no intention to immediately seek the withdrawal of the listing of the Shares on GEM and the listing of the ADSs on NASDAQ.
What will happen to the ADSs if the Scheme takes effect?
      If the Scheme takes effect, the ADS Depositary will receive cash in respect of the Shares underlying the ADSs. Each ADS represents 80 Scheme Shares and, accordingly, ADS Holders will be entitled to receive HK$121.60 per ADS in cash, which will be converted into US dollars and paid directly by the ADS Depositary (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if any). Such conversion would be at the exchange rate obtainable on the spot market on the date the cash consideration is received by the ADS Depositary for delivery in respect of the ADSs.
      In addition, completion of the Scheme could ultimately result in the de-registration of TOM Online under the Exchange Act, which would substantially reduce the information required to be publicly furnished by TOM Online in the United States and would make certain provisions of the Exchange Act no longer applicable to TOM Online. For example, TOM Online would no longer be required to file an annual report on Form 20-F or to submit other materials under Form 6-K. In addition, if registration of the Shares were terminated or suspended, the ADSs would no longer be eligible for listing and trading on NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement.
Can I choose the currency in which I receive payment for my Shares, Outstanding TOM Online Share Options or ADSs?
      All Shareholders and Optionholders will receive payment in Hong Kong dollars, irrespective of their location. ADS Holders will receive payment in US dollars through the ADS Depositary or through their financial intermediary in accordance with the terms of the ADS Deposit Agreement.
Does TOM have the financial resources to make payment of the consideration for the Shares and the ADSs?
      TOM intends to finance the cash required for the Share Proposal by borrowings from financial institutions. On 25 April 2007, TOM, DBS Bank Ltd., Hong Kong Branch (“DBS”) and The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) entered into a facility agreement (the “Facility Agreement”) pursuant to which each of DBS and HSBC will make available to TOM a US$115 million loan facility to finance up to US$230 million for the payment for the Share Proposal and the Option Proposal. The loans under the Facility Agreement will bear interest at the aggregate of: (1) a rate equal to London Interbank Offered Rate (in the case of a US dollar drawdown), or Hong Kong Interbank Offered Rate (in the case of a Hong Kong dollar drawdown), per annum; and (2) 1.00% per annum. In addition, TOM will pay a commitment fee in the amount of 0.25% per annum on the unutilised limit, payable quarterly in arrears. The maturity date for the loan facility is 12 months from the date of signing of the Facility Agreement. The Facility Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on

PART II — QUESTIONS AND ANSWERS

indebtedness, liens, sales of assets and mergers and consolidations. The Facility Agreement also contains undertakings by TOM, including, among other things, procuring that there is no substantial change to the general nature of the business of TOM or its major subsidiaries, save where such change would not have a material adverse effect on TOM and its major subsidiaries taken as a whole, and the maintenance of the listing status of TOM.
      Goldman Sachs, the financial adviser to TOM in connection with the Proposals, is satisfied that sufficient financial resources are available to TOM for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.
If my Shares or ADSs are held in “street name” by my financial intermediary, will my financial intermediary vote my Shares or ADSs for me?
      Your financial intermediary (such as a broker) should send you directions on how to provide it with instructions to vote your Shares. If you do not provide your financial intermediary with instructions on how to vote your “street name” Shares (whether in the form of Shares or ADSs), your financial intermediary will not vote them on the Share Proposal. You should therefore be sure to provide your financial intermediary with instructions on how to vote your Shares. If you do not give voting instructions to your financial intermediary, you will not be counted as voting for the purposes of the Share Proposal unless you have the Shares (including any Shares underlying your ADSs) registered in your name and appear in person or by proxy at the relevant Meeting. You should provide instructions to your financial intermediary in relation to how you wish your Shares to be voted prior to the latest time for the lodgment of proxies in respect of the Court Meeting and EGM.
Can I change my vote after I have submitted my proxy with voting instructions?
      Yes. If you hold Shares and you are a Registered Owner, there are two ways in which you may revoke your proxy and change your vote in respect of the Scheme and the resolutions for approving the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme before the Court Meeting and the EGM, respectively:

(a)	you may notify TOM Online in writing of the revocation of your proxy and lodge a new Form of Proxy, provided such revised Form of Proxy is lodged not less than 48 hours before the time for holding the Court Meeting or the EGM, or in the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting; or

(b)	you may attend and vote at the Court Meeting or the EGM in person and in such event your proxy shall be deemed to be revoked.
      If you hold ADSs, however, the ADS Depositary will not accept revocations of voting instructions.
      If you have instructed a financial intermediary (such as a broker) to vote your Shares, you must follow directions received from such financial intermediary to change or revoke your proxy.
When do you expect the privatisation of TOM Online to be completed?
      Assuming that the Scheme receives the approval of Independent Shareholders at the Court Meeting and the capital reduction, increase in share capital and issuance of new Shares receive the approval of the Shareholders at the EGM and all other Conditions are fulfilled or waived in a timely manner, it is currently expected that the privatisation will be completed by 31 December 2007.
What are the US tax consequences of the privatisation of TOM Online to Scheme Shareholders and ADS Holders?
      The receipt of cash for Scheme Shares under the privatisation will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US holders of Scheme Shares will recognise gain or loss for these purposes equal

PART II — QUESTIONS AND ANSWERS

to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares that were owned immediately before completion of the Scheme. For US federal income tax purposes, this gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset. A US holder of Outstanding TOM Online Share Options who receives cash in cancellation of such Outstanding TOM Online Share Options pursuant to the Option Proposal will generally recognise, as ordinary income for US federal income tax purposes, the cash payment received. See “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”. Tax matters are very complex, and the tax consequences of the Scheme and the Proposals to you will depend on the facts of your own situation. It is recommended that you consult your tax adviser for a full understanding of the tax consequences of the Scheme and the Proposals to you.
Will I have to pay any fees or commissions?
      If you are the Registered Owner of your Shares and/or ADSs and the Scheme becomes effective, you will not have to pay brokerage fees or similar expenses. If you own your Shares and/or ADSs through a financial intermediary (such as a broker), you should consult your financial intermediary to determine whether any charges apply.
      If the Scheme becomes effective and you hold ADSs, TOM will pay any cancellation fee to the ADS Depositary for the cancellation of your ADSs. If you wish to vote at the Meetings directly, you will have to exchange your ADSs for Shares. In such case, you will be responsible for covering any fees charged by your financial intermediary or any charges related to such exchange. In addition, TOM will not pay interest on any amounts to be paid to the Shareholders or the ADS Depositary pursuant to the Scheme.
How can I help prevent “empty voting” to avoid market participants using borrowed stock to vote?
      If you are a Shareholder, we strongly encourage you to exercise your right to vote or give instructions to the relevant Registered Owner to vote at the Court Meeting and at the EGM. If you keep or think you may have any Shares in a share lending programme, we urge you to recall any outstanding Shares on loan to avoid market participants using borrowed stock to vote.
      If you are a Registered Owner holding Shares on behalf of Beneficial Owners, we should be grateful if you would inform them about the importance of exercising their vote, and the deadline by which their instructions should be received.
      If you are an ADS Holder, you cannot vote at the Court Meeting or the EGM directly but you may instruct the ADS Depositary (as the holder of the Shares through its nominee HKSCC Nominees Limited) to exercise your right to vote in accordance with the ADS Voting Instruction Card.
      If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.
Whom should I call with additional questions?
      If ADS Holders have questions concerning administrative matters such as dates, documentation and procedures relating to the Proposals, please call Georgeson at +1 (888) 574-4078. For banks and brokers in the United States, please call Georgeson at +1 (212) 440-9800.
      If Shareholders or Beneficial Owners in Hong Kong have questions concerning administrative matters such as dates, documentation and procedures relating to the Proposals, please call Computershare Hong Kong Investor Services Limited at +852 2862 8699.
      These helplines cannot and will not provide advice on the merits of the Scheme or the Proposals or give any financial or legal advice, and will not be soliciting proxies or votes in respect of the Scheme.

PART III — EXPECTED TIMETABLE

Hong Kong time

(unless otherwise stated)
Date of despatch of this Scheme Document	Monday, 30 April 2007

Latest time to surrender ADSs and withdraw the underlying Shares to vote directly at the Court Meeting and the EGM (Note 1)	5:00 p.m. on Wednesday, 30 May 2007 (New York time)
ADS Voting Instruction Due Date — Latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from ADS Holders (Note 2 and Note 6)	10:00 a.m. on Thursday, 31 May 2007 (New York time)
Latest time for lodging transfers of Shares to qualify for attending and voting at the Court Meeting and the EGM	before 4:30 p.m. on Tuesday, 5 June 2007
Register of members of TOM Online closed for determination of entitlements of Independent Shareholders to attend and vote at the Court Meeting and of Shareholders to attend and vote at the EGM (Note 3)
4:30 p.m. on Tuesday, 5 June 2007 to Friday, 8 June 2007 (both days inclusive)
Latest time for receipt by the Registrar of Forms of Proxy in respect of (Note 4)
Court Meeting	3:00 p.m. on Wednesday, 6 June 2007
EGM	3:30 p.m. on Wednesday, 6 June 2007
Suspension of dealings in the Shares	9:30 a.m. on Friday, 8 June 2007
Court Meeting (Note 5)	3:00 p.m. on Friday, 8 June 2007
EGM (Note 5)	3:30 p.m. on Friday, 8 June 2007
(or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned)
Announcement of the results of the Court Meeting and the EGM published in The Standard in English and the Hong Kong Economic Journal in Chinese and on the GEM website	Monday, 11 June 2007
Resumption of dealings in the Shares	9:30 a.m. on Monday, 11 June 2007
Hearing of TOM Online’s summons for directions in respect of the capital reduction (Note 6)	Monday, 11 June 2007
(Cayman Islands time)
Last day for dealing in the Shares	Thursday, 21 June 2007
Last day for dealing in ADSs	Thursday, 21 June 2007

PART III — EXPECTED TIMETABLE

Hong Kong time

(unless otherwise stated)
Latest time for lodging transfers of Shares to qualify for entitlements under the Scheme	before 4:30 p.m. on Tuesday, 26 June 2007
Register of members of TOM Online closed for determining entitlements to qualify under the Scheme (Note 7)	4:30 p.m. on Tuesday, 26 June 2007 to Thursday, 28 June 2007 (both days inclusive)
Latest time to accept the Option Proposal (Note 8)	4:30 p.m. on Wednesday, 27 June 2007
Record Date	4:30 p.m. on Wednesday, 27 June 2007
Court hearing of the petitions to sanction the Scheme and to confirm the capital reduction (Note 6)	Wednesday, 27 June 2007
(Cayman Islands time)
Effective Date (Note 6 and Note 9)	Wednesday, 27 June 2007
(Cayman Islands time)
Announcement of the results of the court hearing of the petitions to sanction the Scheme and to confirm the capital reduction, the Effective Date and the withdrawal of the listing of the Shares on the Stock Exchange website and the GEM website
Thursday, 28 June 2007
Expected withdrawal of the listing of the Shares on GEM becomes effective (Note 10)	9:30 a.m. on Thursday, 28 June 2007
Expected withdrawal of the listing of ADSs on NASDAQ becomes effective (Note 6 and Note 11)	27 June 2007
(New York time)
Announcement of the results of the court hearing of the petitions to sanction the Scheme and to confirm the capital reduction, the Effective Date and the withdrawal of the listing of the Shares in The Standard in English and the Hong Kong Economic Journal in Chinese on or before
Friday, 29 June 2007
Cheques for cash payment under the Share Proposal and the Option Proposal to be despatched on or before	Friday, 6 July 2007
Shareholders and Optionholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change.

Notes:

1.	ADS Holders who wish to cancel their ADSs, withdraw the underlying Shares and become registered holders of Shares should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.

2.	ADS Voting Instruction Cards should be returned to the ADS Depositary in accordance with the instructions on the ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on 31 May 2007. If an

PART III — EXPECTED TIMETABLE

ADS Holder does not return the ADS Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the Court Meeting or the EGM.

3.	The register of members of TOM Online will be closed during such period for the purpose of determining the entitlements of the Independent Shareholders to attend and vote at the Court Meeting and of the Shareholders to attend and vote at the EGM. This book close period is not for determining entitlements under the Scheme. Any Shareholders selling or transferring their Shares after such period will not be entitled to attend and vote at the Court Meeting and the EGM.

4.	Forms of Proxy should be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, as soon as possible and in any event no later than the times and dates stated above. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 3:00 p.m. (Hong Kong time) on 6 June 2007. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged. In order to be valid, the pink form of proxy for the Court Meeting and the white form of proxy for the EGM must be lodged no later than the times and dates stated above. Completion and return of a form of proxy for the Court Meeting or the EGM will not preclude an Independent Shareholder and Shareholder respectively from attending the relevant meeting and voting in person. In such event, the returned form of proxy will be deemed to have been revoked.

In the case of any Beneficial Owner whose Shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), such Beneficial Owner should contact the Registered Owner and provide him/her/it with instructions in relation to the manner in which the Shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions should be given before the latest time for the lodgment of forms of proxy in respect of the Court Meeting and EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.

5.	The Court Meeting and the EGM will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong at the times and dates specified above. Please see the notice of Court Meeting set out on pages 234 to 235 of this Scheme Document, and the notice of EGM set out on pages 236 to 237 of this Scheme Document for details.

6.	All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to surrender ADSs to vote directly at the Court Meeting and the EGM, which is New York time; (ii) the latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from ADS Holders, which is New York time; (iii) the time of suspension of trading of the ADSs on NASDAQ, which is New York time; (iv) the expected dates of the Grand Court hearing of TOM Online’s summons for directions in respect of the capital reduction and the Grand Court hearing of the petitions to sanction the Scheme and to confirm the capital reduction, which are the relevant dates in the Cayman Islands; (v) the Effective Date, which is the relevant date in the Cayman Islands; and (vi) the time of the expected withdrawal of the listing of the ADSs on NASDAQ becoming effective, which is New York time. New York time is 12 hours behind Hong Kong time, and Cayman Islands time is 13 hours behind Hong Kong time.

7.	The register of members of TOM Online will be closed during such period for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

8.	Option Forms of Acceptance, duly completed in accordance with the instructions on them, must be lodged with TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong not later than 4:30 p.m. (Hong Kong time) on Wednesday, 27 June 2007 (or such later date as may be notified by Goldman Sachs or TOM), failing which the Optionholders will not receive any Option Proposal Price.

9.	The Scheme shall become effective upon all the conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of this Scheme Document having been fulfilled or (to the extent permitted) waived (as the case may be).

10.	It is expected that the listing of the Shares on GEM will be withdrawn at or before 9:30 a.m. on Thursday, 28 June 2007, being the first trading day after the Effective Date.

11.	It is expected that the listing of the ADSs on NASDAQ will be withdrawn around Wednesday, 27 June 2007 (New York time), the expected Effective Date.

PART IV — LETTER FROM THE BOARD

(Stock Code: 8282)

Executive Directors:	Registered office:
Wang Lei Lei	P.O. Box 309GT
Jay Kenneth Chang	Ugland House
Peter Andrew Schloss	South Church Street
Feng Jue, Elaine	George Town
Fan Tai	Grand Cayman, Cayman Islands
British West Indies
Non-Executive Directors:
Frank John Sixt (Chairman)	Principal Place of business:
Tong Mei Kuen, Tommei (Vice Chairman)	8th Floor, Tower W3
Mak Soek Fun, Angela	Oriental Plaza
No.1 Dong Chang An Avenue
Independent Non-Executive Directors:	Dong Cheng District
Kwong Che Keung, Gordon	Beijing 100738
Ma Wei Hua	PRC
Lo Ka Shui
Alternate Director:
Chow Woo Mo Fong, Susan
(Alternate to Frank John Sixt)
30 April 2007
To the Shareholders and Optionholders
Dear Sir or Madam,
PROPOSED PRIVATISATION OF
TOM ONLINE INC. BY TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW
OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
INTRODUCTION
      On 9 March 2007, TOM and TOM Online jointly announced that on 3 March 2007, a letter was sent by TOM to inform TOM Online that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law. On 9 March 2007, TOM requested the Board to put forward a proposal to the Scheme Shareholders regarding a privatisation of TOM Online by way of the Scheme involving the cancellation of all the Scheme Shares in exchange for HK$1.52 in cash for each Scheme Share, as a result of which it is intended that TOM Online will be approximately 90.002% held by TOM, approximately 4.999% held by Cranwood, Handel and Schumann
* For identification purposes only

PART IV — LETTER FROM THE BOARD

collectively and approximately 4.999% held by Devine Gem (on the assumption that no Outstanding TOM Online Share Options are exercised). Goldman Sachs, on behalf of TOM, is also making the Option Proposal to the Optionholders to cancel all Outstanding TOM Online Share Options. The Option Proposal will be conditional on the Scheme becoming effective.
      The making of the Proposals by TOM was conditional on the Proposals and the transactions contemplated thereunder having been approved at an extraordinary general meeting of TOM. TOM has advised that on 25 April 2007, TOM held an extraordinary general meeting where the Proposals and the transactions contemplated thereunder were approved by a majority comprising 99.32% of the total number of votes cast at such meeting.
      TOM has appointed Goldman Sachs as its financial adviser in connection with the Proposals.
      The three independent non-executive Directors, Mr. Kwong Che Keung, Gordon, Mr. Ma Wei Hua and Dr. Lo Ka Shui, have been appointed as members of the Independent Board Committee to make recommendations to the Independent Shareholders and the Optionholders in respect of the Share Proposal and the Option Proposal, respectively. The Independent Board Committee has appointed ING to advise the Independent Board Committee in connection with the Proposals.
      The purpose of this Scheme Document is to provide you with further information regarding the Proposals and the expected timetable and to give you notices of the Court Meeting and the EGM (together with proxy forms in relation thereto). Your attention is also drawn to the letter from the Independent Board Committee set out in Part V of this Scheme Document, the letter from ING, being the independent financial adviser to the Independent Board Committee, set out in Part VI of this Scheme Document, the Explanatory Memorandum set out in Part VIII of this Scheme Document and the terms of the Scheme set out on pages 227 to 233 of this Scheme Document.
THE SCHEME
      It is proposed that, subject to the fulfilment or waiver (as applicable) of the conditions of the Share Proposal as described in the Explanatory Memorandum, the Share Proposal will be implemented by way of a scheme of arrangement under Section 86 of the Companies Law, pursuant to which the Scheme Shares will be cancelled and, in consideration thereof, each Scheme Shareholder whose name appears in the register of members of TOM Online at the Record Date will be entitled to receive HK$1.52 in cash for each Scheme Share held.
      The cancellation and extinguishment of the Scheme Shares will result in a reduction of the issued share capital of TOM Online. Accordingly, immediately following such cancellation and extinguishment of the Scheme Shares, the issued share capital of TOM Online will be increased to its former amount by the issue of the same number of Shares as is equal to the number of Scheme Shares cancelled, and the credit arising in TOM Online’s books of account as a result of the capital reduction will be applied in paying up in full at par the New Shares issued, credited as fully paid, to TOM or a subsidiary of TOM as TOM may direct.
      The Cancellation Price represents:

•	a premium of approximately 4.1% over the closing price of HK$1.460 per Share as quoted on GEM as at the Latest Practicable Date;

•	a premium of approximately 3.1% over the closing price of US$15.08 per ADS as quoted on NASDAQ as at the Latest Practicable Date;

•	a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM as at the Last Pre-Announcement Trading Day;

•	a premium of approximately 33.9% over the closing price of US$11.620 per ADS as quoted on NASDAQ as at the Last Pre-Announcement Trading Day;

PART IV — LETTER FROM THE BOARD

•	a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 28.6% over the average closing price of approximately US$12.098 per ADS based on the daily closing prices as quoted on NASDAQ over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 24.2% over the average closing price of approximately US$12.524 per ADS based on the daily closing prices as quoted on NASDAQ over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 13.0% over the average closing price of approximately HK$1.345 per Share based on the daily closing prices as quoted on GEM over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 14.6% over the average closing price of approximately US$13.578 per ADS based on the daily closing prices as quoted on NASDAQ over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 5.7% over the average closing price of approximately HK$1.439 per Share based on the daily closing prices as quoted on GEM over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 7.5% over the average closing price of approximately US$14.466 per ADS based on the daily closing prices as quoted on NASDAQ over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.3% over the average closing price of approximately HK$1.365 per Share based on the daily closing prices as quoted on GEM over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.8% over the average closing price of approximately US$13.916 per ADS based on the daily closing prices as quoted on NASDAQ over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 117.1% to the audited consolidated net asset value per Share of approximately HK$0.7001 as at 31 December 2006; and

•	a premium of approximately 117.1% to the audited consolidated net asset value per ADS of approximately US$7.1641 as at 31 December 2006.
      Each ADS represents 80 Scheme Shares and, accordingly, upon the Scheme becoming effective, holders of ADSs will, for each ADS, receive 80 times the Cancellation Price of HK$1.52 in cash, being HK$121.60 for each ADS, which at the Exchange Rate represents US$15.554 in cash, such sum to be paid to holders of ADSs under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any).
      As at the Latest Practicable Date, there were 4,259,654,528 Shares in issue and the Scheme Shareholders were interested in 1,033,766,075 Shares, representing approximately 24.269% of the issued share capital of TOM Online. At the Cancellation Price, the Share Proposal values the entire issued share capital of TOM Online at approximately HK$6,475 million.
      Under the Scheme, the total consideration payable for the Scheme Shares will be payable by TOM. The amount of cash required in order to effect the Proposals is approximately HK$1,571 million, assuming that no Outstanding TOM Online Share Options are exercised before the Record Date and

PART IV — LETTER FROM THE BOARD

none of the holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal, and approximately HK$1,778 million assuming that all the Outstanding TOM Online Share Options that were vested as at the Record Date could be validly exercised and are exercised before the Record Date and all holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal.
      The consideration payable under the Scheme will be financed out of borrowings from financial institutions. On 25 April 2007, TOM, DBS Bank Ltd., Hong Kong Branch (“DBS”) and The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) entered into a facility agreement (the “Facility Agreement”) pursuant to which each of DBS and HSBC will make available to TOM a US$115 million loan facility to finance up to US$230 million for the payment for the Share Proposal and the Option Proposal. The loans under the Facility Agreement will bear interest, at the aggregate of (1) a rate equal to London Interbank Offered Rate (in the case of a US dollar drawdown), or Hong Kong Interbank Offered Rate (in the case of a Hong Kong dollar drawdown), per annum; and (2) 1.00% per annum. In addition, TOM will pay a commitment fee in the amount of 0.25% per annum on the unutilised limit, payable quarterly in arrears. The maturity date for the loan facility is 12 months from the date of signing of the Facility Agreement. The Facility Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, sales of assets and mergers and consolidations. The Facility Agreement also contains undertakings by TOM, including, among other things, procuring that there is no substantial change to the general nature of the business of TOM or its major subsidiaries, save where such change would not have a material adverse effect on TOM and its major subsidiaries taken as a whole, and the maintenance of the listing status of TOM.
      Goldman Sachs, the financial adviser to TOM in connection with the Proposals, is satisfied that sufficient financial resources are available to TOM for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.
CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME
      The Share Proposal is subject to, and the Scheme will become effective and binding on TOM Online and all Scheme Shareholders subject to, the fulfilment or waiver (as applicable) of the following conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three- fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders;

(b)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting in person or by proxy at the EGM to approve and give effect to (i) the reduction of the share capital of TOM Online by cancelling and extinguishing the Scheme Shares; (ii) the immediate increase of the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and (iii) the application of the credit arising as a result of the aforesaid cancellation of the Scheme Shares in paying up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) of such number of new Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme;

(c)	the undertaking by each of TOM, Cranwood, Handel, Schumann, Devine Gem, Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) to the Grand Court that each of them respectively will be bound by the Scheme;

PART IV — LETTER FROM THE BOARD

(d)	the Grand Court’s sanction of the Scheme (with or without modifications) and its confirmation of the reduction of the share capital of TOM Online, and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration;

(e)	compliance, to the extent necessary, with the procedural requirements and conditions, if any, under Sections 15 and 16 of the Companies Law in relation to the reduction of the issued share capital of TOM Online;

(f)	all Authorisations in connection with the Share Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities, in the Cayman Islands, Hong Kong, the United States and any other relevant jurisdictions;

(g)	all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Share Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes effective;

(h)	all necessary consents which are required under any existing contractual obligations of TOM Online having been obtained; and

(i)	if required, the obtaining by TOM of such other necessary consent, approval, authorisation, permission, waiver or exemption which may be required from any Relevant Authorities or other third parties, and which are necessary or desirable for the performance of the Scheme under the applicable laws and regulations.
      TOM reserves the right to waive conditions (c), (f), (g), (h) and (i) either in whole or in part in respect of any particular matter. Conditions (a), (b), (d) and (e) cannot be waived in any event. All of the above conditions will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such other date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), otherwise the Share Proposal will lapse. TOM Online has no right to waive any of the conditions.
      Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 31 December 2007. Further press announcements and announcements published on the GEM website will be made giving details of the results of the Court Meeting and EGM and, if all the resolutions are passed at those meetings, the last day for dealing in Shares, the Record Date, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Effective Date and the date of withdrawal of the listing of the Shares on GEM and of the listing of the ADSs on NASDAQ.
      If the Share Proposal lapses, press announcements as well as an announcement published on the GEM website will be made by TOM and TOM Online, and in such event TOM has no intention to immediately seek the withdrawal of the listing of the Shares on GEM and the listing of the ADSs on NASDAQ.
      Payment of the Cancellation Price will be effected by cheques and implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right which TOM may have or claim to have against any holder of the Scheme Shares. Assuming that the Scheme becomes effective on 27 June 2007 (Cayman Islands time), cheques for cash payments under the Scheme are expected to be despatched to the Scheme Shareholders on or before 6 July 2007 but in any event within 10 days of the Scheme becoming effective.

PART IV — LETTER FROM THE BOARD

THE OPTION PROPOSAL
      As at the Latest Practicable Date, there were 181,046,223 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding Options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online), and there were 18,000,000 outstanding Options granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. As at the Latest Practicable Date, Mr. Wang Lei Lei, a non-executive director of TOM and an executive director of TOM Online, held 139,264,000 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan (of which 89,764,000 outstanding Options had been vested as at the Latest Practicable Date) and is presumed to be a party acting in concert with TOM in relation to the Share Proposal under the Takeovers Code.
      In accordance with the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, holders of the Outstanding TOM Online Share Options are entitled to exercise their vested Options in full or in part at any time from the date of despatch of the notice of the Court Meeting until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but any such exercise of an Option shall be conditional upon the Scheme being sanctioned by the Grand Court and becoming effective. Outstanding TOM Online Share Options which are not exercised or exercisable in accordance with the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, will lapse upon the Scheme becoming effective.
      As a result of certain conditions which are to be fulfilled before some of the Options may be exercised under the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be), on the basis of the current expected timetable as contained in this Scheme Document, it is expected that some of the Options will not in practice be exercisable during the period before the Effective Date, as detailed in the Option Proposal Letters.
      Each of Mr. Wang Lei Lei, Mr. Jay Kenneth Chang and Mr. Peter Andrew Schloss has undertaken to TOM Online that he will not exercise his Options before the Effective Date unless and until the Share Proposal lapses.
      If the Scheme does not become effective, all unexercised Outstanding TOM Online Share Options will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme.
      The Option Proposal, which is conditional on the Share Proposal becoming effective and binding, will be made by Goldman Sachs, on behalf of TOM, to the Optionholders on the terms and subject to the conditions contained in this Scheme Document and the Option Proposal Letters.
      Any Outstanding TOM Online Share Options to the extent not exercised on or prior to the Record Date will lapse upon the Scheme becoming effective.
      Each holder of vested Outstanding TOM Online Share Options as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price as follows if the Option Proposal becomes unconditional:-

Option Proposal Price for
Exercise price of Outstanding TOM Online Share Options	each vested Option

HK$1.50	HK $0.02
HK$1.204	HK $0.316
      The Option Proposal Price above represents the “see-through” price of that vested Outstanding TOM Online Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding TOM Online Share Option. Each holder of Outstanding TOM Online Share Options, and who has Outstanding TOM Online Share Options that are vested and unexercised as at the Record

PART IV — LETTER FROM THE BOARD

Date, may elect whether to accept the Option Proposal. In the event that any Outstanding TOM Online Share Options have not been vested as at the Latest Practicable Date but will be vested on or before the Record Date, these Outstanding TOM Online Share Options will be treated as vested Outstanding TOM Online Share Options for the purpose of the Option Proposal, and the relevant Optionholders will be entitled to receive the Option Proposal Price in accordance with the relevant exercise price of Outstanding TOM Online Share Options that are vested as at the Record Date as set out in the table above if they accept the Option Proposal and the Option Proposal becomes effective.
      Each holder of unvested Outstanding TOM Online Share Options as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price as follows if the Option Proposal becomes unconditional:-

	Option Proposal Price for
Exercise price of Outstanding TOM Online Share Options	each unvested Option

HK$1.50	HK$	0.01
HK$1.204	HK$	0.01
      As at the Latest Practicable Date, there were 199,046,223 Outstanding TOM Online Share Options, of which 67,800,000 Outstanding TOM Online Share Options are not vested and not exercisable. The Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum of HK$0.01 because the relevant Options are unvested and not exercisable and will, without the Option Proposal, lapse upon the Scheme becoming effective. Each holder of unvested Outstanding TOM Online Share Options as at the Record Date may elect whether to accept the Option Proposal.
      All payments in respect of the Option Proposal Price will be made in HK dollars. Settlement of the Option Proposal Price to which the Optionholders are entitled under the Option Proposal will be implemented in full in accordance with the terms of the Option Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which TOM may otherwise be, or claim to be, entitled against any such Optionholder.
REASONS FOR THE PROPOSALS AND BENEFIT TO SCHEME SHAREHOLDERS
      Scheme Shareholders and Optionholders are urged to read carefully “Part VII — US Special Factors — 2. Purposes, Reasons for, and Benefits of the Proposals” of this Scheme Document.
INFORMATION ON TOM ONLINE AND TOM
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 10. Information on the Companies” of this Scheme Document. Your attention is also drawn to the financial information of the TOM Online Group set out in Appendix I to this Scheme Document.
INTENTION OF TOM WITH REGARD TO TOM ONLINE
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 11. Intentions of TOM with regard to TOM Online” of this Scheme Document.
OVERSEAS SHAREHOLDERS AND OPTIONHOLDERS OF TOM ONLINE
      Your attention is drawn to the section headed “Part VIII — Explanatory Memorandum — 16. Overseas Shareholders and Optionholders of TOM Online” of this Scheme Document.
INFORMATION FOR ADS HOLDERS
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 17. Information for ADS Holders” of this Scheme Document.

PART IV — LETTER FROM THE BOARD

COURT MEETING AND EGM
      In accordance with the directions of the Grand Court, the Court Meeting will be held on 8 June 2007 for the purpose of considering and, if thought fit, passing the appropriate resolution to approve the Scheme (with or without modifications). The Scheme will be subject to the approval by the Independent Shareholders at the Court Meeting (without counting the votes of those Scheme Shareholders not being Independent Shareholders) in the manner referred to in “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme” of this Scheme Document.
      As at the Latest Practicable Date, TOM was interested in 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online. The Shares in which TOM is interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. In addition, as at the Latest Practicable Date, Cranwood held 203,984,001 Shares directly and, through non wholly-owned subsidiaries (Handel and Schumann), 8,974,117 Shares, representing approximately 4.7887% and approximately 0.2107% respectively of the issued share capital of TOM Online, and Devine Gem held 212,930,335 Shares, representing approximately 4.999% of the issued share capital of TOM Online. Cranwood, Handel, Schumann and Devine Gem are controlled by Ms. Chau Hoi Shuen. Cranwood, Handel, Schumann and Devine Gem are all presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code. All the Shares in which Cranwood, Handel and Schumann collectively and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. None of TOM, Cranwood, Handel, Schumann and Devine Gem will vote at the Court Meeting or be entitled to receive the Cancellation Price. Upon the Scheme becoming effective, TOM will remain interested in 3,833,766,075 Shares, Cranwood, Handel and Schumann collectively will remain interested in 212,958,118 Shares and Devine Gem will remain interested in 212,930,335 Shares, representing approximately 90.002%, 4.999% and 4.999% of the issued share capital of TOM Online respectively, on the assumption that no Outstanding TOM Online Share Options are exercised.
      As at the Latest Practicable Date, Romefield was interested in 4,763,411 Shares and Easterhouse was interested in 9,526,833 Shares. Romefield, an indirect wholly-owned subsidiary of CKH, and Easterhouse, an indirect wholly-owned subsidiary of HWL, are also presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code.
      Each of Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) will abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme, but the Shares held by them will form part of the Scheme Shares.
      Each of TOM, Romefield, Easterhouse, Mr. Wang Lei Lei, Cranwood, Handel, Schumann and Devine Gem has also undertaken to the Grand Court that each of them will be bound by the Scheme, so as to ensure that they will be subject to the terms and conditions of the Scheme.
      The EGM will be held on 8 June 2007, immediately following the Court Meeting, for the purpose of considering and, if thought fit, passing a special resolution to approve and give effect to the reduction of the issued share capital of TOM Online by cancelling and extinguishing the Scheme Shares and applying the credit arising in TOM Online’s books of accounts as a result of the aforesaid reduction of capital in paying up in full and issuing to TOM (or a subsidiary of TOM as TOM may direct) such number of new Shares being equal to the number of Scheme Shares cancelled. The special resolution will be passed provided that it is approved by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting, in person or by proxy, at the EGM. All Shareholders will be entitled to attend and vote on such special resolution at the EGM. TOM, Cranwood, Handel, Schumann and Devine Gem have indicated that if the Scheme is approved at the Court Meeting, they will vote in favour of such special resolution at the EGM.
      Notice of the Court Meeting is set out on pages 234 to 235 of this Scheme Document. The Court Meeting will be held on 8 June 2007 at the time specified in the notice of the Court Meeting at the

PART IV — LETTER FROM THE BOARD

Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. A pink form of proxy for the Court Meeting is enclosed with this Scheme Document.
      A copy of the notice of the EGM is set out on pages 236 to 237 of this Scheme Document. The EGM will be held at 3:30 p.m. (or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned) on 8 June 2007 at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. A white form of proxy for the EGM is enclosed with this Scheme Document.
ACTION TO BE TAKEN
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 21. Action to be Taken” of this Scheme Document.
RECOMMENDATION
      Your attention is drawn to the recommendation of the Independent Board Committee in respect of the Share Proposal and the Option Proposal as set out in the letter from the Independent Board Committee set out in Part V of this Scheme Document.
SHARE CERTIFICATES, DEALINGS, LISTING, REGISTRATION AND PAYMENT
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 14. Share certificates, dealings and listing” and “Part VIII — Explanatory Memorandum — 15. Registration and payment” of this Scheme Document.
TAXATION AND INDEPENDENT ADVICE
      Your attention is drawn to “Part VIII — Explanatory Memorandum — 18. Taxation” and “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences” of this Scheme Document.
      It is emphasised that none of TOM, TOM Online, Goldman Sachs or any of their respective directors or associates or any other person involved in the Scheme and the Proposals accept responsibility for any tax or other effects on, or liabilities of, any person or persons as a result of the implementation or otherwise of the Scheme and the Proposals.
FURTHER INFORMATION
      You are urged to read carefully the letters from the Independent Board Committee and from ING, the independent financial adviser to the Independent Board Committee, as set out in Parts V and VI of this Scheme Document respectively, the Explanatory Memorandum as set out in Part VIII of this Scheme Document, the Appendices to this Scheme Document, the Scheme as set out on pages 227 to 233 of this Scheme Document, the notice of the Court Meeting as set out on pages 234 to 235 of this Scheme Document and the notice of the EGM as set out on pages 236 to 237 of this Scheme Document. In addition, a pink form of proxy for the Court Meeting and a white form of proxy for the EGM are enclosed with this Scheme Document.

Yours faithfully,
For and on behalf of the Board
Peter Andrew Schloss
Executive Director

PART V — LETTER FROM THE INDEPENDENT BOARD COMMITTEE

(Stock Code: 8282)
30 April 2007
To the Independent Shareholders (including ADS Holders) and the Optionholders
Dear Sir or Madam,
PROPOSED PRIVATISATION OF
TOM ONLINE INC. BY TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW
OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
       We refer to the document of even date jointly issued by TOM Online Inc. and TOM Group Limited (the “Scheme Document”) of which this letter forms part. Terms defined in the Scheme Document shall have the same meanings in this letter unless the context otherwise requires.
      We have been appointed by the Board as the Independent Board Committee to give a recommendation to the Independent Shareholders (including ADS Holders) and the Optionholders in respect of the Share Proposal and the Option Proposal respectively.
      Having considered the terms of the Share Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, we consider that the terms of the Share Proposal are fair and reasonable so far as the Independent Shareholders (including ADS Holders) are concerned. Accordingly, we recommend that the Independent Shareholders (including ADS Holders) vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of new Shares in connection with the Share Proposal.
      Having considered the terms of the Option Proposal and taking into account the advice of ING, in particular the factors, reasons and recommendations as set out in the letter from ING in Part VI of the Scheme Document, we consider that the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned. Accordingly, we recommend that the Optionholders accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date.
      The Independent Board Committee draws the attention of the Independent Shareholders (including ADS Holders) and the Optionholders to (i) the section headed “3. Fairness” in “US Special Factors” set out in Part VII of the Scheme Document; (ii) the letter from the Board set out in Part IV of the Scheme

*	For identification purposes only

PART V — LETTER FROM THE INDEPENDENT BOARD COMMITTEE

Document; (iii) the Explanatory Memorandum set out in Part VIII of the Scheme Document; and (iv) the letter from ING which sets out the factors and reasons taken into account in arriving at its recommendation to the Independent Board Committee set out in Part VI of the Scheme Document.
Yours faithfully,

KWONG Che Keung, Gordon	MA Wei Hua	LO Ka Shui
Independent Board Committee

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

      The following is the text of a letter of advice from ING Bank N.V., the independent financial adviser appointed to advise the Independent Board Committee, which has been prepared for the purpose of incorporation into this Scheme Document, setting out its advice to the Independent Board Committee in connection with the Share Proposal and the Option Proposal.
39/ F One International Finance Center
1 Harbour View Street, Central
Hong Kong
30 April 2007
To the Independent Board Committee of
TOM Online Inc.
Dear Sirs,
PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
INTRODUCTION
      We refer to our engagement to advise the Independent Board Committee as to whether the proposal for the privatisation of TOM Online Inc. (the “Company” or “TOM Online”) by TOM by way of the Scheme and the Option Proposal, and more particularly, the Cancellation Price and the Option Proposal Price are fair and reasonable to the Independent Shareholders and Optionholders, respectively.
      The terms used in this letter shall have the same meanings as defined elsewhere in the Scheme Document unless the context otherwise requires.
INDEPENDENT BOARD COMMITTEE
      In accordance with Rule 2.1 of the Takeovers Code, an Independent Board Committee comprising Mr. Kwong Che Keung, Gordon, Mr. Ma Wei Hua and Dr. Lo Ka Shui, have been appointed as members of the Independent Board Committee to make recommendations to the Independent Shareholders and the Optionholders in respect of the Share Proposal and the Option Proposal, respectively.
BASIS OF OUR OPINION
      In connection with the formulation and delivery of our opinion to the Independent Board Committee, we performed a variety of commonly used financial, comparative and valuation analyses, as described below. The formulation of a fairness and reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and valuation analyses, and the application of those methods to the particular circumstances. Furthermore, in arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

believe that our analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying our opinion.
      In formulating our opinion with regard to the Proposals, we have relied on the information, opinions and facts supplied, and representations made, to us by the Directors and representatives of TOM Online (including those contained or referred to in the Scheme Document and the Announcement). We have assumed that all such information, opinions, facts and representations which have been provided to us by the Directors, and representatives of TOM Online, and for which they are wholly responsible, are true and accurate in all material respects. We have also relied on certain information available to the public and we have assumed such information to be accurate and reliable, and we have not independently verified the accuracy of such information. Further, we have relied on the representations of the Directors that they have made all reasonable inquiries, and that, to the best of their knowledge, there are no other facts relating to the TOM Online Group, the omission of which would make any statement contained in the Scheme Document or the Announcement relating to the TOM Online Group misleading. We have also assumed that statements and representations made or referred to in the Scheme Document and the Announcement were accurate at the time they were made and continue to be accurate at the date of despatch of the Scheme Document.
      We consider that we have reviewed sufficient information to enable us to reach an informed view regarding the Proposals to justify our recommendation, relying on the accuracy of the information provided in the Scheme Document and the Announcement, as well as to provide a reasonable basis for our advice. As the independent financial adviser to the Independent Board Committee, we have not been involved in the negotiations in respect of the terms and conditions of the Proposals. Our opinion with regard to the terms and conditions thereof has been made on the assumption that all obligations to be performed by TOM Online and TOM in relation to the Proposals will be fully performed in accordance with the terms and conditions thereof. Further, we have no reason to suspect that any material facts or information have been omitted or withheld from the information supplied or opinions expressed to us nor to doubt the truth, accuracy and completeness of the information, facts and representations provided, or the reasonableness of the opinions expressed, to us by TOM Online, its Directors and its representatives. In line with normal practice, we have not, however, made any independent verification of the information and facts provided, representations made or opinions expressed by TOM Online, its Directors and its representatives, nor have we conducted any form of independent investigation into the business affairs or assets and liabilities of TOM Online. Accordingly, we do not warrant the accuracy or completeness of any such information.
      Our opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information publicly available to us as at, the date of this opinion. As a result, circumstances could develop prior to completion of the Proposals that, if known to us at the time we rendered our opinion, would have altered our opinion.
      Our opinion is also subject to the following qualifications:

i.	it is not possible to confirm whether or not the Share Proposal and the Option Proposal are in the interests of each individual Scheme Shareholder or Optionholder, respectively, and each Scheme Shareholder and Optionholder should consider his/her/its vote on the merits or otherwise of the Share Proposal and the Option Proposal respectively, in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspective offered in this letter) as well as his/her/its own investment objectives;

ii.	we express no opinion as to whether the Proposals will be completed or whether they will be successful;

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

iii.	nothing contained in this letter should be construed as us expressing any view as to the trading prices or market trends of any securities of TOM Online at any particular time; and

iv.	nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities in TOM Online.
      This letter is for the information of the Independent Board Committee solely in connection with their consideration of the Proposals and, except for its inclusion in the Scheme Document and for references thereto in the letter from the Independent Board Committee set out in the Scheme Document, is not to be quoted or referred to, in whole or in part, nor shall this letter be used for any other purpose without our prior written consent. Our opinion is directed to the Independent Board Committee, and addresses only the fairness and reasonableness of the consideration to be received by the Independent Shareholders and Optionholders in the Proposals and does not address the relative merits of the Proposals or any other transaction that may have been available as an alternative to the Proposals, whether or not any such alternative could be or could have been achieved, or the terms upon which any such alternative transaction could be or could have been achieved. Further, our opinion addresses only issues related to the fairness and reasonableness to the Independent Shareholders and Optionholders of the Proposals.
      ING is a registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities and together with its affiliates, provide a full range of wholesale banking services, which, in the course of normal business activities, may from time to time effect transactions and hold securities, including derivative securities, of TOM Online, its subsidiaries or its substantial shareholder (as defined in the Listing Rules) or those of TOM for the accounts of customers. ING will receive a fee from TOM Online for rendering its opinion with regard to the Proposals.
      In connection with the preparation of our opinion, we made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we:

•	reviewed the Group’s audited consolidated financial statements for the financial year ended 31 December 2003 through 2006 and the Group’s unaudited consolidated financial statements for the three months ended 31 March 2007, which TOM Online’s management has identified as being the most current financial statements available;

•	discussed with certain members of the Company’s management the operations, financial condition and future prospects of the Group;

•	reviewed the historical market prices and trading volumes for the Shares and the ADSs;

•	reviewed certain other publicly available financial data for certain companies that we considered comparable to the Company;

•	reviewed various documents relating to the Company; and

•	conducted such other studies, analyses and inquiries as we deemed appropriate.
TERMS OF THE PROPOSALS
      For details of the terms of the Proposals, your attention is drawn to the “Letter from the Board” and the “Explanatory Memorandum” in Parts IV and VIII of the Scheme Document, respectively.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

I.	The Cancellation Price and the Option Proposal Price
      As stated in “Part VIII — Explanatory Memorandum” in the Scheme Document, the Proposals are made on the following basis:
The Share Proposal

For each Scheme Share	HK$1.52 in cash
For each ADS	HK$121.60 in cash*

*	Equivalent to US$15.554 in cash calculated on the basis of the Exchange Rate (being US$1.00 to HK$7.818)
The Option Proposal

Exercise price of the Outstanding TOM Online Share Options that are vested as at the Record	Option Proposal Price
Date	for each Option

HK$1.50	HK$0.02
HK$1.204	HK$0.316

Exercise price of the Outstanding TOM Online Share Options that are not vested as at the Record	Option Proposal Price
Date	for each Option

HK$1.50	HK$0.01
HK$1.204	HK$0.01

II.	The Share Proposal
      The Share Proposal relates to the privatisation of TOM Online by way of the Scheme. All the Scheme Shares (including those underlying ADSs) will be cancelled. In consideration for the cancelled Scheme Shares, each Scheme Shareholder will be entitled to receive HK$1.52 in cash from TOM for each Scheme Share held. Upon the Scheme becoming effective, the listing of the Shares on GEM and the quotation of the ADSs on NASDAQ will be withdrawn.
      Certain Scheme Shares are held under the arrangement of the ADS Deposit Agreement. Each ADS represents 80 Scheme Shares and accordingly, upon the Scheme becoming effective, holders of ADSs will for each ADS receive 80 times the Cancellation Price of HK$1.52 in cash, being HK$121.60 from TOM for each ADS held, which at the Exchange Rate (being US$1.00 to HK$7.818) represents US$15.554 in cash, such sum to be paid to holders of ADSs under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any).
      As the ADSs are governed by the ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not result in and of itself in the cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as the holder of the Shares underlying the ADSs through its nominee HKSCC Nominees Limited) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary in accordance with the ADS Deposit Agreement and distributed (net of permitted fees, expenses and withholding taxes, if any) to the holders of ADSs pro rata to their holdings upon surrender of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.
      As at the Latest Practicable Date, there were 1,033,766,075 Scheme Shares (including all the Scheme Shares underlying ADSs), which represented approximately 24.27 per cent. of the issued share capital of TOM Online. If all the Outstanding TOM Online Share Options vested as at the Record Date are exercised on or prior to the Record Date and assuming no other change in shareholding before completion of the Share Proposal, the number of Scheme Shares will increase to 1,169,512,298, which represented approximately 26.61 per cent. of the enlarged issued share capital of TOM Online. On the

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

basis of the Cancellation Price of HK$1.52 per Scheme Share, the Scheme Shares are valued at an aggregate amount of HK$1,571 million to HK$1,778 million.

III.	The Option Proposal
      The following sets out the number of outstanding Options as at the Latest Practicable Date:

		Number of	Number of
		vested	unvested
Option Plan	Exercise Price	Options	Options

TOM Online Pre-IPO Share Option Plan	HK$1.50	128,546,223	52,500,000
TOM Online Share Option Scheme	HK$1.204	2,700,000	15,300,000	(1)

Note:

(1)	4,500,000 Options will be vested in May 2007.
     In accordance with the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, holders of the Outstanding TOM Online Share Options are entitled to exercise their vested options in full or in part at any time from the date of despatch of the notice of the Court Meeting until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but the exercise of the Outstanding TOM Online Share Options as described above shall be conditional upon the Scheme becoming effective. In the event that any Outstanding TOM Online Share Options have not been vested as at the Latest Practicable Date but will be vested on or before the Record Date, these Outstanding TOM Online Share Options will be treated as vested Outstanding TOM Online Share Options for the purpose of the Option Proposal, and the relevant Optionholders will be entitled to receive the Option Proposal Price in accordance with the relevant exercise price of Outstanding TOM Online Share Options that are vested as at the Record Date as set out in the table above if they accept the Option Proposal and the Option Proposal becomes effective.
      If the Scheme does not become effective, all unexercised Outstanding TOM Online Share Options will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme.
      The Option Proposal is conditional on the Share Proposal becoming effective and binding.

IV.	Conditions of the Proposals
      The Proposal is subject to a number of conditions, including court sanction of the Scheme and approval by at least three-fourths in nominal value of the votes (taken by poll) cast by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting, and the dissenting votes (taken by poll) against the Scheme at the Court Meeting cast, either in person or by proxy, by the Independent Shareholders not exceeding 10 per cent. of the votes attaching to all the Scheme Shares held by the Independent Shareholders.
      Certain Scheme Shares are held by parties acting in concert with TOM, details of which are described in the “Letter from the Board” and the “Explanatory Memorandum” in Part IV and Part VIII of the Scheme Document. As at the Latest Practicable Date, the Independent Shareholders held 1,019,475,831 Scheme Shares, which represented approximately 23.93 per cent. of the issued share capital of the Company. If all the Outstanding TOM Online Share Options vested as at the Latest Practicable Date are exercised on or prior to the record date for the Court Meeting and assuming no other change in shareholding before completion of the Share Proposal, the number of Scheme Shares held by the Independent Shareholders will increase to 1,060,958,054, which would represent approximately 24.16 per cent. of the Company’s enlarged issued share capital. Ten per cent. of all Scheme Shares is 101,947,583 Scheme Shares or approximately 2.39 per cent. of the issued share capital of the Company, or 106,095,805 Scheme Shares or 2.42 per cent. of the enlarged issued share

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

capital of the Company if all Outstanding TOM Online Share Options vested as at the Latest Practicable Date are exercised on or prior to the record date for the Court Meeting.
PRINCIPAL FACTORS AND REASONS CONSIDERED
      In formulating our recommendation and giving our advice to the Independent Board Committee, we have considered the following principal factors and reasons:

1.	Background and Rationale
      TOM Online is a public company incorporated in the Cayman Islands. The Company is one of the leading wireless Internet companies in the PRC. The Group provides a variety of online and mobile value-added services, including: (a) wireless Internet services such as Short Messaging Service (“SMS”), Multimedia Messaging Service (“MMS”), Wireless Application Protocol (“WAP”), Color Ring-Back Tones (“CRBT”) and Interactive Voice Response (“IVR”) services; (b) online advertising; and (c) provision of online Chinese novels and a free online, PC-to-PC Instant Messaging Service in China. The Company also provides other wireless Internet services such as mobile games in China and elsewhere.
      TOM Online has its headquarters in the PRC. Due to the PRC regulations on foreign ownership, the Group conducts substantially all of its operations in the PRC through Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax, which are legally owned by certain PRC citizens.
      TOM Online is currently expanding its business areas into e-commerce and new media. As part of the expansion, TOM Online entered into a joint venture agreement on 20 December 2006 with eBay Inc. (“eBay”). The joint venture aims to help the Company to penetrate into the Chinese e-commerce market and foster potential synergies among online user communities and distribution channels, improve flexible product innovation on a local platform, and promote mobile integration. On 22 August 2005, the Company, through a subsidiary, entered into a joint venture agreement with Skype Technologies, S.A. to form Tel-Online Limited. Tel-Online is currently developing a more customised localised version of its TOM-Skype instant messaging software for the Chinese market and is focusing on building a strong and large user base prior to launching premium services.
      The background to, and reasons for, the Proposals are set out in the “Letter from the Board”, the “Explanatory Memorandum” and “US Special Factors” in Part IV, Part VIII and Part VII of the Scheme Document. In summary, TOM has identified the following factors:

•	Since the Company’s listing in March 2004, the operating environment in respect of WVAS has changed significantly. The mobile telephone operators in the PRC have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. On 7 July 2006, China Mobile Communications Corporation (“China Mobile”) introduced a set of changes, requiring, among other things:

—	Mandatory one-month free trial period for all WVAS offerings; and

—	Double reminders for new subscribers and reminder messages to be sent to all existing subscribers for confirmation of service continuity.

•	The above policy changes have affected the financial performance of the Group. For the financial year ended 31 December 2006, the Group’s revenue growth was 0.2 per cent. compared with 37.0 per cent. for the previous year. For the three months ended 31 March 2007, revenue decreased by 26 per cent. compared with the same period last year.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

•	As a part of its plan to expand business beyond its core business of WVAS offerings, the Company has entered into a joint venture agreement with eBay on 20 December 2006.

•	TOM believes that the market reaction, while initially positive, has since become muted. Also, the reaction among the equity research community has been mixed. TOM believes that the mixed opinions reflect the time and investment required for TOM Online to continue to undertake significant business restructuring and additional capital investments to expand the TOM Online’s business.

•	In view of the above, while TOM remains confident in the future prospects TOM Online’s WVAS business and its new media initiatives, TOM anticipates that the short- and medium- term share price volatility and potential uncertain financial performance of TOM Online make it poorly suited to remain a publicly listed company.

2.	Historical Financial Performance of the Group
      Set out below is a summary of the Group’s consolidated profit and loss accounts prepared in accordance with the accounting principles generally accepted in the US for year ended 31 December 2003, 2004, 2005 and 2006 and for the three months ended 31 March 2006 and 2007.
      The Directors of TOM Online confirm that save as disclosed in the quarterly report of the TOM Online Group for the three months ended 31 March 2007 in respect of the decline in gross profit margin primarily due to higher IVR revenue shared by China Mobile upon transition to China Mobile’s centralised IVR platform, sharing losses of newly established joint venture, TOM Eachnet, and provision for uncertain tax benefits upon adoption of FIN 48, there were no material changes in the financial or trading position or outlook of TOM Online Group since 31 December 2006, the date to which the last published audited consolidated financial statements of TOM Online Group were made up, up to the Latest Practicable Date. Accordingly, we have no reason to believe that this statement is incorrect and, therefore, we believe it is appropriate for us to rely on this statement in formulating our opinion.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

Table (1): Summary Consolidated Profit & Loss Accounts

					Three months
					ended
	Year ended 31 December —				31 March —
	Audited				Unaudited

	2003	2004	2005	2006	2006	2007

	US$m	US$m	US$m	US$m	US$m	US$m
WVAS	56	113	158	153	44	32
Advertising	6	8	9	13	3	3
Others	15	2	1	2	0	1

Total revenues	77	123	168	168	47	35
Growth (year-on-year/period-on-period)	157%	59%	37%	0%	35%	(26%)
Cost of services	(33)	(64)	(97)	(106)	(28)	(27)
Cost of goods sold	(11)	(1)	—	—	—	—

Gross profit	33	58	71	62	20	9
Gross profit margin	43%	47%	42%	37%	41%	24%
Selling and marketing expenses	(3)	(8)	(7)	(7)	(1)	(1)
General and administrative expenses	(9)	(12)	(21)	(23)	(7)	(5)
Product development expenses	(1)	(1)	(2)	(2)	(0)	(0)
Other expenses	(1)	(6)	(1)	(1)	(0)	(0)

Profit from operating activities	20	31	41	30	11	3

Other (expenses)/income	(0)	3	4	4	1	(2)

Profit before tax for the year/period	19	34	45	34	12	1

Income tax (expenses)/ credit	0	0	0	0	(0)	(0)
Minority interests	(0)	(0)	0	0	0	0
Loss from discontinued operations	—	—	(0)	(5)	(0)	(0)

Profit attributable to shareholders	20	34	45	29	12	0
Net profit margin	25%	28%	27%	17%	26%	0%

EBITDA	23	42	49	42	13	5
EBITDA margin	30%	34%	29%	25%	27%	13%

Source: Annual and quarterly reports of TOM Online Group for the relevant periods
Notes:

•	“US$m” denotes US$ million and “EBITDA” denotes earnings before interest, tax, depreciation and amortisation. EBITDA excludes other income/expense, share of losses of jointly-controlled entities, and minority interests. EBITDA also excludes share-based compensation expenses as the Group believes that this will enhance comparability across the financial years and periods since it only recognised share-based compensation expenses starting from the financial year ended 31 December 2006.

•	Figures in 2005 were restated as the Company committed to a plan to dispose its interest in Indiagames.

•	Certain amounts have been rounded for convenience and certain figures, therefore, may not sum to total amounts or equal quotients.

2.1	Analysis of Turnover and Segmental Profitability
      TOM Online is principally engaged in providing a variety of online and mobile value-added services, including: (i) wireless Internet services such as SMS, MMS, WAP, CRBT and IVR services; (ii) online advertising; and (iii) a free online, PC-to-PC Instant Messaging Service in China. For the financial year ended 31 December 2006, the Group generated total revenues of approximately US$168 million, of which 90.7 per cent. and 7.9 per cent. were contributed by the WVAS and advertising segments, respectively.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

      Within Group’s WVAS segment, revenue is similarly concentrated. The majority of the WVAS revenue is derived in China from products and services that the Group provides through China Mobile’s Monternet platform and China Unicom’s UNI-Info platform. For the financial year ended 31 December 2006, SMS, MMS, WAP, CRBT and IVR services accounted for approximately 39.4 per cent., 8.2 per cent., 19.1 per cent., 6.3 per cent. and 26.3 per cent., respectively, of the WVAS revenue.
      The Group’s online advertising revenue accounted for all its advertising revenue. The online advertising revenue increased by approximately 44.4 per cent. to US$13 million for the financial year ended 31 December 2006 from US$9 million for the financial year ended 31 December 2005.
      We believe that the concentration of the Group’s revenue stream across products and service-providers has made its profitability very sensitive to policy and market changes affecting those products and service-providers.
Table (2): Breakdown of the Segmental Performance Results of the Group

	Year ended 31 December —
	Audited

	2003	2004	2005	2006

	Revenues

	US$m	US$m	US$m	US$m
WVAS	56	113	158	153
Advertising	6	8	9	13
Others	15	2	1	2
Total	77	123	168	168

	Gross profit margin

	%	%	%	%
WVAS	51	46	41	34
Advertising	26	64	69	63
Others	19	54	79	68
Total gross profit margin	43	47	42	37

Source: Annual reports of TOM Online Group for the relevant periods
Notes:

•	“US$m” denotes US$million.

•	Figures in 2005 were restated as the Company committed to a plan to dispose its interest in Indiagames.

•	We note that the certain costs that are common to the Group’s WVAS business and advertising business are allocated to the respective business in the proportion of their gross profits prior to the allocation of the common costs.

•	“Others” segment primarily includes revenue from online games, e-commerce and fee-based email services for the years ended 31 December 2005 and 2006 while a majority of such revenue for the year ended 31 December 2003 and 2004 was derived from computer hardware sales and the provision of integrated enterprise solutions services.

2.2	Deteriorating Operating Environment
      During the two financial years ended 31 December 2005, the Group’s revenue increased by a compound annual growth rate (“CAGR”) of 47.7 per cent. to US$168 million, while its profit attributable to shareholders correspondingly increased by a CAGR of 51.6 per cent. to US$45 million. Gross profit margin decreased to 42.3 per cent. for the financial year ended 31 December 2005 compared to the previous year due to higher costs incurred in acquiring content from third-party providers and promoting the products and services for WVAS business. General and administrative costs increased significantly during the same year as the Group: (i) increased its staff headcount and salaries; (ii) paid and accrued management performance bonus for 2004 and 2005; and (iii) incurred higher professional fees to prepare for Sarbanes-Oxley compliance.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

      On 7 July 2006, TOM Online issued a press release relating to policy changes on China Mobile’s Monternet platform. According to the press release, the new policies could impact the Group’s business in three key areas:

•	the new policies would likely reduce the effectiveness of the Group’s existing subscriber acquisition campaigns;

•	increased churn of its subscriber base during the period of sending subscription reminders to existing users; and

•	based on historical operating data, the new policies could potentially reduce the Group’s average subscription duration (from when subscribers sign up for service to when they cancel) to less than the current period of approximately three months, due to the addition of a free trial period.
      The same policies were introduced by China Unicom on its UNI-Info platform.
      The above policies resulted in flat revenue growth for the financial year ended 31 December 2006 while gross profit margin decreased to 37.1 per cent. as a result of higher content and distribution costs. The Group incurred higher general and administrative costs during the same period as it began to adopt SFAS 123R and recognised US$3 million, which represented 95.7 per cent. of its total share-based compensation expenses. Together with a goodwill impairment charge of US$5 million arising from the sale of its interests in Indiagames, profit attributable to shareholders decreased by 36.3 per cent. to US$29 million during the financial year ended 31 December 2006.
      For the three months ended 31 March 2007, the 26 per cent. reduction in revenue compared with the corresponding period last year was primarily attributable to the above-mentioned policy changes, which were introduced around July 2006 and therefore did not affect the results for the three months ended 31 March 2006. Gross profit margin for the three months ended 31 March 2007 decreased to 24 per cent. as: (i) China Mobile’s share of the revenue generated from its IVR platform increased from 15 per cent. to 30 per cent.; (ii) greater competition resulted in higher content and distribution costs; (iii) higher gross margin WAP revenues as a percentage of total revenues decreased to 20 per cent. compared with 25 per cent. during the last three months ended 31 December 2006; and (iv) lower online advertising revenues during the Chinese New Year period in 2007 relative to the portal’s fixed costs eroded margins for that segment. As a result of the foregoing and notwithstanding lower operating costs due mainly to reduced sales and marketing activities, the Group recorded a profit attributable to shareholders of approximately US$145,000 for the three months ended 31 March 2007, which also included its US$3 million share of the losses incurred by the joint-venture with eBay.

3.	Market Trading Performance of the Shares

3.1.	Market price of the Shares
      As TOM Online is listed, its share prices should reflect the prevailing market indication of its value. We have hence used the historical trading prices of the Shares as one of the principal factors for our consideration.
      As the transacted prices of the ADS do not differ significantly from the aggregate of the transacted prices of the Shares underlying the ADSs, we are of the view that the prices of the ADS are fully represented by those of the Shares, and vice versa. As such, we have conducted our analysis based on the Share prices.
      Set out below are charts of (i) historical daily closing market prices and trading volumes of the Shares traded on GEM for the period starting from its listing on 11 March 2004 to the Latest Practicable Date; and (ii) the relative performance of the Share price and the Hang Seng Index (the “HSI”) during the one-year the period starting from 2 March 2006, being the day which is one year prior to the Last Pre-Announcement Trading Day.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

Chart (a): Share Price Performance from 11 March 2004 (being the date of listing of the Shares) to the Latest Practicable Date
Chart (b): Relative Performance of the Share price and the HSI from 2 March 2006 (being a year prior to the Last Pre-Announcement Trading Day) to the Last Pre-Announcement Trading Day — Rebased

Source: Datastream
Notes:

(1)	5 March 2007, being the date on which TOM Online requested trading in the Shares to be suspended pending the release of an announcement in respect of a possible proposal to privatise TOM Online.

(2)	Average Share price in Chart (a) is in respect of the period from 11 March 2004, being the date of listing of the Shares on the GEM, to the Last Pre-Announcement Trading Day.

(3)	Daily TOM Online ADS price is, on market days on which the ADSs are traded, the last transacted price of the ADSs on that day, converted into HK$ by using exchange rates of corresponding market days.

(4)	Daily volume is calculated as the aggregate of the volume transacted for the Shares on GEM and ADSs on NASDAQ. Each ADS represents 80 Shares.

(5)	Daily TOM Online Share price is, on market days on which the Shares are traded, the last transacted price of the Shares on that day.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

     Since listing, the Shares traded within the range of HK$0.98 to HK$2.75 (the highest closing price being transacted on both 6 April 2006 and 20 April 2006), and the closing price as at the Last Pre-Announcement Trading Day was HK$1.14. The average daily closing price since listing prior to the Last Pre-Announcement Trading Day was HK$1.48.
      During the 12-month period prior to the Last Pre-Announcement Trading Day, the price of the Shares reached a high of HK$2.75 on 6 April 2006 and 20 April 2006. Following the policy changes as described above around July 2006, the prices of the Shares fell to a low HK$1.02 on 15 August 2006. Since then, the prices of the Shares have not exceeded HK$1.52, except during the period between 6 December 2006 and 10 January 2007 during which the Company announced the joint venture with eBay on 20 December 2006.
      During the 12-month period prior to the Last Pre-Announcement Trading Day, the Shares significantly under-performed the HSI: the Share price decreased by 45.7 per cent. compared to an increase of 22.4 per cent. in the HSI.
      Based on market price and trading volume information of the Shares, we set out the following trading statistics for the period from 11 March 2004 to 2 March 2007, being the Last Pre-Announcement Trading Day, (the “Pre-Announcement Period”) and for the period from 12 March 2007, being the first trading day after the Announcement, to the Latest Practicable Date (the “Post-Announcement Period”).
Table (3): Trading Price Statistics during the Pre-Announcement Period

		Premium/
		(discount) of the
		Cancellation Price
Closing Market Prices	Price	to market price

	(HK$)
Trading price on Last Pre-Announcement Trading Day (on 2 March 2007)	1.140	33.3%
Highest price during the 12-month period prior to the Last Pre-Announcement Trading Day (on both 6 April 2006 and 20 April 2006)	2.750	(44.7% )
Lowest price during the 12-month period prior to the Last Pre-Announcement Trading Day (on 15 August 2006)	1.020	49.0%
Average price for the 5-day period prior to the Last Pre-Announcement Trading Day	1.234	23.2%
Average price for the 10-day period prior to the Last Pre-Announcement Trading Day	1.261	20.5%
Average price for the 30-day period prior to the Last Pre-Announcement Trading Day	1.345	13.0%
Average price for the 60-day period prior to the Last Pre-Announcement Trading Day	1.439	5.7%
Average price for the 90-day period prior to the Last Pre-Announcement Trading Day	1.398	8.7%
Average price for the 180-day period prior to the Last Pre-Announcement Trading Day	1.365	11.3%
Highest price since listing and prior to the Last Pre-Announcement Trading Day (on both 6 April 2006 and 20 April 2006)	2.750	(44.7% )
Lowest price since listing and prior to the Last Pre-Announcement Trading Day (on 16 August 2004)	0.980	55.1%

Source: Datastream
Note:
Based on the average of the last transacted prices of the Shares during the last 5, 10, 30, 60, 90 and 180 days prior to, and including, 2 March 2007. Trading was suspended from 9.30am on 5 March 2007 and resumed on 12 March 2007. Last transacted

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

price is on market days when the Shares are traded, the last transacted prices of the Shares on that day and, on market days when the Shares are not traded, the closing Share price from the last traded day.
     Due to declining Share prices generally prior to the Last Pre-Announcement Trading Day, the premium represented by the Cancellation Price over the average Share price over various periods prior to the Last Pre-Announcement Trading Day increases as shorter time periods are used. Further, the Cancellation Price represents a 33.3 per cent. premium over the last transacted Share price on the Last Pre-Announcement Trading Day.
Table (4): Trading Price Statistics during the Post-Announcement Period

		Premium of the
		Cancellation Price
Closing Market Prices	Price	to market price

	(HK$)
Last transacted price on 12 March 2007, being the first trading day of the Shares after the date of the Announcement	1.47	3.4%
Last transacted price as at the Latest Practicable Date (on 26 April 2007)	1.46	4.1%
Highest price since the Announcement date (on 12 March 2007)	1.47	3.4%
Lowest price since the Announcement date (on 11 April, 12 April, 16 April, 17 April, and 19 April 2007)	1.38	10.1%

Source: Datastream
     We set out below a chart showing the share price performance of the Company and the Comparables (as defined below) during the Post-Announcement Period:
Chart (c): Share Price Performance of the Company and the Comparables during the Post-Announcement Period

Source: Datastream
     The Share prices have traded around the Cancellation Price since the Announcement of the Proposals, compared to the closing Share price of HK$1.14 on the Last Pre-Announcement Trading Day. In addition, we note from Chart (c) above that the share prices of Linktone Ltd. and Kongzhong Corp. decreased by 9.0 per cent. and 2.9 per cent., respectively and Hurray! Holdings Co., Ltd. increased by 3.9 per cent. while prices of the Shares traded close to the Cancellation Price during the

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

Post-Announcement Period. It would therefore appear that the Share prices during the Post-Announcement Period were underpinned by the announcement of the Proposals. There is no assurance that the price of the Shares will remain at current levels should the Scheme not proceed to completion.
      Shareholders should note that the past trading performance of the Shares should not in any way be relied upon as an indication of its future trading performance. If the Scheme is not successful for whatever reason, there is no assurance that the trading price of the Shares will remain at current levels.

3.2.	Trading liquidity of the Shares
      We set forth below the following trading volume statistics for the Shares over the 180-day period prior to the date of the Announcement.
Table (5): Trading Volumes

		As a percentage of
		issued share
	Number of	capital of TOM
Average Daily Trading Volumes	Shares(1)	Online(2)

	(’000)
30-day average daily trading volume prior to the Last Pre-Announcement Trading Day	32,128	0.75%
60-day average daily trading volume prior to the Last Pre-Announcement Trading Day	35,985	0.84%
90-day average daily trading volume prior to the Last Pre-Announcement Trading Day	34,491	0.81%
180-day average daily trading volume prior to the Last Pre-Announcement Trading Day	35,048	0.82%
Average daily trading volume from 12 March 2007, being the first trading day of the Shares after the Announcement, to the Latest Practicable Date	24,563	0.58%

Source: Datastream
Notes:

(1)	Daily volume is calculated as the aggregate of the volume transacted for the Shares on GEM and ADSs on NASDAQ. Each ADS represents 80 Shares.

(2)	Based on issued share capital of 4,259,654,528 Shares as at the Latest Practicable Date.
     We note that the trading volume during the Pre-Announcement Period was broadly consistent, with an average daily trading volume range of between 0.75 per cent. and 0.84 per cent. of the issued share capital of TOM Online over the 30-day and 180-day period, respectively prior to the Last Pre-Announcement Trading Day.
      We also note that even during the Post-Announcement Period, average daily trading volume decreased to 0.58 per cent. of the issued share capital of the Company, representing approximately 2.38 per cent. of the Scheme Shares.
      The Scheme represents an alternative avenue to the open market for the Independent Shareholders seeking to realise their investments.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

4.	Comparable Company Analysis
      In selecting companies comparable to TOM Online, we have taken into account their scope of business and their operating environment, relative to TOM Online. However, only a small group of companies have publicly-listed shares and are of comparable size to TOM Online.
      We have selected a list of comparable companies to TOM Online for our comparison based on the selection criteria that those companies: (i) are listed with a primary market focus in the PRC and (ii) have a substantial part of their respective total revenue generated from WVAS activities.
      While comparable company analysis can reflect current market sentiment towards the sector and provide guidance on valuation, we note that the analysis does not take into account differences in accounting policies and standards as well as differences in business models, and/or tax treatments, nor does it take into account possible unique characteristic(s) of the different companies. No adjustments have been made to account for these differences.
      In our assessment of the Cancellation Price, we have considered the following commonly used valuation multiples:

•	Price-to-earnings ratio (“PER”);

•	Enterprise value to EBITDA (“EV/ EBITDA” or “EBITDA Multiple”); and

•	Price-to-book multiple.
      Although these multiples may not necessarily fully reflect the fundamental value of WVAS providers, they typically provide a useful insight into their relative valuations.
      We have used our best efforts to search publicly available information for comparable companies which satisfy the above selection criteria. We set out in the table below all the companies which to the best of our knowledge and belief satisfy the above selection criteria (the “Comparables”) and their relevant valuation multiples. The valuation multiples are based on share prices as at the Latest Practicable Date in the case of the Comparables, and the Cancellation Price in the case of TOM Online, and audited financial information for the year ended or as at 31 December 2005, being the latest period for which audited financial information is available for all the Comparables.
Table (6): Comparable Multiples

					Net cash as
	Stock			Price-to-book	percent of book
Comparables	Exchange	PER(1),(2)	EV/EBITDA(3)	multiple(4)	value

WVAS Comparables

Linktone Ltd.	NASDAQ	6.83	0.54	0.85	77.8%
Kongzhong Corp.	NASDAQ	10.39	5.17	1.86	94.6%
Hurray! Holding Co., Ltd.	NASDAQ	6.35	2.31	1.00	64.0%

Average	—	7.86	2.67	1.24	78.8%

TOM Online at Cancellation Price	Hong Kong/ NASDAQ	18.41	15.53	2.52	20.9%

Sources: Annual reports and Datastream.
Notes:

(1)	Number of shares is based on the total number of shares in issue as at 31 December 2005, except for TOM Online, which is based on the total number of Shares in issue as at the Latest Practicable Date.

(2)	PERs are calculated based on the respective share prices as at the Latest Practicable Date in the case of the Comparables, and the Cancellation Price in the case of TOM Online, divided by the respective earnings per share for the 12-month period

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

ended 31 December 2005. Earnings per share for Linktone Ltd., Hurray! Holdings Co., Ltd. and Kongzhong Corp. are calculated based on the audited financial information of the companies for the 12-month period ended 31 December 2005.

(3)	EBITDA Multiples are calculated based on the market capitalisation (using the respective share prices as at the Latest Practicable Date in the case of the Comparables, and the Cancellation Price in the case of TOM Online) plus net debt or less net cash plus minority interests, divided by the respective EBITDA for the 12-month period ended 31 December 2005. EBITDA for Linktone Ltd., Hurray! Holdings Co., Ltd. and Kongzhong Corp. are calculated based on the audited financial information of the companies for the 12-month period ended 31 December 2005.

(4)	Price-to-book multiples are calculated based on the respective share prices as at the Latest Practicable Date in the case of the Comparables, and the Cancellation Price in the case of TOM Online, divided by the respective book value per share as at 31 December 2005. Book value per share for Linktone Ltd., and Hurray! Holdings Co., Ltd. and Kongzhong Corp. are calculated based on the audited financial information of the companies as at 31 December 2005.

(5)	Also, based on TOM Online Group’s audited earnings per share, EBITDA and book value per share for the 12-month period ended 31 December 2006 and the Cancellation Price, the implied PER, EBITDA Multiple, Price-to-book multiple and net cash as percent of book value are approximately 24.90, 17.23, 2.17 and 29.3 per cent.

4.1.	PER
      PER is one of the most commonly used benchmarks for valuing companies. The PER implied by the Cancellation Price of approximately 18.41 times is significantly higher than the average of the Comparables of 7.86 times.

4.2.	EBITDA Multiple
      The EBITDA Multiple, calculated as market capitalisation plus net debt or less net cash plus minority interests divided by EBITDA for the year, is a common benchmark used for the valuation of companies as it helps to eliminate the differences in capital structures and depreciation policies between the different selected Comparables.
      We note that the EBITDA Multiple implied by the Cancellation Price of approximately 15.53 times is significantly higher than the average of the Comparables of 2.67 times.

4.3.	Price-to-book multiple
      The price-to-book multiple implied by the Cancellation Price of approximately 2.52 times is significantly higher than the average of the Comparables of 1.24 times.

5.	Comparison to Precedent Transactions
      TOM Online is listed on the GEM which has been established as a market designed to accommodate companies to which a high investment risk may be attached. Based on published information on Stock Exchange GEM’s website, there have been eight announced proposals of companies listed on the GEM which have been taken private between the period from 1 April 2000 to the Latest Practicable Date, details of which were summarised in the following table (the “Precedent Transactions”).
      We note that the companies as shown below are engaged in different businesses compared with TOM Online. While the Precedent Transactions can provide indicative market ranges and averages for the evaluation parameters for the purpose of comparing the terms of the Share Proposal, we would like to highlight that the Precedent Transactions included in this assessment were transactions undertaken in the past during which market conditions and expectations may not be reflective of those in effect on the Latest Practicable Date.
      Therefore, any comparison of the Share Proposal with the Precedent Transactions is solely for illustration purposes. Conclusions drawn from such comparisons may not necessarily reflect any perceived market valuation of TOM Online.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

Table (7): Precedent Transactions

			Premium of the share offer price over
			closing price/average closing share
			price prior to the last trading day

			Last	30-day	90-day	NAV
Date of			trading	average	average	per
announcement	Company	Method	day	price	price	share(2)

10-Nov-05	Superdata Software Holdings Limited	Voluntary conditional offer	4.4%	6.2%	0.0%	773.0%
15-Sept-05	Media Partners International Holdings Limited	Mandatory unconditional cash offer	32.7%	85.8%	92.7%	111.1%
30-Aug-05	Far Eastern Polychem Industrial Limited	Scheme	57.1%	57.7%	55.0%	-22.3%
16-Aug-05	Henderson Cyber Limited	Scheme	90.9%	110.0%	110.0%	180.0%
7-Apr-05	Lai Fai International Holdings Limited	Mandatory unconditional cash offer	14.3%	15.8%	19.0%	150.0%
24-Mar-05	MediaNation Inc.	Mandatory unconditional cash offer	38.9%	97.9%	119.2%	15.0%
20-Aug-03	iLink Holdings Limited	Scheme	75.0%	66.7%	52.2%	-7.9%
21-May-03	SIIC Medical Science and Technology (Group) Limited	Scheme	15.0%	24.3%	35.2%	64.1%
Precedent Transactions Average(1)			41.0%	58.1%	60.4%	157.9%
Precedent Transactions Average(1) (ex-high and low outliers)			38.8%	58.0%	60.7%	85.4%
TOM Online Share Proposal — Prior to the Announcement Date(3)		Scheme	33.3%	13.0%	8.7%	117.1%

Source: Bloomberg and shareholders’ circulars
Notes:

(1)	The simple arithmetic average of premia may not necessarily fully represent trend of premia offered in the privatisation of GEM-listed companies due to the wide range of values as shown in the table.

(2)	NAV denotes net asset value.

(3)	Premium of the Cancellation Price over the closing Share price prior to the Last Pre-Announcement Trading Day and NAV per Share.
     For illustration purposes only, we note that the premia represented by the Cancellation Price over the average daily closing price of the Shares at various periods are below the average premia over the average daily closing price of the Precedent Transactions at various periods.
      The Cancellation Price represents a 33.3 per cent. premium over the last transacted Share price on the Last Pre-Announcement Trading Day. We note that the premium represented by the Cancellation Price over NAV per Share is higher than the average of those represented by the Precedent Transactions when excluding the highest and lowest premia over NAV per share represented by the Precedent Transactions.

6.	Dividends
      We note that since its listing in March 2004, the Company has yet to pay out any dividends to its Shareholders. Given the continuing competitive environment and its expansion plans, the Group’s profitability may continue to be under pressure in the short-term. There can, accordingly, be no assurance that the Company will be in a position to pay dividends in the future. We are of the view that

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

the Share Proposal, with the Cancellation Price representing a premium to the prevailing market prices of the Shares, presents an opportunity for the Independent Shareholders to realise the Shares in cash and reinvest the proceeds to other potentially higher yielding investments.

7.	Discounted Cash Flow Methodology
      In view of the volatilities and uncertainties associated with the businesses of TOM Online, including significant uncertainties regarding the regulatory environment, we do not believe that a medium to long term forecast of the Group’s financial performance can be generated with sufficient confidence to support a discounted cash flow analysis that would benefit our assessment of the Proposals. As such, we believe that the use of the discounted cash flow valuation methodology is not appropriate.

8.	Other Considerations

8.1.	Alternative offer
      The Independent Shareholders should note that TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal own a total of 76.07 per cent. of the issued share capital of the Company as at the Latest Practicable Date. Therefore, if any third party were to make a competing offer for the privatisation of the Company, such competing offer would not succeed without the support of TOM. As at the Latest Practicable Date, there is no publicly available evidence of an alternative offer for the Company.
      We also note that TOM has stated that the Cancellation Price will not be increased, and TOM does not reserve the right to do so.

8.2.	Majority control
      As at the Latest Practicable Date, TOM beneficially owned a total of 2,800,000,000 Shares, representing approximately 65.73 per cent. of the issued share capital of the Company. Upon completion of the Proposals, TOM will hold approximately 90.00 per cent. of the Company, or approximately 90.30 per cent. of the Company if all Outstanding TOM Online Share Options vested as at the Latest Practicable Date are exercised. Regardless of the outcome of the Proposals, TOM already has majority ownership over TOM Online, which has enabled it to exercise statutory control over the Company.
      Cranwood held 203,984,001 Shares directly and, through Handel and Schumann,8,974,117 Shares, representing approximately 4.79 per cent. and approximately 0.21 per cent., respectively of the issued share capital of TOM Online. Also, Devine Gem held 212,930,335 Shares, representing approximately 5.00 per cent. of the issued share capital of the Company. Cranwood, Handel, Schumann and Devine Gem are presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code. Cranwood, Handel, Schumann and Devine Gem are controlled by Ms. Chau Hoi Shuen. All the Shares in which Cranwood, Handel and Schumann collectively and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. Upon completion of the Proposals, Ms. Chau Hoi Shuen will in aggregate control indirectly 10.00 per cent. of the Company, or 9.70 per cent. of the Company if all the Outstanding TOM Online Share Options vested as at the Record Date are exercised.

8.3.	Listing costs
      As stated in the “Explanatory Memorandum” in Part VIII of the Scheme Document, the Company’s management believes that the privatisation will relieve the Company of the administrative, compliance and financial burden of its dual listings on the Stock Exchange and NASDAQ, which are disproportionally high relative to its other costs and profitability. For the financial year ended 31 December 2006, these costs amount to approximately US$3 million, which represented

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

approximately 10.2 per cent. of the Company’s profit attributable to Shareholders for the financial year ended 31 December 2006. We also note that the Company has not undertaken any fund raising exercises on either stock exchange since its listing in March 2004.
OFFER TO OPTIONHOLDERS
      In respect of the vested Outstanding TOM Online Share Options, the Option Proposal Price represents the “see-through” price of the Outstanding TOM Online Share Options, being the amount by which the Cancellation Price (HK$1.52 per Scheme Share) exceeds the exercise price of that Outstanding TOM Online Share Option.

Exercise price of vested Outstanding	Option Proposal Price for
TOM Online Share Options	each vested Option

HK$1.50	HK$0.02
HK$1.204	HK$0.316
      The Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum of HK$0.01 because the relevant share options are unvested and not exercisable and will, without the Option Proposal, lapse upon the Scheme becoming effective. Holders of unvested Outstanding TOM Online Share Options should, however, note that if the Scheme does not become effective, all unexercised Outstanding TOM Online Share Options will remain unaffected and will, subject to vesting, be exercisable during their relevant exercise periods pursuant to the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme.

Exercise price of unvested Outstanding	Option Proposal Price for
TOM Online Share Options	each unvested Option

HK$1.50	HK$0.01
HK$1.204	HK$0.01
CONCLUSIONS AND RECOMMENDATION
      Having analysed and considered the principal factors set out above, we will like to draw your attention to the following key factors we have considered, and which should be read in conjunction with, and interpreted in, the full context of the Scheme Document in arriving at our conclusion:

1.	While the Group generated impressive revenue and earnings growth up to the financial year ended 31 December 2005, it delivered no revenue growth and net profit attributable to shareholders declined by 36.3 per cent. during the financial year ended 31 December 2006 as a result of policy changes introduced by the Chinese mobile operators in July 2006, higher content and marketing costs and a goodwill impairment charge arising from the sale of Indiagames. As at the Latest Practicable Date, the Company’s management is not aware of any circumstances that could lead to significantly favourable changes to the policies introduced by the Chinese mobile operators.

For the three months ended 31 March 2007, revenues decreased by 26.0 per cent. compared with the same period last year, and the Group recorded a profit attributable to shareholders of approximately US$145,000 compared with a profit attributable to shareholders of approximately US$12 million during the same period last year.

2.	As part of the Group’s efforts to diversify from its heavy reliance on its WVAS business (which contributed more than 90 per cent. of its revenue for the three financial years ended 31 December 2006), the Company entered into a joint venture agreement with eBay on 20 December 2006 to, inter alia, tap into the e-commerce market in the PRC.

3.	TOM expects that TOM Online will need to undertake significant business restructuring and additional capital investments in its expansion efforts, which could potentially result in

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

volatilities and uncertainties in its share price and financial performance. In addition, the privatisation will relieve the Company of the administrative, compliance and financial burden of its dual listings on the Stock Exchange and NASDAQ, which seem to be disproportionally high relative to its other costs and profitability.

4.	During the 12-month period prior to the Last Pre-Announcement Trading Day, the Shares significantly under-performed the HSI: the Share price decreased by 45.7 per cent. compared to an increase of 22.4 per cent. in the HSI.

5.	The Cancellation Price represents a 33.3 per cent. premium over the last transacted Share price on the Last Pre-Announcement Trading Day.

6.	The Cancellation Price represents 18.41 times TOM Online Group’s 2005 earnings and 15.53 times its 2005 EBITDA, a significant premium over the 2005 PER and EBITDA Multiple traded by the Comparables.

7.	The premia represented by the Cancellation Price over the average daily closing price of the Shares at various periods are below the average premia over the average daily closing price of the Precedent Transactions at various periods. However, the premium represented by the Cancellation Price over NAV per Share is higher than the average of those represented by the Precedent Transactions when excluding the highest and lowest premia over NAV per share represented by the Precedent Transactions.

8.	The Company has yet to pay any dividends to its Shareholders since its listing in March 2004.

9.	As TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal hold an aggregate of 76.07 per cent. of the issued share capital of the Company, if any third party was to make a competing offer for the privatisation of the Company, such competing offer would not succeed without the support of TOM. As at the Latest Practicable Date, there is no publicly available evidence of an alternative offer for the Company.

10.	The Proposals offer the Shareholders and Optionholders an opportunity to exit and monetise their investment in the Shares and the Options at the Cancellation Price and Option Proposal Price, respectively.
The Share Proposal
      Based on the above, and as of the date of this letter, we consider the terms of the Share Proposal taken as a whole to be fair and reasonable so far as the Independent Shareholders (including ADS Holders) are concerned and recommend that the Independent Board Committee advise the Independent Shareholders (including ADS Holders) to vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of new Shares in connection with the Share Proposal.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE

The Option Proposal
      On the basis of our opinion on the terms of the Share Proposal as discussed above and our analysis of the terms of the Option Proposal, we consider the terms of the Option Proposal to be also fair and reasonable so far as the Optionholders are concerned and recommend that the Independent Board Committee advise the Optionholders to accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date.

Yours faithfully,
For and on behalf of
ING Bank N.V.
Malcolm E.O. Brown
Managing Director

PART VII — US SPECIAL FACTORS

1.	SPECIAL FACTORS
Past Contacts, Transactions, Negotiations and Agreements

1.1	Past Contacts, Transactions and Negotiations
      Except as described below and as set forth in this Scheme Document, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of TOM Online’s securities, election of TOM Online’s directors or sale or other transfer of a material amount of TOM Online’s assets between: (i) TOM Online or any of its affiliates within the meaning of US federal securities laws, on the one hand; and (ii) TOM or any of its affiliates within the meaning of US federal securities laws, on the other hand.
      TOM Online has entered into transactions from time to time with its current and former shareholders, their affiliates and other connected persons. It is TOM Online’s policy that such transactions be effected on terms which TOM Online believes to be comparable to those available with unaffiliated parties. For so long as TOM Online is listed on GEM, all transactions between TOM Online and (among others) its directors, substantial shareholders or any of their respective associates (as defined in the GEM Listing Rules) constitute connected transactions of TOM Online under the GEM Listing Rules and unless exemptions are applicable or waivers are granted, are subject to independent shareholders’ approval in a general meeting.
      TOM Online has from time to time conducted transactions, including those specifically described below, with its shareholders, their affiliates and other connected persons:
      On 2 September 2005, TOM Online provided an entrusted loan of US$2,461,000 to Huayi Brothers Advertising Limited (a company in which TOM has a 27% interest). The principal amount plus interest income amounting to US$54,000 was paid to the Company at the end of December 2005.
The Privatisation of TOM Online
      In the ordinary course of managing its business, TOM’s management regularly reviews and evaluates its business strategy and strategic alternatives, including the impact of the operations of its subsidiary TOM Online on its strategy and alternatives, with the goal of enhancing shareholder value. As part of these reviews over the last two years, TOM’s management noted that the environment for providing WVAS in the PRC had changed significantly since TOM Online’s initial public offering in early 2004. WVAS, which accounted for 90.7% of TOM Online’s revenue for 2006, had decreased 32% in the fourth quarter of 2006 from the comparable quarter of 2005 and 12% from the third quarter of 2006. In the first quarter of 2007, WVAS revenue increased by 8% compared to the fourth quarter of 2006 and represented 91% of the total revenue of TOM Online for the first quarter of 2007.
      Introduction by mobile telephone operators in the PRC (“Mobile Operators”) of a number of policy initiatives regarding WVAS in attempts to ensure that high standards of services can be maintained and greater customer satisfaction can be achieved have also changed the operating environment for WVAS providers, including TOM Online. Over the past few years, these initiatives included blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts.
      On 7 July 2006, TOM Online announced that China Mobile Communications Corporation (“CMCC”) had informed TOM Online that CMCC was implementing a series of policy changes (based on policy directives from China’s Ministry of Information Industry (“MII”)) for all subscription services on its Monternet platform, including imposing new requirements such as, among other things, a mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions. In that announcement, TOM Online noted that although it was in the process of assessing the potential impact of the changes, it believed the changes would be negative and significant. It further noted that it believed that the new policies would likely reduce the effectiveness of its existing subscriber acquisition

PART VII — US SPECIAL FACTORS

campaigns, increase churn of the monthly subscription base during the period of sending subscription reminders to existing users and, based on historical operating data, would have the potential to shorten its average subscription duration (from when subscribers sign up for service to when they cancel) to less than the current range of about three months, due to the addition of a free trial period. TOM Online later announced that China Unicom had implemented similar changes to CMCC in the third quarter of 2006.
      Following this announcement, during the last half of July 2006 and the beginning of August 2006, several discussions were held amongst TOM’s management and the TOM Board to discuss the fact that these policy changes were likely to reduce the short- and medium-term financial prospects for TOM Online and that a broadening of TOM Online’s business beyond its core business of WVAS would likely help improve TOM Online’s future financial stability and performance. TOM’s management also were of the view that substantial investments would likely be required to broaden TOM Online’s business and better position TOM Online in the long-term. However, TOM’s management recognised that such investments were likely to result in uncertain short- and medium-term financial performance due to the uncertainty as to when benefits would ultimately be realised, and that so long as TOM Online was a publicly-listed company, the required investments and management focus would be far more difficult to implement. In view of these challenges, TOM’s management and certain members of the TOM Board involved in such discussions concluded that the required changes could more easily be implemented in a non-public vehicle and began considering the possibility of privatising TOM Online.
      On 14 August 2006, TOM contacted Goldman Sachs for financial advice and appointed it to act as TOM’s financial adviser in exploring the potential privatisation of TOM Online.
      Between 17 August 2006 and 5 September 2006, TOM’s management had several discussions by telephone or meetings, attended by representatives of Goldman Sachs, to discuss the strategy for the potential privatisation of TOM Online, ways to accomplish a privatisation, and TOM Online’s historical trading performance and financial analysis as part of the effort to arrive at a range of potential offer prices.
      On 21 August 2006, representatives of Goldman Sachs gave a presentation to TOM’s management in order to facilitate a discussion of the range of potential offer prices. This presentation summarised TOM Online’s historical trading prices. At the time of the presentation, no decision on potential offer prices was made by TOM’s management.
      Between 28 August 2006 and 6 September 2006, TOM’s management held several discussions by telephone or meetings with its legal counsel and Goldman Sachs to discuss structuring options and transaction mechanics within the context of the legal and regulatory requirements that would be involved in the potential privatisation of TOM Online, including those applicable to a “going private” transaction in the form of a scheme of arrangement under the applicable Hong Kong, United States and Cayman Islands laws and regulations.
      On 1 September 2006, representatives of Goldman Sachs gave a presentation to TOM’s management in order to facilitate a discussion of the range of potential offer prices. This presentation summarised (i) TOM Online’s historical trading prices, (ii) research analysts’ estimates and price targets for Shares of TOM Online, and (iii) comparisons to trading multiples of shares of comparable companies. At the time of the presentation, no decision on potential offer prices was made by TOM’s management.
      On 5 September 2006, TOM Online was notified by CMCC that the requirement to provide a mandatory one-month free trial period for new WVAS subscriptions would end on 10 September 2006. As a result, TOM suspended all discussions regarding the potential privatisation of TOM Online in order to further evaluate the potential impact of this notification. TOM turned its focus to re-positioning TOM Online’s business model in response to the changes in the operating environment. TOM Online’s management began to undertake initiatives to broaden TOM Online’s business beyond its core business of WVAS offerings into other new media segments with the purpose of improving TOM Online’s future financial stability and performance.

PART VII — US SPECIAL FACTORS

      On 20 December 2006, TOM Online and eBay Inc. (“eBay”) announced a joint venture agreement whereby eBay agreed to contribute its China-based subsidiary eBay EachNet (eBay International AG’s on-line platform and operations for the PRC) to the joint venture. The formation of the joint venture marked TOM Online’s foray into the Chinese e-commerce market and was expected to foster synergies among on-line user communities and distribution channels, enhance rapid product innovation on a local platform and promote mobile integration. Most importantly, the addition of EachNet also provided TOM Online with a future avenue for growth in addition to WVAS.
      TOM believed that market reaction to the EachNet joint venture, while initially positive, has since become muted and that the reaction amongst the equity research community has been mixed. Accordingly, TOM’s management decided to re-consider the proposal to privatise TOM Online.
      On 27 February 2007, TOM contacted Goldman Sachs to re-initiate discussions on exploring a potential proposal to privatise TOM Online. Meetings were held between TOM and Goldman Sachs, some of which were attended by TOM’s legal counsel, to resume discussions of the potential privatisation of TOM Online, the procedural steps of doing so and the possible range of offer prices.
      On 2 March and 3 March 2007, TOM’s management held discussions with representatives of Goldman Sachs and TOM’s legal counsel to review details of the potential privatisation.
      On 3 March 2007, representatives of Goldman Sachs gave a presentation to the TOM Board in order to facilitate further discussions of the potential range of offer prices. This presentation summarised (i) TOM Online’s historical trading prices, (ii) research analysts’ estimates and price targets for Shares of TOM Online, and (iii) comparisons to trading multiples of shares of comparable companies. On that same day, TOM held a board meeting to consider the proposal to privatise TOM Online, and the TOM Board passed a resolution in favour of such proposal. Following such meeting, on that same day the TOM Board sent a letter to TOM Online to inform it that it was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law.
      Upon receipt of the TOM Board’s letter, on 3 March 2007, the Board held a meeting at which all directors were present, except Messrs. Frank John Sixt, Ma Wei Hua and Fan Tai. At the meeting, Ms. Tong Mei Kuen, Tommei and Ms. Mak Soek Fun, Angela declared their interests indicating that they would not vote on any resolutions made at the meeting. Ms. Tong Mei Kuen, Tommei explained that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law, which involved the cancellation of the existing TOM Online shares not owned by TOM, Cranwood, Handel, Schumann and Devine Gem, in exchange for cash. TOM’s outside legal counsel with respect to Hong Kong and US laws attended the Board meeting to provide procedural information regarding the Proposals, since TOM Online had not yet appointed outside legal counsel to represent it in connection with the potential privatisation. At that same meeting, the Independent Board Committee comprising all three independent non-executive directors of TOM Online, namely Mr. Kwong Che Keung, Gordon, Mr. Ma Wei Hua and Dr. Lo Ka Shui, was appointed by the Board, subject to confirmation of their independence, to make recommendations to the Independent Shareholders in relation to the Proposals. Upon confirmation of their independence by such three members, the Independent Board Committee was formed.
      Commencing 4 March 2007, representatives of TOM Online (including Mr. Jay Kenneth Chang and Mr. Peter Andrew Schloss, both executive directors of TOM Online) and TOM Online’s outside legal counsel with respect to Hong Kong and US laws met and/or participated via conference call to discuss TOM Online’s response to the Proposals, the implications of the Proposals under applicable legal and regulatory requirements, as well as the draft of a joint announcement that set forth the terms of the Share Proposal.
      In the afternoon of 5 March 2007, TOM’s and TOM Online’s respective outside counsel, as well as representatives from TOM and TOM Online, met or participated via conference call to discuss the implications of the Proposals and the procedural and substantive requirements of the proposed scheme

PART VII — US SPECIAL FACTORS

of arrangement as a “going private” transaction under applicable Hong Kong, United States and Cayman Islands laws and regulations.
      In the evening of 5 March 2007, a draft of the joint announcement was submitted to the SFC and the Stock Exchange for comment and approval. The various sets of SFC and Stock Exchange comments were reflected in revised drafts of the joint announcement over the course of the next few days.
      On 8 March 2007, the board of directors of TOM and TOM Online approved the publication of the joint announcement by TOM and TOM Online regarding the Proposals. The SFC and the Stock Exchange indicated their clearance of the joint announcement on 9 March 2007, and the Announcement was issued. As disclosed in the Announcement, TOM requested the Board to put forward the Share Proposal to the Scheme Shareholders regarding the privatisation of TOM Online by way of the Scheme, upon effectiveness of which the Scheme Shares (including all Scheme Shares underlying ADSs) would be cancelled in exchange for HK$1.520 in cash for each Scheme Share. Due to the potential fluctuations in the trading price of the Shares pending release of the Announcement regarding the Proposals, as stated in the Announcement, at TOM’s request, trading in the shares in TOM on the Stock Exchange was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time), pending the issue of the Announcement. TOM applied to the Stock Exchange for the resumption of trading in the shares in TOM on the Stock Exchange with effect from 9:30 a.m. on 12 March 2007 (Hong Kong time). At TOM Online’s request, trading in the Shares on GEM was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time) and trading in the ADSs on NASDAQ was suspended by NASDAQ from 7:00 a.m. on 5 March 2007 (New York time), pending release of the Announcement.
      On 13 March 2007, TOM’s and TOM Online’s respective legal counsel, Goldman Sachs, as well as representatives from TOM and TOM Online, met or participated via conference call to discuss further the applicable legal and regulatory requirements of the Proposals, and allocate responsibility for drafting this Scheme Document. Commencing 13 March 2007, TOM and TOM Online, as well as their respective legal counsel and financial adviser, held a series of meetings and telephone conversations in connection with the preparation of this Scheme Document and other documentation to be sent to Shareholders, Optionholders and ADS Holders.
      From 12 March to 26 March 2007, the Independent Board Committee received and considered proposals from three investment banks to serve as financial adviser to it with respect to the Proposals. In each case, the Independent Board Committee considered the qualifications and experience of the adviser, its fee proposal and whether any past, current, or future conflicts or other circumstances would undermine the adviser’s ability to assess objectively the fairness of the transaction to the Scheme Shareholders.
      On 26 March 2007, the Independent Board Committee decided to engage ING as the independent financial adviser to the Independent Board Committee in connection with the Proposals, based on ING’s qualifications, expertise and reputation, including its experience with similar transactions and its knowledge of the relevant industry.
      On 28 March 2007, the members of the Independent Board Committee and its Hong Kong, US and Cayman legal counsel participated in a conference call to discuss the duties of the Independent Board Committee in connection with the Proposals, its potential options as well as the relevant regulatory and court filing and review processes in Hong Kong, the US and the Cayman Islands. Mr. Peter Schloss, the Chief Legal Officer and an executive director of TOM Online, participated in the call (and in subsequent meetings he attended with the Independent Board Committee and the Independent Financial Adviser) as secretary to the Independent Board Committee, to provide information on the timing and logistics of the transaction, such as when directors would be available for meetings, and did not participate in the Independent Financial Adviser’s or the Independent Board Committee’s analysis of the fairness of the Proposals. On the conference call, the parties noted that because TOM, Cranwood and Devine Gem together control over 75% of TOM Online’s stock, it was unlikely that another party would make a competing offer for the Scheme Shares and the Outstanding TOM Online Share Options. The parties

PART VII — US SPECIAL FACTORS

noted that in the Announcement, TOM made a statement that the Cancellation Price would not be increased and did not reserve the right to increase the price.
      On 29 March 2007, the Independent Board Committee, its Hong Kong, US and Cayman counsel and Mr. Peter Schloss met with representatives of ING in person or by conference call to discuss ING’s proposed approach to evaluating the fairness of the Proposals and the methodologies ING would utilise in such evaluation. ING noted that, given the uncertainty with respect to TOM Online’s business in the medium term and the lack of projections from TOM Online’s management beyond the current year, it did not believe that a discounted cash flow (“DCF”) analysis was an appropriate metric to assess the fairness of the Proposals.
      On 10 April 2007, the Independent Board Committee, its Hong Kong, US and Cayman counsel and Mr. Peter Schloss met with representatives of ING in person or by conference call to discuss the results of ING’s financial analysis. ING gave a presentation of its financial analysis and members of the Independent Board Committee discussed the trading performance of TOM Online’s shares and ADSs and the offer price in comparison to trading multiples of comparable companies and those in other privatisation transactions involving GEM-listed companies. ING also drew the Independent Board Committee’s attention to the fact that it did not perform a DCF analysis in view of the volatilities and uncertainties associated with the businesses of TOM Online in the medium term. The members of the Independent Board Committee also discussed the terms of the Option Proposal.
      On 19 April 2007, the Independent Board Committee (other than Mr. Ma Wei Hua) and its Hong Kong and US legal counsel met with representatives of ING to discuss further ING’s financial analyses and to review a draft of ING’s letter to the Independent Board Committee. ING reaffirmed the analysis in its presentation to the Independent Board Committee on 10 April 2007. The parties then discussed various positive features of the Proposals for the Independent Shareholders and the Optionholders (including the Court Meeting’s supermajority approval requirement and the fact that the valuation multiples implied by the Cancellation Price were higher than those of the comparable companies analyzed by ING), as well as various negative features (including the fact that the premiums implied by the Cancellation Price were less than the average premiums offered in precedent privatisations of GEM-listed companies analyzed by ING).
      On 25 April 2007, the Independent Board Committee (other than Mr. Ma Wei Hua), its Hong Kong and US legal counsel and Mr. Peter Schloss met with representatives of ING to review a revised draft of ING’s letter to the Independent Board Committee. Members of the Independent Board Committee also reviewed TOM Online’s unaudited results for three months ended 31 March 2007 and ING’s analysis of those results in its letter. The members of the Independent Board Committee in attendance, and later Mr. Ma (after being briefed on the discussions that took place at the prior meetings and ING’s analysis), unanimously (1) determined the terms of the Proposals to be fair and reasonable to the Independent Shareholders and the Optionholders, respectively, (2) determined to recommend that the Independent Shareholders vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of New Shares in connection with the Share Proposal and (3) determined to recommend that the Optionholders accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date. The recommendations of the Independent Board Committee are set out in Part V of this Scheme Document.

1.2	Agreements involving TOM Online’s Securities
      As described in more detail below under “4. Effects of the Proposals”, as soon as practicable after the Scheme becomes effective, TOM intends to cause TOM Online to apply to the Stock Exchange for the withdrawal of the listing of the Shares on the GEM and to apply for the de-listing of the ADSs from NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. In addition, TOM intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated because the effectiveness of the Scheme

PART VII — US SPECIAL FACTORS

will cause the number of holders of Shares in the United States to fall below 300 or otherwise to become eligible for de-registration.

2.	PURPOSES, REASONS FOR, AND BENEFITS OF THE PROPOSALS
      On 3 March 2007, TOM communicated the following reasons for and benefits of the Proposals for Scheme Shareholders to the board of directors of TOM Online:
      TOM believes that TOM Online has established itself as the leading WVAS provider in the PRC since its initial public offering (the “IPO”) in March 2004. However, this leadership position that TOM Online has built has at the same time increased TOM Online’s reliance on the WVAS business. WVAS revenues accounted for 93.9% and 91.5% of TOM Online’s total revenues for the year ended 31 December 2005 and for the nine months ended 30 September 2006, respectively, as compared to 72.5% for the year ended 31 December 2003, immediately prior to the IPO.
      Against this backdrop, the operating environment in respect of WVAS has changed significantly since TOM Online’s IPO. The mobile telephone operators in the PRC (“Mobile Operators”) have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. Furthermore, on 7 July 2006, China Mobile Communications Corporation introduced another set of changes, requiring, among other things, a mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions.
      These changes, TOM believes, have reduced the short to medium term financial prospects for TOM Online, similar to others in the WVAS industry. The impact of the changes also affected TOM Online’s financial performance. For the three months ended 30 September 2006, TOM Online’s net revenues and net income declined by 15% and 59%, respectively, as compared to the same period a year earlier. These declines serve, in TOM’s view, to illustrate the uncertainty and volatility inherent in the business models of WVAS service providers like TOM Online.
      Since then, TOM Online’s management has begun to broaden TOM Online’s business beyond its core business of WVAS offerings into other new media segments with the objective of improving TOM Online’s future financial stability and performance. On 19 December 2006, TOM Online and eBay Inc. announced a joint venture agreement whereby eBay contributed its China-based subsidiary eBay EachNet (eBay International AG’s on-line platform and operations for the PRC) to the joint venture. The formation of the joint venture marked TOM Online’s foray into the Chinese e-commerce market and is expected to foster synergies among on-line user communities and distribution channels, enhance rapid product innovation on a local platform, and promote mobile integration. Most importantly, the addition of EachNet also provides TOM Online with a future conduit for growth beyond WVAS.
      TOM believes that market reaction, while initially positive, has since become muted and that the reaction among the equity research community, based on what TOM has seen, has been mixed. These mixed opinions reflect the time and investment required for TOM Online to build its new broadened businesses, and the short- and medium-term uncertainty that such initiatives could produce for the Shareholders. TOM expects TOM Online to need to continue to undertake significant business restructuring and additional capital investments to broaden and expand TOM Online’s business which could result in high share price volatility as demonstrated by TOM Online’s share price following the formation of the joint venture between TOM Online and eBay and the joint venture announcement. While TOM remains confident in the future prospects for TOM Online’s WVAS business and its additional new media initiatives, TOM is of the view that the short- and medium-term volatility and potential uncertain financial performance for TOM Online make TOM Online poorly suited to remain a publicly listed entity. Accordingly, TOM is offering the Scheme Shareholders an alternative in the form of the Proposals.

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      Furthermore, TOM believes that the costs imposed on TOM Online as a result of its status as a reporting company under the Exchange Act are disproportionately high relative to its other costs and to its revenues. These costs have included the costs associated with preparing its annual report on Form 20-F, including fees for external legal counsel of approximately US$120,000 per year. Currently, TOM Online is also facing the costs associated with implementing, and then complying on an ongoing basis with, the requirements of Section 404 of the Sarbanes-Oxley Act. TOM Online has incurred a one-time expense of approximately US$1.5 million to third party consulting firms in respect of consulting fees, documentation and implementation of internal systems relating to preparation and management’s evaluation of the effectiveness of TOM Online’s disclosure controls and procedures in connection with TOM Online’s compliance with the Exchange Act and additional audit fees of approximately US$440,000 incurred in 2006 for external auditor in relation to the testing of TOM Online’s internal controls prior to the deferral of the compliance of the requirements of Section 404 of the Sarbanes-Oxley Act in 2006. In addition, TOM Online estimates that it will have to incur substantial amounts of annual expenses going forward for ongoing auditor expenses associated with Section 404 and other Exchange Act related compliance.

3.	FAIRNESS
      The Scheme and the Proposals will be treated as a “going-private” transaction under the applicable rules and regulations of the Exchange Act. TOM and TOM Online are required to state their respective beliefs as to the fairness of the Proposals to the Independent Shareholders (including without limitation the ADS Holders) and Optionholders. TOM and TOM Online are making the statements included in this section for the purposes of complying with the requirements of Rule 13e-3 and related requirements under the Exchange Act.

3.1	TOM
      The views of TOM as to the fairness of the Scheme and the Proposals should not be construed as a recommendation to any Shareholder, ADS Holder or Optionholder as to how that security holder should vote on the proposal to adopt the Scheme. TOM has interests in the Scheme and the Proposals different from, and in addition to, those of the Shareholders, ADS Holders and Optionholders. These interests are described under “Part VIII — Explanatory Memorandum — 13. Interests of TOM and parties acting in concert with TOM in the Scheme and effects thereon”.
      TOM believes that the Proposals are both substantively and procedurally fair to the Independent Shareholders (including without limitation the ADS Holders) based on the following factors:

•	The Scheme provides an opportunity for Shareholders to monetise their Shares at a premium to the current market price. The Cancellation Price represents:

—	a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM on the Last Pre-Announcement Trading Day;

—	a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM for the 5 trading days up to and including 2 March 2007;

—	a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM for the 10 trading days up to and including 2 March 2007; and

—	a premium of approximately 13.0% over the average closing price of approximately HK$1.345 per Share based on the daily closing prices as quoted on GEM for the 30 trading days up to and including 2 March 2007.

•	The Cancellation Price also represents a premium of approximately 117.1% to the audited consolidated net asset value per Share of approximately HK$0.7001 as at 31 December 2006;

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•	TOM has considered an analysis of the trading performance of TOM Online’s industry comparables;

•	TOM expects TOM Online to need to continue to undertake significant business restructuring and additional capital investments to broaden and expand TOM Online’s business, which could result in high share price volatility; and

•	The Scheme must, among other things, be approved (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, and not be disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders, thereby presenting an opportunity for Independent Shareholders to express their views on and approve or reject the Scheme.
      TOM implicitly considered the “going concern” value of TOM Online by taking into account, as discussed above, TOM Online’s current and anticipated business, financial conditions, results of operations and prospects, expectations of profitability, and other forward-looking matters.
      The liquidation value of TOM Online was not considered a factor because TOM Online will continue to operate as a subsidiary of TOM after completion of the transactions.
      In addition, TOM is not aware of any other potential offers made by any unaffiliated third parties with respect to any tender offer, merger, consolidation, sale of assets or other sales of TOM Online.
Additional matters
      In view of the many considerations, TOM did not find it practical to, and did not, quantify or otherwise assign weight to the specific factors considered. These factors are not intended to be exhaustive but include the material factors considered by TOM.
      Except for the letter from ING set out in “Part VI — Letter from the Independent Financial Adviser to the Independent Board Committee”, neither TOM nor any of its affiliates (as defined in the US federal securities laws) has sought or obtained a fairness opinion or appraisal from any third party adviser (including Goldman Sachs) in connection with the Share Proposal. TOM has not made any provisions to grant Scheme Shareholders or ADS Holders access to its corporate files or obtain any counsel or to provide appraisal services to Scheme Shareholders or ADS Holders and does not have any intention of doing so in the future.

3.2	TOM Online
      After careful consideration, the Independent Board Committee unanimously determined that the Share Proposal by means of the Scheme is fair and reasonable to the Independent Shareholders and the Option Proposal is fair and reasonable to the Optionholders. Accordingly, the Independent Board Committee unanimously recommends that the Independent Shareholders vote in favour of the Scheme and the related special resolution and recommends that the Optionholders accept the Option Proposal.
The Board
      The Board adopted the recommendations of the Independent Board Committee. The Board did not independently verify the factors considered by the Independent Board Committee. Instead, the Board adopted the analysis of the Independent Board Committee and its conclusions.
      The discussion below of the information and factors considered by the Independent Board Committee is not intended to be exhaustive but is believed to include all material factors considered by the Independent Board Committee. Executive Officers of TOM Online have not been asked to make a recommendation as to the Proposals.

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The Independent Board Committee
      In making the determinations and recommendations set forth in “Part V — Letter from the Independent Board Committee” of this Scheme Document, the Independent Board Committee considered a number of factors, including the following, to be generally positive or favourable:

1.	A condition to the completion of the Scheme is that the Scheme receive the approval (by way of poll) of a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, and further that the Scheme not be disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by Independent Shareholders.

2.	In the written opinion from the Independent Financial Adviser dated 30 April 2007 and set forth in Part VI of this Scheme Document, the Independent Financial Adviser opined that, as of such date and subject to the qualifications stated in such opinion, the Cancellation Price and the Option Proposal Price to be received by the Independent Shareholders and the Optionholders, respectively, are fair and reasonable to the Independent Shareholders and the Optionholders.

3.	The Cancellation Price and the Option Proposal Price contained in the Proposals will enable the Independent Shareholders and Optionholders who hold vested options to realise the following premiums:

	Shares		ADS

	Price (HK$)	Premium	Price (US$)	Premium(a)

Latest Practicable Date (26 April 2007)	1.460	4.1%	15.080	3.1%
Last Pre-Announcement Trading Day (2 March 2007)	1.140	33.3%	11.620	33.9%
Average closing price over the 5 trading days up to and including the Last Pre-Announcement Trading Day	1.234	23.2%	12.098	28.6%
Average closing price over the 10 trading days up to and including the Last Pre-Announcement Trading Day	1.261	20.5%	12.524	24.2%
Average closing price over the 30 trading days up to and including the Last Pre-Announcement Trading Day	1.345	13.0%	13.578	14.6%
Average closing price over the 60 trading days up to and including the Last Pre-Announcement Trading Day	1.439	5.7%	14.466	7.5%
Average closing price over the 180 trading days up to and including the Last Pre-Announcement Trading Day	1.365	11.3%	13.916	11.8%
Net Asset Value	0.7001	117.1%	7.1641	117.1%

(a)	Premium based on conversion of the Cancellation Price per ADS to US dollars at the Exchange Rate.

4.	The price-to-earnings, enterprise-value-to-EBITDA and price-to-book multiples implied by the Cancellation Price exceeded the valuation multiples implied by the trading prices of comparable companies analyzed by the Independent Financial Adviser.

5.	TOM Online has reported declining operating results in recent periods due to the performance of its WVAS segment; it will require substantial investments in order to broaden

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its business beyond WVAS and to ensure that it is positioned strategically in the long run, and such investments could result in uncertain short- and medium-term financial performance.

6.	The Independent Board Committee itself consisted of three independent non-executive directors of TOM Online appointed to give a recommendation to the Independent Shareholders and the Optionholders, and the Independent Board Committee retained and was advised by the Independent Financial Adviser, as its independent financial adviser, with the objective of rendering an opinion as to the fairness and reasonableness of the Proposals to the Independent Shareholders and Optionholders.

7.	There is a certainty of value to the Independent Shareholders’ and the Optionholders’ receiving cash consideration for their Shares and vested Outstanding TOM Online Share Options under the Proposals.

8.	The anticipated timing of consummation of the Proposals should allow the Independent Shareholders and the Optionholders to receive the Cancellation Price and the Option Proposal Price within a reasonable period of time.

9.	It is another condition to the completion of the Scheme that following approval by the Independent Shareholders at the Court Meeting, the Scheme be sanctioned by the Grand Court, and the Grand Court may decline to sanction the Scheme if, among other reasons, it is not satisfied that the results of the Court Meeting fairly reflect the views of the parties concerned.

10.	TOM’s obligation to consummate the Proposals is subject only to a limited number of conditions, and no financing condition, and Goldman Sachs is satisfied that sufficient financial resources are and will be available to TOM to implement the Proposals.
      In making its determinations and recommendations, the Independent Board Committee also considered a number of factors, including the following, to be generally negative or unfavourable:

1.	If the Scheme is completed, the Independent Shareholders and Optionholders will cease to participate in TOM Online’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares.

2.	Given TOM’s percentage of ownership of TOM Online and the unlikelihood of competing offers or strategic alternatives not consistent with TOM’s interests, the Board did not contact third parties that might have made such offers, and the Independent Board Committee did not evaluate the prices potentially attainable in alternative transactions.

3.	Neither the Independent Board Committee nor the Board negotiated with TOM regarding the Proposals; moreover, under the Takeovers Code, TOM may not increase the Cancellation Price other than in wholly exceptional circumstances because it included a statement in the Announcement that the Cancellation Price would not be increased and did not reserve the right to increase the price.

4.	The Cancellation Price represents premiums to the Share price as of the Last Pre-Announcement Trading Day and to the average Share prices over various time periods prior to the Last Pre- Announcement Trading Day that are below the average premiums paid in precedent going-private transactions on the GEM. See “Part VI — Letter from the Independent Financial Adviser to the Independent Board Committee”.

5.	The Independent Financial Adviser did not think it appropriate to perform (and did not perform) a discounted cash flow (“DCF”) analysis to evaluate the Cancellation Price, given the uncertainty with respect to TOM Online’s business in the medium term and the lack of financial projections from TOM Online’s management beyond the current year. See “Part VI — Letter from the Independent Financial Adviser to the Independent Board Committee”.

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6.	The Independent Shareholders and the Optionholders do not have appraisal rights under Cayman Islands law.
      After reviewing such factors, the Independent Board Committee unanimously determined that the Share Proposal by means of the Scheme is fair and reasonable to the Independent Shareholders and the Option Proposal is fair and reasonable to the Optionholders.
      The Independent Board Committee did not consider the liquidation of TOM Online’s assets to be a viable course of action. Therefore, it did not appraise the liquidation value of TOM Online’s businesses in evaluating the Proposals.
      In view of the wide variety of factors considered in connection with evaluating the Proposals, the Independent Board Committee did not find it practicable to quantify or otherwise assign relative weights to the specific factors it considered in making its recommendations.
Independent Board Committee Compensation
      The members of the Independent Board Committee did not receive compensation in connection with serving on the Independent Board Committee.
Summary of Report and Opinion of the Independent Financial Adviser
      Under an engagement letter, dated 26 March 2007, the Independent Board Committee retained ING to advise the Independent Board Committee as to whether the terms and conditions of the Proposals, and, more particularly, the Cancellation Price and the Option Proposal Price, are fair and reasonable to the Independent Shareholders and Optionholders, respectively.
      In connection with the formulation and delivery of ING’s opinion to the Independent Board Committee, ING performed a variety of commonly used financial, comparative, and valuation analyses, as described below. The formulation of a fairness and reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and valuation analyses, and the application of those methods to the particular circumstances. Furthermore, in arriving at ING’s opinion, ING did not attribute any particular weight to any analysis or factor, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ING believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.
      In formulating its opinion with regard to the Proposals, ING relied on the information, opinions and facts supplied, and representations made, to it by the Directors and representatives of TOM Online (including those contained or referred to in the Scheme Document and the announcement issued by TOM and TOM Online dated 9 March 2007 (the “Announcement”)). ING assumed that all such information, opinions, facts and representations which have been provided to it by the Directors and representatives of TOM Online, and for which they are wholly responsible, are true and accurate in all material respects. ING also relied on certain information available to the public and ING assumed such information to be accurate and reliable, and ING did not independently verify the accuracy of such information. Further, ING relied on the representations of the Directors that they have made all reasonable inquiries, and that, to the best of their knowledge and belief, there are no other facts relating to the TOM Online Group, the omission of which would make any statement contained in the Scheme Document or the Announcement relating to the TOM Online Group untrue or misleading. ING also assumed that statements and representations made or referred to in the Scheme Document and the Announcement were accurate at the time they were made and continue to be accurate at the date of despatch of the Scheme Document.
      ING considers that it has reviewed sufficient information to enable it to reach an informed view regarding the Proposals to justify its recommendation, relying on the accuracy of the information provided in the Scheme Document and the Announcement, as well as to provide a reasonable basis for

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its advice. As the independent financial adviser to the Independent Board Committee, ING has not been involved in the negotiations in respect of the terms and conditions of the Proposals. Its opinion with regard to the terms and conditions thereof has been made on the assumption that all obligations to be performed by TOM Online and TOM in relation to the Proposals will be fully performed in accordance with the terms and conditions thereof. Further, ING has no reason to suspect that any material facts or information have been omitted or withheld from the information supplied or opinions expressed to it nor to doubt the truth, accuracy and completeness of the information, facts and representations provided, or the reasonableness of the opinions expressed, to it by TOM Online, its Directors and its representatives. In line with normal practice, ING has not, however, made any independent verification of the information and facts provided, representations made or opinions expressed by TOM Online, its Directors and its representatives, nor has it conducted any form of independent investigation into the business affairs or assets and liabilities of TOM Online. Accordingly, ING does not warrant the accuracy or completeness of any such information.
      ING’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information publicly available to it as at, the date of its opinion. As a result, circumstances could develop prior to completion of the Proposals that, if known to ING at the time it rendered its opinion, would have altered its opinion.
      ING’s opinion is directed to the Independent Board Committee, and addresses only the fairness and reasonableness of the consideration to be received by the Independent Shareholders and Optionholders in the Proposals and does not address the relative merits of the Proposals or any other transaction that may have been available as an alternative to the Proposals, whether or not any such alternative could be or could have been achieved, or the terms upon which any such alternative transaction could be or could have been achieved. Further, ING’s opinion addresses only issues related to the fairness and reasonableness to the Independent Shareholders and Optionholders of the Proposals.
      The summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Shareholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the factors considered, the assumptions made, and the limitations on the analysis undertaken by ING. ING’s written opinion is for the information and assistance of the Independent Board Committee and the Board. ING’s opinion does not address the Independent Board Committee’s, the Board’s or TOM Online’s underlying business decision to proceed with the Proposals. ING has not been requested to, and did not, participate in the process to explore strategic alternatives for TOM Online nor did it actively solicit third party indications of interest in acquiring all or any part of TOM Online.
      In connection with the preparation of its opinion, ING made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, ING:

•	reviewed TOM Online Group’s audited consolidated financial statements for the financial year ended 31 December 2003 through 2006 and the Group’s unaudited consolidated financial statements for the three months ended 31 March 2007, which TOM Online Group’s management has identified as being the most current financial statements available;

•	discussed with certain members of TOM Online’s management the operations, financial condition and future prospects of TOM Online;

•	reviewed the historical market prices and trading volumes for the Shares and the ADSs;

•	reviewed certain other publicly available financial data for certain companies that ING considered comparable to TOM Online;

•	reviewed various documents relating to TOM Online; and

•	conducted such other studies, analyses and inquiries as ING deemed appropriate.

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Summary of the Qualitative and Financial Analysis Conducted by ING
      In assessing the fairness and reasonableness of the consideration to the Independent Shareholders and Optionholders under the Proposals, ING considered TOM’s reasons for the Proposals and independently valued TOM Online using widely accepted valuation methodologies.

1.	Background and Reasons for the Proposals
      ING first considered the background to and reasons for the Proposals set out in “Part IV — Letter from the Board” and “Part VIII — Explanatory Memorandum” of this Scheme Document. TOM identified the following factors:

•	Since TOM Online’s listing in March 2004, the operating environment in respect of WVAS has changed significantly. The mobile telephone operators in the PRC have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. On 7 July 2006, China Mobile Communications Corporation (“China Mobile”) introduced a set of changes, requiring, among other things:

—	Mandatory one-month free trial period for all WVAS offerings; and

—	Double reminders for new subscribers and reminder messages to be sent to all existing subscribers for confirmation of service continuity.

•	The above policy changes have affected the financial performance of TOM Online Group. For the financial year ended 31 December 2006, TOM Online’s revenue growth was 0.2% compared with 37% for the previous year. For the three months ended 31 March 2007, revenue decreased by 26%, compared with the same period for the previous year.

•	As a part of its plan to expand business beyond its core business of WVAS offerings, TOM Online entered into a joint venture agreement with eBay on 20 December 2006.

•	TOM believes that the market reaction, while initially positive, has since become muted. Also, the reaction among the equity research community has been mixed. TOM believes that the mixed opinions reflect the time and investment required for TOM Online to continue to undertake significant business restructuring and additional capital investments to expand TOM Online’s business.

•	In view of the above, while TOM remains confident in the future prospects for TOM Online’s WVAS business and its new media initiatives, TOM anticipates that the short and medium term share price volatility and potential uncertain financial performance of TOM Online make it poorly suited to remain a publicly listed company.

2.	Historical Financial Performance of TOM Online
      ING next analyzed TOM Online Group’s historical financial performance, in particular its turnover and segment profitability and the deteriorating operating environment for its businesses.

2.1	Analysis of Turnover and Segmental Profitability
      ING noted that TOM Online Group’s revenue stream is very concentrated across products and service-providers. It noted that in the financial year ended 31 December 2006, TOM Online Group generated total revenues of approximately US$168 million, of which 90.7% and 7.9% was contributed by the WVAS and advertising segments, respectively. Moreover, ING noted that within the WVAS segment, TOM Online Group’s revenue is similarly concentrated, as the majority of the WVAS revenue is derived in China from products and services that TOM Online Group provides through China Mobile’s Monternet platform and China Unicom’s UNI-Info platform. ING believes that the concentration of TOM Online

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Group’s revenue stream across products and service-providers has made its profitability very sensitive to policy and market changes affecting those products and service-providers.

2.2	Deteriorating Operating Environment
      ING found that TOM Online’s operating environment had deteriorated in the recent past.
      During the two financial years ended 31 December 2005, TOM Online Group’s revenue increased by a compound annual growth rate (“CAGR”) of 47.7% to US$168 million, while its profit attributable to shareholders correspondingly increased by a CAGR of 51.6% to US$45 million. Gross profit margin decreased to 42.3% for the financial year ended 31 December 2005 compared to the previous year due to higher costs incurred in acquiring content from third-party providers and promoting the products and services for WVAS business. General and administrative costs increased significantly during the same year as the Group (i) increased its staff headcount and salaries; (ii) paid and accrued management performance bonus for 2004 and 2005; and (iii) incurred higher professional fees to prepare for Sarbanes-Oxley compliance.
      ING noted that on 7 July 2006, TOM Online issued a press release relating to policy changes on China Mobile’s Monternet platform. According to the press release, the new policies could impact TOM Online Group’s business in three key areas:

•	the new policies would likely reduce the effectiveness of TOM Online Group’s existing subscriber acquisition campaigns;

•	increased churn of its subscriber base during the period of sending subscription reminders to existing users; and

•	based on historical operating data, the new policies could potentially reduce TOM Online Group’s average subscription duration (from when subscribers sign up for service to when they cancel) to less than the current period of approximately three months, due to the addition of a free trial period.
      The same policies were introduced by China Unicom on its UNI-Info platform.
      ING noted that the above policies resulted in flat revenue growth for the financial year ended 31 December 2006 while gross profit margin decreased to 37.1% as a result of higher content and distribution costs. TOM Online Group incurred higher general and administrative costs during the same period as it began to adopt SFAS 123R and recognised US$3 million, which represented 95.7% of its total share-based compensation expenses. Together with a goodwill impairment charge of US$5 million arising from the sale of its interests in Indiagames, profit attributable to shareholders decreased by 36.3% to US$29 million during the financial year ended 31 December 2006.
      ING noted that for the three months ended 31 March 2007, the 26% reduction in revenue compared with the corresponding period during the previous year was primarily attributable to the above-mentioned policy changes, which were introduced around July 2006 and therefore did not affect the results for the three months ended 31 March 2006. ING noted further that gross profit margin for the three months ended 31 March 2007 decreased to 24%.

3.	Market Trading Performance of the Shares and the ADSs
      ING also reviewed the historical trading prices of TOM Online’s shares and ADSs. ING found that the transacted prices of the ADSs do not differ significantly from the aggregate of the transacted prices of the Shares underlying the ADSs, and ING is thus of the view that the prices of the ADSs are fully represented by those of the Shares, and vice versa. As such, ING conducted its analysis based on the Share prices.
      ING reviewed TOM Online’s share price performance and compared the Cancellation Price to TOM Online’s average price over various time periods prior to the Last Pre-Announcement Trading Day. ING

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noted that although the Cancellation Price represented a discount to TOM Online’s highest share price during the 12-month period prior to the Last Pre-Announcement Trading Day, the Cancellation Price represented a premium of 33.3% to TOM Online’s share price on the Last Pre-Announcement Trading Day, and a premium of 23.2, 20.5, 13.0, 5.7, 8.7, and 11.3% to TOM Online’s average share price for the 5, 10, 30, 60, 90, and 180-day periods prior to the Last Pre-Announcement Trading Day, respectively. ING noted that it appears that the Share prices during the Post-Announcement Period were underpinned by the announcement of the Proposals. ING noted that there is no assurance that the price of the Shares will remain at current levels should the Scheme not proceed to completion.
      ING also compared the trading volume of TOM Online’s shares prior and subsequent to the Announcement. ING remarked that the Scheme, as such, represents an alternative avenue to the open market for the Independent Shareholders seeking to realise their investments.

4.	Comparable Company Analysis
      ING compared the valuation multiples implied by the Cancellation Price to those of comparable companies. In selecting companies comparable to TOM Online, ING took into account their scopes of business and their operating environments relative to TOM Online. It noted that only a small number of companies have publicly-listed shares and are of comparable size to TOM Online. ING selected a list of comparable companies to TOM Online based on the selection criteria that those companies: (i) are listed with a primary market focus in the PRC and (ii) have a substantial part of their respective total revenue generated from WVAS activities.
      Using TOM Onlines’s and ING’s comparable companies’ 2005 audited results, ING found that the price-to-earnings ratio implied by the Cancellation Price of approximately 18.41 times is significantly higher than the average of the comparables of 7.86 times. It found further that the enterprise-value-to-EBITDA multiple implied by the Cancellation Price of approximately 15.53 times is significantly higher than the average of the comparables of 2.67 times. Finally, it found that the price-to-book multiple implied by the Cancellation Price of approximately 2.52 times is significantly higher than the average of the comparables of 1.24 times.

5.	Comparison to Precedent Transactions
      ING then compared the Proposals to precedent transactions. It identified eight announced proposals of companies listed on the GEM which have been taken private between the period from 1 April 2000 to the Latest Practicable Date (the “Precedent Transactions”). ING noted that the companies in such precedent transactions were engaged in different businesses compared with TOM Online. ING noted that the premiums represented by the Cancellation Price over the average daily closing price of the Shares at various periods are below the average premiums over the average daily closing price of the Precedent Transactions at various periods. ING also noted that the premium represented by the Cancellation Price over net asset value per share is higher than the average of those represented by the Precedent Transactions when excluding the highest and lowest premiums over net asset value per share represented by the Precedent Transactions.

6.	Dividends
      ING also noted that since its listing in March 2004, TOM Online has yet to pay out any dividends to its Shareholders, and given the continuing competitive environment and its expansion plans, the Group’s profitability may continue to be under pressure in the short-term. ING concluded that there can, accordingly, be no assurance that TOM Online will be in a position to pay dividends in the future. ING is of the view that the Share Proposal, with the Cancellation Price representing a premium to the prevailing market prices of the Shares, presents an opportunity for the Independent Shareholders to realise the Shares in cash and reinvest the proceeds to other potentially higher yielding investments.

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7.	Discounted Cash Flow Methodology
      ING noted that in view of the volatilities and uncertainties associated with the businesses of TOM Online, including significant uncertainties regarding the regulatory environment, it did not believe that a medium to long term forecast of the Group’s financial performance could be generated with sufficient confidence to support a discounted cash flow analysis that would benefit its assessment of the Proposals. As such, ING believes that the use of the discounted cash flow valuation methodology is not appropriate.

8.	Other Considerations
      ING considered several other factors in its analysis, including:

•	Because TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal own a total of 76.07% of the issued share capital of TOM Online as at the Latest Practicable Date, if any third party were to make a competing offer for the privatisation of TOM Online, such competing offer would not succeed without the support of TOM;

•	As at the Latest Practicable Date, there is no publicly available evidence of an alternative offer for TOM Online;

•	TOM has stated that the Cancellation Price and the Option Proposal Price will not be increased, and TOM does not reserve the right to so increase the price;

•	Regardless of the outcome of the Proposals, TOM already has majority ownership over TOM Online, which has enabled it to exercise statutory control over TOM Online; and

•	As stated in “Part VIII — Explanatory Memorandum” of this Scheme Document, TOM Online’s management believes that the privatisation will relieve TOM Online of the administrative, compliance and financial burden of its dual listings on the Stock Exchange and NASDAQ, which are disproportionately high relative to its other costs and profitability.
OFFER TO OPTIONHOLDERS
      With regard to the Option Proposal, ING noted that the Option Proposal Price represents the “see-through” price of the vested Outstanding TOM Online Share Options, being the amount by which the Cancellation Price (HK$1.52 per Scheme Share) exceeds the exercise price of that vested Outstanding TOM Online Share Option.
CONCLUSIONS AND RECOMMENDATION
The Share Proposal
      Having analyzed and considered the principal factors set out above, ING indicated that it had considered the following key factors, in arriving at its conclusion:

1.	While TOM Online Group generated impressive revenue and earnings growth up to the financial year ended 31 December 2005, it delivered no revenue growth and net profit attributable to shareholders declined by 36.3% during the financial year ended 31 December 2006 as a result of policy changes introduced by the Chinese mobile operators in July 2006, higher content and marketing costs and a goodwill impairment charge arising from the sale of Indiagames. As at the Latest Practicable Date, TOM Online’s management is not aware of any circumstances that could lead to significantly favourable changes to the policies introduced by the Chinese mobile operators. For the three months ended 31 March 2007, total revenues decreased by 26% compared with the same period in 2006 and the Group recorded a profit attributable to shareholders of approximately US$145,000 compared with a profit attributable to shareholders of approximately US$12 million during the same period in 2006.

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2.	As part of TOM Online Group’s efforts to diversify from its heavy reliance on its WVAS business (which contributed more than 90% of its revenue for the three financial years ended 31 December 2006), TOM Online entered into a joint venture agreement with eBay on 20 December 2006 to, among other things, tap into the e-commerce market in the PRC.

3.	TOM expects that TOM Online will need to undertake significant business restructuring and additional capital investments in its expansion efforts, which could potentially result in volatilities and uncertainties in its share price and financial performance. In addition, the privatisation will relieve TOM Online of the administrative, compliance and financial burden of its dual listings on the Stock Exchange and NASDAQ, which seem to be disproportionately high relative to other costs and profitability.

4.	During the 12-month period prior to the Last Pre-Announcement Trading Day, the Shares significantly under-performed the HSI: the Share price decreased by 45.7% compared to an increase of 22.4% in the HSI.

5.	The Cancellation Price represents a 33.3% premium over the last transacted Share price on the Last Pre-Announcement Trading Day.

6.	The Cancellation Price represents 18.41 times TOM Online Group’s 2005 earnings and 15.53 times its 2005 EBITDA, a significant premium over the 2005 price-to-earnings and enterprise-value-to-EBITDA multiple traded by the comparable companies ING selected.

7.	The premiums represented by the Cancellation Price over the average daily closing price of the Shares over various periods are below the average premiums over the average daily closing price of the Precedent Transactions at various periods. However, the premium represented by the Cancellation Price over net asset value per share is higher than the average of those represented by the Precedent Transactions when excluding the highest and lowest premiums over net asset value per share represented by the Precedent Transactions.

8.	TOM Online has yet to pay any dividends to its shareholders since its listing in March 2004.

9.	As TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal hold an aggregate of 76.07% of the issued share capital of TOM Online, if any third party were to make a competing offer for the privatisation of TOM Online, such competing offer would not succeed without the support of TOM. As at the Latest Practicable Date, there is no publicly available evidence of an alternative offer for TOM Online.

10.	The Proposals offer the Independent Shareholders and Optionholders an opportunity to exit and monetise their investment in the Shares and the Options at the Cancellation Price and Option Proposal Price, respectively.
      Based on the above, ING considers the terms of the Share Proposal taken as a whole to be fair and reasonable so far as the Independent Shareholders are concerned and recommends that the Independent Board Committee advise the Independent Shareholders to vote in favour of the Scheme to be considered at the Court Meeting and the special resolution to be proposed at the EGM to approve the capital reduction, increase in share capital and issuance of new Shares in connection with the Share Proposal.
      Furthermore, on the basis of ING’s opinion on the terms of the Share Proposal and its analysis of the terms of the Option Proposal, it considers the terms of the Option Proposal to be also fair and reasonable so far as the Optionholders are concerned and recommends that the Independent Board Committee advise the Optionholders to accept the Option Proposal if the Outstanding TOM Online Share Options are not exercised on or prior to the Record Date.

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Additional Matters
      Except for the letter from ING set out in “Part VI — Letter from the Independent Financial Adviser to the Independent Board Committee”, neither TOM Online nor any of its affiliates (as defined under the US federal securities laws) has sought or obtained a fairness opinion or appraisal from any third party adviser in connection with the Share Proposal. TOM Online has not made any provision to grant Scheme Shareholders or ADS Holders access to its corporate files or provided for them to obtain any counsel or appraisal services and does not have any intention of doing so in the future.

3.3	Certain Projections
      In the fourth quarter of 2006, as is customary on an annual basis, TOM Online’s management prepared a budget presentation for the following financial year. The budget presentation for the financial year 2007 was part of the budgeting process of TOM and was provided to the Directors and the board of directors of TOM. As a result of the foregoing, projections included in the budget presentation are included in this Scheme Document.
      The overall budget numbers of TOM Online were prepared by aggregating budget numbers from various divisions and business units, including losses of the eBay joint venture attributable to TOM Online. The following sets forth the material portions of the projections contained in the budget presentation (US$ in millions):

For the year
ending 2007

Revenues	169.7

Gross Profit	62.3
Operating Expenses	(32.9)
Share of Results of Jointly Controlled Entities	(20.2)

EBIT	9.2
Interest Income, Net	1.8

Profit Before Taxation	11.0
Taxation	(1.7)

Profit After Taxation	9.3
Minority Interests	—

Net Income	9.3

Capital Expenditures	7.4

      The projections included in this Scheme Document have been prepared by, and are the responsibility of, TOM Online’s management. Management had advised the Directors that its internal financial forecasts were prepared solely for internal use and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.
      TOM Online does not, as a matter of course, publicly disclose projections of future annual revenues, earnings or other financial performance. The projections were not prepared with a view to public disclosure and are included in this Scheme Document because representatives of TOM had access to such projections. The projections were not prepared with a view to complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or US GAAP.
      Neither TOM Online’s independent auditors nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial information contained in the projections, nor have they expressed any opinion or given any other form of assurance with respect to the projections, the assumptions underlying the projections or the achievability of the projections.

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These projections have been included in this Scheme Document by reason of the applicability of Rule 13e-3 of the Exchange Act to the Share Proposal and may constitute a profit forecast under Rule 10 of the Takeovers Code. However, such financial information and projections do not meet the standard under Rule 10 of the Takeovers Code, which would require TOM and TOM Online to satisfy themselves that the projection was prepared with due care and consideration by the directors of TOM or the Directors, would require the financial advisers to satisfy themselves that the projection was prepared in this manner by the directors, and further would require the accountants or auditors of TOM and TOM Online to satisfy themselves that the projections, so far as accounting policies and calculations are concerned, were properly prepared on the basis of the assumptions made. Nevertheless, in view of the requirements of the Exchange Act, the Executive is prepared to permit the publication of such financial information in this Scheme Document. Shareholders, ADS Holders, Optionholders and potential investors should however exercise caution in placing reliance on such financial information in assessing the merits and demerits of the Scheme and the Option Proposal.
      In compiling the projections, TOM Online’s management took into account historical performance, combined with estimates, among others, regarding revenues and net income. Furthermore:

•	The projections were developed in a manner consistent with management’s historical development of internal financial forecasts used in the preparation of annual budgets.

•	The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

•	Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates relating to TOM Online’s business made by TOM Online’s management that the management believed were reasonable at the time the projections were prepared.

•	Factors that are difficult to predict and beyond the control of TOM Online’s management, such as changes in the relationships of TOM or TOM Online with telecommunication operators in the PRC and elsewhere, the effect of competition on the demand for and the price of TOM Online’s services, changes in customer demand and usage preference for TOM Online’s products and services, TOM or TOM Online’s inability to realise anticipated synergies and cost savings, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in the PRC, India and other countries where TOM or TOM Online conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into the PRC’s telecommunications market, may cause actual results to vary from the projections or the underlying assumptions.
      Accordingly, while the projections were prepared in good faith by TOM Online’s management for its intended internal use, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realised, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this Scheme Document should not be regarded as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such.
      As part of a budget presentation prepared for internal purposes, the projections reflect TOM Online’s management’s view of the business as of December 2006. As such, the projections do not reflect the privatisation nor do they reflect any possible strategic initiatives that have been considered, or are under consideration, by TOM Online’s management. Except to the extent required by applicable law, TOM Online does not intend to update or otherwise revise any of the projections included in this Scheme Document to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying

PART VII — US SPECIAL FACTORS

the projections are shown to be in error or otherwise no longer appropriate. Accordingly, these projections have not been updated to reflect the actual first quarter 2007 financial results provided in “Appendix I — Financial Information on the TOM Online Group” in this Scheme Document.
      The basis for accounting for the financial information contained in the budget presentation is consistent with the accounting policies normally adopted by TOM Online. TOM Online’s underlying financial statements are prepared in accordance with US GAAP. The following assumptions, among others, were used by TOM Online’s management in developing the foregoing projections:

•	mobile telephone operators’ policies towards WVAS are assumed to be stable and no implementation of new operators’ policies in 2007;

•	growth in on-line advertising revenue is assumed to be roughly in line with industry growth;

•	sharing of the financial results, including the expected losses, of the new joint venture with eBay International AG by TOM Online will commence in February 2007; and

•	Indiagames’ operations are assumed to have been deconsolidated by TOM Online for the whole of 2007.
      In addition, the projections were based on a number of assumptions regarding the broader operating environment of TOM Online, including the following:

•	there will be no major changes in the existing political, legal, fiscal and economic conditions in countries in which TOM Online carries on its business;

•	there will be no major changes in the current taxation law in countries in which TOM Online operates, that the rates of tax payable will not differ materially from those expected by management;

•	exchange rates and interest rates will not differ materially from those presently prevailing; and

•	TOM Online will retain and have competent management, key personnel, and technical staff to support its ongoing operation.

3.4	Goldman Sachs Presentations
      Between 17 August 2006 and 1 September 2006, and again between 27 February 2007 and 3 March 2007, TOM management had meetings with representatives of Goldman Sachs, which included discussions regarding indicative timetables and privatisation tactics. On 21 August 2006, 1 September 2006 and 3 March 2007, presentations were given by Goldman Sachs in order to facilitate discussions of the potential range of offer prices. These presentations summarised (i) TOM Online’s historical trading prices, (ii) research analysts’ estimates and price targets for Shares of TOM Online, and (iii) comparisons to trading multiples of shares of comparable companies. The 3 March 2007 presentation updated and superseded the 21 August 2006 and 1 September 2006 presentations.
      The presentations were based on published financial information of TOM Online and published market information, and did not reflect TOM’s or Goldman Sachs’ view of the fundamental valuation of TOM Online. No offer price recommendation was given by Goldman Sachs during these meetings. Goldman Sachs was not requested to perform any independent examination or investigation of TOM Online’s business or assets, nor was it mandated to provide a fairness opinion in connection with any proposed transaction or in any other way to assess the fairness of the terms of any potential offer.
      Goldman Sachs did not attempt to verify the accuracy or completeness of the information supplied by TOM and other sources, and the presentations did not reflect in any way the view of Goldman Sachs on either valuation or fairness. The presentations were provided for the information of the representatives of TOM and did not constitute the view of TOM or its board of directors on valuation or a recommendation as to how any Shareholder, ADS Holder or Optionholder should vote in connection with the proposal to adopt the Scheme. TOM did not consider the presentations to be an assessment of,

PART VII — US SPECIAL FACTORS

or statement about, the fairness of the terms of any potential offer or material to its final determination of the offer prices.

4.	EFFECTS OF THE PROPOSALS

4.1	Shareholding Structure
      For information regarding the effects of the Proposals on TOM Online’s shareholding structure, please see “Part VIII — Explanatory Memorandum — 7. Shareholding Structure”.

4.2	Participation in TOM Online
      Upon the Scheme becoming effective and binding, TOM Online will be owned by TOM as to approximately 90.002%, by Cranwood, Handel and Schumann collectively as to approximately 4.999% and by Devine Gem as to approximately 4.999% (on the assumption that no Outstanding TOM Online Share Options are exercised). If the Scheme is completed, the Scheme Shareholders will cease to have ownership interests in TOM Online and rights as TOM Online’s shareholders, and, as a result, Scheme Shareholders will not participate in any future earnings, losses, growth or decline of TOM Online. Moreover, TOM intends to cause TOM Online to withdraw the listing of the ADSs on NASDAQ following completion of the Scheme. As a result, public trading of the ADSs will cease.

4.3	Market for TOM Online Securities
      As soon as practicable after the Scheme becomes effective, TOM Online will apply to the Stock Exchange for the withdrawal of the listing of the Shares on GEM. Scheme Shareholders will be notified by way of an announcement published on the GEM website of the exact dates on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective.
      Upon the Scheme becoming effective, all Scheme Shares will be cancelled and share certificates for the Scheme Shares will cease to have effect as documents or evidence of title and should be returned to TOM Online for cancellation.
      Upon the Scheme becoming effective and TOM Online becoming owned by TOM as to approximately 90.002%, Cranwood, Handel and Schumann collectively as to approximately 4.999% and Devine Gem as to approximately 4.999% (on the assumption that no Outstanding TOM Online Share Options are exercised), TOM will cause the de-listing of the ADSs from NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. If the Scheme becomes effective, TOM intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated because the effectiveness of the Scheme will cause the number of holders of Shares in the United States to fall below 300 or otherwise to become eligible for de-registration.

4.4	Margin regulations
      The ADSs are currently “margin securities” under the regulations of the Board of Governors of the US Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that following effectiveness of the Scheme, the ADSs will no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and, as a result, could no longer be used as collateral for loans made by brokers.

4.5	Exchange Act de-registration and availability of public information
      The ADSs and the Shares are currently registered under the Exchange Act. Such registration of such ADSs and Shares may be terminated or suspended upon application of TOM Online to the SEC if the ADSs are neither listed on a national securities exchange (in the United States) or quoted on an

PART VII — US SPECIAL FACTORS

inter-dealer quotation system nor held by 300 or more beneficial owners in the United States or satisfy such other criteria as the SEC may establish in the future.
      Termination of registration of ADSs and Shares under the Exchange Act would substantially reduce the information required to be furnished by TOM Online to holders of ADSs and to the SEC and would make certain provisions of the Exchange Act no longer applicable to TOM Online. For example, TOM Online would no longer be required to file an annual report on Form 20-F or to make submissions of material information on Form 6-K. In addition, withdrawal of the ADSs from NASDAQ would render inapplicable certain corporate governance standards that currently apply to TOM Online.

4.6	No Appraisal Rights
      Shareholders do not have express appraisal rights in connection with the Scheme under the Companies Law. However, the Grand Court in considering whether to sanction a scheme of arrangement may decline to sanction a scheme unless it is satisfied not only that the required Court Meeting was properly constituted and that the Share Proposal was approved by the requisite majority, but also that the result of the Meetings fairly reflected the view of the parties concerned.

4.7	Material Accounting Treatment
      Upon cancellation of the Scheme Shares, TOM Online’s issued share capital will be reduced by HK$10,337,660.75 (assuming no Outstanding TOM Online Share Options are exercised), or HK$11,695,122.98 (assuming all Outstanding TOM Online Share Options vested as at the Record Date could be validly exercised and are exercised), being the par value of the Shares cancelled. There will then be an immediate increase in the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and TOM Online will apply the credit arising as a result of the aforesaid cancellation of the Scheme Shares to pay up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) such number of New Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, so the net effect on TOM Online’s share capital will be nil.

4.8	US Federal Income Tax Consequences
      This section describes the material US federal income tax consequences of the Proposals. It applies to you only if you are a US holder, as defined below, and you hold your Scheme Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or you hold Outstanding TOM Online Share Options received through compensation arrangements. This section does not address any tax considerations under state, local or foreign laws or US federal laws (e.g. estate or gift tax laws) other than those pertaining to US federal income tax. This section does not address all aspects of US federal income taxation that may be relevant to US holders in light of their particular circumstances. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a broker or dealer in securities or foreign currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a financial institution,

•	a mutual fund,

•	a partnership or other entity treated as a partnership for US federal income tax purposes,

•	a tax-exempt organisation,

•	a life insurance company,

•	a person liable for alternative minimum tax,

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•	a person that actually or constructively owns 10% or more of the voting stock of TOM Online,

•	a person that holds Scheme Shares as part of a straddle or a hedging or conversion transaction, or

•	a person whose functional currency is not the US dollar.
      This section is based on the Code, its legislative history, existing and proposed Treasury Regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, TOM Online believes, and this summary assumes, that TOM Online is not and never has been a passive foreign investment company for US federal income tax purposes. There can be no assurance that the US Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the Internal Revenue Service as to the US federal income tax consequences of the Proposals.
      You are a US holder if you are a beneficial owner of Scheme Shares or Outstanding TOM Online Share Options and you are:

•	a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation for US federal income tax purposes, created or organised in or under the laws of the United States, any state within the United States, or the District of Columbia,

•	an estate whose income is subject to US federal income tax regardless of its source, or

•	a trust if (i) a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorised to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable US Treasury Regulations to be treated as a US person.
      If a partnership or other flow-through entity holds Scheme Shares or Outstanding TOM Online Share Options, the US federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. It is recommended that a US holder that is a partner of a partnership or an owner of another flow-through entity holding Scheme Shares or Outstanding TOM Online Share Options consult its own tax adviser.
      It is recommended that you consult your own tax adviser regarding the US federal, state, local and other tax consequences of the Proposals in your particular circumstances.

4.8.1	Tax Consequences of the Share Proposal
      If you are a US holder, you will recognise capital gain or loss for US federal income tax purposes equal to the difference between the total consideration you receive for your Scheme Shares and your adjusted tax basis, determined in US dollars, in your Scheme Shares. Capital gain of a non-corporate US holder is generally taxed at a maximum rate of 15% where the property is held more than one year. The deductibility of a capital loss is subject to certain limitations under the Code. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

4.8.2	Tax Consequences of the Option Proposal
      A US holder of Outstanding TOM Online Share Options received through compensation arrangements that is an individual who receives cash in cancellation of such Outstanding TOM Online Share Options will generally recognise, as ordinary income for US federal income tax purposes and potentially subject to withholding and information reporting, the cash payment received. If the Optionholder is an employee, or received the Outstanding TOM Online Share Options as an employee, the cash payments received by such holder will constitute wage income and will be subject to income

PART VII — US SPECIAL FACTORS

and employment taxes. If the Optionholder is a non-employee, the cash payment will be self-employment income.

4.8.3	Foreign Currency Considerations
      A US holder’s receipt of cash with respect to Scheme Shares or Outstanding TOM Online Share Options that are paid in foreign currency will be included in the gross income of a US holder as converted into US dollars calculated by reference to the exchange rate prevailing on the date of receipt of such amount, regardless of whether the foreign currency is converted into US dollars at that time. If the foreign currency received is converted into US dollars on the date of receipt, a US holder generally should not be required to recognise foreign currency gain or loss in respect of the amount. If the foreign currency received is not converted into US dollars on the date of receipt, a US holder will have a basis in the foreign currency equal to its US dollar value on the date of receipt. Any US holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be US source income or loss for foreign tax credit purposes. US holders are urged to consult their own tax advisers concerning the US tax consequences of acquiring, holding and disposing of foreign currency.

4.8.4	Backup Withholding and Information Reporting
      If you are a non-corporate US holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of the consideration to you from the cancellation of your Scheme Shares or Outstanding TOM Online Share Options effected at a US office of a broker.
      Additionally, backup withholding may apply to such payments if you are a non-corporate US holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your US federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.
      Backup withholding is not an additional tax, and you generally may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your income tax liability, provided that you have furnished the required information to the US Internal Revenue Service in a timely manner.
TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE SCHEME AND THE PROPOSALS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. IT IS RECOMMENDED THAT YOU SHOULD CONSULT YOUR TAX ADVISER FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SCHEME AND THE PROPOSALS TO YOU.

5.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

5.1	Source of Funds
      On the assumption that no Outstanding TOM Online Share Options are exercised before the Record Date and none of the holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal, the amount of cash required for the Proposals is approximately HK$1,571 million. On the assumption that all Outstanding TOM Online Share Options that have been vested as at the Record Date could be validly exercised and are exercised before the Record Date and all holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal, the amount of cash required for the Proposals is approximately HK$1,778 million.

PART VII — US SPECIAL FACTORS

      TOM intends to finance the cash required for the Share Proposal by borrowings from financial institutions. On 25 April 2007, TOM, DBS Bank Ltd., Hong Kong Branch (“DBS”) and The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) entered into a facility agreement (the “Facility Agreement”) pursuant to which each of DBS and HSBC will make available to TOM a US$115 million loan facility to finance up to US$230 million for the payment for the Share Proposal and the Option Proposal. The loans under the Facility Agreement will bear interest at the aggregate of (1) a rate equal to London Interbank Offered Rate (in the case of a US dollar drawdown), or Hong Kong Interbank Offered Rate (in the case of a Hong Kong dollar drawdown), per annum; and (2) 1.00% per annum. In addition, TOM will pay a commitment fee in the amount of 0.25% per annum on the unutilised limit, payable quarterly in arrears. The maturity date for the loan facility is 12 months from the date of signing of the Facility Agreement. The Facility Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, sales of assets and mergers and consolidations. The Facility Agreement also contains undertakings by TOM, including, among other things, procuring that there is no substantial change to the general nature of the business of TOM or its major subsidiaries, save where such change would not have a material adverse effect on TOM and its major subsidiaries taken as a whole, and the maintenance of the listing status of TOM.
      Goldman Sachs, the financial adviser to TOM in connection with the Proposals, is satisfied that sufficient financial resources are available to TOM for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash. TOM does not have alternative financing plans.
      The Cancellation Price of HK$1.52 per Scheme Share payable in cash by TOM to the Scheme Shareholders will not be increased, and TOM does not reserve the right to so increase the price.

5.2	Expenses
      In addition to TOM’s obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by TOM Online in connection with the Scheme (including without limitation translation fees, and printing and publication costs) will be borne by TOM in the event the Proposals do not become unconditional for any reason. Pursuant to Rule 2.3 of the Takeovers Code, if the Independent Board Committee does not recommend the Share Proposal or ING does not recommend the Share Proposal as fair and reasonable, all expenses incurred by TOM Online in connection with the Share Proposal will be borne by TOM if the Scheme is not approved.
      In the event the Scheme is not approved at the relevant Meeting(s), all the expenses incurred by TOM Online in connection with the Scheme shall be borne by TOM.
      The estimated aggregate expenses of TOM and TOM Online in connection with the Proposals are as follows:

Accounting fees	HK$	0.7m
Filing fees	HK$	0.5m
Financial adviser fees and expenses	HK$	18.4m
Legal fees and expenses	HK$	30.0m
Printing, mailing and vote solicitation fees	HK$	2.9m
Others	HK$	0.6m

Total	HK$	53.1m

6.	PERSONS/ ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED
      TOM Online formally retained ING to act as independent financial adviser to the Independent Board Committee in connection with the Proposals and to prepare a letter of advice with respect to the same. TOM Online engaged ING based on ING’s qualifications, expertise and reputation, including its

PART VII — US SPECIAL FACTORS

experience with similar transactions and its knowledge of the relevant industry. ING is a registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities and together with its affiliates, provide a full range of wholesale banking services, which, in the course of normal business activities, may from time to time effect transactions and hold securities, including derivative securities, of TOM Online, its subsidiaries or its substantial shareholder (as defined in the Listing Rules or the GEM Listing Rules, as the case may be) or those of TOM for the accounts of customers. ING will receive a fee from TOM Online for rendering its opinion.
      TOM formally engaged Goldman Sachs to act as its financial adviser in connection with the Share Proposal and Option Proposal. Pursuant to a letter of agreement between TOM and Goldman Sachs dated 14 August 2006, TOM agreed to pay Goldman Sachs a fee in the amount of US$2 million. TOM also agreed to reimburse Goldman Sachs, periodically, upon request, for reasonable out-of-pocket expenses, and to indemnify and hold Goldman Sachs harmless against certain losses, claims, damages or liabilities arising out of or in connection with the engagement or any matter referred to in the letter of agreement.
      Under the ADS Deposit Agreement, the ADS Depositary is entitled to certain cancellation fees upon cancellation of the ADSs (US$0.05 per ADS). Fees in respect of ADSs cancelled in connection with the implementation of the Scheme will be borne by TOM.
      TOM has formally engaged Georgeson and Computershare Hong Kong Investor Services Limited (“CHKIS”) to act as information agents in connection with the Proposals. Georgeson is also being engaged to distribute the Scheme Document to shareholders. Pursuant to TOM’s letter agreement with Georgeson dated 27 April 2007, TOM agreed to pay Georgeson a fee in the amount of US$64,500 plus additional costs and expenses incurred in providing information agent services to the Shareholders. TOM has also agreed to indemnify Georgeson and related persons against various liabilities except in the case of its negligence or willful default, or its breach of the terms of the agreement. TOM agreed to pay CHKIS a fee in the amount of approximately HK$35,000 for the information agent services.
      TOM has also formally engaged The Thomson Corporation Hong Kong Limited (“Thomson”) to conduct an analysis of the shareholder register and ADR trading activity of TOM Online. Under an agreement dated 11 April 2007, TOM is paying Thomson a fee of US$20,000 plus out-of-pocket expenses for reports summarizing the holdings and activity of the major institutional holders of ADSs. Under a separate agreement dated 25 April 2007, TOM is paying Thomson a fee of US$10,000 plus out-of-pocket expenses for an analysis of TOM Online’s shareholder register.
      Other than as described above, neither TOM Online nor any person acting on its behalf intends to employ, retain or compensate any person to make solicitations or recommendations to Shareholders or ADS Holders on its behalf concerning the Proposals.

7.	WHERE YOU CAN FIND MORE INFORMATION
      TOM Online files annual and other reports and submits other information with the SEC. The SEC maintains an internet web site that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. Information filed by TOM Online with the SEC can be found by reference to TOM Online’s corporate name or to its SEC file number, 000-50631. You may also read and copy any document filed by TOM Online at the SEC’s public reference room located at:
100 F Street, N.E., Room 1580
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 (within the United States) or +1 202 551 8090 (outside the United States) for further information on the public reference room and its copy charges.

PART VII — US SPECIAL FACTORS

      Because the Scheme is a “going private” transaction, TOM Online and TOM will file with the SEC a Transaction Statement on Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes to the information set forth in the most recent Schedule 13E-3 filed with the SEC.
      The SEC allows TOM Online and TOM to “incorporate by reference” into this Scheme Document the information TOM Online files with it, which means that important information can be disclosed by referring to those documents. The information incorporated by reference is an important part of this Scheme Document, and information that is filed later with the SEC will automatically update and supersede this information. TOM Online and TOM incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this Scheme Document and before the Meetings:

•	TOM Online’s Annual Report on Form 20-F for the year ended 31 December 2005; and

•	TOM Online’s Report of Foreign Issuer on Form 6-K, filed with the SEC on 15 March 2007.
      TOM Online will provide a copy of any document incorporated by reference in this Scheme Document and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

Address:	TOM Online Inc.
8th Floor, Tower W3, Oriental Plaza
No. 1 Dong Chang An Avenue
Beijing, China 100738
Telephone Number: (8610) 6528-3399
      Should you want more information regarding TOM Online, please refer to the annual and other reports filed with or submitted to the SEC.
      Shareholders and Scheme Shareholders should rely only on the information contained or incorporated by reference in this Scheme Document to vote their Scheme Shares at the Court Meeting and their Shares at the EGM. Neither TOM Online, TOM, Goldman Sachs nor any of their respective affiliates has authorised anyone to provide you with information that is different from what is contained in this Scheme Document. This Scheme Document is dated 30 April 2007. No assumption should be made that the information contained in this Scheme Document is accurate as of any date other than the Latest Practicable Date, and neither the mailing of the Scheme Document to Shareholders or Optionholders nor the payment of the consideration pursuant to the Scheme or the Option Proposal shall create any implication to the contrary.

PART VIII — EXPLANATORY MEMORANDUM

      This Explanatory Memorandum constitutes the statement required under Order 102, rule 21(4)(e) of the Rules of the Grand Court of the Cayman Islands 1995 (revised).
SCHEME OF ARRANGEMENT
TO CANCEL ALL THE SCHEME SHARES
IN CONSIDERATION OF TOM AGREEING TO PAY THE
CANCELLATION PRICE FOR EACH SCHEME SHARE

1.	INTRODUCTION
      On 9 March 2007, TOM and TOM Online jointly announced that on 3 March 2007, a letter was sent by TOM to inform TOM Online that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law. On 9 March 2007, TOM requested that the Board put forward a proposal to the Scheme Shareholders regarding a privatisation of TOM Online by way of the Scheme involving the cancellation of all the Scheme Shares and the increase of the issued share capital of TOM Online by issuing such number of new Shares as is equal to the number of Scheme Shares cancelled, as a result of which it is intended that TOM Online will be approximately 90.002% held by TOM, approximately 4.999% held by Cranwood, Handel and Schumann collectively and approximately 4.999% held by Devine Gem, on the assumption that the Outstanding TOM Online Share Options are not exercised. Goldman Sachs, on behalf of TOM, is also making the Option Proposal to the Optionholders to cancel all Outstanding TOM Online Share Options. The Option Proposal will be conditional on the Scheme becoming effective.
      The making of the Proposals by TOM was conditional on the Proposals and the transactions contemplated thereunder having been approved at an extraordinary general meeting of TOM. TOM has advised that on 25 April 2007, TOM held an extraordinary general meeting where the Proposals and the transactions contemplated thereunder were approved by a majority comprising 99.32% of the total number of votes cast at such meeting.
      The purpose of this Explanatory Memorandum is to explain the terms and effects of the Share Proposal and the Option Proposal, which is to be implemented by the Scheme and the Option Proposal Letters, respectively, and to provide the Scheme Shareholders and Optionholders with other relevant information in relation to the Scheme and the Option Proposal, and in particular, to state any material interest of the Directors, whether as Directors or as members or as creditors of TOM Online or otherwise, and the effect thereon of the Scheme, in so far as it is different from the effect on the like interests of other persons pursuant to Order 102, rule 21(4)(e) of the Rules of the Grand Court of the Cayman Islands 1995 (revised).
      The particular attention of the Scheme Shareholders and Optionholders is drawn to the following sections of this Scheme Document: (a) a letter from the Board set out in Part IV of this Scheme Document; (b) a letter from the Independent Board Committee in connection with the Scheme and the Option Proposal set out in Part V of this Scheme Document; (c) a letter from ING (the independent financial adviser to the Independent Board Committee) to the Independent Board Committee set out in Part VI of this Scheme Document; and (d) the terms of the Scheme set out on pages 227 to 233 of this Scheme Document.

2.	SUMMARY OF THE SCHEME
      The Scheme is to be implemented by way of a scheme of arrangement under Section 86 of the Companies Law.

PART VIII — EXPLANATORY MEMORANDUM

      Under the Scheme, the Scheme Shares (including Scheme Shares underlying the ADSs) will be cancelled and, in consideration thereof, each Scheme Shareholder will be entitled to receive the Cancellation Price of HK$1.52 in cash for each Scheme Share held, as described below:

For each Scheme Share	HK$1.52 in cash
For each ADS	HK$121.60* in cash

*	Equivalent to US$15.554 in cash calculated on the basis of the Exchange Rate (being US$1.00 to HK$7.818).
     Each ADS represents 80 Scheme Shares and accordingly, upon the Scheme becoming effective, holders of ADSs will, for each ADS, receive 80 times the Cancellation Price of HK$1.52 in cash, which at the Exchange Rate represents US$15.554 in cash, such sum to be paid to holders of ADSs under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any).

      As at the Latest Practicable Date, TOM Online had an authorised share capital of HK$100,000,000 divided into 10,000,000,000 Shares of HK$0.01 each, there were 4,259,654,528 Shares in issue and the Scheme Shareholders were interested in 1,033,766,075 Shares, representing approximately 24.269% of the issued share capital of TOM Online. At the Cancellation Price, the Share Proposal values the entire issued share capital of TOM Online at approximately HK$6,475 million.
      Under the Scheme, the total consideration payable for the Scheme Shares will be payable by TOM. The amount of cash required in order to effect the Proposals is approximately HK$1,571 million, assuming that no Outstanding TOM Online Share Options are exercised before the Record Date and none of the holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal, and approximately HK$1,778 million assuming that all the Outstanding TOM Online Share Options that have been vested as at the Record Date could be validly exercised and are exercised before the Record Date and all holders of Outstanding TOM Online Share Options which have not been vested as at the Record Date accept the Option Proposal.
      The consideration payable under the Scheme will be financed out of borrowings from financial institutions. On 25 April 2007, TOM, DBS Bank Ltd., Hong Kong Branch (“DBS”) and The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) entered into a facility agreement (the “Facility Agreement”) pursuant to which each of DBS and HSBC will make available to TOM a US$115 million loan facility to finance up to US$230 million for the payment for the Share Proposal and the Option Proposal. The loans under the Facility Agreement will bear interest at the aggregate of (1) a rate equal to London Interbank Offered Rate (in the case of a US dollar drawdown), or Hong Kong Interbank Offered Rate (in the case of a Hong Kong dollar drawdown), per annum; and (2) 1.00% per annum. In addition, TOM will pay a commitment fee in the amount of 0.25% per annum on the unutilised limit, payable quarterly in arrears. The maturity date for the loan facility is 12 months from the date of signing of the Facility Agreement. The Facility Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, sales of assets and mergers and consolidations. The Facility Agreement also contains undertakings by TOM, including, among other things, procuring that there is no substantial change to the general nature of the business of TOM or its major subsidiaries, save where such change would not have a material adverse effect on TOM and its major subsidiaries taken as a whole, and the maintenance of the listing status of TOM.

      Goldman Sachs, the financial adviser to TOM in connection with the Proposals, is satisfied that sufficient financial resources are available to TOM for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.

      As at the Latest Practicable Date, there were 181,046,223 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding Options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online), and there were 18,000,000 outstanding Options

PART VIII — EXPLANATORY MEMORANDUM

granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. Details of the Option Proposal are set out in the section headed “9. The Option Proposal”. Save as aforesaid, there were no options, warrants or convertible securities in respect of the Shares held by TOM or parties acting in concert with it or outstanding derivatives in respect of the Shares entered into by TOM or parties acting in concert with it as at the Latest Practicable Date and TOM Online does not have any warrants, options, derivatives, convertible securities or other securities in issue as at the Latest Practicable Date.
      Following the Effective Date, the listing of the Shares on GEM and the listing of ADSs on the National Market of NASDAQ in the US will be withdrawn and TOM Online will be approximately 90.002% held by TOM, approximately 4.999% held by Cranwood, Handel and Schumann collectively and approximately 4.999% held by Devine Gem, on the assumption that the Outstanding TOM Online Share Options are not exercised. The Share Proposal is conditional upon the fulfilment or waiver, as applicable, of the conditions as described in the section headed “3. Conditions of the Share Proposal and the Scheme” below. All conditions will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), otherwise the Share Proposal will lapse. Further announcements on any changes regarding the timetable of the Scheme will be made as and when necessary.
      If the Share Proposal does not become unconditional, TOM has no intention to immediately seek the withdrawal of the listing of the Shares on GEM and the listing of the ADSs on NASDAQ.
      Assuming that the Scheme becomes effective on 27 June 2007 (Cayman Islands time), cheques for cash payments under the Scheme are expected to be despatched to the Scheme Shareholders on or before 6 July 2007.

      Settlement of the Cancellation Price and the Option Proposal Price to which the Scheme Shareholders and the Optionholders are entitled under the Scheme and the Option Proposal, respectively, will be implemented in full in accordance with the terms of the Scheme and the Option Proposal respectively, without regard to any lien, right of set-off, counterclaim or other analogous right to which TOM may otherwise be, or claim to be, entitled against any such Scheme Shareholder or Optionholder.

3.	CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME

      The Share Proposal is subject to, and the Scheme will become effective and binding on TOM Online and all Scheme Shareholders subject to, the fulfilment or waiver (as applicable) of the following conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three- fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders;

(b)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting in person or by proxy at the EGM to approve and give effect to (i) the reduction of the share capital of TOM Online by cancelling and extinguishing the Scheme Shares; (ii) the immediate increase of the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and (iii) the application of the credit arising as a result of the aforesaid cancellation of the Scheme Shares in paying up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) of such number of new Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme;

PART VIII — EXPLANATORY MEMORANDUM

(c)	the undertaking by each of TOM, Cranwood, Handel, Schumann, Devine Gem, Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) to the Grand Court that each of them respectively will be bound by the Scheme;

(d)	the Grand Court’s sanction of the Scheme (with or without modifications) and its confirmation of the reduction of the share capital of TOM Online, and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration;

(e)	compliance, to the extent necessary, with the procedural requirements and conditions, if any, under Sections 15 and 16 of the Companies Law in relation to the reduction of the issued share capital of TOM Online;

(f)	all Authorisations in connection with the Share Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities, in the Cayman Islands, Hong Kong, the United States and any other relevant jurisdictions;

(g)	all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Share Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes effective;

(h)	all necessary consents which are required under any existing contractual obligations of TOM Online have been obtained; and

(i)	if required, the obtaining by TOM of such other necessary consent, approval, authorisation, permission, waiver or exemption which may be required from any Relevant Authorities or other third parties, and which are necessary or desirable for the performance of the Scheme under the applicable laws and regulations.
      TOM reserves the right to waive conditions (c), (f), (g), (h) and (i) either in whole or in part in respect of any particular matter. Conditions (a), (b), (d) and (e) cannot be waived in any event. All of the above conditions will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such other date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), otherwise the Share Proposal will lapse. TOM Online has no right to waive any of the conditions.
      Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 31 December 2007. Further press announcements and announcements published on the GEM website will be made giving details of the results of the Court Meeting and EGM and, if all the resolutions are passed at those meetings, the last day for dealing in Shares, the Record Date, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Effective Date and the date of withdrawal of the listing of the Shares on GEM and of the listing of the ADSs on NASDAQ.
      If the Share Proposal lapses, press announcements as well as an announcement published on the GEM website will be made by TOM and TOM Online, and in such event TOM has no intention to immediately seek the withdrawal of the listing of the Shares on GEM and the listing of the ADSs on NASDAQ.

4.	SCHEME OF ARRANGEMENT UNDER SECTION 86 OF THE COMPANIES LAW AND COURT MEETING
      According to Section 86 of the Companies Law, where an arrangement is proposed between a company and its members or any class of them, the Grand Court may, on the application of the

PART VIII — EXPLANATORY MEMORANDUM

company or any member of the company, order a meeting of the members of the company or class of members, as the case may be, to be summoned in such manner as the Grand Court directs.
      It is expressly provided in Section 86 of the Companies Law that if a majority in number representing seventy-five percent in value of the members or class of members, as the case may be, present and voting either in person or by proxy at the meeting or meetings, as the case may be, summoned as directed by the Grand Court as aforesaid, agree to any arrangement, the arrangement shall, if sanctioned by the Grand Court, be binding on all members or class of members, as the case may be, and also on the company.

5.	THE ADDITIONAL REQUIREMENTS AS IMPOSED BY RULE 2.10 OF THE TAKEOVERS CODE
      In addition to satisfying any requirements imposed by law as summarised above, other than with the consent of the Executive to dispense with compliance or strict compliance therewith, Rule 2.10 of the Takeovers Code requires that the Scheme may only be implemented if:

(a)	the Scheme is approved by at least 75% of the votes attaching to the disinterested Shares that are cast either in person or by proxy at a duly convened meeting of the holders of the disinterested Shares (such holders being the Independent Shareholders); and

(b)	the number of votes cast against the resolution to approve the Scheme at such meeting is not more than 10% of the votes attaching to all disinterested Shares (namely, the Shares held by the Independent Shareholders).
      As at the Latest Practicable Date, the Independent Shareholders held in aggregate 1,019,475,831 Scheme Shares (assuming no Outstanding TOM Online Share Options are exercised). 10% of the votes attached to all disinterested Shares referred to at (b) above therefore represent 101,947,583 Shares as of the Latest Practicable Date.

6.	BINDING EFFECT OF THE SCHEME
      The Scheme will become effective and binding on TOM Online and all Shareholders subject to the approval of the Scheme (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders and that the other Conditions are fulfilled or waived (as applicable). The Scheme will then be subject to the sanction of the Grand Court.

7.	SHAREHOLDING STRUCTURE
      The table below sets out the shareholding structure of TOM Online as at the Latest Practicable Date and immediately upon successful implementation of the Scheme, assuming that no Outstanding TOM Online Share Options are exercised before the Scheme becomes effective:

			Immediately following
	As at the Latest		implementation of the
Shareholders	Practicable Date		Scheme (Note 6)

	Number of		Number of
	Shares	%	Shares	%
TOM (Note 1)	2,800,000,000	65.733	3,833,766,075	90.002
Cranwood (Note 2)	212,958,118	4.999	212,958,118	4.999
Devine Gem (Note 2)	212,930,335	4.999	212,930,335	4.999
Romefield (Notes 3 and 4)	4,763,411	0.112	—	—
Easterhouse (Notes 3 and 4)	9,526,833	0.224	—	—

PART VIII — EXPLANATORY MEMORANDUM

			Immediately following
	As at the Latest		implementation of the
Shareholders	Practicable Date		Scheme (Note 6)

	Number of		Number of
	Shares	%	Shares	%
Aggregate number of Shares of TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code	3,240,178,697	76.067	—	—
Independent Shareholders (Notes 5 and 9)	1,019,475,831	23.933	—	—

Total	4,259,654,528	100.000	4,259,654,528	100.000

      The table below sets out the shareholding structure of TOM Online as at the Latest Practicable Date and immediately upon successful implementation of the Scheme, assuming that all Outstanding TOM Online Share Options vested as at the Latest Practicable Date could be validly exercised and are exercised:

			Immediately following
	As at the Latest		implementation of the
Shareholders	Practicable Date		Scheme (Note 8)

	Number of		Number of
	Shares	%	Shares	%
TOM (Note 1)	2,800,000,000	63.768	3,965,012,298	90.301
Cranwood (Note 2)	212,958,118	4.850	212,958,118	4.850
Devine Gem (Note 2)	212,930,335	4.849	212,930,335	4.849
Romefield (Notes 3 and 4)	4,763,411	0.108	—	—
Easterhouse (Notes 3 and 4)	9,526,833	0.217	—	—
Mr. Wang Lei Lei (Note 10)	89,764,000	2.044	—	—

Aggregate number of Shares of TOM and parties presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code	3,329,942,697	75.837	—	—
Independent Shareholders (Notes 5, 7 and 9)	1,060,958,054	24.163	—	—

Total	4,390,900,751	100.000	4,390,900,751	100.000

Notes

1.	The Shares in which TOM is interested will not form part of the Scheme Shares and will not be cancelled.

2.	All Shares in which Cranwood (including those held by Cranwood through its non wholly-owned subsidiaries, Handel and Schumann) and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled.

3.	Romefield and Easterhouse are presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code.

4.	All of the Shares in which Romefield and Easterhouse are respectively interested as set out in this table (other than an interest held through TOM) will form part of the Scheme Shares.

5.	As Dr. Lo Ka Shui and Ms. Feng Jue, Elaine are not presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code, the Shares of the Independent Shareholders shown here include the 4,700,000 Shares in which Dr. Lo Ka Shui, an independent non-executive director of TOM Online, is deemed to be interested under the SFO as a founder of a discretionary trust, and the 786,000 Shares held by Ms. Feng Jue, Elaine, an executive director of TOM Online, which will form part of the Scheme Shares and will be cancelled.

6.	Under the Scheme, the share capital of TOM Online will, on the Effective Date, be reduced from HK$42,596,545.28 to HK$32,258,884.53 by cancelling and extinguishing the Scheme Shares. On the assumptions that no Outstanding TOM Online Share Options are exercised before the Scheme becomes effective and there are no other changes in shareholding, following such reduction, the share capital of TOM Online will be increased from HK$32,258,884.53 to HK$42,596,545.28 divided into 4,259,654,528 Shares by the issue of 1,033,766,075 Shares. The credit of HK$10,337,660.75 arising in TOM

PART VIII — EXPLANATORY MEMORANDUM

Online’s books of account as a result of the capital reduction will then be applied in paying up in full at par the 1,033,766,075 new Shares so issued, credited as fully paid, to TOM (or a subsidiary of TOM as TOM may direct).

7.	As the directors of TOM Online are not presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code, the Shares of the Independent Shareholders shown here include the Shares held by Mr. Jay Kenneth Chang, Mr. Peter Andrew Schloss, Ms. Feng Jue, Elaine, Mr. Fan Tai and Mr. Wu Yun (a former director of TOM Online) if they exercise all Outstanding TOM Online Share Options vested as at the Latest Practicable Date and become Scheme Shareholders.

8.	Under the Scheme, the share capital of TOM Online will, on the Effective Date, be reduced from HK$43,909,007.51 to HK$32,258,884.53 by cancelling and extinguishing the Scheme Shares. On the assumption that all Outstanding TOM Online Share Options vested as at the Latest Practicable Date are exercised and the assumption that there are no other changes in shareholding, forthwith upon such reduction, the share capital of TOM Online will be increased from HK$32,258,884.53 to HK$43,909,007.51 divided into 4,390,900,751 Shares by the issue of 1,165,012,298 Shares. The credit of HK$11,650,122.98 arising in TOM Online’s books of account as a result of the capital reduction will be applied in paying up in full at par the 1,165,012,298 new Shares so issued, credited as fully paid, to TOM (or a subsidiary of TOM as TOM may direct).

9.	Pursuant to an internal restructuring effected on 26 March 2007, the positions held by the Goldman Sachs Group as at that date, on a proprietary or discretionary basis, in long 2,760 ADSs (0.005%), short 1,620 ADSs (0.003%), long 8,900 ADS options and short 1,800 ADS options, were transferred to Goldman, Sachs & Co., an exempt principal trader, which is expressly excluded as a party acting in concert with TOM in relation to the Share Proposal under the Takeovers Code. Accordingly, as at the Latest Practicable Date, the Goldman Sachs Group was not interested in any Shares, ADSs or ADS options.

10.	Each of Mr. Wang Lei Lei, Mr. Jay Kenneth Chang and Mr. Peter Andrew Schloss has undertaken to TOM Online that he will not exercise his Options before the Effective Date unless and until the Share Proposal lapses.
     Following the Effective Date and the withdrawal of the listing of the Shares on GEM and the withdrawal of the listing of the ADSs on NASDAQ, TOM Online will be owned approximately 90.002% by TOM, approximately 4.999% by Cranwood, Handel and Schumann collectively and approximately 4.999% by Devine Gem, on the assumption that no Outstanding TOM Online Share Options are exercised.
      As at the Latest Practicable Date, there were 181,046,223 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding Options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online), and there were 18,000,000 outstanding Options granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. Details of the Option Proposal are set out in the section headed “9. The Option Proposal”. Save as aforesaid, there were no options, warrants or convertible securities in respect of Shares held by TOM or parties acting in concert with it or outstanding derivatives in respect of Shares entered into by TOM or parties acting in concert with it as at the Latest Practicable Date and TOM Online does not have any warrants, options, derivatives, convertible securities or other securities in issue as at the Latest Practicable Date.

PART VIII — EXPLANATORY MEMORANDUM

8.	COMPARISONS OF VALUE

8.1	Capital Value
      The Stock Exchange is the principal trading market for the Shares, which are not listed on any other exchange in or outside of the United States. The high and low closing prices for the Shares on the Stock Exchange for each full quarterly period during the past two years are as follows:

	High		Low

2005
First Quarter	HK$	1.46	HK$	1.11
Second Quarter	HK$	1.27	HK$	1.10
Third Quarter	HK$	1.87	HK$	1.23
Fourth Quarter	HK$	2.15	HK$	1.60
2006
First Quarter	HK$	2.45	HK$	1.91
Second Quarter	HK$	2.75	HK$	1.72
Third Quarter	HK$	1.87	HK$	1.02
Fourth Quarter	HK$	1.72	HK$	1.14
      The Cancellation Price represents:

•	a premium of approximately 4.1% over the closing price of HK$1.460 per Share as quoted on GEM as at the Latest Practicable Date;

•	a premium of approximately 3.1% over the closing price of US$15.08 per ADS as quoted on NASDAQ as at the Latest Practicable Date;

•	a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM as at the Last Pre-Announcement Trading Day;

•	a premium of approximately 33.9% over the closing price of US$11.620 per ADS as quoted on NASDAQ as at the Last Pre-Announcement Trading Day;

•	a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 28.6% over the average closing price of approximately US$12.098 per ADS based on the daily closing prices as quoted on NASDAQ over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 24.2% over the average closing price of approximately US$12.524 per ADS based on the daily closing prices as quoted on NASDAQ over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 13.0% over the average closing price of approximately HK$1.345 per Share based on the daily closing prices as quoted on GEM over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 14.6% over the average closing price of approximately US$13.578 per ADS based on the daily closing prices as quoted on NASDAQ over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

PART VIII — EXPLANATORY MEMORANDUM

•	a premium of approximately 5.7% over the average closing price of approximately HK$1.439 per Share based on the daily closing prices as quoted on GEM over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 7.5% over the average closing price of approximately US$14.466 per ADS based on the daily closing prices as quoted on NASDAQ over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.3% over the average closing price of approximately HK$1.365 per Share based on the daily closing prices as quoted on GEM over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 11.8% over the average closing price of approximately US$13.916 per ADS based on the daily closing prices as quoted on NASDAQ over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•	a premium of approximately 117.1% to the audited consolidated net asset value per Share of approximately HK$0.7001 as at 31 December 2006; and

•	a premium of approximately 117.1% to the audited consolidated net asset value per ADS of approximately US$7.1641 as at 31 December 2006.
      On the basis of the Cancellation Price, the table below illustrates the change in capital value for the Scheme Shareholders, assuming that the Scheme is implemented.

	On the Last
	Pre-Announcement	On the Latest
	Trading Day	Practicable Date

	HK$	HK$
Consideration receivable (per 1,000 Shares) under the Scheme	1,520	1,520
Value of 1,000 Shares (Note)	1,140	1,460

	380	60

This represents an increase of	33.3%	4.1%

Note: Based on the closing price of the Shares as quoted on GEM on the respective dates.
     A summary of the closing prices of the Shares on the GEM (i) on the last trading day of each of the calendar months commencing 6 months preceding the Announcement Date; (ii) on the Last Pre-Announcement Trading Day; and (iii) on the Latest Practicable Date, is set out in Appendix II to this Scheme Document.
      NASDAQ is the principal trading market for the ADSs, which are not quoted or listed on any other exchange in or outside of the United States. At the Exchange Rate in effect on the Latest Practicable Date, the Cancellation Price of HK$1.52, which translates into a price of HK$121.60 per ADS, would be

PART VIII — EXPLANATORY MEMORANDUM

equal to US$15.554. The high and low closing prices for the ADSs on NASDAQ for each full quarterly period during the past two years are as follows:

	High		Low

2005
First Quarter	US$	14.87	US$	11.06
Second Quarter	US$	13.20	US$	11.20
Third Quarter	US$	19.70	US$	12.72
Fourth Quarter	US$	22.24	US$	17.00
2006
First Quarter	US$	25.44	US$	19.61
Second Quarter	US$	28.31	US$	17.70
Third Quarter	US$	19.40	US$	10.37
Fourth Quarter	US$	17.28	US$	11.51

8.2	Net assets
      As at 31 December 2006, the audited consolidated net assets of TOM Online amounted to approximately US$381.46 million (equivalent to HK$2,982.24 million), or approximately US$0.0896 (equivalent to HK$0.7001) per Share. The Cancellation Price represents a premium of approximately 117.1% to the audited consolidated net asset value per Share as at 31 December 2006 and a premium of approximately 149.6% to the audited consolidated net asset value per Share as at 31 December 2005.

8.3	Earnings
      The TOM Online Group’s audited consolidated income attributable to the Shareholders for the year ended 31 December 2006 amounted to approximately US$28.66 million (equivalent to HK$224.02 million), representing earnings of approximately US$0.0067 (equivalent to HK$0.0526) per Share as at 31 December 2006. The TOM Online Group’s audited consolidated income attributable to the Shareholders in respect of the previous financial year ended 31 December 2005 was approximately US$45.01 million (equivalent to HK$351.86 million), or approximately US$0.0107 (equivalent to HK$0.0833) per Share as at 31 December 2005.

8.4	Dividends
      TOM Online has not declared any dividends since the listing of its Shares on GEM. TOM Online’s ability to pay dividends is limited by Cayman Islands law, which allows companies to declare and pay dividends only out of either profit or share premium account (where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares must be transferred to an account called the share premium account).

9.	THE OPTION PROPOSAL
      As at the Latest Practicable Date, there were 181,046,223 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding Options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online), and there were 18,000,000 outstanding Options granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. As at the Latest Practicable Date, Mr. Wang Lei Lei, a non-executive director of TOM and an executive director of TOM Online, held 139,264,000 outstanding Options granted under the TOM Online Pre-IPO Share Option Plan (of which 89,764,000 outstanding Options had been vested as at the Latest Practicable Date) and is presumed to be a party acting in concert with TOM in relation to the Share Proposal under the Takeovers Code.

PART VIII — EXPLANATORY MEMORANDUM

      In accordance with the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, holders of the Outstanding TOM Online Share Options are entitled to exercise their vested Options in full or in part at any time from the date of despatch of the notice of the Court Meeting until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but any such exercise of an Option shall be conditional upon the Scheme being sanctioned by the Grand Court and becoming effective. Outstanding TOM Online Share Options which are not exercised or exercisable in accordance with the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme, will lapse upon the Scheme becoming effective.
      As a result of certain conditions which are to be fulfilled before some of the Options may be exercised under the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be), on the basis of the current expected timetable as contained in this Scheme Document, it is expected that some of the Options will not in practice be exercisable during the period before the Effective Date, as detailed in the Option Proposal Letters.
      Each of Mr. Wang Lei Lei, Mr. Jay Kenneth Chang and Mr. Peter Andrew Schloss has undertaken to TOM Online that he will not exercise his Options before the Effective Date unless and until the Share Proposal lapses.
      If the Scheme does not become effective, all unexercised Outstanding TOM Online Share Options will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme.
      The Option Proposal, which is conditional on the Share Proposal becoming effective and binding, will be made by Goldman Sachs, on behalf of TOM, to the Optionholders on the terms and subject to the conditions contained in this Scheme Document and the Option Proposal Letters.

      Any Outstanding TOM Online Share Options to the extent not exercised on or prior to the Record Date will lapse upon the Scheme becoming effective.
      Each holder of vested Outstanding TOM Online Share Options as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price if the Option Proposal becomes unconditional:-

Exercise price of Outstanding TOM	Option Proposal Price for each
Online Share Options	vested Option

HK$1.50	HK$0.02
HK$1.204	HK$0.316
      The Option Proposal Price above represents the “see-through” price of that vested Outstanding TOM Online Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding TOM Online Share Option. Each holder of Outstanding TOM Online Share Options, and who has Outstanding TOM Online Share Options that are vested and unexercised as at the Record Date, may elect whether to accept the Option Proposal. In the event that any Outstanding TOM Online Share Options have not been vested as at the Latest Practicable Date but will be vested on or before the Record Date, these Outstanding TOM Online Share Options will be treated as vested Outstanding TOM Online Share Options for the purpose of the Option Proposal and the Optionholder will be entitled to receive the Option Proposal Price in accordance with the relevant exercise price of Outstanding TOM Online Share Options that are vested as at the Record Date as set out in the table above if the Optionholder accepts the Option Proposal and the Option Proposal becomes effective.
      In respect of any unvested Outstanding TOM Online Share Options as at the Record Date, the Optionholder may accept the Option Proposal and lodge a completed Option Form of Acceptance by

PART VIII — EXPLANATORY MEMORANDUM

the prescribed deadline and the Optionholder will be entitled to receive an Option Proposal Price if the Option Proposal becomes unconditional:-

Exercise price of Outstanding TOM	Option Proposal Price for each
Online Share Options	unvested Option

HK$1.50	HK$	0.01
HK$1.204	HK$	0.01
      The Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum of HK$0.01 because the relevant Options are unvested and not exercisable and will, without the Option Proposal, lapse upon the Scheme becoming effective. If you have unvested Outstanding TOM Online Share Options as at the Record Date, you may elect whether to accept the Option Proposal.

      All payments in respect of the Option Proposal Price will be made in HK dollars. Settlement of the Option Proposal Price to which the Optionholders are entitled under the Option Proposal will be implemented in full in accordance with the terms of the Option Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which TOM may otherwise be, or claim to be, entitled against any such Optionholder.

10.	INFORMATION ON THE COMPANIES

10.1	TOM Online
      The name of the subject company is TOM Online Inc. TOM Online is an internet company in the PRC providing value-added multimedia products and services. It delivers its products and services from its Internet portal to its users both through their mobile phones and through its websites. Its primary business activities include WVAS, on-line advertising and commercial enterprise solutions. The Shares are listed in Hong Kong on GEM and the ADSs are listed on the National Market of NASDAQ in the US.
      TOM Online’s principal executive office is located at 8th Floor, Tower W3, Oriental Plaza, No. 1 Dong Chang An Avenue, Dong Cheng District, Beijing, China 100738. TOM Online’s telephone number at this location is (8610) 6528-3399. In addition, TOM Online also has substantial offices located at Beijing Economic Technology Development Zone, Room 601, Tower C, No. 18 Xihuan Nan Lu, Beijing, China 100176 and Tower C, Webok Times Center, 17 South Zhongguancun Street, Haidian District, Beijing, China. TOM Online’s registered office in the Cayman Islands is located at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. TOM Online’s primary website address is www.tom.com. TOM Online’s agent for service of process in the US is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.
      During the past five years, TOM Online has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining TOM Online from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of US federal or state securities laws.

PART VIII — EXPLANATORY MEMORANDUM

      The directors and executive officers of TOM Online and their respective positions are identified below:

Name and Present	Country of
Position with TOM Online	Citizenship	Business Experience during the Past Five Years

Frank John Sixt, Chairman of the Board and Director	Canada	Frank John Sixt has been a non-executive Director and the Chairman of TOM Online since September 15, 2003. He is the group finance director of Hutchison Whampoa Limited. He is also an executive director of Cheung Kong Infrastructure Holdings Limited and Hongkong Electric Holdings Limited, a non-executive director of Hutchison Telecommunications International Limited and a director of Hutchison Telecommunications (Australia) Limited, Husky Energy Inc. and Partner Communications Company Ltd. He is also the chairman of TOM Group Limited, a non-executive director of Cheung Kong (Holdings) Limited, and a director of Li Ka-Shing Unity Trustcorp Limited, Li Ka-Shing Unity Trustee Company Limited and Li Ka-Shing Unity Trustee Corporation Limited, which are substantial shareholders of TOM Online within the meaning of Part XV of the SFO. Mr. Sixt holds a Master’s degree in Arts and a Bachelor’s degree in Civil Law, and is a member of the Bar and of the Law Society of the Provinces of Quebec and Ontario, Canada.
Susan Chow Woo Mo Fong, alternate Director	United Kingdom	Susan Chow Woo Mo Fong has been an alternate Director to the Chairman of TOM Online since October 14, 2003. She is the deputy group managing director of Hutchison Whampoa Limited and a non-executive director of TOM Group Limited. She is also an executive director of Cheung Kong Infrastructure Holdings Limited, Hutchison Harbour Ring Limited and Hongkong Electric Holdings Limited, and a director of Hutchison Telecommunications (Australia) Limited and Partner Communications Company Ltd. Mrs. Chow is a solicitor and holds a Bachelor’s degree in Business Administration.
Wang Lei Lei, Director and Chief Executive Officer	PRC	Wang Lei Lei has been an executive Director and the Chief Executive Officer of TOM Online in charge of the overall management since September 15, 2003. Mr. Wang was appointed as a non-executive director of TOM Group Limited in December 2002, a director of Beijing Super Channel Network Limited (“Beijing Super Channel”) in December 2002, a general manager of Beijing Super Channel in November 2000, a director of Shanghai Super Channel Network Limited in March 2003, a director of Shenzhen Freenet Information Technology Company Limited (“Shenzhen Freenet”) in April 2001, an executive director of Beijing Lei Ting Wan Jun Network Technology Limited (“Beijing Lei Ting”) in November 2000, and the chairman of the board of directors and president of Beijing Lei Ting in August 2002. Mr. Wang joined TOM Group in August 1999 and was made Head of TOM’s online operations in October 2001. Mr. Wang graduated in 1996 from the Electronic Engineering Department of Tsinghua University with a B.S. in Electronic Technology and Information.
Jay Kenneth Chang, Director and Chief Financial Officer	United States	Jay Kenneth Chang has been an executive Director of TOM Online since September 28, 2005 and the Chief Financial Officer of TOM Online since September 1, 2005. Mr. Chang worked in CSFB’s research department in Hong Kong for more than five years. While at CSFB, Mr. Chang was a director of the firm’s Asian equity research department covering the China Internet, telecommunications and technology sectors. Prior to joining CSFB, Mr. Chang was with AIG Direct Investments (Asia), an Asian focused private equity firm based in Hong Kong, between 1997 and 1999. From 1995 to 1997, he was a consultant at Accenture responsible for technology strategy and implementation. Mr. Chang holds a degree in electrical engineering at the University of Washington — Seattle, WA.

PART VIII — EXPLANATORY MEMORANDUM

Name and Present	Country of
Position with TOM Online	Citizenship	Business Experience during the Past Five Years

Peter Andrew Schloss, Director and Chief Legal Officer	United States	Peter Andrew Schloss has been an executive Director of TOM Online since December 17, 2003 and the Chief Legal Officer of TOM Online since September 1, 2005. Mr. Schloss was general counsel at IBM China/Hong Kong Corporation from 1989 to 1991. From 1991 to 1996, he was general counsel of Satellite Television Asian Region Limited, or STAR TV, and was a director of that company from 1993 to 1996, as well as director of Asia Satellite Telecommunications Company Limited from November 1991 to June 1993. He was also managing director of ING Barings and head of its Asia Media, Internet and Technology Group from 1999 to 2001 and managing director of Mediavest Limited before joining TOM Online in December 2003. Mr. Schloss holds a B.A. in Political Science and a J.D. from Tulane University.
Elaine Feng Jue, Director and Executive Vice President of Sales and Marketing	PRC	Elaine Feng Jue has been an executive Director and Executive Vice President of the Department of Sales and Marketing of TOM Online since September 15, 2003. Since December 2002, Ms. Feng has served as vice president of the department of sales and marketing at Beijing Super Channel. Ms. Feng was appointed as a director of Beijing GreaTom United Technology Company Limited in October 2003 and deputy general manager of Shanghai Super Channel and Shenzhen Freenet in November 2003. Prior to joining TOM Online, Ms. Feng served as vice president of the department of corporate business development at Sohu.com and as project manager at Richina Media Group Limited.
Fan Tai, Director and Vice President of Finance	PRC	Fan Tai has been an executive Director and Vice President of Finance of TOM Online since October 14, 2003. Since August 2002, Mr. Fan has served as vice president of the department of finance at Beijing Super Channel. Prior to joining TOM Online, Mr. Fan served as financial controller at Xin De Telecom and as an auditor at KPMG. Mr. Fan graduated in 2003 from the State University of New Jersey, Rutgers with an MBA and in 1994 from Beijing College of Economics with a B.A. in Accounting.
Gordon Kwong Che Keung, Director	United Kingdom	Gordon Kwong Che Keung has been an independent non-executive Director of TOM Online since October 14, 2003. Mr. Kwong has also been serving as a member of the remuneration committee and the nomination committee of TOM Online and the chairman of the audit committee of TOM Online since February 12, 2004. He is also an independent non-executive director of a number of companies listed on the Stock Exchange, namely COSCO International Holdings Limited, Tianjin Development Holdings Limited, Beijing Capital International Airport Company Limited, Frasers Property (China) Limited, NWS Holdings Limited, China Oilfield Services Limited, Concepta Investments Limited, China Chengtong Development Group Limited, Global Digital Creations Holdings Limited, Ping An Insurance (Group) Company of China, Limited, Quam Limited, China Power International Development Limited, Henderson Land Development Company Limited, Henderson Investment Limited and Agile Property Holdings Limited. From 1984 to 1998, Mr. Kwong was a partner of Pricewaterhouse and was a council member of the Stock Exchange from 1992-1997. He has a Bachelor of Social Science degree from the University of Hong Kong and is a fellow member of the Institute of Chartered Accountants in England and Wales. Mr. Kwong previously served as a non-executive director of COSCO Pacific Limited until his resignation in January 2006 and as an independent non-executive director of New World Mobile Holdings Limited until January 2007 and was an independent non-executive director of Henderson China Holdings Limited which was privatised in July 2005.

PART VIII — EXPLANATORY MEMORANDUM

Name and Present	Country of
Position with TOM Online	Citizenship	Business Experience during the Past Five Years

Ma Wei Hua, Director	PRC	Ma Wei Hua has been an independent non-executive Director of TOM Online since October 14, 2003 and a member of the audit committee, remuneration committee and nomination committee of TOM Online since February 12, 2004. He is also the president and chief executive officer of China Merchants Bank. Mr. Ma obtained a Ph.D. in Economics from Southwestern Finance and Economics University in 1998.
Lo Ka Shui, Director	PRC	Lo Ka Shui has been an independent non-executive Director and a member of the audit committee, the remuneration committee and the nomination committee of TOM Online since September 30, 2004. He is the chairman and managing director of Great Eagle Holdings Limited and the non-executive chairman of Eagle Asset Management (CP) Limited (Manager of the publicly listed Champion Real Estate Investment Trust). He is also a non-executive director of The Hongkong and Shanghai Banking Corporation Limited, Shanghai Industrial Holdings Limited, Phoenix Satellite Television Holdings Limited, China Mobile Limited and some other listed public companies in Hong Kong. He is also a vice president of the Real Estate Developers Association of Hong Kong, a Trustee of the Hong Kong Centre for Economic Research and a Board Member of the Airport Authority. He graduated with Bachelor of Science degree from McGill University and a M.D. from Cornell University. He was certified in cardiology from University of Michigan Hospital. He has more than 27 years’ experience in property and hotel development and investment both in Hong Kong and overseas.
Tommei Tong Mei Kuen, Director	PRC	Tommei Tong Mei Kuen has been a non-executive Director of TOM Online since April 1, 2003 and the Vice Chairman of TOM Online since January 27, 2006. She is also an executive director and the chief executive officer of TOM Group Limited. She served as the chief financial officer and chief operating officer of Ping An Insurance (Group) of China, Ltd. and prior to that, she was a partner of Arthur Andersen & Co. Ms. Tong graduated from the University of Hong Kong in 1986 with a Bachelor of Social Sciences Degree. She is also a Fellow of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.
Angela Mak Soek Fun, Director	Australia	Angela Mak Soek Fun has been a non-executive Director of TOM Online since April 3, 2006. She is also the head corporate general counsel and an executive director of TOM Group Limited. She has also been the Company Secretary of TOM Online until March 15, 2006. Ms. Mak holds a Bachelor of Commerce degree and a Bachelor of Laws degree from the University of New South Wales in Australia and has been admitted as a solicitor in New South Wales (Australia), England and Wales and Hong Kong. Prior to joining TOM Group Limited, she was a senior group legal counsel of Hutchison Whampoa Limited.
Liu Bing Hai, Vice President of Wireless Operations	PRC	Liu Bing Hai has been a Vice President of Wireless Operations of TOM Online since December 2003. Mr. Liu was appointed as a director of GreaTom in October 2003. Mr. Liu joined TOM Online Group in September 1999 as project manager. Since November 2002, Mr. Liu has served as assistant general manager at Beijing Super Channel. Prior to joining TOM Online, Mr. Liu served as departmental manager of the Electronic Data Interchange Computer Center of the Beijing Foreign Economic and Trade Commission. Mr. Liu graduated in 1996 from Beijing University of Technology with an M.S. in Computer Aided Design and in 1993 from North China University with a B.S. in Transmission Controls.

PART VIII — EXPLANATORY MEMORANDUM

Name and Present	Country of
Position with TOM Online	Citizenship	Business Experience during the Past Five Years

Sarah He Jing, Director of Sales Department	Canada	Sarah He Jing has been a Director of the Sales Department of TOM Online since August 2004. Prior to joining TOM Online Group, Ms. He served as customer service director at DangDang Online Bookstore. From July 1998 to September 2003, Ms. He served as programmer at Star Fire Inc. in Canada. From March 1993 to March 1998, Ms. He served as general manager assistant and marketing/communication specialist at Group Schneider (China). Ms. He graduated in 1990 from Beijing College of Economics with a B.S. in MIS.
Nora Tsang Mei Hung, Qualified Accountant and Deputy Financial Controller	PRC	Nora Tsang Mei Hung has been the Qualified Accountant of TOM Online since November 6, 2006. Ms. Tsang is the Deputy Financial Controller of TOM Online and a member of the Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants. She holds a Bachelor’s degree in Accountancy from the City University of Hong Kong.
Yu Pessy Patricia Dawn, Company Secretary	United Kingdom	Yu Pessy Patricia Dawn has been the Company Secretary of TOM Online since March 16, 2006. Ms. Yu joined TOM Group in April 2001 and was appointed as senior legal counsel in 2003. She holds a Master of Arts degree in Jurisprudence from the Oxford University and is admitted as a solicitor in Hong Kong, and England and Wales.
      The address of each of the directors and executive officers of TOM Online is c/o TOM Online Inc., 8th Floor, Tower W3, Oriental Plaza, No. 1 Dong Chang An Avenue, Beijing, China 100738.
      During the past five years, none of the individuals above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
      The following table sets forth certain information regarding ownership of TOM Online’s voting securities as of the Latest Practicable Date by (i) all persons who are known by TOM Online to be the beneficial owner of more than 5 per cent of any class of TOM Online’s voting securities and (ii) the total number of any class of TOM Online’s voting securities owned by the officers and directors of TOM Online as a group.

		As at the Latest
	Number of	Practicable Date
Identity of the person or the group	Shares	%

Li Ka-shing	2,814,290,244	66.069%
Li Ka-Shing Unity Trustee Corporation Limited (as trustee of The Li Ka-Shing Unity Discretionary Trust)	2,814,290,244	66.069%
Li Ka-Shing Unity Trustcorp Limited (as trustee of another discretionary trust)	2,814,290,244	66.069%
Li Ka-Shing Unity Trustee Company Limited (as trustee of The Li Ka-Shing Unity Trust)	2,814,290,244	66.069%
Cheung Kong (Holdings) Limited	2,814,290,244	66.069%
Chau Hoi Shuen	425,888,453	9.998%
Cranwood (including Handel and Schumann)	212,958,118	4.999%
TOM	2,800,000,000	65.733%
Directors	5,486,000	0.123%
      TOM Online adopted the TOM Online Pre-IPO Share Option Plan, pursuant to which TOM Online has granted 280,000,000 Options to certain of TOM Online’s employees and directors to acquire Shares

PART VIII — EXPLANATORY MEMORANDUM

at the initial public offering price under the Hong Kong public offering, excluding brokerage and trading fees, and transaction and investor compensation levies. TOM Online may not grant any additional Options pursuant to this plan. The Options granted under this plan will expire ten years from the date of grant.
      In addition, TOM Online adopted the TOM Online Share Option Scheme, pursuant to which TOM Online may grant its officers, directors, employees and business associates Options to purchase the Shares.
      The following table sets forth information on outstanding Options that have been granted pursuant to the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme as of the Latest Practicable Date.

	Shares Issuable Under(1)

Name of grantee	2005 Option Grants		Pre-2005 Grants		Exercise Price Per Share

					(HK dollars)(2)
Executive Directors(3)
WANG Lei Lei	—		139,264,000	(4)	1.50
Jay Kenneth CHANG	18,000,000	(5)	—		1.204
Peter Andrew SCHLOSS	—		10,000,000	(6)	1.50
FENG Jue, Elaine	—		3,972,000	(7)	1.50
FAN Tai	—		7,346,000	(7)	1.50
Senior Management
LIU Bing Hai	—		2,668,000	(7)	1.50
Others
Other staff (comprising 256 individuals)	—		17,796,223	(7)	1.50

Total	18,000,000		181,046,223

Notes:

(1)	The expiration dates for the options granted pursuant to the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme are February 15, 2014 and May 10, 2015, respectively.

(2)	The exercise price of options granted pursuant to the TOM Online Pre-IPO Share Option Plan is HK$1.50. The exercise price of options granted pursuant to the TOM Online Share Option Scheme may not be less than the higher of the closing price of the Shares on GEM on the grant date, the average closing price of the Shares for the five business days immediately preceding the grant date and the nominal value of ordinary shares.

(3)	Each of TOM Online’s directors has undertaken to the Stock Exchange not to exercise his or her options to the extent that such exercise would result in the public float being reduced below the minimum percentage prescribed by the GEM Listing Rules. Any Shares which are held by the TOM Online’s directors are not considered to be in public hands under the GEM Listing Rules.

(4)	The options will vest in 5 tranches in the proportion of 10% : 15% : 20% : 25% : 30%. The first, second, third and fourth tranches of the options have vested on April 12, 2004, February 16, 2005, February 16, 2006 and February 16, 2007 respectively. The fifth tranche of the options will vest on February 16, 2008.

(5)	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first tranche of the options has vested on May 11, 2006. The second, third and fourth tranches of the options will vest on May 11, 2007, May 11, 2008 and May 11, 2009 respectively.

(6)	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first, second and third tranches of the options have vested on February 16, 2005, February 16, 2006 and February 16, 2007 respectively, the fourth tranche of the options will vest on February 16, 2008.

(7)	The options have vested in 4 tranches in the proportion of 10% : 30% : 30% : 30% on April 12, 2004, February 16, 2005, February 16, 2006 and February 16, 2007 respectively.

PART VIII — EXPLANATORY MEMORANDUM

     The following table sets forth the number of Shares beneficially held by TOM Online’s directors and executive officers as of the Latest Practicable Date:

		Approximate % of	Approximate % of
		Issued Share Capital	Issued Share Capital
		assuming full exercise	assuming no exercise
	Number of Shares	of outstanding	of outstanding
Name of Shareholder	Beneficially Owned	Options(1)	Options(2)

Executive Director
FENG Jue, Elaine	786,000	0.018	0.018
Independent Non-Executive Director
LO Ka Shui	4,700,000	0.105	0.110

Total	5,486,000	0.123	0.128

Notes

(1)	Adjusted to reflect the issuance of Shares upon full exercise of all outstanding options granted under the TOM Online Pre-IPO Share Option Plan and TOM Online Share Option Scheme.

(2)	Assuming no outstanding options granted under the TOM Online Pre-IPO Share Option Plan and TOM Online Share Option Scheme are exercised.
Historical financial information
      A summary of the audited consolidated financial results of the TOM Online Group for each of the two years ended 31 December 2005 and 2006 is set out below:

	Year ended
	31 December

	2005	2006

	(Audited)
	US$’000	US$’000
Revenues	168,068	168,365
Income from continuing operations before tax	44,910	33,529
Income tax credit	63	140

Income from continuing operations after tax	44,973	33,669
Minority interests	34	35

Income from continuing operations	45,007	33,704
Loss from discontinued operations, net of income tax	(1)	(5,049)

Net income attributable to shareholders	45,006	28,655

      Your attention is also drawn to Appendix I to this Scheme Document which sets out the financial information of the TOM Online Group.
      Based on the closing price of HK$1.460 per Share and the total number of Shares in issue as at the Latest Practicable Date, the market capitalisation of TOM Online was approximately HK$6,219 million.
10.2 TOM
      The name of the offeror is TOM Group Limited. TOM was incorporated in the Cayman Islands with limited liability. A leading Chinese-language media group in the Greater China region, the TOM Group has diverse business interests in five key areas: Internet, outdoor media, publishing, sports, and television and entertainment. TOM provides services across markets in the PRC, Taiwan and Hong Kong. TOM is listed on the Main Board of the Stock Exchange. It is the controlling shareholder of TOM Online. As at the Latest Practicable Date, TOM held an interest of approximately 65.733% in the issued share capital of TOM Online.

PART VIII — EXPLANATORY MEMORANDUM

      The address of TOM’s principal executive office is 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong. The telephone number of TOM’s principal executive office is +852-2121 7838.
      During the past five years, TOM has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor was TOM a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining TOM from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of US federal or state securities laws.

      The directors and executive officers of TOM and their respective positions are identified below:

Country of
Name and Present Position with TOM	Citizenship	Business Experience during the Past Five Years

Frank John Sixt, Chairman of the Board and Director	Canada	Frank John Sixt has been a non-executive Director and the Chairman of TOM since December 15, 1999. He is also the Chairman of TOM Online Inc., an executive director of Cheung Kong Infrastructure Holdings Limited and Hongkong Electric Holdings Limited, a non-executive director of Hutchison Telecommunications International Limited, and a director of Hutchison Telecommunications (Australia) Limited, Husky Energy Inc. and Partner Communications Company Ltd. He is also the group finance director of Hutchison Whampoa Limited, a non-executive director of Cheung Kong (Holdings) Limited, and a director of Easterhouse Limited, Hutchison International Limited, Li Ka-Shing Unity Trustcorp Limited, Li Ka-Shing Unity Trustee Company Limited and Li Ka-Shing Unity Trustee Corporation Limited, which are substantial shareholders of TOM within the meaning of Part XV of the SFO. Mr. Sixt holds a Master’s degree in Arts and a Bachelor’s degree in Civil Law, and is a member of the Bar and of the Law of Society of the Provinces of Quebec and Ontario, Canada.
Tommei Tong Mei Kuen, Director and Chief Executive Officer	PRC	Tommei Tong Mei Kuen has been an executive Director of TOM since April 1, 2003 and the Chief Executive Officer of TOM since January 27, 2006. She is also the Vice Chairman of TOM Online Inc. She served as the chief financial officer and chief operating officer of Ping An Insurance (Group) of China, Ltd. and prior to that, she was a partner of Arthur Andersen & Co. Ms. Tong graduated from the University of Hong Kong in 1986 with a Bachelor of Social Sciences Degree. She is also a Fellow of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.
Angela Mak Soek Fun, Director and Head Corporate General Counsel	Australia	Angela Mak Soek Fun has been an executive Director of TOM since March 16, 2006 and Head Corporate General Counsel of TOM since January 2000. She had also been the Company Secretary of TOM until March 15, 2006 and is a non-executive director of TOM Online Inc. Ms. Mak holds a Bachelor of Commerce degree and a Bachelor of Laws degree from the University of New South Wales in Australia and has been admitted as a solicitor in New South Wales (Australia), England and Wales and Hong Kong. Prior to joining TOM, she was a senior group legal counsel of Hutchison Whampoa Limited.

PART VIII — EXPLANATORY MEMORANDUM

Country of
Name and Present Position with TOM	Citizenship	Business Experience during the Past Five Years

Henry Cheong Ying Chew, Director	United Kingdom	Henry Cheong Ying Chew has been an independent non-executive Director of TOM since January 21, 2000. He holds a Bachelor of Science degree in Mathematics and a Master of Science degree in Operational Research and Management. He is also an independent non-executive director of Cheung Kong (Holdings) Limited which is a substantial shareholder of TOM within the meaning of Part XV of the SFO, Cheung Kong Infrastructure Holdings Limited, Excel Technology International Holdings Limited, Forefront International Holdings Limited and SPG Land (Holdings) Limited, all being listed companies in Hong Kong, and Jade Asia Pacific Fund Inc., a company listed in Ireland.
Angelina Lee Pui Ling, Director	United Kingdom	Angelina Lee Pui Ling was appointed as an independent non- executive Director of TOM on January 28, 2000. She has been re-designated as a non-executive Director of TOM, effective August 4, 2004. She is a non-executive director of Cheung Kong Infrastructure Holdings Limited and Henderson Land Development Company Limited, and an independent non-executive director of Great Eagle Holdings Limited. She was an independent non-executive director of Kerry Properties Limited up until end of September 2004. She is active in public service and currently serves on a number of statutory and advisory committees. She is a practising solicitor. She has a Bachelor of Laws degree and is a Fellow of the Institute of Chartered Accountants in England and Wales.
Anna Wu Hung Yuk, Director	PRC	Anna Wu Hung Yuk has been an independent non-executive Director of TOM since August 25, 2003. She is a qualified solicitor. She holds a Bachelor of Laws degree and a Postgraduate Certificate in Laws from the University of Hong Kong. She was a non-executive director of the Securities & Futures Commission up until end of 2004 and a non-executive Director of the Mandatory Provident Fund Schemes Authority up until mid March 2005. Previously she was the Chairperson of the Equal Opportunities Commission, Chairperson of the Operations Review Committee of the Independent Commission Against Corruption, Chairperson of the Consumer Council and a member of the Legislative Council.
Debbie Chang Pui Vee, Director	United States	Debbie Chang Pui Vee has been a non-executive Director of TOM since October 5, 1999. She holds a Bachelor of Arts degree from Hunter College, New York City. She has been directing business development in Mainland China for a number of years and is a director of Orient Overseas Developments Ltd. and Beijing Oriental Plaza Company Ltd. Ms. Chang is a member of the People’s Consultative Party of Beijing, Eastern City District.
Susan Chow Woo Mo Fong, Director	United Kingdom	Susan Chow Woo Mo Fong has been a non-executive Director of TOM since October 5, 1999. She is an alternate director to the Chairman of TOM Online Inc., an executive director of Cheung Kong Infrastructure Holdings Limited, Hutchison Harbour Ring Limited and Hongkong Electric Holdings Limited, and a director of Hutchison Telecommunications (Australia) Limited and Partner Communications Company Ltd. She is also the deputy group managing director of Hutchison Whampoa Limited, and a Director of Easterhouse Limited and Hutchison International Limited, which are substantial shareholders of TOM within the meaning of Part XV of the SFO. Mrs. Chow is a solicitor and holds a Bachelor’s degree in Business Administration.

PART VIII — EXPLANATORY MEMORANDUM

Country of
Name and Present Position with TOM	Citizenship	Business Experience during the Past Five Years

Edmond Ip Tak Chuen, Director	United Kingdom	Edmond Ip Tak Chuen has been a non-executive Director of TOM since October 15, 1999. He is the deputy managing director of Cheung Kong (Holdings) Limited, and a director of Cheung Kong Investment Company Limited, Cheung Kong Holdings (China) Limited, Sunnylink Enterprises Limited and Romefield Limited, which are substantial shareholders of TOM within the meaning of Part XV of the SFO. He is also the deputy chairman of Cheung Kong Infrastructure Holdings Limited and the senior vice president and Chief Investment Officer of CK Life Sciences Int’l., (Holdings) Inc. He holds a Master of Science degree in Business Administration and a Bachelor of Arts degree in Economics.
James Sha, Director	United States	James Sha was appointed as a non-executive Director of TOM on May 12, 2000. He has been re-designated as an independent non-executive director of TOM, effective August 4, 2004. He has held senior positions with a number of large Internet-related companies. Since November 1999, he has been a managing partner with Spring Creek Ventures, a partnership specialising in early stage venture investment and business consultation with Internet and infrastructure companies. He is currently serving on the board of directors of several start-up companies. His board memberships include Appstream, Acela, Aduva, E21, LiveABC, Optoplex and Mediostream. He also served as the chief executive officer for Sina.com. Prior to that, he was the senior vice president, Commerce Solutions, at Netscape Communications. He has also held senior positions with Actra Business Systems, Oracle’s UNIX Product Division and the Advanced Systems Division of Wyse Technology. He holds a Master of Science degree in Electronic Engineering and Computer Science from the University of California, Berkeley, a Master of Business degree from Santa Clara University and a Bachelor of Science degree in Electronic Engineering from Taiwan University.
Wang Lei Lei, Director	PRC	Wang Lei Lei has been a non-executive Director of TOM since December 9, 2002. He is also the chief executive officer and an executive director of TOM Online Inc. in charge of the overall management since September 2003. Mr. Wang is a director of Beijing Super Channel Network Limited (“Beijing Super Channel”) in December 2002, a general manager of Beijing Super Channel in November 2000, a director of Shanghai Super Channel Network Limited in March 2003, a director of Shenzhen Freenet Information Technology Company Limited in April 2001, an executive director of Beijing Lei Ting Wan Jun Network Technology Limited (“Beijing Lei Ting”) in November 2000, and the chairman of the Board of Directors and President of Beijing Lei Ting in August 2002. Mr. Wang joined TOM in August 1999 and was made Head of TOM’s online operations in October 2001. Mr. Wang graduated in 1996 from the Electronic Engineering Department of Tsinghua University with a B.S. in Electronic Technology and Information.

PART VIII — EXPLANATORY MEMORANDUM

Country of
Name and Present Position with TOM	Citizenship	Business Experience during the Past Five Years

Terence Hon Ping Cho, Group Finance Director	PRC	Terence Hon Ping Cho has been appointed as Group Finance Director of TOM in March 2006. Mr. Hon joined TOM as the General Manager, Finance in June 2001 and was appointed as the Group Treasurer and General Manager, Finance in 2004. He is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales. Mr. Hon holds a Master’s degree in Business Administration (Financial Services) from The Hong Kong Polytechnic University. He has over 20 years of experience in the auditing, accounting and financial management fields.
Michael Ng Hoi Kit, Chief Investment Officer	PRC	Michael Ng Hoi Kit has been appointed as Chief Investment Officer of TOM in March 2006. Mr. Ng joined TOM in March 2000. He has been admitted as a solicitor of Hong Kong and is a member of the Hong Kong Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He holds a Bachelor of Laws (Hons) degree and a Master of Social Sciences (Criminology) degree from The University of Hong Kong. Mr. Ng has over 10 years of experience in merger and acquisitions, direct investment and corporate finance transactions.
Yu Pessy Patricia Dawn, Company Secretary	United Kingdom	Yu Pessy Patricia Dawn has been the Company Secretary of TOM since March 16, 2006. Ms. Yu joined TOM Group in April 2001 and was appointed as Senior Legal Counsel in 2003. She holds a Master of Arts degree in Jurisprudence from the Oxford University and is admitted as a solicitor in Hong Kong, and England and Wales.
      The address of each of the directors and executive officers of TOM is c/o TOM Group Limited, 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.
      During the past five years, none of the individuals above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours), nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PART VIII — EXPLANATORY MEMORANDUM

      The following table sets forth certain information regarding ownership of TOM’s voting securities as of the Latest Practicable Date by (i) all persons who are known by TOM to be the beneficial owner of more than 5% of any class of TOM’s voting securities and (ii) the total number of any class of TOM’s voting securities owned by the officers and directors of TOM as a group.

	As at the Latest Practicable Date

	Number of shares in
Shareholders of TOM	TOM	%

Easterhouse	952,683,363	24.470
Romefield	476,341,182	12.235
Cranwood (including Handel and Schumann)	928,006,363	23.836
Mr. Wang Lei Lei	300,000	0.008
Ms. Angela Mak	44,000	0.001
Other shareholders of TOM	1,535,895,650	39.450

Total	3,893,270,558	100.000

      Easterhouse is an indirect wholly-owned subsidiary of HWL. Romefield is an indirect wholly-owned subsidiary of CKH. CKH beneficially owns 36.7% of TOM through a series of controlled companies, including HWL, which beneficially owns 24.5% of TOM through a series of controlled companies. Li Ka-Shing Unity Holdings Limited, of which each of Mr. Li Ka-shing, Mr. Li Tzar Kuoi, Victor and Mr. Li Tzar Kai, Richard is interested in one-third of the entire issued share capital, owns the entire issued share capital of Li Ka-Shing Unity Trustee Company Limited. Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust, together with certain companies which Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust is entitled to exercise or control the exercise of more than one-third of the voting power at their general meetings, hold more than one-third of the issued share capital of CKH. In addition, Li Ka-Shing Unity Holdings Limited also owns the entire issued share capital of Li Ka-Shing Unity Trustee Corporation Limited or TDT1, as trustee of The Li Ka-Shing Unity Discretionary Trust and Li Ka-Shing Unity Trustcorp Limited, or TDT2, as trustee of another discretionary trust. Each of TDT1 and TDT2 hold units in The Li Ka-Shing Unity Trust.

11.	INTENTIONS OF TOM WITH REGARD TO TOM ONLINE
      Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. TOM Online will apply to the Stock Exchange for the withdrawal of the listing of the Shares on GEM immediately following the effective date of the Scheme. The Scheme Shareholders will be notified by way of a press announcement of the exact dates of the last day for dealing in the Shares and on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective. A detailed timetable of the Scheme is included in this Scheme Document. ADSs in the United States will be cancelled or retired by the ADS Depositary and proceeds in respect of the Shares underlying such ADSs will be distributed.
      Upon the Scheme becoming effective, TOM intends to cause TOM Online to apply to withdraw the listing of the ADSs on NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. If the Scheme becomes effective, TOM also intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Shares in the United States to fall below 300 or otherwise cause TOM Online to become eligible for de-registration.
      TOM’s intentions with regard to TOM Online are as described below. TOM expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review of TOM Online described below or in light of future developments. Such changes could include, among other things, changes in TOM Online’s business, corporate structure, articles of association, capitalisation, management, Board or dividend policy. In connection with the Scheme, TOM expects to

PART VIII — EXPLANATORY MEMORANDUM

review TOM Online and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Scheme in order to best organise and integrate the activities of TOM and TOM Online. It is the intention of TOM to maintain the existing businesses of the TOM Online Group upon successful privatisation of TOM Online as an independent business group.
      While TOM does not intend to introduce any major changes to the existing operating structure, it is envisaged that TOM Online will continue to require substantial investments going forward in the short- and medium-terms in order to continue broadening its business beyond WVAS and to ensure that it is ideally positioned strategically in the long run. It is TOM’s intention upon successful privatisation of TOM Online to further facilitate its ability to take advantage of the convergence trend that is bringing together the media and internet industries. Since TOM is a leading Greater China media company, it is well positioned to leverage its traditional media businesses in print, television, and outdoor advertising by further integrating them with TOM Online’s on-line and WVAS businesses. Further integration between TOM’s traditional media and TOM Online’s new media is expected to put the overall business in a stronger competitive position. Additional synergies that are expected to arise from further integration include the possible introduction of new product ideas. TOM intends to seek further ways to take advantage of overlap between TOM Online’s on-line and WVAS services and TOM’s traditional media content to introduce new methods of delivering media and creating content that will benefit customers.
      Although TOM currently has no intention to introduce any significant changes to the management of TOM Online or to discontinue the employment of any employees of TOM Online, as a result of the implementation of the Proposals, TOM anticipates that, after the privatisation, cost savings will be realised on several fronts. As TOM and TOM Online will further integrate the businesses after the privatisation, TOM expects the rationalisation of redundant costs from the overlap in certain general and administrative functions to generate cost savings. In addition, TOM anticipates the elimination of costs associated with TOM Online’s reporting obligations under the US securities laws.

12.	REASONS FOR THE PROPOSALS AND BENEFIT TO SCHEME SHAREHOLDERS
Reasons for the Proposals
For Scheme Shareholders
      On 3 March 2007, TOM communicated the following reasons for and benefits of the Share Proposal for Scheme Shareholders to the board of directors of TOM Online:
      TOM believes that TOM Online has established itself as the leading WVAS provider in the PRC since its initial public offering (“IPO”) in March 2004. However, this leadership position that TOM Online has built has at the same time increased TOM Online’s reliance on the WVAS business. WVAS revenues accounted for 93.9% and 91.5% of TOM Online’s total revenues for the year ended 31 December 2005 and for the nine months ended 30 September 2006, respectively, as compared to 72.5% for the year ended 31 December 2003, immediately prior to the IPO.
      Against this backdrop, the operating environment in respect of WVAS has changed significantly since TOM Online’s IPO. The mobile telephone operations in the PRC (“Mobile Operators”) have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. Furthermore, on 7 July 2006, China Mobile Communications Corporation introduced another set of changes, requiring, among other things, a mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions.
      These changes, TOM believes, have reduced the short-to-medium term financial prospects for TOM Online, similar to others in the WVAS industry. The impact of the changes also affected TOM

PART VIII — EXPLANATORY MEMORANDUM

Online’s financial performance. For the three months ended 30 September 2006, TOM Online’s net revenues and net income declined by 15% and 59%, respectively, as compared to the same period a year earlier. These declines serve, in TOM’s view, to illustrate the uncertainty and volatility inherent in the business models of WVAS service providers like TOM Online.
      Since then, TOM Online’s management has begun to broaden TOM Online’s business beyond its core business of WVAS offerings into other new media segments with the objective of improving TOM Online’s future financial stability and performance. On 19 December 2006, TOM Online and eBay Inc. (“eBay”) announced a joint venture agreement whereby eBay contributed its China-based subsidiary eBay EachNet (eBay International AG’s on-line platform and operations for the PRC) to the joint venture. The formation of the joint venture marked TOM Online’s foray into the Chinese e-commerce market and is expected to foster synergies among on-line user communities and distribution channels, enhance rapid product innovation on a local platform, and promote mobile integration. Most importantly, the addition of EachNet also provides TOM Online with a future conduit for growth beyond WVAS.
      TOM believes that market reaction, while initially positive, has since become muted and that the reaction amongst the equity research community, based on what TOM has seen, has been mixed. These mixed opinions reflect the time and investment required for TOM Online to build its new broadened businesses, and the short- and medium-term uncertainty that such initiatives could produce for the Shareholders. TOM expects TOM Online to need to continue to undertake significant business restructuring and additional capital investments to broaden and expand TOM Online’s business which could result in high share price volatility as demonstrated by TOM Online’s share price following the formation of the joint venture between TOM Online and eBay and the joint venture announcement. While TOM remains confident in the future prospects for TOM Online’s WVAS business and its additional new media initiatives, TOM is of the view that the short- and medium-term volatility and potential uncertain financial performance for TOM Online make TOM Online poorly suited to remain a publicly listed entity. Further, TOM Online will be relieved of the administrative, compliance and financial burdens of its dual listings on the Stock Exchange and NASDAQ, which could be disproportionate to the benefits thereof. It is also noted that TOM Online has not raised capital or made any public offering of Shares listed on either the Stock Exchange or NASDAQ since its initial listing in March 2004.
      Accordingly, TOM is offering the Scheme Shareholders an alternative in the form of the Share Proposal.
For TOM
      TOM Online represents a substantial portion of TOM’s business, contribution 50.5% and 81.2% to TOM’s revenue and earnings before interest, tax, depreciation and amortisation, respectively, in the first half of 2006. Accordingly, TOM Online’s long term success and financial performance are both of paramount importance to TOM.
      TOM considers that TOM Online will require substantial investments in order to broaden its business beyond WVAS and to ensure that it is ideally positioned strategically in the long run. Such investments could result in uncertain time horizon before the financial benefits are realised.
      TOM believes that, after the proposed privatisation, TOM Online would be able to make decisions pertaining to such investments focused on the long-term benefits they bring to TOM Online’s business and free from the short- and medium-term pressure associated with being a standalone publicly-listed company.
      TOM accordingly considers that the Proposals would be in the interests of TOM and its shareholders as it will simplify the group structure, facilitate the realisation of synergies between TOM Online and TOM’s other media businesses and bring about more flexibility to take the businesses of TOM Online forward in an efficient and sustainable manner.

PART VIII — EXPLANATORY MEMORANDUM

13.	INTERESTS OF TOM AND PARTIES ACTING IN CONCERT WITH TOM IN THE SCHEME AND EFFECTS THEREON

      As at the Latest Practicable Date, TOM was interested in 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online. The Shares in which TOM is interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. In addition, as at the Latest Practicable Date, Cranwood held 203,984,001 Shares directly and, through non wholly-owned subsidiaries (Handel and Schumann), 8,974,117 Shares, representing approximately 4.7887% and approximately 0.2107% respectively of the issued share capital of TOM Online and Devine Gem held 212,930,335 Shares, representing approximately 4.999% of the issued share capital of TOM Online. Cranwood, Handel, Schumann and Devine Gem are presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code. All the Shares in which Cranwood, Handel and Schumann collectively and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. None of TOM, Cranwood, Handel, Schumann and Devine Gem will vote at the Court Meeting or be entitled to receive the Cancellation Price. Upon the Scheme becoming effective, TOM will, together with the New Shares, be interested in 3,833,766,075 Shares, Cranwood, Handel and Schumann collectively will remain interested in 212,958,118 Shares and Devine Gem will remain interested in 212,930,335 Shares, representing approximately 90.002%, 4.999% and 4.999% of the issued share capital of TOM Online respectively, on the assumption that no Outstanding TOM Online Share Options are exercised.

      As at the Latest Practicable Date, Romefield was interested in 4,763,411 Shares and Easterhouse was interested in 9,526,833 Shares. Romefield and Easterhouse are also presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code.
      Each of Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) will abstain from voting on the Scheme at the Court Meeting of TOM Online to approve and give effect to the Scheme, but the Shares held by them will form part of the Scheme Shares.
      Each of TOM, Romefield, Easterhouse, Mr. Wang Lei Lei, Cranwood, Handel, Schumann and Devine Gem has also undertaken to the Grand Court that each of them will be bound by the Scheme, so as to ensure that they will be subject to the terms and conditions of the Scheme.
      The EGM will be held on 8 June 2007, immediately following the Court Meeting, for the purpose of considering and, if thought fit, passing a special resolution to approve the capital reduction arising from the cancellation of the Scheme Shares, the immediate increase of TOM Online’s issued share capital to its former amount, and the application of the credit arising in TOM Online’s books of accounts as a result of the capital reduction in paying up in full and issuing to TOM (or a subsidiary of TOM as TOM may direct) a number of new Shares equal to the number of Scheme Shares cancelled. The special resolution will be passed provided that it is approved by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting, in person or by proxy, at the EGM. All Shareholders will be entitled to attend and vote on such special resolution at the EGM. TOM, Cranwood, Handel, Schumann and Devine Gem have indicated that if the Scheme is approved at the Court Meeting, they will vote in favour of such special resolution at the EGM.
      Each of Mr. Wang Lei Lei, Mr. Jay Kenneth Chang and Mr. Peter Andrew Schloss has undertaken to TOM Online that he will not exercise his Options before the Effective Date unless and until the Share Proposal lapses.
      Each Director has severally confirmed with the Board that none of them is a creditor of TOM Online.

14.	SHARE CERTIFICATES, DEALINGS AND LISTING
      Upon the Scheme becoming effective, all Scheme Shares will be cancelled. Share certificates for the Shares held by the Scheme Shareholders will thereafter cease to have effect as documents of, or evidence of, title. TOM Online will apply to GEM for the withdrawal of the listing of the Shares on GEM

PART VIII — EXPLANATORY MEMORANDUM

and of the listing of ADSs on NASDAQ. The Scheme Shareholders will be notified by way of a press announcement as well as an announcement published on the GEM website of the exact date on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective. The Scheme will lapse if it does not become effective on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), and the Scheme Shareholders will be notified by way of a press announcement accordingly and also by an announcement published on the GEM website.
      TOM has no intention to immediately seek the withdrawal of the listing of the Shares on GEM and the listing of the ADSs on NASDAQ if the Scheme does not become unconditional or lapses.

15.	REGISTRATION AND PAYMENT
      Assuming that the Record Date falls at 4:30 p.m. on 27 June 2007, it is proposed to close the register of members of TOM Online from 4:30 p.m. on 26 June 2007 to 28 June 2007 (both days inclusive) (or such other dates as Scheme Shareholders may be notified by press announcement) in order to establish entitlements under the Scheme. In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that their Shares are lodged with the Registrar for registration in their names or in the names of their nominees before the closure of the register of members of TOM Online. The Registrar is Computershare Hong Kong Investor Services Limited which is located at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

15.1	Payment — Scheme Shareholders
      Upon the Scheme becoming effective, payment of the Cancellation Price for the Scheme Shares will be made to the Scheme Shareholders whose names appear on the register of members of TOM Online as at the Record Date. On the basis that the Scheme becomes effective on or about 27 June 2007 (Cayman Islands time), cheques for payment of the Cancellation Price payable under the Scheme are expected to be despatched on or about 6 July 2007. In the absence of any specific instructions to the contrary received in writing by Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, cheques will be sent by posting the same in pre-paid envelopes addressed to the persons entitled thereto at their respective registered addresses or, in the case of joint holders, to the registered address of that joint holder whose name stands first in such registers in respect of the joint holding. All such cheques will be sent at the risk of the person(s) entitled thereto and none of TOM Online, TOM, Goldman Sachs or any of them will be responsible for any loss or delay in despatch.
      On or after the day being six calendar months after the posting of such cheques, TOM shall have the right to cancel or countermand payment of any such cheque which has not been cashed or has been returned uncashed, and shall place all monies represented thereby in a deposit account in TOM Online’s name with a licensed bank in Hong Kong selected by TOM Online.
      TOM Online shall hold such monies until the expiry of six years from the Effective Date and shall prior to such date, make payments thereout of the sums, together with interest thereon, to persons who satisfy TOM Online that they are respectively entitled thereto and that the cheques of which they are payees have not been cashed. On the expiry of six years from the Effective Date, TOM shall be released from any further obligation to make any payments under the Scheme and TOM Online shall thereafter transfer to TOM the balance (if any) of the sums then standing to the credit of the deposit account in TOM Online’s name, including accrued interest subject, if applicable, to the deduction of any interest or withholding or other tax or any other deduction required by law and subject to the deduction of any expenses.
      Assuming that the Scheme becomes effective, all existing certificates representing the Scheme Shares will cease to have effect as documents or evidence of title as from 28 June 2007.

PART VIII — EXPLANATORY MEMORANDUM

      Settlement of the Cancellation Price to which the Scheme Shareholders are entitled under the Share Proposal will be implemented in full in accordance with the terms of the Share Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which TOM may otherwise be, or claim to be, entitled against any such Scheme Shareholder.

15.2	Payment — ADS Holders
      As the ADSs are governed by the ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not in itself result in the cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as the holder of the Scheme Shares underlying the ADSs through its nominee HKSCC Nominees Limited) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary and distributed (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable) to the ADS Holders pro rata to their holdings upon exchange of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.

15.3	Payment — Optionholders
      If the Option Proposal becomes effective, monies due to Optionholders who accept the Option Proposal in accordance with the terms of the Option Proposal will be despatched to such accepting Optionholders within ten days of the closing of the Option Proposal.
      Settlement of the consideration to which the Optionholders are entitled under the Option Proposal will be implemented in full in accordance with the terms of the Option Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which TOM may otherwise be, or claim to be, entitled against any such Optionholder.

16.	OVERSEAS SHAREHOLDERS AND OPTIONHOLDERS OF TOM ONLINE
      The making of the Share Proposal and the Option Proposal to persons not resident in Hong Kong may be subject to the laws of the relevant jurisdictions where such persons are located. Such persons should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any overseas Scheme Shareholders and Optionholders of TOM Online wishing to accept the Share Proposal or the Option Proposal to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, and the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

17.	INFORMATION FOR ADS HOLDERS
      If you are an ADS Holder, you cannot vote at the Court Meeting or the EGM directly but you may instruct the ADS Depositary to vote the Shares underlying your ADSs in accordance with the terms of the ADS Deposit Agreement. An ADS Voting Instruction Card is enclosed for this purpose, and must be completed, signed and returned to the ADS Depositary so that the ADS Depositary receives it no later than 10:00 a.m. (New York time) on Thursday, 31 May 2007. If you do not return the ADS Voting Instruction Card by this time, the Shares underlying your ADSs will not be voted at the Court Meeting and the EGM. Persons holding ADSs indirectly must rely on the procedures of the bank, broker or financial institution in which such ADSs are held.
      You may also elect to become holders of Shares by surrendering your ADSs and withdrawing the Shares represented by your ADSs in accordance with the terms of the ADS Deposit Agreement so that you become a registered holder of Shares prior to 4:30 p.m. (Hong Kong time) on 5 June 2007 and therefore have the right to vote at the Court Meeting and the EGM. If you decide to become a holder of Shares, TOM will pay the cancellation fee but you may incur taxes and governmental charges payable in connection with such surrender and withdrawal. In order to surrender your ADSs and withdraw the

PART VIII — EXPLANATORY MEMORANDUM

underlying Shares, you should contact the ADS Depositary at 388 Greenwich Street, 14th Floor, New York, the United States, NY 10013.
      Each ADS represents 80 Scheme Shares and accordingly, upon the Scheme becoming effective, you will for each ADS receive 80 times the Cancellation Price of HK$1.52 in cash, being HK$121.6 for each ADS, which at the Exchange Rate represents US$15.554 in cash, such sum to be paid to holders of ADSs under the ADS Deposit Agreement upon surrender of the ADS (net of permitted fees, expenses and withholding tax, if any). As the ADSs are governed by the ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not in and of itself result in cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the ADSs will be cancelled along with all other Scheme Shares. Following this, the ADS Depositary (as the holder of the Shares underlying the ADSs through its nominee HKSCC Nominees Limited) will receive an amount in Hong Kong dollars equal to the amount payable in respect of all Shares held for the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars in accordance with the terms of the ADS Deposit Agreement, and distribute the proceeds to the ADS Holders. The ADS Holders will receive their pro rata portion of the consideration from the ADS Depositary, less any expenses of the ADS Depositary in connection with the currency conversion. ADS Holders may also incur related taxes and governmental charges.

      The Shares are currently registered under the Exchange Act and the ADSs are listed on NASDAQ and traded under the symbol “TOMO”. Upon the Scheme becoming effective, TOM intends to cause TOM Online to withdraw the listing of the ADSs. TOM also intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Shares in the United States to fall below 300 or otherwise to become eligible for de-registration. As a result, TOM Online will no longer be subject to the periodic reporting requirements of the Exchange Act.

18.	TAXATION

18.1	Hong Kong Tax Consequences
      As the Scheme does not involve the sale and purchase of Hong Kong stock, no stamp duty will be payable pursuant to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the cancellation of the Scheme Shares upon the Scheme becoming effective.
      For the same reason, as the acceptance of the Option Proposal and the payment of the Option Proposal Price for the cancellation of the Outstanding TOM Online Share Options does not involve the sale and purchase of Hong Kong stock, stamp duty will not be payable in relation to the Option Proposal Price.
      The Scheme Shareholders and the Optionholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of the Scheme or the Option Proposal and, in particular, whether the receipt of the Cancellation Price or the Option Proposal Price would make such Scheme Shareholder or Optionholder liable to taxation in Hong Kong or in other jurisdictions.

18.2	US Tax Consequences
      Information on the US tax consequences is set out in the section headed “4.8 US Federal Income Tax Consequences” of “Part VII — US Special Factors” of this Scheme Document.

19.	COURT MEETING AND EGM
      In accordance with the directions of the Grand Court, the Court Meeting will be held for the purpose of considering and, if thought fit, passing a resolution to approve the Scheme (with or without modifications). The Scheme will be subject to the approval by the Scheme Shareholders at the Court Meeting (without counting the votes of those Scheme Shareholders not being Independent

PART VIII — EXPLANATORY MEMORANDUM

Shareholders) in the manner referred to in the section headed “3. Conditions of the Share Proposal and the Scheme” in this Explanatory Memorandum. The EGM will be held immediately following the Court Meeting for the purpose of considering and, if thought fit, passing a special resolution to approve the capital reduction resulting from the cancellation of the Scheme Shares, the immediate increase of TOM Online’s issued share capital to its former amount and the application of the credit arising in TOM Online’s books of accounts as a result of the capital reduction in paying up in full and issuing to TOM (or a subsidiary of TOM as TOM may direct) a number of new Shares equal to the number of Scheme Shares cancelled.
      Shareholders are urged to have their names entered in the register of members of TOM Online as soon as possible for, inter alia, the following reasons:

(a)	to enable Scheme Shareholders to attend the meeting as required under Section 86 of the Companies Law in the capacity as members of TOM Online or to be represented by proxies to be appointed by them;

(b)	to enable TOM Online to properly classify members of TOM Online for the purposes of Section 86 of the Companies Law; and

(c)	to enable TOM Online and TOM to make arrangements to effect payments by way of the delivery of cheques to the most appropriate person when the Scheme becomes effective. All deliveries of cheques required for making payment in respect of the Scheme Shares as aforesaid shall be effected by duly posting the same in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in the register of members of TOM Online as at the Record Date.
      No person shall be recognised by TOM Online as holding any Shares upon any trust. In the case of any Beneficial Owner whose Shares are held upon trust by, and registered in the name of a Registered Owner (other than HKSCC Nominees Limited), such Beneficial Owner should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which the Shares of the Beneficial Owner should be voted at the Court Meeting and/or the EGM. Such instructions and/or arrangements should be given or made in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.
      Any Beneficial Owner whose Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited must, unless such Beneficial Owner is a person admitted to participate in CCASS as an Investor Participant contact their broker, custodian, nominee or other relevant person who is, or has in turn deposited such Shares with, an Other CCASS Participant regarding voting instructions to be given to such persons if they wish to vote in respect of the Scheme. Beneficial Owners should contact their broker, custodian, nominee or other relevant person in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which the Shares of the Beneficial Owner should be voted at the Court Meeting and/or the EGM. The procedure for voting in respect of the Scheme by the Investor Participants and the Other CCASS Participants with respect to Shares registered under the name of HKSCC Nominees Limited shall be in accordance with the “General Rules of CCASS” and the “CCASS Operational Procedures”.

      At the Court Meeting, Independent Shareholders, present and voting either in person or by proxy, will be entitled to vote all of their respective Scheme Shares in favour of the Scheme or against it.

PART VIII — EXPLANATORY MEMORANDUM

Alternatively, Independent Shareholders may vote some of their respective Scheme Shares in favour of the Scheme and any or all of the balance of their respective Scheme Shares against it (and vice versa).
      The “three-fourths in value” requirement will be met if the total value of Scheme Shares being voted in favour of the Scheme is at least three-fourths of the total value of the Scheme Shares voted at the Court Meeting. The “majority in number” requirement will be met if the number of Independent Shareholders voting in favour of the Scheme exceeds the number voting against the Scheme. For the purpose of calculating the “majority in number” requirement, all Independent Shareholders, present and voting in person or by proxy, will be counted as single shareholders. For example, if an Independent Shareholder votes all of his/her/its Scheme Shares in favour of the Scheme (or against the Scheme), he/she/it will be counted as one Independent Shareholder voting in favour of the Scheme (or against the Scheme) as to the number of his/her/its Scheme Shares being so voted. If an Independent Shareholder elects to vote a portion of his/her/its Scheme Shares in favour of the Scheme and any or all of the balance of his/her/its Scheme Shares against the Scheme, he/she/it will be counted as one Independent Shareholder voting in favour of the Scheme as to the number of his/her/its Scheme Shares being voted in favour of the Scheme, and one Independent Shareholder voting against the Scheme as to the number of his/her/its Scheme Shares being voted against the Scheme. Any Independent Shareholder voting in favour of the Scheme and against it will cancel itself out in terms of the “majority in number” calculation.
      In addition to satisfying the requirements imposed by law as summarised above, other than with the consent of the Executive to dispense with compliance or strict compliance therewith, Rule 2.10 of the Takeovers Code requires that the Scheme may only be implemented if:

(a)	the Scheme is approved by at least 75% of the votes attaching to the disinterested Shares that are cast either in person or by proxy at a duly convened meeting of the holders of the disinterested Shares (such holders being the Independent Shareholders); and

(b)	the number of votes cast against the resolution to approve the Scheme at such meeting is not more than 10% of the votes attaching to all disinterested Shares (namely, the Shares held by the Independent Shareholders).
      At the EGM, each Shareholder, present and voting either in person or by proxy, will be entitled to vote all of his/her/its Shares in favour of the capital reduction, increase in share capital and issuance of new Shares or against it. Alternatively, such Shareholders may vote some of their Shares in favour of the capital reduction, increase in share capital and issuance of new Shares and any or all of the balance of their Shares against it (and vice versa). At the EGM a poll will be taken and the “three-fourths in value” requirement will be met if the value of Shares voted in favour of the Scheme is at least three-fourths of the total value of Shares being voted.
      Notice of the Court Meeting is set out on pages 234 to 235 of this Scheme Document. The Court Meeting will be held at 3:00 p.m. (Hong Kong time) on 8 June 2007 at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.
      Notice of the EGM is set out on pages 236 to 237 of this Scheme Document. The EGM will be held at 3:30 p.m. (Hong Kong time) (or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned) on 8 June 2007 at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.
      Assuming that the above conditions and the other Conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 31 December 2007. Further press announcements and also an announcement published on the GEM website will be made giving details of the results of the Court Meeting and EGM and, if all the resolutions are passed at those meetings, the last day for dealing in Shares, the Record Date, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Effective Date and the date of withdrawal of the listing of the Shares on GEM.

PART VIII — EXPLANATORY MEMORANDUM

20.	DEMAND FOR POLL AT THE EGM
      In accordance with Articles 80 and 81 of the articles of association of TOM Online, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is duly demanded or otherwise required under the GEM Listing Rules. A poll may be demanded:

(a)	by the chairman of such meeting;

(b)	by at least five members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy for the time being entitled to vote at the meeting;

(c)	by a member or members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy and representing not less than one-tenth of the total voting rights of all members having the right to attend and vote at the meeting; or

(d)	by a member or members present in person or in the case of a member being a corporation by its duly authorised representative or by proxy and holding Shares conferring a right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Shares conferring that right.

21.	ACTION TO BE TAKEN
Shareholders
      A pink form of proxy for use at the Court Meeting and a white form of proxy for use at the EGM are enclosed with this Scheme Document.
      Whether or not you are able to attend the Court Meeting and/or the EGM, the Independent Shareholders are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting, and the Shareholders are strongly urged to complete and sign the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong. In order to be valid, the pink form of proxy for use at the Court Meeting should be lodged not later than 3:00 p.m. (Hong Kong time) on 6 June 2007 and the white form of proxy for use at the EGM should be lodged not later than 3:30 p.m. (Hong Kong time) on 6 June 2007. The pink form of proxy in respect of the Court Meeting may be returned by facsimile at number (852) 2865 0990 marked for the attention of the “Company Secretary” not later than 3:00 p.m. (Hong Kong time) on 6 June 2007. In the case of the pink form of proxy, it may be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged. The completion and return of a form of proxy for the Court Meeting or the EGM will not preclude you from attending and voting in person at the relevant meeting. In such event, the returned form of proxy will be deemed to have been revoked.
      In the case of any Beneficial Owner whose shares are held by a Registered Owner (including a nominee, trustee, depositary or authorised custodian or third party), such Beneficial Owner should contact the Registered Owner and provide instructions as to the manner in which shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions, subject to the express requirements of the Registered Owner, should be given in advance of the latest time for the lodgment of proxies in respect of the Court Meeting and EGM.
      An announcement will be made by TOM Online in relation to the results of the Court Meeting and the EGM. In addition, an announcement will be made of the results of the hearing of the petition to sanction the Scheme by the Grand Court and, if the Scheme is sanctioned, the last date of dealings in the Shares on GEM and of the ADSs on NASDAQ, the Record Date, the Effective Date and the date of the withdrawal of the listing of the Shares on GEM and of the ADSs on NASDAQ.

PART VIII — EXPLANATORY MEMORANDUM

      If you do not appoint a proxy and you do not attend and vote at the Court Meeting and/or EGM, you will still be bound by the outcome of such Court Meeting and/or EGM. You are therefore strongly urged to attend and vote at the Court Meeting and the EGM in person or by proxy.
      For the purpose of determining the entitlements of Independent Shareholders to attend and vote at the Court Meeting and the Shareholders to attend and vote at the EGM, the register of members of TOM Online will be closed from 4:30 p.m. (Hong Kong time) on 5 June 2007 to 8 June 2007 (both days inclusive) and during such period, no transfer of Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the share registrar of TOM Online in Hong Kong, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. (Hong Kong time) on 5 June 2007.
      INDEPENDENT SHAREHOLDERS (INCLUDING ANY BENEFICIAL OWNERS OF SUCH SHARES THAT GIVE VOTING INSTRUCTIONS TO A CUSTODIAN OR CLEARING HOUSE THAT SUBSEQUENTLY VOTES AT THE COURT MEETING) SHOULD NOTE THAT THEY ARE ENTITLED TO APPEAR IN PERSON OR BY COUNSEL AT THE GRAND COURT HEARING ON 27 JUNE 2007 AT WHICH TOM ONLINE WILL SEEK THE SANCTION OF THE SCHEME.
ADS Holders
      ADS Holders’ attention is drawn to section 17 of this Explanatory Memorandum, headed “Information for ADS Holders”.
Optionholders
      Option Proposal Letters are being sent to Optionholders separately. Optionholders should refer to those letters, a sample of which is set out on pages 238 to 243 to this Scheme Document. Any Optionholder who wishes to accept the Option Proposal must complete and return the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options to him or her, and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding TOM Online Share Options which the Optionholder holds by 4:30 p.m. (Hong Kong time) on 27 June 2007 (or such later date and time as may be notified to the Optionholders by Goldman Sachs or TOM), delivered to TOM at its principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong. No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding TOM Online Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given. The Option Proposal Price payable for the Option Proposal is determined based on the Cancellation Price, the exercise price of the Outstanding TOM Online Share Options and whether such Options are or will be vested as of the Record Date, and the Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum. The Optionholders should be aware that after the Scheme becomes effective, the Outstanding TOM Online Share Options will no longer be convertible into Shares and will lapse. If the Optionholders do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:30 p.m. (Hong Kong time) on 27 June 2007 (or such later date and time as may be notified to the Optionholders by Goldman Sachs or TOM), they will not receive the Option Proposal Price.
      The Optionholders should also note the instructions and other terms and conditions of the Option Proposal printed on the Option Proposal Letters and the Option Form of Acceptance.

PART VIII — EXPLANATORY MEMORANDUM

22.	RECOMMENDATION
      Your attention is drawn to the following:

(i)	the paragraph headed “Recommendation” in the “Letter from the Board” set out in Part IV of this Scheme Document;

(ii)	the letter from the Independent Board Committee set out in Part V of this Scheme Document; and

(iii)	the letter from ING to the Independent Board Committee set out in Part VI of this Scheme Document.

23.	FURTHER INFORMATION
      Further information is set out in the Appendices to, and elsewhere in, this Scheme Document, all of which form part of this Explanatory Memorandum.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

1.	THREE YEAR FINANCIAL SUMMARY
      The following financial information is extracted from the audited consolidated financial statements, prepared in accordance with the accounting principles generally accepted in the United States of America, of the TOM Online Group, for each of the three financial years ended December 31, 2004, 2005 and 2006:
RESULTS

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars,
	except per share amounts)
	Restated
Revenues	122,720	168,068	168,365

Income from continuing operations before tax	34,171	44,910	33,529
Income tax credit	41	63	140

Income from continuing operations after tax	34,212	44,973	33,669
Minority interests	(304)	34	35

Income from continuing operations	33,908	45,007	33,704
Loss from discontinued operations, net of income tax	—	(1)	(5,049)

Net income attributable to shareholders	33,908	45,006	28,655

Earnings/(Losses) per ordinary share — basic (cents):
Continuing operations	0.94	1.10	0.79
Discontinued operations	—	—	(0.12)

Total earnings per ordinary share — basic	0.94	1.10	0.67

Earnings/(Losses) per ordinary share — diluted (cents):
Continuing operations	0.85	1.07	0.79
Discontinued operations	—	—	(0.12)

Total earnings per ordinary share — diluted	0.85	1.07	0.67

Earnings/(Losses) per American Depositary Share — basic (cents):
Continuing operations	75.2	87.7	63.4
Discontinued operations	—	—	(9.5)

Total earnings per American Depositary Share — basic	75.2	87.7	53.9

Earnings/(Losses) per American Depositary Share — diluted (cents):
Continuing operations	68.4	85.4	63.0
Discontinued operations	—	—	(9.4)

Total earnings per American Depositary Share — diluted	68.4	85.4	53.6

ASSETS AND LIABILITIES

	As at December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Total assets	403,101	446,007	513,599
Total liabilities	(168,221)	(113,997)	(128,939)

	234,880	332,010	384,660
Minority interests	(456)	(2,900)	(3,202)

Total shareholders’ equity	234,424	329,110	381,458

Note:	There were no qualifications in the independent auditor’s report in respect of each of the three financial years ended December 31, 2004, 2005 and 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

2.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2006
      The following information is extracted from the audited consolidated financial statements, prepared in accordance with the accounting principles generally accepted in the United States of America, of the TOM Online Group for the year ended December 31, 2006:
Consolidated Balance Sheets

		December 31,

	Note	2005	2006

		(in thousands of
		U.S. dollars)
Assets
Current assets:
Cash and cash equivalents		99,869	110,993
Short-term bank deposits	9	1,863	25,613
Accounts receivable, net	10	33,950	23,473
Restricted cash	11	300	300
Prepayments	12	6,053	4,754
Deposits and other receivables	13	2,503	2,616
Due from related parties	14	189	170
Inventories		53	65
Assets held for sale	7	—	12,192

Total current assets		144,780	180,176

Available-for-sale securities	15	38,519	—
Restricted securities	15	59,122	97,729
Investment under cost method	16	1,494	1,588
Long-term prepayments and deposits		132	333
Property and equipment, net	17	15,346	15,360
Deferred tax assets	28	521	673
Goodwill, net	18	184,678	214,791
Intangibles, net	19	1,415	2,949

Total assets		446,007	513,599

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	20	5,031	9,365
Other payables and accruals	21	16,002	14,679
Income tax payable		569	432
Deferred revenues		69	328
Consideration payable	22	16,615	12,037
Short-term bank loan	23	—	35,340
Due to related parties	14	19,430	204
Liabilities held for sale	7	—	1,131

Total current liabilities		57,716	73,516

Non-current liabilities:
Secured bank loan	24	56,099	55,271
Deferred tax liabilities	28	182	152

Total liabilities		113,997	128,939

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

		December 31,

	Note	2005	2006

		(in thousands of
		U.S. dollars)
Minority interests		2,900	878
Minority interests of a subsidiary held for sale	7	—	2,324

		116,897	132,141

Commitments	33
Shareholders’ equity:
Share capital (ordinary share, US$0.001282 par value, 10,000,000,000 shares authorised, 4,224,532,105 and 4,259,654,528 shares issued and outstanding as at December 31, 2005 and 2006 respectively)	25	5,416	5,461
Paid-in capital		312,643	322,459
Statutory reserves	26(b)	11,396	11,535
Accumulated other comprehensive (losses)/income	15, 35	(3,187)	10,645
Retained earnings		2,842	31,358

Total shareholders’ equity		329,110	381,458

Total liabilities, minority interests and shareholders’ equity		446,007	513,599

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Consolidated Statements of Operations

		Year ended December 31,

	Note	2004	2005	2006

		(in thousands of U.S. dollars,
		except number of shares & per share amounts)
		Restated (note 7)
Revenues:
Wireless Internet services		112,880	157,833	152,637
Online advertising		7,583	9,210	13,279
Others		2,257	1,025	2,449

Total revenues	34	122,720	168,068	168,365

Cost of revenues:
Cost of services*		(63,966)	(96,900)	(105,919)
Cost of goods sold		(791)	—	—

Total cost of revenues	34	(64,757)	(96,900)	(105,919)

Gross profit	34	57,963	71,168	62,446

Operating expenses:
Selling and marketing expenses*		(7,695)	(7,176)	(6,974)
General and administrative expenses*		(12,385)	(21,144)	(23,087)
Product development expenses*		(886)	(1,528)	(1,617)
Amortization of intangibles	19	(5,614)	(535)	(1,045)
Provision for impairment of intangibles		(307)	—	—

Total operating expenses		(26,887)	(30,383)	(32,723)

Operating Profit		31,076	40,785	29,723

Other income:
Net interest income		3,095	2,543	1,424
Exchange gain	35	—	1,132	2,382
Gain on disposal of available-for-sale securities		—	450	—

Income from continuing operations before tax	37(b)	34,171	44,910	33,529
Income tax credit	28	41	63	140

Income from continuing operations after tax		34,212	44,973	33,669
Minority interests		(304)	34	35

Income from continuing operations		33,908	45,007	33,704
Loss from discontinued operations, net of income tax	7	—	(1)	(5,049)

Net income attributable to shareholders		33,908	45,006	28,655

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

		Year ended December 31,

	Note	2004	2005	2006

		(in thousands of U.S. dollars,
		except number of shares & per share amounts)
		Restated (note 7)
Earnings/(Losses) per ordinary share — basic (cents):	29
Continuing operations		0.94	1.10	0.79
Discontinued operations		—	—	(0.12)

Total earnings per ordinary share — basic		0.94	1.10	0.67

Earnings/(Losses) per ordinary share — diluted (cents):	29
Continuing operations		0.85	1.07	0.79
Discontinued operations		—	—	(0.12)

Total earnings per ordinary share — diluted		0.85	1.07	0.67

Earnings/(Losses) per American Depositary Share — basic (cents):	29
Continuing operations		75.2	87.7	63.4
Discontinued operations		—	—	(9.5)

Total earnings per American Depositary Share — basic		75.2	87.7	53.9

Earnings/(Losses) per American Depositary Share — diluted (cents):	29
Continuing operations		68.4	85.4	63.0
Discontinued operations		—	—	(9.4)

Total earnings per American Depositary Share — diluted		68.4	85.4	53.6

Weighted average number of shares used in computing Earnings Per Share:
Ordinary share — basic	29	3,608,743,169	4,107,485,514	4,254,457,083
Ordinary share — diluted	29	3,967,558,949	4,217,527,395	4,282,032,387
American Depositary Share — basic		45,109,290	51,343,569	53,180,714
American Depositary Share — diluted		49,594,487	52,719,092	53,525,405
* Included share-based compensation expense under
SFAS 123R (note 32)
Cost of services		—	—	96
Selling and marketing expenses		—	—	5
General and administrative expenses		—	—	2,973
Product development expenses		—	—	33

Total share-based compensation expenses		—	—	3,107

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Consolidated Statements of Shareholders’ Equity

					Accumulated
					other	(Accumulated
					comprehensive	deficit)/	Total
	Number of	Share	Paid-in	Statutory	(losses)/	Retained	shareholders’
	shares	capital	capital	reserves	income	earnings	equity

	(in thousands of U.S. dollars except for number of shares)
Balance as of January 1, 2004	2,800,000,000	3,590	75,551	1,552	(55)	(66,228)	14,410
Issuance of shares pursuant to initial public offering (“IPO”)	1,000,000,000	1,282	192,528	—	—	—	193,810
Share issuing expenses	—	—	(25,589)	—	—	—	(25,589)
Issuance of shares to Cranwood as initial purchase consideration for acquisition of Puccini Group	96,200,000	123	18,377	—	—	—	18,500
Unrealised loss on securities	—	—	—	—	(615)	—	(615)
Net income	—	—	—	—	—	33,908	33,908
Appropriation to statutory reserves	—	—	—	7,900	—	(7,900)	—

Balance as of December 31, 2004	3,896,200,000	4,995	260,867	9,452	(670)	(40,220)	234,424
Issuance of shares to Cranwood as earn-out purchase consideration for acquisition of Puccini Group	304,155,503	390	47,157	—	—	—	47,547
Issuance of shares on exercise of employee share options	24,176,602	31	4,619	—	—	—	4,650
Unrealised loss on securities (*)	—	—	—	—	(2,903)	—	(2,903)
Currency translation adjustments	—	—	—	—	386	—	386
Net income	—	—	—	—	—	45,006	45,006
Appropriation to statutory reserves	—	—	—	1,944	—	(1,944)	—

Balance as of December 31, 2005	4,224,532,105	5,416	312,643	11,396	(3,187)	2,842	329,110
Issuance of shares on exercise of employee share options	35,122,423	45	6,709	—	—	—	6,754
Share-based compensation (**)	—	—	3,107	—	—	—	3,107
Unrealised gain on securities	—	—	—	—	465	—	465
Currency translation adjustments	—	—	—	—	13,367	—	13,367
Net income	—	—	—	—	—	28,655	28,655
Appropriation to statutory reserves	—	—	—	139	—	(139)	—

Balance as of December 31, 2006	4,259,654,528	5,461	322,459	11,535	10,645	31,358	381,458

*	During the year ended December 31, 2005, unrealised gains of US$450,000 were realised upon disposal of two available-for-sale securities.

**	The Group recognised share-based compensation expense using SFAS 123R from January 1, 2006. Please refer to note 32.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Consolidated Statements of Cash Flows

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Cash flow from operating activities:
Net income	33,908	45,006	28,655
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	5,614	975	1,155
Amortization of premium on debt securities	298	383	379
Provision for impairment of intangibles	307	—	—
Allowance for doubtful accounts	761	691	335
Provision for impairment of goodwill	—	—	4,628
Depreciation	4,544	6,977	8,535
Deferred income tax	(74)	18	(216)
Minority interests	304	221	(223)
Exchange gain, net	—	(1,132)	(2,382)
Loss on disposal of property and equipment	9	94	74
Gain on disposal of available-for-sale securities	—	(450)	—
Loss on issuance of shares by a subsidiary	—	69	—
Share-based compensation expense	—	—	3,107
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(10,443)	(5,764)	10,586
Prepayments	(2,892)	(1,144)	43
Deposits and other receivables	69	(368)	(162)
Due from related parties	(35)	(30)	10
Inventories	(84)	62	(10)
Long-term prepayments and deposits	63	(82)	—
Accounts payable	(1,085)	1,684	385
Other payables and accruals	2,499	5,140	(1,359)
Income tax payable	24	(409)	(299)
Deferred revenues	(374)	(54)	251
Due to related parties	346	(879)	386

Net cash provided by operating activities	33,759	51,008	53,878

Cash flow from investing activities:
Payments for purchase of property and equipment	(9,175)	(9,843)	(6,354)
Cash paid for short-term bank deposits	—	(1,878)	(51,110)
Cash paid for entrusted loan provided to a related party	—	(2,461)	—
Cash received from short-term bank deposits	—	—	25,417
Receipt from a related party for repayment of the entrusted loan	—	2,461	—
Payments for purchase of intangible assets	(1,663)	—	—
Payment for investment under cost method	(1,494)	—	—
Net cash used in acquisition of subsidiaries	(14,884)	(99,937)	(34,519)
Payments for investment in available-for-sale securities	(118,883)	—	—
Receipt on disposal of available-for-sale securities	—	16,392	—

Net cash used in investing activities	(146,099)	(95,266)	(66,566)

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Cash flow from financing activities:
Issuance of ordinary shares including from the exercise of share options, net of issuing expenses	169,024	4,650	6,754
Payments for IPO shares issuing expenses	—	(803)	—
Cash received from issuance of shares by a subsidiary, net of issuing expenses	—	3,985	—
Bank loan, net of handling charges	—	56,886	35,340
Partial repayment of bank loan	—	(901)	(828)
Repayment of loans due to parent company	—	—	(20,038)

Net cash provided by financing activities	169,024	63,817	21,228

Net increase in cash and cash equivalents	56,684	19,559	8,540
Cash and cash equivalents, beginning of year	22,636	79,320	99,869
Foreign currency translation	—	990	2,957

Cash and cash equivalents, end of year	79,320	99,869	111,366

Representing:
Cash and cash equivalents in discontinued operations, end of year (note 7)	—	1,135	373
Cash and cash equivalents in continuing operations, end of year	79,320	98,734	110,993
Supplemental disclosures of cash flow information
Cash (paid)/received during the year:
Cash paid for income taxes	(9)	(208)	(330)
Interest received from bank deposit and debt securities	3,985	5,552	6,856
Interest paid for bank loans and loans due to parent company	—	(2,167)	(4,608)
Non-cash activities:
Property and equipment transferred from TOM Group	7	—	—
Issuance of shares to Cranwood for acquisition of Puccini Group	18,500	47,547	—
Outstanding payments for listing expenses	803	—	—

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Notes to Consolidated Financial Statements

1.	ORGANISATION AND NATURE OF OPERATIONS

TOM Online Inc. (the “Company”), a subsidiary of TOM Group Limited (“TOM Group”, formerly TOM.COM LIMITED), was incorporated in the Cayman Islands on August 28, 2001 as a company with limited liability. On March 10, 2004 and March 11, 2004, the Company became listed on the National Market of National Automated Systems Dealership and Quotation (the “NASDAQ”) in the United States and the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited (the “GEM”) in Hong Kong, respectively.

On August 11, 2004, the Company, through a subsidiary, acquired 100% equity interest of Treasure Base Investments Limited (“Treasure Base”). Treasure Base provides wireless Internet services in China through a variable interest entity. Treasure Base and its controlled entities (“Treasure Base Group”) were included in the consolidated financial statements of the Company and its controlled entities from August 11, 2004.

On November 19, 2004, the Company, through a subsidiary, acquired 100% equity interest of Whole Win Investments Limited (“Whole Win”). Whole Win provides wireless Internet services in China through a variable interest entity. Whole Win and its controlled entities (“Whole Win Group”) were included in the consolidated financial statements of the Company and its controlled entities from November 19, 2004.

On February 24, 2005, the Company, through a subsidiary, acquired 76.29% equity interest of Indiagames Limited (“Indiagames”). On April 29, 2005, Cisco Inc. and Macromedia Inc. invested in Indiagames by subscribing for new ordinary shares of Indiagames for a combined stake of 18.18% of the enlarged share capital, resulting in a dilution of the Company’s stake in Indiagames to 62.42% from that date. Indiagames publishes, develops and distributes wireless games content globally. The results of operations of Indiagames were included in the consolidated financial statements from February 24, 2005. In December 2006, the Company committed to a plan which was approved by the Company’s Board of Directors on December 29, 2006 to sell substantially all its equity interest in Indiagames so as to focus on the China market and initiated actions to locate a buyer. Accordingly, the results of operations of Indiagames have been shown as “Discontinued Operations” in the Consolidated Statements of Operations for the years ended December 31, 2005 and 2006. The assets and liabilities of Indiagames have been shown as “Assets held for sale” and “Liabilities held for sale” respectively, as at December 31, 2006. For detailed information, please refer to note 7.

On August 22, 2005, the Company, through a subsidiary, entered into a joint venture agreement with Skype Technologies, S.A. (“Skype”) and formed Tel-Online Limited (“Tel-Online”). Tel-Online is currently developing a more customised localised version of its TOM-Skype instant messaging software for the Chinese market and is focusing on building a strong, large user base prior to launching premium services. The Company has determined that Tel-Online is a variable interest entity, and the Company is the primary beneficiary of Tel-Online and therefore consolidates the results of operations of the joint venture.

On January 4, 2006, the Company, through a variable interest entity, acquired 75% equity interest of Beijing Huan Jian Shu Meng Network Technology Limited (“Huanjian Shumeng”). Huanjian Shumeng is an operator of an Internet website which provides original Chinese novels to its users. Huanjian Shumeng has been included in the consolidated financial statements of the Company and its controlled entities from January 4, 2006.

On June 1, 2006, the Company, through a subsidiary, acquired 100% equity interest of Gainfirst Asia Limited (“Gainfirst”). Gainfirst provides wireless Internet services in China through a variable interest entity, Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”). Gainfirst and its controlled entities (“Gainfirst Group”) have been included in the consolidated financial statements of the Company and its controlled entities from June 1, 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

On December 20, 2006, the Company entered into a Joint Venture Deed with eBay International AG (“eBay”) to form a joint venture in 2007 to carry on the business of owning and operating a mobile and Internet-based marketplace in China. As at December 31, 2006, the joint venture had not been established and accordingly, no results of this joint venture are reflected in the consolidated financial statements of the Company and its controlled entities. For detailed information, please refer to note 36.

The Company and its controlled entities, including subsidiaries and variable interest entities, are hereinafter collectively referred to as the ‘Group’.

The Group principally provides a wide variety of online and mobile value-added services, including wireless Internet services such as Short Messaging Service (“SMS”), Multimedia Messaging Service (“MMS”), Wireless Application Protocol (“WAP”), Color Ring-Back Tones (“CRBT”) and Interactive Voice Response (“IVR”) services, online advertising, provision of online Chinese novels and a free online, PC-to-PC Instant Messaging Service (“TOM-Skype”) in China. The Group also provides other wireless Internet services (“Mobile Games”) in China, India and elsewhere.

Details of the Group’s principal subsidiaries and variable interest entities as at December 31, 2006 are described below:

			Particulars of
	Place of incorporation and	Principal activities and	issued/registered	Effective
Name	kind of legal entity	place of operation	share capital	interest held

Beijing Super Channel Network Limited	China, Limited Liability Company	Development of software information system, computer network and website products in China	Registered capital US$13,000,000	100%
Beijing Lahiji Technology Development Limited	China, Limited Liability Company	Provision of wireless internet services in China	Registered capital US$140,000	100%
Beijing Lei Ting Wan Jun Network Technology Limited (“Beijing Lei Ting”)	China, Limited Liability Company	Provision of internet content services and telecom value-added services and online advertising services in China	Registered capital RMB100,000,000	100%
Puccini International Limited	Cayman Islands, Limited Liability Company	Investment holding in China	1 ordinary share of US$1	100%
Puccini Network Technology (Beijing) Limited	China, Limited Liability Company	Technology development in network, computer software and hardware, IVR services and communications and the provision of related consultancy services in China	Registered capital US$200,000	100%
Beijing Lei Ting Wu Ji Network Technology Limited (“Wu Ji Network”)	China, Limited Liability Company	Provision of IVR services in China	Registered capital RMB10,000,000	100%
Treasure Base Investments Limited	British Virgin Islands, Limited Liability Company	Investment holding in China	100 ordinary shares of US$1 each	100%
Ceng Dong Yi (Beijing) Technology Company Limited	China, Limited Liability Company	Provision of wireless Internet services in China	Registered Capital US$150,000	100%

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

			Particulars of
	Place of incorporation and	Principal activities and	issued/registered	Effective
Name	kind of legal entity	place of operation	share capital	interest held

Beijing LingXun Interactive Science Technology and Development Company Limited (“LingXun”)	China, Limited Liability Company	Provision of wireless Internet services in China	Registered capital RMB10,000,000	100%
Whole Win Investments Limited	British Virgin Islands, Limited Liability Company	Investment holding in China	1 ordinary share of US$1	100%
Heng Dong Wei Xin (Beijing) Technology Company Limited	China, Limited Liability Company	Provision of wireless Internet services in China	Registered capital US$150,000	100%
Startone (Beijing) Information Technology Company Limited (“Startone”)	China, Limited Liability Company	Provision of wireless Internet services in China	Registered Capital RMB10,000,000	100%
Gainfirst Asia Limited	British Virgin Islands, Limited Liability Company	Investment holding in China	1,000 ordinary share of US$1 each	100%
Beijing Dong Kui Lin Information Technology Company Limited	China, Limited Liability Company	Provision of wireless Internet services in China	Registered capital US$100,000	100%
Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”)	China, Limited Liability Company	Provision of wireless Internet services in China	Registered Capital RMB10,000,000	100%
Beijing Huan Jian Shu Meng Network Technology Limited (“Huanjian Shumeng”)	China, Limited Liability Company	Provision of Internet content services in China	Registered Capital RMB100,000	75%
Beijing GreaTom United Technology Company Limited (“GreaTom”)	China, Limited Liability Company	Development of operating platform for broadband Internet value-added services in China	Registered capital RMB25,000,000	90%
Shenzhen Freenet Information Technology Company Limited (“Shenzhen Freenet”)	China, Limited Liability Company	Operates 163.net and e-mail service provider in China	Registered capital RMB23,000,000	100%
Indiagames Limited (“Indiagames”)	India, Limited Liability Company	Developer, publisher and distributor of mobile games content globally	619,756 ordinary shares of RS10 each	62.42%
Tel-Online Limited (“Tel-Online”)	Cayman Islands, Limited Liability Company	Create, market and distribute TOM-Skype, a customised version of the Skype software in China and develop and maintain a TOM-Skype website	100 ordinary shares of US$1 each	51%

The above table lists the principal subsidiaries and variable interest entities of the Group at December 31, 2006, which in the opinion of the directors of the Company principally affect the

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

results and net assets of the Group. To give full details of subsidiaries and variable interest entities would, in the opinion of the directors of the Company, result in particulars of excessive length.

2.	BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

The comparative consolidated statements of operations for the year ended December 31, 2005 have been restated as if the operation discontinued during the year ended December 31, 2006, i.e. Indiagames, had been discontinued from the start of the comparative period. Please refer to note 7.

3.	USE OF ESTIMATES

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

4.	VARIABLE INTEREST ENTITIES

To comply with Chinese laws and regulations that prohibit or restrict foreign ownership of companies that provide value-added telecommunications services, including wireless Internet services and Internet content services, the Group conducts substantially all of its operations through Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax. Each of these six entities is legally owned by certain citizens of China (the “Registered Shareholders”).

Pursuant to certain contractual arrangements, Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone, and Beijing Infomax have been granted the right to use the domain names, trademarks and other intellectual properties for a license fee. In addition, the Group has the exclusive right to provide technical and consulting services in exchange for service fees which equal to substantially all of the net income of Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax. The Registered Shareholders of Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax are required under their contractual arrangements with the Group to transfer their interests in Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax to the Group or the Group’s designee upon the Group’s request, provided that such transfer does not violate Chinese laws or regulations. The Group also had extended loans of US$7,968,000, US$19,093,000 and US$19,867,000 as of December 31, 2004, 2005 and 2006, respectively, to the Registered Shareholders to finance their investments. The direct equity interest in these six entities held by the Registered Shareholders has been pledged as collateral for the loans and when permitted under Chinese laws, the loans are to be repaid by transferring the direct equity interest in these six entities to the Group.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”). FIN 46R is intended to achieve more consistent application of consolidation policies to variable interest entities to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. The Group has evaluated its relationship with Beijing Lei Ting, Shenzhen Freenet, Wu Ji Network, LingXun, Startone and Beijing Infomax and has concluded that these entities are variable interest entities of the Company as the Company is the primary beneficiary of these entities.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

In addition, the Company has also determined that Tel-Online and Huanjian Shumeng, a subsidiary of Beijing Lei Ting, are variable interest entities of the Company as the Company is the primary beneficiary of these entities.

The results of operations of these variable interest entities have been included in the Group’s consolidated financial statements.

5.	PRINCIPAL ACCOUNTING POLICIES

(a)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its controlled operating entities including the subsidiaries and the variable interest entities.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to govern the financial and operating policies; to appoint or remove the majority of the members of the board of directors; or to cast majority of votes at the meeting of directors.

Variable interest entities are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Acquisitions of subsidiaries or variable interest entities are accounted for using the purchase method of accounting. The results of subsidiaries or variable interest entities acquired or set up during the year are included in the consolidated statements of operations from the effective date of acquisition or set up.

All significant inter-company balances and transactions within the Group have been eliminated on consolidation.

(b)	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(c)	Accounts receivable, net

An allowance for doubtful debts is provided based on an aging analysis of accounts receivable balances, historical bad debt rates, repayment patterns, customer credit worthiness and industry trend analysis. The Group also makes a specific allowance if there is strong evidence showing that the receivable is likely to be irrecoverable. Accounts receivables in the balance sheet are stated net of such allowance.

(d)	Inventories

Inventories represent finished goods and work in progress. Inventories are stated at the lower of cost and net realizable value. Net realizable value is determined on the basis of anticipated sales proceeds less estimated selling expenses.

(e)	Assets held for sale

Long-lived assets (or disposal groups comprising assets and liabilities) that are expected to be recovered primarily through sale rather than through continuing use are classified as held for sale. Prior to the classification as held for sale, these assets are measured in accordance with the Group’s accounting policies. Thereafter, these assets are measured at the lower of its carrying amount or fair value less cost to sell.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(f)	Available-for-sale securities and restricted securities

Investments in available-for-sale securities are stated at fair values, with unrealised gains or losses, net of tax, recorded directly into equity as other comprehensive income/(loss). Realised gains and losses and decline in value judged to be other-than-temporary, if any, on available-for-sale securities are recorded as gain/(loss) on disposal of available-for-sale securities and impairment of available-for-sale securities respectively under other income/ (expense) in the consolidated statement of operations. Interest income from available-for-sale securities are reported in interest income.

When determining whether a decline in value of an available-for-sale security is other-than temporary, the Company evaluates current factors including the economic environment, market conditions, operational performance, near term prospects and other specific factors relating to the business underlying the securities.

Restricted securities are those securities distinguished from available-for-sale securities as being pledged and set aside as collateral for securing other sources of finance, such as a bank loan facility. Restricted securities are accounted for as the same as available-for-sale securities.

(g)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and provision for impairment, if any.

Property and equipment are depreciated at rates sufficient to write off their cost less provision for impairment, if any, over their estimated useful lives on a straight-line basis. Management considers that property and equipment have no significant residual value. The estimated useful lives are as follows:

Computer equipment	36-60 months
Furniture and office equipment	60-80 months
Motor vehicles	48-60 months
Leasehold improvements	The shorter of their useful lives or over the lease terms

Expenditure for maintenance and repairs is expensed as incurred. The carrying value of the assets is assessed regularly and/or when factors indicating impairment are present. If the total of the expected future undiscounted cash flow is less than the carrying value, an indication of impairment is present and a loss is recognised in the consolidated statement of operations for the difference between the fair value and the carrying value of the assets.

The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognised in the consolidated statement of operations.

(h)	Goodwill, net

Goodwill represents the excess of the cost of acquisition (comprising purchase price and professional costs) over the fair value of the identifiable assets and liabilities acquired as a result of the Group’s acquisitions of interests in its subsidiaries or variable interest entities.

Goodwill is tested for impairment at the reporting unit level on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. Except for the newly acquired businesses in 2006 (Huanjian Shumeng and Beijing Infomax) which are tested separately for impairment, the whole of the Group’s wireless Internet services business in China was taken as one reporting unit, as a result of successful completion of operational and managerial integration of previously acquired entities after their acquisitions and the focus

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

of our chief decision makers on the wireless Internet services business as a whole rather than by entity. Goodwill relating to Indiagames was also tested separately for impairment.

(i)	Intangibles, net

Intangibles, which primarily include partnership contracts, domain names, core technology, developed technology, subscriber list, brand names, operating licenses and copy right arising from the acquisitions of subsidiaries and variable interest entities were initially recognised and measured at fair value upon acquisition. Intangible assets that have indefinite useful lives are not amortized. Other intangibles with finite useful lives are amortized over their estimated useful lives of one month to five years. The amortization methods and estimated useful lives of intangibles are reviewed regularly.

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible which is acquired in a business combination should be recognised as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion.

An intangible asset that is subject to amortization shall be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An intangible asset that is not subject to amortization shall be reviewed for impairment annually or more frequently whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Group evaluates recoverability of an intangible asset to be held and used by comparing the carrying amount of the intangible asset to the expected future net undiscounted cash flows resulting from its use. An intangible asset is considered to be impaired if its carrying amount is greater than the sum of its future net undiscounted cash flows resulting from its use. The impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset calculated using a discounted cash flow analysis.

(j)	Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount may not be recoverable. An impairment loss is recognised when the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposition. An impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset calculated using a discounted cash flow analysis.

(k)	Revenue recognition

The Group derives revenues from provision of wireless Internet services, online advertising, commercial enterprise solutions, online games, and others. The Group recognises its revenues net of related business taxes and value-added taxes.
                    Wireless Internet services

Wireless Internet services revenues are derived principally from providing mobile phone users in China with SMS, MMS, WAP, IVR and CRBT value-added services. These include news subscriptions, music, entertainment, sports information, mobile e-mail, dating service, picture downloads, wallpaper, mobile games, ring tones, logo downloads, chat rooms and access to music files. A small portion of our wireless Internet services are derived from mobile games provided by our Indiagames subsidiary which was reported under “Discontinued Operations”.

Wireless Internet services are billed on monthly subscription basis or on usage basis.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

In China, these services are delivered to the Group’s customers primarily through the platform of various subsidiaries of China Mobile Communications Corporation (“China Mobile”) and China United Telecommunications Corporation (“China Unicom”). Revenues retained by China Mobile and China Unicom are calculated based on agreed percentages of revenues generated from the wireless data services of the Group. Revenues from wireless Internet services are recognised as the services are rendered and are recorded based on the gross amounts billed to the end customers as the Group markets, supports and contracts for its services directly with the end customers.

The Group purchases certain wireless services related content from independent content providers. Certain of these agreements determine the fees payable for content provided based on a percentage of revenues of the Group generated from the use of the content. The Group records its revenues inclusive of fees to be paid to content providers as the Group acts as the principal in these arrangements by having the ability to determine the fees charged to the users and being the primary obligator to the users with respect to providing the content services. The fees paid/ payable to the content providers are included in cost of services.

From our Indiagames subsidiary, mobile games services are delivered to customers through the platform of various mobile telecommunication operators. Revenues retained by the mobile telecommunication operators are calculated based on agreed percentages of revenues generated based on the number of downloads and active subscriptions. Revenues from mobile games services are recognised net of mobile telecommunication operators’ revenue share as Indiagames markets, supports and contracts for its services directly with the mobile telecommunication operators and not the mobile phone users.
                    Online advertising

The Group derives its online advertising services revenues from placing online advertisements for its customers such as banners, links and logos on the Group’s websites in China.

Revenues from online advertisements are derived from written contracts with customers that include the related fee, payment terms and provide persuasive evidence of the arrangement. The majority of the online advertising contracts are for the provision of online advertisement for a fixed period of time with no guaranteed minimum impression level. Revenues from these contracts are recognised based on the time period the advertisement is displayed. Certain of the Group’s online advertising contracts do not include a fixed delivery pattern for the online advertising. In these situations, revenues are deferred until completion of the contract. In all contracts, there are no future obligations after the completion of the contract and no rights of refund related to the impression levels.

(l)	Cost of revenues
                    Cost of services

Costs of services includes service fees retained by and transmission fees payable to the mobile telecommunication operators in China, costs of direct product promotion and marketing, staff bonuses and commissions that are based on revenues, bandwidth leasing charges, Internet access fees, channel alliance fees, handset manufacturers alliance fees, royalty payments, content fees, depreciation, portal content production, wireless Internet services and games development staff costs, website and platform maintenance costs and other production costs.
                    Cost of goods sold

Cost of goods sold consists of the costs of consumer products, computer hardware and software that the Group sold to its commercial enterprise solutions customers.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(m)	Advertising expenses

The Group recognises advertising expenses in accordance with American Institute of Certified Public Accountants (“AICPA”) SOP 93-7 “Reporting on Advertising Costs”. As such, the Group expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Advertising expenses totaled US$5,778,000, US$5,793,000 and US$6,415,000 during the years ended December 31, 2004, 2005 and 2006.

(n)	Product development expenses

The Company accounts for website development costs under SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”) and capitalizes material direct costs of materials and services consumed in developing or obtaining internal-use computer software during the application development stage, when it is probable that there will be a success considering its commercial and technological feasibility and costs can be measured reliably. Costs incurred in the enhancement of the Company’s website and the classification and organisation of listings within Internet properties and enhancements to existing products are charged to product development expenses as incurred. We have not capitalized any product development expense as the criteria for capitalization are not met.

(o)	Share-based compensation expenses

Prior to 2006, the Group accounts for the share option schemes under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, the amount of compensation expense was determined based on the intrinsic value, i.e. the excess, if any, of the quoted market price of the shares over the exercise price of the options at the date of the grant, and was amortized over the vesting period of the option concerned. SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” allowed entities to continue applying the provisions of APB 25 and provide pro forma net income or loss and pro forma earnings or loss per share disclosures in the notes to financial statements for employee share options using fair-value based methods of accounting as prescribed in SFAS 123 “Accounting for Stock-Based Compensation” and SFAS 148.

In December 2004, SFAS 123R “Share-Based Payment” was released and this new standard requires entities to recognise the costs of employee services in share-based payment transactions using fair-value methods thereby reflecting the economic consequences of those transactions in the financial statements. This Statement is effective for the Group from January 1, 2006. Under its modified prospective application, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards, for which the requisite service has not been rendered and therefore the related compensation expenses have not been recognised in the income statement, that are outstanding as of the required effective date shall be recognised as the requisite service is rendered on or after the required effective date. Pro forma disclosure of application of the fair value recognition provision to share-based compensation in the comparative year is disclosed in note 32.

(p)	Contribution plan and statutory reserves
                    China Contribution Plan

Full-time employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the employees’ salaries. The Group is also required to make contributions to the plans out of the amounts accrued for medical

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

and pension benefits. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.
                    India Employee Benefits Schemes

Gratuity Plan: Indiagames is required to provide for a defined benefit retirement plan covering all its employees in India. Indiagames provides for the gratuity benefit through actuarially determined valuations and the unfunded accumulated benefit obligation is recognised. No funds are set aside for payment of the gratuity accrual up to December 31, 2006.

Provident Fund: All employees in India are entitled to receive benefits under a provident fund administrated and managed by the Government of India, which is a defined contribution plan. Indiagames is required to make monthly contributions to the plan at a predetermined rate (presently 12%) of the employee’s basic salary. Such contributions are charged to income in the period in which they are incurred.
                    China Statutory Reserves

Certain subsidiaries and variable interest entities of the Group are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Prior to 2006, appropriations to the statutory public welfare fund were at 5% to 10% of the after-tax net income determined in accordance with the PRC GAAP. Starting from 2006, no appropriations to statutory public welfare fund were required to be made. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory public welfare fund was established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Other statutory reserves are established for the purpose of offsetting accumulated losses, enlarging production or increasing share capital.

(q)	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognised in the statement of operations in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realised.

(r)	Discontinued operations

A discontinued operation is a component of the Group that may be a reportable segment or an operating segment, a reporting unit, a subsidiary or an asset group that has been disposed or is held for sale. The results of that component is separately reported as “discontinued operations” in the Consolidated Statements of Operations. The comparative Consolidated Statements of Operations is restated as if the operation had been discontinued from the start

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

of the comparative period. The assets, liabilities and minority interests of such component classified as “discontinued operations” or “held for sale” are presented separately in the assets, liabilities and minority interests sections, respectively, of the Consolidated Balance Sheet upon such classification being made.

(s)	Earnings per ordinary share (“EPS”) and per American Depositary Share (“ADS”)

Basic EPS is computed by dividing net profit attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS is computed by dividing net profit attributable to shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the exercise of outstanding stock options (using the treasury stock method) and contingently issuable shares in relation to a business acquisition.

Earnings per ADS are computed by multiplying the EPS by 80, which is the number of ordinary shares represented by each ADS.

(t)	Translation of foreign currencies

The functional currency of the Group is Renminbi (“RMB”). The functional currency of our Indiagames subsidiary is the Indian Rupee (“RS”).

Transactions of the Group excluding Indiagames denominated in currencies other than RMB are converted into RMB at the exchange rates quoted by the People’s Bank of China (“PBOC”) prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are converted into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Exchange differences are included in the Consolidated Statements of Operations.

The functional currency of our subsidiary in India, Indiagames, is the RS. Transactions in foreign currencies are converted in RS at the exchange rate quoted by the State Bank of India prevailing on the date of transaction. Monetary assets and liabilities denominated in currencies other than RS are expressed in the functional currency at the exchange rates in effect at the balance sheet date. Exchange differences resulting from foreign currency transactions are included in the statement of operations of Indiagames. The financial statements of Indiagames are converted from RS to RMB for the purpose of the Group consolidation, using exchange rate in effect at each year end for assets and liabilities and average exchange rates during each reporting year for the statement of operations of Indiagames. The translation adjustments resulting from the translation of these financial statements of Indiagames are reflected as accumulated other comprehensive losses or income in the shareholders’ equity.

The Group’s consolidated financial statements are converted into the reporting currency, the United States Dollar (“US$”), using exchange rates in effect at each year end for assets and liabilities and average exchange rates during each reporting year for the consolidated statements of operations. Translation adjustments resulting from translation of these consolidated financial statements are reflected as accumulated other comprehensive (losses)/ income in the shareholders’ equity.

(u)	Segmental reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organisation structure as well as information about geographical areas, business segments and major customers in financial statements. The

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Group operates in three principal business segments in 2006, namely wireless Internet services, online advertising and others.

(v)	Comprehensive (loss)/income

Comprehensive (loss)/income is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding those resulting from investments by shareholders and distributions to shareholders. Comprehensive (loss)/ income includes net income and other comprehensive (loss)/ income. Accumulated other comprehensive (losses)/ income of the Group represent the cumulative foreign currency translation adjustment; and unrealised losses on investments in available-for-sale securities.

(w)	Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued the final FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions recognised in an enterprise’s financial statements. FIN 48 creates a single model to address uncertainty in income tax positions and clarifies the accounting for income taxes by prescribing a more-likely-than-not recognition threshold a tax position is required to meet before being recognised in the financial statements. The Company is required to adopt it in the first quarter of fiscal year 2007. The Group is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition.

In September 2006, SFAS 157 “Fair Value Measurement” was issued by FASB. The statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures requirement about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and shall be applied prospectively except for several types of financial instruments. The Group will be required to adopt the statement in the first quarter of fiscal year 2008. The Company considers that the adoption of SFAS 157 will not have material impact on its consolidated results of operations and financial condition because the fair value measurement we currently use to measure our assets or liabilities is in accordance with the requirement of this new statement.

In September 2006, the FASB issued SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This statement requires an employer to recognise the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognise changes in that funded status through comprehensive income in shareholders’ equity in the year in which the changes occur. SFAS 158 is effective as of the end of the fiscal year ending after December 15, 2006 and shall be applied prospectively. We have adopted this aspect of SFAS 158 in these consolidated financial statements for the year ended December 31, 2006 and no material impact on the consolidated results of operations and financial condition has been resulted.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for financial statements issued for fiscal years on or after November 15, 2006 and shall be applied prospectively. We have adopted the provisions of SAB 108 in the consolidated financial statements for the year ended December 31, 2006 and no material impact on the consolidated results of operations and financial condition has been resulted.

In February, 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”. This statement permits all entities to choose to measure many

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

financial instruments and certain other items at fair value at specified election dates. SFAS 159 will be effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Group is currently evaluating the effect that the adoption of this statement will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

6.	BUSINESS COMBINATIONS

(a)	Acquisition of Treasure Base Group

Effective August 11, 2004, the Group acquired 100% equity interest of Treasure Base Group for a maximum consideration of RMB550,000,000 (equivalent to US$66,420,000). Through a series of contractual arrangements, Treasure Base is the primary beneficiary of a wireless Internet services company, namely LingXun. LingXun is a domestic limited liability company incorporated in China in September 2002, and is principally engaged in the provision of wireless Internet services to customers in China. The acquisition helped the Group to grow its wireless Internet services business in China.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of LingXun have been included in the Group’s consolidated financial statements from the acquisition date of August 11, 2004.

The purchase consideration comprised of the following:

•	an initial consideration of US$33,034,000, that is equal to 4.5 times Treasure Base’s 2004 audited combined after-tax profit; and

•	an earn-out consideration of US$16,615,000, that is equal to 1.75 times Treasure Base’s 2005 audited combined after-tax profit.

The final allocation of the purchase price is as follows:

(in thousands
of U.S. dollars)

Cash and bank balances	5,880
Other current assets	1,381
Property and equipment, net	175
Intangibles	710
Goodwill	43,462
Current liabilities	(1,700)

49,908

Professional costs	(259)
Initial consideration paid in 2004	(18,077)
Initial consideration paid in 2005	(14,957)
Earn-out consideration paid in 2006	(16,615)

(49,908)

The excess of the acquisition cost (comprising the consideration and the professional cost associated with the acquisition) over the fair value of the identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognised and measured at fair value upon acquisition and amortized over their useful lives of three months.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

A prepayment of the initial consideration amounting to US$18,077,000 was made in 2004, and in May 2005, the Company paid US$14,957,000 cash to satisfy the remaining balance of the initial consideration.

During the year 2006, the Company made a cash payment of US$16,615,000 to settle the earn-out consideration.

(b)	Acquisition of Whole Win Group

Effective November 19, 2004, the Group acquired 100% equity interest of Whole Win Group for consideration of RMB60,000,000 (equivalent to US$7,231,000). Through a series of contractual arrangements, Whole Win is the primary beneficiary of a wireless Internet services company, namely Startone. Startone is a domestic limited liability company incorporated in China in December 2002 and is principally engaged in the provision of WAP services to customers in China. The acquisition helped the Group to grow its WAP business in China.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of Startone have been included in the Group’s consolidated financial statements from the acquisition date of November 19, 2004.

The final allocation of the purchase price is as follows:

(in thousands
of U.S. dollars)

Cash and bank balances	107
Other current assets	936
Property and equipment, net	30
Intangibles	221
Goodwill	6,021
Current liabilities	(26)

7,289

Professional costs	(58)
Initial consideration paid in 2004	(2,169)
Earn-out consideration paid in 2005	(5,062)

(7,289)

The excess of the acquisition cost (comprising purchase price and the professional costs associated with the acquisition) over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognised and measured at fair value upon acquisition and amortized over their useful lives of three months.

A payment of the initial consideration amounting to US$2,169,000 was made in 2004, and in May 2005, the Company made the final cash payment of US$5,062,000.

(c)	Acquisition of Indiagames Limited

Effective February 24, 2005, the Company, through its wholly-owned subsidiary TOM Online Games Limited, completed the acquisition of 76.29% of the issued and paid-up share capital of Indiagames by paying US$13,732,000 cash as consideration (of which US$300,000 represent tax warranties given by the founder of Indiagames, are currently held in escrow and accounted for as restricted cash in the consolidated balance sheets). Pursuant to the Sales and Subscription Agreement, the Company was due to subscribe for new shares of Indiagames for US$4,000,000 which would have increased its ownership interest to 80.6%. Indiagames is a limited liability company incorporated in India and is

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

principally engaged in the publication, development and distribution of mobile games globally. The acquisition of Indiagames was intended to help the Company to grow its wireless games content services business in India and overseas market.

The acquisition has been accounted for using the purchase method of accounting and the results of operations of Indiagames, to the extent of our ownership interest, have been included in the Group’s consolidated financial statements from the acquisition date of February 24, 2005.

The allocation of the purchase price is as follows:

(in thousands
of U.S. dollars)

Cash and bank balances	313
Other current assets	2,989
Property and equipments, net	90
Intangibles	772
Goodwill	11,695
Current liabilities	(1,313)
Minority interests	(493)

14,053

Professional costs	(321)
Cash paid, excluding cash under escrow	(13,432)
Cash paid, held under escrow	(300)

(14,053)

The excess of the acquisition cost (comprising purchase price and the professional costs associated with the acquisition) over the fair value of identifiable assets acquired and liabilities assumed amounting to US$11,695,000 was recorded as goodwill. Identifiable intangible assets amounting to US$772,000, the valuation of which was performed by an independent valuer, were recognised and measured at fair value upon acquisition and amortized over their useful lives.

On April 29, 2005, the Company announced the participation of Cisco Systems Inc. (“Cisco”) and Macromedia Inc. (“Macromedia”) in the financing of Indiagames under a Subscription and Shareholders Agreement. Cisco and Macromedia invested US$4,000,000 for a combined stake of 18.18% in Indiagames, through a subscription for newly issued shares. The Company’s ownership interest in Indiagames was diluted to 62.42% from that date, resulting in an overall loss of US$69,000 after reducing goodwill and intangible assets related to Indiagames in the consolidated balance sheets by US$2,126,000 and US$110,000, respectively. As part of the agreement for Cisco and Macromedia to invest in Indiagames, the Company was released from its commitment to subscribe for new shares of Indiagames as stated in the original Sales and Subscription Agreement.

(d)	Acquisition of Huanjian Shumeng

Effective January 4, 2006, the Group, through its variable interest entity, Beijing Lei Ting, entered into a sale and purchase agreement with the shareholders of Huanjian Shumeng, to acquire 75% of the entire issued share capital of Huanjian Shumeng for an aggregate amount of RMB22,000,000 (equivalent to US$2,728,000), of which RMB10,000,000 (equivalent to US$1,240,000) was injected as additional paid-in capital. The payment of the total consideration was made in March 2006 and August 2006. Huanjian Shumeng is an operator of the Internet website hjsm.tom.com (previously www.hjsm.net) which provides original Chinese novels to its users. The investment in Huanjian Shumeng helped to

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

increase traffic to its Internet portal, increase online advertising opportunities and generate synergies with our wireless Internet business through the provision of literature content.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of Huanjian Shumeng have been included in the Group’s consolidated financial statements from the acquisition date of January 4, 2006.

The final allocation of the purchase price is as follows:

(in thousands
of U.S. dollars)

Cash and bank balances	1,267
Other current assets	14
Property and equipments, net	6
Intangibles	548
Goodwill	1,397
Current liabilities	(39)
Minority interests	(449)

2,744

Professional costs	(16)
Cash paid	(2,728)

(2,744)

The excess of the acquisition cost (comprising the purchase price and the professional costs associated with the acquisition) over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognised and measured at fair value upon acquisition and will be amortized over their useful lives of one month to two years, except for domain names which was considered to have an indefinite useful life. As at December 31, 2006, the carrying value of non-amortized domain names was US$437,000.

On August 23, 2006, the Company, through Beijing Lei Ting, obtained an exclusive call option to purchase the remaining 25% equity interest of Huanjian Shumeng for US$2,400,000, exercisable at anytime after 2 years from February 8, 2006. The fair value of the call option was determined to be de minimis as of December 31, 2006.

(e)	Acquisition of Gainfirst Group

Effective June 1, 2006, the Group acquired 100% interest in Gainfirst Asia Limited for a maximum consideration of RMB600,000,000 (equivalent to approximately US$75,000,000). Through a series of contractual arrangements, Gainfirst is the primary beneficiary of a wireless Internet services company, namely Beijing Infomax. Beijing Infomax is a domestic limited liability company incorporated in China in February 2003, and is principally engaged in the provision of wireless Internet services to customers in China. The Company has evaluated its relationship with Beijing Infomax and has concluded that it is a variable interest entity of the Company. The acquisition helped the Group strengthen its market position in the wireless Internet services business in China.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of Beijing Infomax have been included in the Group’s consolidated financial statements from the acquisition date of June 1, 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The purchase consideration, to be paid fully in cash, comprised of the following:

•	an initial consideration of RMB150,000,000 (equivalent to US$18,750,000);

•	second consideration of RMB93,991,000 (equivalent to US$12,037,000), that is equal to 3.5 times of the 2006 adjusted audited combined after-tax profit (“2006 earn-out consideration”) minus initial consideration; and

•	final earn-out consideration that is an amount equal to 3 times (if the 2007 adjusted audited combined after-tax profit is less than RMB65,000,000) or 4 times (if the 2007 adjusted audited combined after-tax profit is equal to or more than RMB65,000,000) of the 2007 adjusted audited combined after-tax profit plus adjusted 2006 earn-out consideration minus consideration previously paid up to the final payment.

The allocation of the purchase price consisting of the initial consideration and the 2006 earn-out consideration is as follows:

(in thousands
of U.S. dollars)

Cash and bank balances	2,310
Other current assets	1,852
Property and equipments, net	132
Intangibles	2,146
Goodwill	27,266
Current liabilities	(2,707)

30,999

Professional costs	(212)
Consideration paid in 2006	(18,750)
2006 earn-out consideration payable in 2007	(12,037)

(30,999)

The excess of the acquisition cost (comprising the considerations and the professional cost associated with the acquisition) over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognised and measured at fair value upon acquisition. The primary intangible asset (comprising of 90% of total identifiable intangible assets) is amortized over its useful life of 27 months based on the initial contract period of Beijing Infomax’s TV channel partner.

The payment of the initial consideration of RMB150,000,000 (equivalent to US$18,750,000) was made in August 2006.

Pursuant to the SFAS 141 “Business Combinations”, the earn-out consideration is considered contingent consideration, which will not become certain until the adjusted audited combined after-tax profits of Gainfirst Group for the year 2007 is available. As at December 31, 2006, the 2006 audited combined after-tax profit of Gainfirst Group has been ascertained and accordingly, the Company expects to make a cash payment of US$12,037,000 during 2007, to settle the 2006 earn-out consideration. The amount of 2006 earn-out consideration payable and additional goodwill related to Gainfirst Group have been reflected in our 2006 consolidated financial statements. The 2007 audited combined after-tax profit of Gainfirst Group has not become certain and accordingly, this contingent consideration has not been reflected in the consolidated financial statements of the Group as at December 31, 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(f)	Unaudited pro forma consolidated financial information
                    Disclosure for the year ended December 31, 2005

The following unaudited pro forma consolidated financial information for the year ended December 31, 2004 and 2005, as presented below, reflects the results of operations of the Company assuming the acquisitions of Indiagames occurred on January 1, 2004 and 2005 respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2004 and 2005 respectively, and may not be indicative of future operating results.

	Year ended
	December 31,

	2004	2005

	(unaudited and in
	thousands of
	U.S. dollars)
Revenues	125,924	173,009
Operating profit	32,051	41,256
Net income attributable to shareholders	34,245	45,069
Earnings per ordinary share — basic (cents)	0.95	1.10
Earnings per ordinary share — diluted (cents)	0.86	1.07
Earnings per ADS — basic (cents)	75.9	87.8
Earnings per ADS — diluted (cents)	69.1	85.5

In December 2006, the Company committed to a plan which was approved by the Company’s Board of Directors on December 29, 2006 to sell substantially all its equity interest in Indiagames so as to focus on the China market and initiated actions to locate a buyer. For detailed information, please refer to note 7.
                    Disclosure for the year ended December 31, 2006

The following unaudited pro forma consolidated financial information for the years ended December 31, 2005 and 2006, as presented below, reflects the results of operations of the Company assuming the acquisitions of Huanjian Shumeng and Gainfirst Group occurred on January 1, 2005 and 2006 respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2005 and 2006 respectively, and may not be indicative of future operating results.

	Year ended
	December 31,

	2005	2006

	(unaudited and in
	thousands of
	U.S. dollars)
Revenues	182,371	171,394
Operating profit	39,986	29,990
Net income attributable to shareholders	44,187	28,889
Earnings per ordinary share — basic (cents)	1.08	0.68
Earnings per ordinary share — diluted (cents)	1.05	0.67
Earnings per ADS — basic (cents)	86.06	54.32
Earnings per ADS — diluted (cents)	83.82	53.97

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

7.	DISCONTINUED OPERATIONS

In December 2006, the Company committed to a plan which was approved by the Company’s Board of Directors on December 29, 2006 to sell substantially all its equity interests in Indiagames in order to focus on the China market and initiated actions to locate a buyer. As a result, the assets and liabilities of Indiagames were classified as held for sale and presented separately in the asset and liability sections, respectively, of the consolidated balance sheet as at December 31, 2006. The results of its operation were also separately presented on the face of the consolidated statements of operations under “Discontinued Operations” for the years ended December 31, 2005 and 2006 which included:

	Year ended
	December 31,

	2005	2006

	(in thousands
	of U.S. dollars)
Net profit/(loss) for Indiagames	68	(421)
Loss on issuance of Indiagames’ shares (note 6(c))	(69)	—
Provision for goodwill impairment*	—	(4,628)

Loss from Discontinued Operations	(1)	(5,049)

*	The Company recognised an impairment charge on goodwill relating to Indiagames amounting to US$4,628,000 based on a binding term sheet signed with a potential buyer in March 2007.

The major classes of assets and liabilities classified as held for sale were as follows:

December 31, 2006

(in thousands of
U.S. dollars)
Cash and cash equivalents	373
Short-term bank deposits	2,592
Accounts receivable, net	2,067
Other current assets	1,856
Goodwill, net	4,754
Other non-current assets	550

Assets held for sale	12,192

Accounts payable	104
Other payable and accruals	1,027

Liabilities held for sale	1,131

Minority shareholders’ interest in Indiagames amounting to US$2,324,000 has been reported separately in the Group’s consolidated balance sheet as at December 31, 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The results and cash flow information for Indiagames during the years ended December 31, 2005 and 2006 were as follows:

	Year ended
	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Revenues	4,046	3,946
Operating expenses	(3,802)	(4,805)

Operating profit/(loss)	244	(859)
Other income	118	205

Income/(loss) before tax	362	(654)
Income tax (charge)/credit	(39)	45

Income/(loss) after tax	323	(609)
Minority interest	(255)	188

Net profit/(loss)	68	(421)

	Year ended
	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Net cash (used)/provided by operating activities	(915)	5
Net cash used in investing activities	(2,143)	(769)
Net cash provided by financing activities	3,985	—

Net increase/(decrease) in cash and cash equivalents	927	(764)
Cash and cash equivalents, beginning of year	313	1,135
Foreign currency translation	(105)	2

Cash and cash equivalents, end of year	1,135	373

8.	CONCENTRATION AND RISKS

(a)	Major customers

There are no revenues from customers which individually represent greater than 10% of the total revenues for the years ended December 31, 2005 and 2006.

(b)	Dependence on mobile telecommunication operators

Substantially all of the wireless Internet services revenues of the Group for the years ended December 31, 2005 and 2006 are derived from co-operative arrangements with China Mobile and China Unicom (the “Chinese mobile telecommunication operators”). The Chinese mobile telecommunication operators are entitled to a percentage of the revenues earned from users of our services. If the strategic relationship with either mobile telecommunication operator is terminated or scaled-back, or if the Chinese mobile telecommunication operators alter the co-operative arrangements, the Group’s wireless Internet services business might be adversely affected.

Revenues earned from customers through the Chinese mobile telecommunication operators for the years ended December 31, 2005 and 2006 were US$157,719,000, representing 94% of total revenue of the Group, and US$152,165,000, representing 90% of total revenue of the Group, respectively.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Amounts due from the Chinese mobile telecommunication operators as of December 31, 2005 and 2006, were US$27,284,000, representing 80% of net accounts receivable, and US$15,846,000, representing 68% of net accounts receivable, respectively.

A small portion of wireless Internet services revenues are derived from co-operative arrangements with a number of foreign mobile telecommunication operators, distributing mobile games from our Indiagames subsidiary. Indiagames’s results were reported under “Discontinued Operations”.

(c)	Credit risk

The Group focuses on key customers both for online advertising services and commercial enterprise solutions services and works closely with them. The Group generally does not require collateral for its accounts receivable. The Group also performs regular reviews of its accounts receivable and maintains allowances for potential credit losses.

For the wireless Internet services, the Group is required to assume certain credit risk under specified circumstances when the mobile telecommunication operators are not able to collect the fee from the end customers. During the three years ended December 31, 2006, the Group did not experience significant credit losses.

(d)	Chinese market macro-economic and regulatory risks and uncertainties

The Chinese market in which the Group operates has certain macro-economic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Group to operate its business, and to conduct wireless Internet services, online advertising, commercial enterprise solutions and Internet access services in China. Although China, since 1978, implemented a wide range of market oriented economic reforms, continued reforms and progress towards a full-market-oriented economy are uncertain. In addition, the telecommunication, information and media industries remain highly regulated. Restrictions are currently in place or are unclear regarding in what specific segments of these industries foreign-owned entities, like the Group, may operate. The Group’s legal structure and scope of operations in China could be subject to restrictions that could result in severe limits to the Group’s ability to conduct business in China.

On July 7, 2006, the Group received a notice from China Mobile on policy changes for services on China Mobile’s Monternet platform. The changes, which have been implemented under the policy directives of China’s Ministry of Information Industry (“MII”), aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of Monternet. In addition, under the same MII policy directives, China Unicom has also implemented similar policies to that of China Mobile during the third quarter 2006.

These new policies have had a substantial negative impact on the Group’s wireless business, resulting in substantial revenue and profit declines from prior periods.

(e)	Other markets macro-economic and regulatory risks and uncertainties

The Group operates its mobile games subsidiary, Indiagames, in India and Indiagames is subject to certain macro-economic and regulatory risks and uncertainties in that country. These uncertainties extend to the ability of the Group to operate its mobile games publishing, development and distribution business in India. Although one of the driving forces of the Indian economy is their strength in information technology, uncertainty remains as to, among others, the regulatory, competitiveness and labor factors. On a global scale, excluding China and India, the Group may be subject to restrictions that could result in severe limits to Indiagames’ ability to conduct mobile games business in its chosen markets.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(f)	Other risks

A majority of the Group’s sales, purchases and expenses transactions are generally denominated in RMB and a significant portion of the Group’s assets and liabilities is denominated in RMB. The RMB is not freely convertible into foreign currencies. In China, certain foreign exchange transactions are required by law to be transacted only by authorised financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

Our Indian subsidiary, Indiagames, generates a significant portion of its revenues from international sales in US$ and EURO, with the remaining local sales denominated in the local currency, the RS. In addition, most of its licensing and royalties expenses are to the account of foreign providers. To minimise foreign exchange exposure risk, Indiagames has foreign currency bank accounts in each of the said currencies.

On July 21, 2005, the PBOC announced a 2.1% revaluation of the RMB to US$ (or from roughly a RMB8.28 exchange rate to roughly RMB8.11 per US$), and a new system to set the value of the RMB against an unspecified basket of currencies. Since then the RMB has shown continuous appreciation against the US$, climbing 3.7% against the US$ to RMB7.81 per US$ on December 31, 2006. We would expect our revenues on a US$ basis to be impacted roughly in line with the fluctuation of the RMB exchange rates against the US$.

9.	SHORT-TERM BANK DEPOSITS

Short-term bank deposits arose from one-year fixed deposits of US$25,613,000 (December 31, 2005: US$1,863,000), bearing interest rates between 2.25% and 2.52% per annum.

10.	ACCOUNTS RECEIVABLE, NET

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Accounts receivable, gross	37,883	27,825
Provision for doubtful accounts receivable	(3,933)	(4,352)

Accounts receivable, net	33,950	23,473

The aging analysis of the accounts receivable of the Group is set out below:

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Current	14,229	11,051
31-60 days	7,323	3,987
61-90 days	5,122	2,469
Over 90 days	7,276	5,966

Accounts receivable, net	33,950	23,473

The majority of the Group’s sales are on open account terms and in accordance with terms specified in the contracts governing the relevant transactions. Wireless Internet services revenues are collected from the mobile telecommunication operators in arrears.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The movement of the allowance for doubtful accounts receivable for the years ended December 31, 2005 and 2006 are as below:

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Beginning of year	(3,164)	(3,933)
Charged to expenses	(691)	(335)
Write-off of receivable balances and corresponding provisions	5	53
Exchange adjustment	(83)	(169)
Reclassified to assets held for sale	—	32

End of year	(3,933)	(4,352)

11.	RESTRICTED CASH

Restricted cash of US$300,000 (December 31, 2005: US$300,000) represents money held in escrow pursuant to tax warranties provided by the founder of Indiagames Limited. The tax warranties are effective for a period of 2 years starting from the share subscription closing date of April 29, 2005. As at December 31, 2006, the restricted cash is classified as a current asset of the Company in the consolidated balance sheets.

12.	PREPAYMENTS

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Prepayment for website content	3,191	1,608
Portal facility prepayment	253	402
Fixed asset purchase prepayment	113	23
Tax prepayment	424	460
Prepaid marketing expense	1,456	1,871
Others	616	390

Total	6,053	4,754

13.	DEPOSITS AND OTHER RECEIVABLES

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Rental deposits	581	370
Advances to staff	74	163
Interest receivable	1,627	1,774
Others	221	309

Total	2,503	2,616

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

14.	DUE FROM/TO RELATED PARTIES

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Due from:
Parent company	—	4
Fellow subsidiaries	153	127
Related companies	36	39

Total	189	170

Due to:
Parent company	19,281	—
Fellow subsidiaries	63	195
Related companies	86	9

Total	19,430	204

Except for the balance due to parent company (as below), the balances due from/(to) all related parties are unsecured, non-interest bearing and have no fixed terms of repayment.

The balance due to parent company was unsecured and was repayable on demand after December 31, 2004, bearing interest at the rate of 1.65% per annum over the Hong Kong Interbank Offered Rate since January 1, 2004. In August 2006 and September 2006, the Company repaid all outstanding balances of US$20,038,000 to the parent company. During the years ended December 31, 2004, 2005 and 2006, interest charges on the balance due to our parent company amounted to US$428,000, US$939,000 and US$836,000, respectively.

15.	AVAILABLE-FOR-SALE SECURITIES AND RESTRICTED SECRUITIES

In April 2004, the Company purchased a portfolio of marketable debt securities at a consideration of US$118,883,000 including accrued interest of US$1,500,000 in cash. The maturity date ranges from March 2008 to November 2011, and the coupon interest rate ranges from 2.25% per annum to 8% per annum (Upon disposal of certain securities as mentioned below, the maturity date ranges from March 2008 to August 2009, and the coupon interest rate ranges from 2.25% per annum to 5.375% per annum). The Company’s investment in marketable debt securities was classified as available-for-sale securities.

In April 2005, the Company sold certain available-for-sale securities and received the proceeds totaling US$16,392,000 on the same date. Gains on disposal amounted to US$450,000. Also, during the same month, the Company pledged and set aside debt securities with total face value of US$60,000,000 as collateral for a four-year bank loan facility. As a result, those debt securities were reclassified from “available-for-sale securities” to “restricted securities”. As at December 31, 2006, these restricted securities had a market value of US$59,037,000 (December 31, 2005: US$59,122,000). Details of the bank loan are presented in note 24.

In June 2006, the Company effectively pledged debt securities with total face value of US$40,000,000 as collateral for a one-year bank loan. Details of the short-term bank loan are presented in note 23. As a result, those debt securities have been reclassified from “available-for-sale securities” to “restricted securities”. As at December 31, 2006, these restricted securities had a market value of US$38,692,000 (December 31, 2005: US$38,519,000).

The aggregate fair value of restricted securities amounted to US$97,729,000 as at December 31, 2006 (December 31, 2005: US$59,122,000 of restricted securities and US$38,519,000 of available-for-sale securities). For the year ended December 31, 2006, the Company recorded US$465,000 of unrealised gain on its restricted securities in other comprehensive

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(loss)/income and US$3,713,000 of interest income in the Consolidated Statements of Operations.

16.	INVESTMENT UNDER COST METHOD

On July 23, 2004, the Company entered into a share subscription agreement to acquire a 13.95% equity interest (or 1,494,030 convertible redeemable participating Preferred Shares of the enlarged share capital) in Sichuan Great Wall Software Group (“Sichuan Greatwall”) for a consideration of US$1,494,000. As at December 31, 2006, the investment in Sichuan Greatwall of US$1,588,000 included a currency translation adjustment of US$94,000 arising in 2006. This investment is accounted for using the cost method of accounting as the Company does not have significant influence on the operations and management of Sichuan Greatwall. For the year ended December 31, 2006, following impairment tests, it was concluded that no impairment occurred in the carrying value of this investment.

17.	PROPERTY AND EQUIPMENT, NET

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Computer equipment	30,844	39,566
Furniture and office equipment	1,133	1,133
Motor vehicles	284	343
Leasehold improvements	2,296	2,497

	34,557	43,539

Less: Accumulated depreciation	(16,748)	(25,716)
Less: Provision for impairment	(2,463)	(2,463)

Net book value	15,346	15,360

During the years ended December 31, 2004, 2005 and 2006, the depreciation charges of the Group amounted to US$4,544,000, US$6,977,000 and US$8,535,000 respectively, of which US$4,544,000, US$6,909,000 and US$8,436,000 were depreciation charges in continuing operations.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

18.	GOODWILL, NET

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Cost:
Beginning of year	201,856	228,040
Goodwill arising from acquisitions(*)	26,184	28,663
Exchange adjustment	—	13,558
Reclassified to assets held for sale	—	(9,392)

End of year	228,040	260,869

Accumulated amortization and provision for impairment:
Beginning of year	43,362	43,362
Exchange adjustment	—	2,716

End of year	43,362	46,078

Net book value:
End of year	184,678	214,791

Beginning of year	158,494	184,678

*	Goodwill arising from acquisitions totaling US$26,184,000 during the year ended December 31, 2005 included US$9,569,000 in connection with the acquisition of Indiagames and US$16,615,000 of the earn-out consideration for the acquisition of Treasure Base, as discussed in note 6 “Business Combinations”.

In 2006, goodwill increased by US$28,663,000 which included US$1,397,000 arising on the acquisition of Huanjian Shumeng and US$27,266,000 arising on the acquisition of Beijing Infomax, as discussed in note 6 “Business Combinations”.

For the year ended December 31, 2006, the Company tested goodwill for impairment with the assistance of an independent valuer and determined that there was no impairment of goodwill on the Company’s wireless Internet business in China, Huanjian Shumeng and Beijing Infomax. The valuations were arrived at after using a combination of a market value approach (with comparisons to selected publicly traded companies operating in the same industry) and an income approach (Discounted Cash Flows). The book value of goodwill of wireless Internet business in China, Huanjian Shumeng and Beijing Infomax were US$185,712,000, US$1,443,000 and US$27,636,000 respectively as at the December 31, 2006.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

19.	INTANGIBLES, NET

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Domain names	660	1,138
Trademark	263	279
Customer base	471	516
Backlog	28	30
Software	1,403	1,466
Licenses	1,053	1,365
Completed technology	356	—
Core technology	215	61
Partnership contract	—	1,993

	4,449	6,848

Less: Accumulated amortization	(1,440)	(2,205)
Less: Provision for impairment	(1,594)	(1,694)

Net book value	1,415	2,949

Partnership contract represents the Partnership Agreement between Beijing Infomax and CCTV2 which was recognised and measured at fair value upon acquisition based on a valuation performed by an independent valuer. The intangible asset of the partnership contract is amortized over its useful life of 27 months based on the initial contract period of Beijing Infomax’s TV channel partner. Other additions of intangible assets primarily include domain names, licenses and content copyrights which arose in connection with the acquisitions of Huanjian Shumeng and Beijing Infomax.

During the year ended December 31, 2004, 2005 and 2006, the amortization expenses of the Group amounted to US$5,614,000, US$975,000, and US$1,155,000 respectively, of which US$5,614,000, US$535,000 and US$1,045,000 were recorded in continuing operations.

During the year ended December 31, 2005, the Company wrote off intangible assets totaling US$221,000 relating to customer base together with the corresponding accumulated amortization of the same amount as such intangible asset was fully amortized. In 2006, the Company did not write off any intangible assets.

20.	ACCOUNTS PAYABLE

The aging analysis of the accounts payable of the Group is set below:

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Current	2,609	3,956
31-60 days	399	1,548
61-90 days	323	836
Over 90 days	1,700	3,025

Total accounts payable	5,031	9,365

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

21.	OTHER PAYABLES AND ACCRUALS

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Staff costs and welfare accruals	2,559	778
Advertising expenses payable	811	901
Rental and other lease charges accruals	5	26
Internet access charges and other direct costs accruals	5,419	5,396
Business tax and other levies payable	3,180	3,003
Advances received from customers	1,709	1,484
Professional fees on acquisitions	272	65
Interest on bank loans	446	695
Legal and professional fees accruals	986	1,575
Others	615	756

Total	16,002	14,679

22.	CONSIDERATION PAYABLES

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Acquisition of Treasure Base Group	16,615	—
Acquisition of Gainfirst Group	—	12,037

Total	16,615	12,037

In March 2006, the Company paid the outstanding consideration payables totaling US$16,615,000 in connection with the acquisition of Treasure Base Group. As at December 31, 2006, the Company had a balance of US$12,037,000 of consideration payable in relation to the 2006 earn-out consideration due for the acquisition of Gainfirst Group, as discussed in note 6 “Business Combinations”.

23.	SHORT-TERM BANK LOAN

In May 2006, the Company entered into a loan agreement with a bank whereby on June 2, 2006 the Company effectively pledged certain debt securities (the “Securities”) with a total face value of US$40,000,000 as security for a one-year bank loan, totaling US$35,340,000 and bearing interest at 0.3% over 3-month London Inter-Bank Offered Rate (“LIBOR”). The Company is entitled to the income in respect of the debt securities while they are pledged.

Pursuant to the agreement, the Company shall pay the bank an additional amount (“Additional Amount”) in case: (i) the market value of the Securities is equal to or less than 96% of the market value at inception of the loan (“Initial Market Value”) or (ii) the market value of the Securities plus the Additional Amount paid (“Portfolio Amount”) is equal to or less than 96% of Initial Market Value. Correspondingly, the Company is entitled to request the bank to repay the Additional Amount plus interest calculated at daily US Federal Funds Rate thereon if the Portfolio Amount is equal to or higher than 104% of Initial Market Value. The bank loan will be repaid on or before June 2, 2007.

24.	SECURED BANK LOAN

In April 2005, the Group had pledged certain available-for-sale securities (thereafter referred to as the “restricted securities”) with a total face value of US$60,000,000 to secure a bank loan facility, totaling US$57,000,000 and bearing interest at 0.23% per annum over LIBOR. On April 29, 2005 and July 28, 2005, the Group drew down US$35,000,000 and US$22,000,000, respectively, which, after handling charges, aggregated to US$56,886,000, to fund the payment of business acquisitions. Pursuant to the loan

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

covenants, if the aggregate principal amount of the outstanding loan exceeds 95% of the lower of the market value or face value of the restricted securities, or if any of the restricted securities has been downgraded, the Company shall repay part of the loan or provide additional securities. During the year ended December 31, 2006, US$828,000 was repaid and the remaining balance of the bank loan will be repaid on or before April 28, 2009.

25.	SHARE CAPITAL
          Company — Authorised

	Ordinary shares at par value
	US$0.001282 or HK$0.01 each

	Number of shares	US$’000

As at December 31, 2005 and 2006	10,000,000,000	12,821
          Company — Issued and Outstanding

	Ordinary shares at par value
	US$0.001282 or HK$0.01 each

	Number of shares	US$’000

As at December 31, 2005	4,224,532,105	5,416
Issuance of shares on exercise of employee share options	35,122,423	45

As at December 31, 2006	4,259,654,528	5,461

As at December 31, 2003, the Company had an authorised share capital of 10,000,000,000 ordinary shares of par value of HK$0.01 each, totaling US$12,821,000, and an issued and fully paid share capital of 4,000,000,000 ordinary shares of par value of HK$0.01 each, totaling US$5,128,000.

Subsequent to December 31, 2003, the Company underwent a capital reorganisation, with the effect of reducing issued share capital from US$5,128,000 to US$3,590,000 through repurchasing 1,300,000,000 ordinary shares and allotting 100,000,000 ordinary shares at the same consideration of US$9,750,000. The share capital of the Company has been retroactively restated for the effect of the capital reorganisation from the beginning of the earliest period presented.

In March 2004, the Company issued 1,000,000,000 ordinary shares under the Global Offering, split into 800,000,000 shares under the international offering and U.S. offering and 200,000,000 shares under the Hong Kong Offering. In addition to the ordinary shares issued under the global offering, 96,200,000 ordinary shares, worth US$18,500,000, were issued at the initial public offering price, held in escrow and allotted to Cranwood by the Company to satisfy part of the initial consideration for the acquisition of Puccini Group. These ordinary shares have a par value of US$0.001282 or HK$0.01 each and the initial public offering price was US$0.19 or HK$1.50 per offer share.

On April 25, 2005, Cranwood was issued and allotted 304,155,503 ordinary shares in the Company, worth US$47,547,000, which represented the balance settled in shares of half the total purchase consideration for the acquisition of Puccini Group of US$132,094,000. During the period from September 29, 2005 to December 31, 2005, share options were exercised by certain employees. As a result, the Company issued 24,176,602 new ordinary shares at the exercise price of HK$1.50 each (equivalent to US$19.23 cents) and received US$4,650,000.

During the year ended December 31, 2006, share options were exercised by certain employees. As a result, the Company issued 35,122,423 new ordinary shares at the exercise price of HK$1.50 each (equivalent to US$19.23 cents) and received US$6,754,000. The newly issued shares were included in the computation of basic earnings per share in proportion to the period they were outstanding.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

26.	CONTRIBUTION PLAN AND STATUTORY RESERVES

(a)	China Contribution Plan

The total provision for such employee benefits was US$1,121,000, US$2,086,000 and US$1,989,000 for the years ended December 31, 2004, 2005 and 2006, respectively. For the years ended December 31, 2004, 2005 and 2006, contributions to the plans out of the amounts accrued for medical and pension benefits amounted to US$1,045,000 US$1,881,000 and US$1,908,000 respectively.

(b)	China Statutory Reserves

During the year ended December 31, 2004, one legal entity appropriated US$2,299,000 and US$1,150,000 respectively to statutory surplus reserve and statutory public welfare fund, based on its after-tax net income under PRC GAAP. An additional US$4,451,000 was appropriated to the reserve funds for specific tax holiday benefits as required by local regulations.

During the year ended December 31, 2005, six legal entities totally appropriated US$1,354,000 and US$590,000 respectively to statutory surplus reserve and statutory public welfare fund, based on their after-tax net income under PRC GAAP.

During the year ended December 31, 2006, three legal entities totally appropriated US$139,000 to statutory surplus reserve based on their after-tax net income under PRC GAAP.

(c)	India Employee Benefits Schemes

Gratuity Plan: The Company recognised contributions of US$4,000 and US$26,000 for the years ended December 31, 2005 and 2006, respectively. Estimated contributions for the year 2007 based on an actuarial valuation is US$27,000.

Provident Fund: Provident Fund contributions of US$56,000 and US$80,000 were included in our consolidated statements of operations for the years ended December 31, 2005 and 2006 respectively. These contributions are made to the fund administered and managed by the Government of India. Such contributions are charged to our consolidated statements of operations in the period in which they are incurred.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

27.	RELATED PARTY TRANSACTIONS

			Year ended December 31,

	Note		2004	2005	2006

			(in thousands of U.S. dollars)
i) Operating revenue items
Online advertising, commercial enterprise solutions and wireless Internet services revenues earned from:	(a	)
— subsidiaries of TOM Group	(b	)	51	—	40
— subsidiaries of a shareholder of TOM Group			—	15	488
— a joint venturer	(c	)	—	—	126
ii) Operating expenses items
Office rental expenses charged by:
— a related company of a shareholder of TOM Group	(d	)	1,487	1,378	1,413
Wireless Internet revenues share, commercial enterprise solutions and Internet access expenses charged by:	(e	)
— subsidiaries of TOM Group	(f	)	82	240	746
— subsidiaries of a shareholder of TOM Group			—	61	83
— a joint venturer	(c	)	—	—	100
Recharge to TOM Group and its subsidiaries of operating expenses incurred on their behalf			365	255	312
Administrative service fees charged by TOM Group	(g	)	641	641	577
Recharge by TOM Group or its subsidiaries for miscellaneous expenses incurred on our behalf			164	191	131
Operating expenses recharged from a related company of the Group	(h	)	—	89	40
iii) Others
Interest income from an associate of TOM Group	(i	)	—	54	—
Entrusted loan to an associate of TOM Group which has been collected before year end	(i	)	—	2,461	—
Interest expenses charged by TOM Group	(j	)	428	939	836
Loan repayment to TOM Group	(j	)	—	—	20,038

(a)	As of December 31, 2004, 2005 and 2006, balances due from these related companies in respect of online advertising, commercial enterprise solutions and wireless Internet services amounted to US$705,000, nil and US$258,000 respectively.

(b)	On September 26, 2003, the Company entered into an online media services agreement with TOM Group International Limited (“TOM International”), a wholly-owned subsidiary of TOM Group. Pursuant to this agreement, the Group shall provide certain goods and services to our parent company and its subsidiaries on a non-exclusive basis including content, mobile communication, infotainment services or related telecommunication services, website development maintenance and hosting services and online advertising services. The fees for such services will be calculated with reference to the market rate for the provision of the relevant goods and services. This agreement expired on December 31, 2006. During the year end December 31, 2006, the Group provided no online media services and thus fee received for such services was nil. Other than revenue earned from online media services, the Group earned commercial enterprise solution revenue from a subsidiary of TOM Group amounted to US$40,000.

(c)	On August 22, 2005, the Group entered into a co-branding agreement with Skype to provide co-marketing and co-branding activities for TOM-Skype branded application,

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

website and content to the Group’s existing customers. Pursuant to this agreement, the revenue generated from these customers will be equally shared between the Group and Skype accordingly. For the year ended December 31, 2006, the Group earned total revenue of US$126,000 from Skype and shared total revenue of US$100,000 with Skype.

(d)	The office premises were leased to the Group at market rates commencing June 15, 2003 under three lease agreements and were renewed on December 15, 2006 for a term of three years.

(e)	As of December 31, 2004, 2005 and 2006, balances due to these related companies in respect of media services, commercial enterprise solutions and Internet access charges amounted to US$23,000, US$240,000 and US$163,000 respectively.

(f)	On September 26, 2003, the Company entered into a media services agreement with TOM International, under which, TOM International agreed to provide, and/or use reasonable endeavours to procure the provision of certain goods and services to the Group on a non-exclusive basis, including print and publishing services, advertising services, public relations and sports event management and other organisation services, content, advertising services and other marketing or promotional services in relation to the television channel operated by China Entertainment Television Broadcast Limited (“Media Services”). The purpose of this agreement is to enable the Group to procure offline media services (e.g. print, publishing and offline advertising) on a non-exclusive basis from TOM Group. This agreement expired on December 31, 2006. During the year ended December 31, 2006, the Group recorded Media Services fee expenses equal to US$746,000.

(g)	On September 26, 2003, the Company entered into an administrative services agreement with TOM Group for three years, pursuant to which TOM Group agreed to provide certain administrative services, including but not limited to, company secretarial, legal and other supporting services to the Group. The fee for the services provided was calculated on a cost reimbursement basis and capped at HK$5,000,000 (equivalent to US$641,000 for the years ended December 31, 2004 and 2005). On September 27, 2006, the Company renewed the administrative services agreement with TOM Group for another 2 years, and pursuant to the renewed agreement, the cap of the service fee is reduced to HK$3,000,000 (equivalent to US$385,000).

(h)	ChinaCare (Hong Kong) Limited, which is controlled by a principal shareholder of the Company, paid approximately US$40,000 to two of its staff on behalf of the Company for their consulting services to the Company in 2006. The amount had been fully reimbursed by the Company in 2006.

(i)	The Group provided an entrusted loan of US$2,461,000 to Huayi Brothers Advertising Limited (a company in which TOM Group has a 27% interest) on September 2, 2005. The principal amount plus interest income amounting to US$54,000 was paid to the Group at the end of December 2005.

(j)	On September 21, 2003, the Group entered into loan agreements with TOM Group, under which TOM Group provided loans of HK$156,300,000 (approximately US$20 million) to the Group. The loans were non-interest bearing until December 31, 2003, after which the loans were interest bearing at the market rate of 1.65% per annum over the Hong Kong Interbank Offered Rate. In the opinion of the Directors, the above loan agreements were entered into on normal commercial terms. The loans and imputed loan interests were fully repaid in August and September 2006 upon demand. The loans’ interest for the year 2006 amounted to US$836,000 and was repaid during the year.

(k)	The Group had extended loans of US$7,968,000, US$19,093,000 and US$19,867,000 as of December 31, 2004, 2005 and 2006, respectively, to the registered shareholders of

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

the Company’s variable interest entities to finance their investments in the respective entities. For details of these variable interest entities, please refer to note 4.

28.	INCOME TAXES
          Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to income taxes.
          China

The Group is subject to taxes in China. The variable interest entities for which the Group does not have legal ownership are governed by the Enterprise Income Tax Law and the remaining companies operating in China are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises (collectively the “PRC Income Tax Laws”). Pursuant to the PRC Income Tax Laws, the Group is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% (30% national income tax plus 3% local income tax) and companies located within special economic zones are entitled to a 15% preferential income tax rate. Certain companies were also granted a full exemption from EIT for the first three years of operation including the year of incorporation and a 50% reduction for the following three years. Hong Kong profits tax has not been provided as the Group has no estimated assessable profit in Hong Kong for the years ended December 31, 2004, 2005 and 2006.

The effect of tax holiday is as follows:

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars,
	except for per share data)
Effect of tax holiday	8,153	20,843	15,534
Earnings per ordinary share effect, basic (cents)	0.23	0.51	0.37

The following is a reconciliation between the EIT statutory rate to which the Group is subject and the effective tax rate of the Group:

	Year ended December 31,

	2004		2005		2006

EIT statutory rate	33%		33%		33%
Permanent book-tax differences:
— Staff costs and welfare	2%		2%		6%
— Administrative expenses	3%		5%		9%
— Advertising expenses	—		—		1%
— Interest expense	—		2%		6%
— Provision for impairment and amortization of goodwill and other intangibles	1%		—		8%
— Donation	2%		—		—
— Others	(2%	)	(3%	)	(5%	)
Change in valuation allowance	(18%	)	7%		(2%	)
Effect of tax holiday	(21%	)	(46%	)	(55%	)

Effective EIT rate	—		—		1%

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

As of December 31, 2004, 2005 and 2006, the tax impact of significant temporary differences between the tax and financial statement basis of assets and liabilities that gave rise to deferred tax assets was principally related to the following:

	December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Loss carry-forwards	1,797	4,180	5,803
Depreciation	858	950	906
Provision for impairment of intangibles	23	—	—
Allowance for doubtful accounts	285	341	675
Provision for impairment of property and equipment	114	—	—
Others	729	350	(118)
Valuation allowances	(3,458)	(5,482)	(6,745)

Net deferred tax assets	348	339	521

Subject to the approval of the relevant tax authorities, the Group had losses carried forward of US$24,985,000 as of December 31, 2006. US$2,318,000, US$4,210,000, US$2,183,000, US$8,026,000 and US$8,248,000 of these loss carry-forwards will expire in 2007, 2008, 2009, 2010 and 2011, respectively.

As of December 31, 2004, 2005 and 2006, valuation allowances of US$3,458,000, US$5,482,000 and US$6,745,000 were provided on the deferred tax assets due to the uncertainty surrounding their realization. It is more likely than not that the Group will not be able to utilise the loss carry-forwards before expiration. Alternatively, if events are to occur in the future that will allow the Group to realise more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowance will increase income when those events occur.

The deferred tax assets of US$673,000 as of December 31, 2006 (December 31, 2005: US$521,000) arose mainly from the temporary differences between financial statements carrying amounts of depreciation of two operating companies and their respective tax bases. No valuation allowance was made on these deferred tax assets because they are expected to be utilised in the foreseeable future. As of December 31, 2006, the Group had deferred tax liabilities of US$152,000 (December 31, 2005: US$182,000).
          India

The Group, via its subsidiary Indiagames, is subject to taxes in India, as per the provisions of the Income Tax Act and based on existing legislation, interpretations and practices in respect thereof. Income generated from sales in India is taxed at 33.66% with the exception that income generated from export is fully exempted under a 10 year tax holiday incentive granted under certain conditions. Income tax of Indiagames was included under discontinued operations as disclosed in note 7.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

29.	EARNINGS/(LOSSES) PER ORDINARY SHARE AND EARNINGS/(LOSSES) PER AMERICAN DEPOSITARY SHARE

The following table sets forth the computation of basic and diluted earnings per ordinary share for the years ended December 31, 2004, 2005 and 2006:

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars, except number of shares)
Numerator:
Income from continuing operations	33,908	45,007	33,704
Loss from discontinued operations	—	(1)	(5,049)

Net income attributable to ordinary shareholders	33,908	45,006	28,655

Denominator:
Weighted average number of ordinary shares outstanding, basic	3,608,743,169	4,107,485,514	4,254,457,083
Dilutive effect of contingently issuable shares in relation to settlement of considerations for business acquisition	358,815,780	95,829,816	—
Dilutive effect of share options	—	14,212,065	27,575,304

Weighted average number of ordinary shares outstanding, diluted	3,967,558,949	4,217,527,395	4,282,032,387

	Year ended
	December 31,

	2004	2005	2006

Earnings/(Losses) per ordinary share — basic (cents):
Continuing operations	0.94	1.10	0.79
Discontinued operations	—	—	(0.12)

Total earnings per ordinary share — basic	0.94	1.10	0.67

Earnings/(Losses) per ordinary share — diluted (cents):
Continuing operations	0.85	1.07	0.79
Discontinued operations	—	—	(0.12)

Total earnings per ordinary share — diluted	0.85	1.07	0.67

Earnings/(Losses) per American Depositary Share — basic (cents):
Continuing operations	75.2	87.7	63.4
Discontinued operations	—	—	(9.5)

Total earnings per American Depositary Share — basic	75.2	87.7	53.9

Earnings/(Losses) per American Depositary Share — diluted (cents):
Continuing operations	68.4	85.4	63.0
Discontinued operations	—	—	(9.4)

Total earnings per American Depositary Share — diluted	68.4	85.4	53.6

Share options for a total of 280,000,000 ordinary shares in 2004 were excluded from the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the ordinary shares. In 2005 and 2006, we have computed the diluted earnings per share by applying the treasury stock method as the average market price of the ordinary shares was greater than the exercise prices of the stock options.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

In 2005 and 2006, share options were exercised by certain employees. As a result, the Company issued 24,176,602 and 35,122,423 new ordinary shares at the exercise price of HK$1.50 each (equivalent to US$19.23 cents) and received US$4,650,000 and US$6,754,000 in 2005 and 2006, respectively. The newly issued shares were included in the computation of basic earnings per share in proportion to the period they were outstanding.

30.	DIVIDENDS

There were no dividends declared, made or paid by the Group for the years ended December 31, 2004, 2005 and 2006.

31.	FINANCIAL INSTRUMENTS

The carrying amount of the Group’s cash and cash equivalents approximate their fair value due to the short maturity of those instruments. The carrying value of receivables and payables approximate their fair value based on their short-term maturities.

32.	SHARE-BASED COMPENSATION

The Group’s share-based compensation plans include five share option plans (collectively the “Share Option Plans”), namely the pre-IPO share option plan (“TOM Group Pre-IPO Share Option Plan”) and two share option schemes of TOM Group (“TOM Group Old Share Option Scheme” and “TOM Group New Share Option Scheme”), and pre-IPO share option plan (“The Company Pre-IPO Share Option Plan”) and share option scheme of the Company (“The Company Share Option Scheme”).

(a)	TOM Group Pre-IPO Share Option Plan

On February 11, 2000, the shareholders of TOM Group approved the TOM Group Pre-IPO Share Option Plan, which was open to any qualified employees, as determined by the board of directors of TOM Group. Each option is exercisable as determined by the board and has a maximum term of ten years from February 11, 2000. In accordance with the terms of the TOM Group Pre-IPO Share Option Plan, TOM Group granted 9,080,000 options to an executive director of the Company on February 11, 2000. Share-based compensation charge incurred by TOM Group for this executive director of the Company was allocated to the Company primarily based on the Group’s total assets to those of TOM Group.

Following the listing of the shares of TOM Group on the GEM on March 1, 2000, no further options were eligible for grant under the TOM Group Pre-IPO Share Option Plan.

(b)	TOM Group Old Share Option Scheme and TOM Group New Share Option Scheme

On February 11, 2000, the shareholders of TOM Group approved the TOM Group Share Option Scheme (“TOM Group Old Share Option Scheme”) which was subsequently amended on April 24, 2002 pursuant to the changes in the Rules Governing the Listing of Securities on GEM (“GEM Listing Rules”), under which TOM Group initially reserved for issuance 1,377,904,000 shares. Shares reserved for issuance under the TOM Group Old Share Option Scheme are subject to a maximum based upon a percentage of TOM Group’s total shares issued, calculated in accordance with certain requirements of the GEM Listing Rules.

On July 23, 2004, the then shareholders of TOM Group terminated the TOM Group Old Share Option Scheme and adopted a new share option scheme “TOM Group New Share Option Scheme” due to the withdrawal of the listing of the shares of TOM Group on GEM and commencement of dealings of the shares of TOM Group on Main Board. The termination of the TOM Group Old Share Option Scheme and the adoption of the TOM Group New Share Option Scheme took effect from August 4, 2004 (listing date of TOM Group on the Main Board of the Stock Exchange of Hong Kong

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(“Main Board”)). No further options may be granted under the TOM Group Old Share Option Scheme upon its termination, but the provisions of the TOM Group Old Share Option Scheme shall in all other respects remain in full force and effect and options which are granted during the life of the TOM Group Old Share Option Scheme may continue to be exercisable in accordance with the terms of issue.

Under the TOM Group Old Share Option Scheme and the TOM Group New Share Option Scheme, share options may be granted, at the discretion of the board of directors of TOM Group, to employees or directors of TOM Group, or of any company in which TOM Group owns or controls 20% or more of its voting rights and/or issued share capital, or business associate or trustee.

The exercise price per share of the share options granted shall not be less than the higher of

(i)	the closing price of the shares of TOM Group on the date of grant;

(ii)	the average closing price of the shares of TOM Group for the five business days immediately preceding the date of grant; and

(iii)	the nominal value of one share of TOM Group.

Each option is exercisable as determined by the board of directors of TOM Group and has a maximum term of ten years from the date of the grant. For the TOM Group Old Share Option Scheme, vesting periods generally range from 1 year to 7 years. No vesting period is specified in the TOM Group New Share Option Scheme yet.

No option was granted to the executive directors of the Company and employees of the Group during 2004, 2005 and 2006 under TOM Group Old Share Option Scheme. There has been no option granted to the executive directors of the Company and employees of the Group under the TOM Group New Share Option Scheme since the adoption of the scheme.

(c)	The Company Pre-IPO Share Option Plan

On February 12, 2004, the shareholders of the Company approved The Company Pre-IPO Share Option Plan, which was open to any qualified employees, as determined by the board of directors of the Company. In accordance with the terms of The Company Pre-IPO Share Option Plan, the Company granted 280,000,000 options to certain directors and employees of the Company to subscribe for ordinary shares at the initial public offering price under the Hong Kong public offering, excluding brokerage and trading fees, and transaction and investor compensation levies. Each option is exercisable as determined by the board directors of the Company and has a maximum term of ten years from the date of grant. Vesting period generally ranges from one month to four years.

Following the listing of the shares of the Company on the GEM on March 11, 2004, no further options were eligible for grant under The Company Pre-IPO Share Option Plan.

(d)	The Company Share Option Scheme

On February 12, 2004, the Company adopted The Company Share Option Scheme, pursuant to which the Company may grant, at the discretion of the board of directors of the Company, to officers, directors, employees and business associates options to subscribe for ordinary shares of the Company.

The exercise price per share of the share options granted shall not be less than the higher of

(i)	the closing price of the ordinary shares of the Company on GEM on the date of grant;

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(ii)	the average closing price of the ordinary shares of the Company for the five consecutive business days immediately preceding the date of grant; and

(iii)	the nominal value of one ordinary share of the Company.

The total number of ordinary shares that are available for issuance upon the exercise of options granted pursuant to this scheme may not exceed 10% of the total number of issued ordinary shares. The Company may, however, seek separate approvals from shareholders and parent company’s shareholders for granting options beyond the 10% limit. Under GEM Listing Rules, the limit on the number of our ordinary shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under the scheme and the plan must not exceed 30% of our total ordinary shares in issue from time to time. The scheme will be valid and effective for a period of ten years and no options may be granted pursuant to this scheme following the expiration of the scheme.

(e)	Movement of Share Option Plans

The movements of the share options granted to the executive directors of the Company and employees of the Group under the Share Option Plans during the years ended December 31, 2004, 2005 and 2006 are summarised as follows:
                    TOM Group Pre-IPO Share Option Plan and TOM Group Old Share Option Scheme

	Year ended December 31,

	2004		2005		2006

		Weighted		Weighted		Weighted
		average		average		average
	Options	exercise	Options	exercise	Options	exercise
	outstanding	price	outstanding	price	outstanding	price

		(US$)		(US$)		(US$)
Outstanding at the beginning of the year	25,626,000	0.45	24,124,000	0.44	22,222,000	0.42
Granted	—	—	—	—	—	—
Cancelled	(1,502,000)	0.86	(1,902,000)	0.66	(922,000)	0.76

Outstanding at year end	24,124,000	0.44	22,222,000	0.42	21,300,000	0.40

Exercisable at year end	18,204,000	0.38	19,376,000	0.39	21,300,000	0.40

The following is additional information relating to options outstanding as of December 31, 2006:

	As of December 31, 2006

	Options outstanding			Options exercisable

		Weighted			Weighted
		average	Weighted		average	Weighted
		remaining	average		remaining	average
Range of	Options	contractual	exercise	Options	contractual	exercise
Exercise price	outstanding	life	price	exercisable	life	price

(US$)		(years)	(US$)		(years)	(US$)
0 — 0.38	16,438,000	4.75	0.27	16,438,000	4.75	0.27
0.39 — 0.77	3,756,000	3.59	0.69	3,756,000	3.59	0.69
1.16 — 1.54	1,106,000	3.22	1.45	1,106,000	3.22	1.45

	21,300,000	4.47	0.40	21,300,000	4.47	0.40

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

                    The Company Pre-IPO Share Option Plan

	Year ended December 31,

	2004		2005		2006

		Weighted		Weighted		Weighted
		average		average		average
	Options	exercise	Options	exercise	Options	exercise
	outstanding	price	outstanding	price	outstanding	price

		(US$)		(US$)		(US$)
Outstanding at the beginning of the year	—	—	262,425,040	0.19	220,457,181	0.19
Granted	280,000,000	0.19	—	—	—	—
Exercised	—	—	(24,176,602)	0.19	(35,122,423)	0.19
Cancelled	(17,574,960)	0.19	(17,791,257)	0.19	(4,087,527)	0.19

Outstanding at year end	262,425,040	0.19	220,457,181	0.19	181,247,231	0.19

Exercisable at year end	26,352,654	0.19	51,502,969	0.19	69,555,689	0.19

The remaining contractual lives of the options outstanding and exercisable as of December 31, 2004 are 9.13 years and 9.13 years, respectively.

The remaining contractual lives of the options outstanding and exercisable as of December 31, 2005 are 8.13 years and 8.13 years, respectively.

The remaining contractual lives of the options outstanding and exercisable as of December 31, 2006 are 7.13 years and 7.13 years, respectively.
                    The Company’s Share Option Scheme

	Year ended December 31,

	2005		2006

		Weighted		Weighted
		average		average
	Options	exercise	Options	exercise
	outstanding	price	outstanding	price

		(US$)		(US$)
Outstanding at the beginning of the year	—	—	18,000,000	0.15
Granted	18,000,000	0.15	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Outstanding at year end	18,000,000	0.15	18,000,000	0.15

Exercisable at year end	—	—	2,700,000	0.15

The 18,000,000 share options were granted to a director of the Company as at May 11, 2005.

The remaining contractual life of the options outstanding as of December 31, 2005 is 9.36 years.

The remaining contractual lives of the options outstanding and exercisable as of December 31, 2006 are 8.36 years and 8.36 years, respectively.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The movements of the share options granted to the non-executive directors of the Company under the Share Option Plans during the years ended December 31, 2004, 2005 and 2006 are summarised as follows:
                    TOM Group Pre-IPO Share Option Plan and TOM Group Old Share Option Scheme

	Year ended December 31,

	2004		2005		2006

		Weighted		Weighted		Weighted
		average		average		average
	Options	exercise	Options	exercise	Options	exercise
	outstanding	price	outstanding	price	outstanding	price

		(US$)		(US$)		(US$)
Outstanding at the beginning of the year	78,138,000	0.39	78,138,000	0.39	78,138,000	0.39
Addition*	—	—	—	—	9,026,000	0.29
Exclusion**	—	—	—	—	(63,138,000)	0.40

Outstanding at year end	78,138,000	0.39	78,138,000	0.39	24,026,000	0.31

Exercisable at year end	56,138,000	0.41	67,138,000	0.40	24,026,000	0.31

*	As Ms. Angela Mak was appointed as a non-executive director of the Company in April 2006, the outstanding options totalling 9,026,000 held by her as at December 31, 2006 were included accordingly.

**	As Mr. Sing Wang resigned as a non-executive director of the Company in January 2006, the outstanding options totaling 63,138,000 held by him as at December 31, 2006 were excluded.

The following is additional information relating to options outstanding as at December 31, 2006:

As of December 31, 2006

	Options outstanding			Options exercisable

		Weighted			Weighted
		average	Weighted		average	Weighted
		remaining	average		remaining	average
Range of	Options	contractual	exercise	Options	contractual	exercise
Exercise price	outstanding	life	price	exercisable	life	price

(US$)		(years)	(US$)		(years)	(US$)
0 – 0.38	24,026,000	6.40	0.31	24,026,000	6.40	0.31

(f)	Pro forma disclosures

Prior to 2006, the Group accounted for the share options scheme, using the intrinsic value method as prescribed in APB 25, and related interpretations. Accordingly, the Group recorded expense for employee share compensation plans equal to the excess of the market price of the underlying shares at the date of grant over the exercise price of the share-related award, if any (known as the intrinsic value). The intrinsic value of the stock based compensation issued to employees as of the date of grant was amortized on a straight-line basis to compensation expense in accordance with the vesting period.

The Company provides pro forma disclosures to illustrate the effects on the results of operations as if the Company had recorded compensation costs based on the estimated grant date fair value in the comparative periods, as defined by SFAS 123R for awards granted under its share option plans.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The estimated weighted average grant date fair value as defined by SFAS 123 was calculated using the Black- Scholes model. The following weighted average assumptions were included in the estimated grant date fair value calculations for the Company’s Share Options Plans:

	Year ended December 31,

	2004	2005

Risk free interest rate (%)	0.2–2.07	2.34–3.23
Expected life (years)	0.57–4.07	1–4
Expected dividend yield	0	0
Volatility (%)	64	40
Weighted average estimated grant date fair value (US$)	0.38–0.75	0.04

If the Group had applied the fair value recognition provision of SFAS 123 to stock based employee compensation in the comparative periods, the effect would have been to reduce net income and pro forma amounts would have been adjusted as follows:

	Year ended
	December 31,

	2004	2005

	(in thousands of
	U.S. dollars)
Net income as reported	33,908	45,006
Add: share compensation cost as reported	—	—
Less: stock based employee compensation expense determined under fair value based method, net or tax	(8,578)	(5,252)
Less: allocation of total stock based employee compensation expense determined under fair value method	—	—

Pro forma net income attributable to shareholders	25,330	39,754

Pro forma earnings per ordinary share — basic (cents)	0.702	0.97
Pro forma earnings per ordinary share — diluted (cents)	0.654	0.94

33.	COMMITMENTS

(a)	Capital commitments

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Contracted but not provided for*	—	20,000
Property and equipment:
Authorised but not contracted for	1,046	3,010

Total	1,046	23,010

*	US$20,000,000 represents the commitment for financing the Joint Venture with eBay. For details, please refer to note 36.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(b)	Operating lease commitments

The Group rented offices under operating lease agreements. The net aggregate future lease payments under non-cancelable operating leases as of December 31, 2005 and 2006 are as follows:

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
2006	1,463	—
2007	306	1,233
2008	7	815
2009	—	862

Total	1,776	2,910

As of December 31, 2006, the Group had no operating lease commitment beyond 2009.

For the years ended December 31, 2004, 2005 and 2006, the Group incurred rental expenses of US$1,150,000, US$1,930,000 and US$2,084,000 respectively.

34.	SEGMENT INFORMATION

Based on the criteria established by SFAS 131 “Disclosures about Segments of an Enterprise and Related Information” the Group operates in three principal business segments in 2006. The Group does not allocate any operating expenses or assets to its three business segments as management does not use this information to measure the performance of the operating segments. Certain costs of revenues are shared between business segments. These costs, including staff costs, content acquisition costs, bandwidth leasing charges, depreciation as well as portal facilities, were allocated to the wireless Internet services and online advertising segments in proportion to their gross margin contribution before the allocation of these costs. Also, no measures of assets by segment are reported and used by the chief operating decision makers. Hence, the Group has not made disclosure of total assets by reportable segment.

Summarised information by business segment for the years ended December 31, 2004, 2005 and 2006 is as follows:

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
	(restated*)
Revenues
Wireless Internet services	112,880	157,833	152,637
Online advertising	7,583	9,210	13,279
Others	2,257	1,025	2,449

Total revenues	122,720	168,068	168,365

Cost of revenues
Wireless Internet services	(60,979)	(93,806)	(100,212)
Online advertising	(2,736)	(2,877)	(4,925)
Others	(1,042)	(217)	(782)

Total cost of revenues	(64,757)	(96,900)	(105,919)

Gross profit	57,963	71,168	62,446

*	Figures in 2005 were restated as the results of Indiagames were separately presented under “Discontinued Operations”.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

35.	EXCHANGE GAIN

Due to the appreciation of RMB against the US$, as discussed in note 8(f), we recorded an exchange gain of US$1,132,000 and US$2,382,000 in our consolidated statements of operations for the years ended December 31, 2005 and 2006 respectively. This exchange gain primarily arose from the translation of our net non-RMB liability at the year end. Our investments in available-for-sale securities and restricted securities were excluded from the quantification for the exchange difference to be captured in the consolidated statements of operations, due to the Group’s accounting policy requiring the change in fair value of the available-for-sale securities and restricted securities (including the exchange difference) to be recorded in other comprehensive income/(loss) in equity directly.

Since our reporting currency is the US$, we recorded an exchange gain of approximately US$386,000 and US$13,367,000 separately in “Other comprehensive income/(loss)” upon the translation of our financial statements from our functional currency, RMB, into our reporting currency, US$ for the years ended December 31, 2005 and 2006 respectively.

36.	SUBSEQUENT EVENTS
          New Joint Venture

In connection with the Joint Venture Deed entered between the Company and eBay on December 20, 2006, a joint venture (“Joint Venture”) has been formed on February 1, 2007 to carry on the business of owning and operating a mobile and Internet-based marketplace in China. The Joint Venture will be jointly controlled and owned by the Company and eBay with 51% and 49% stake interest respectively. eBay will provide the initial funding of US$40,000,000 in cash to the Joint Venture and the Company will provide a shareholder’s loan in the amount of US$20,000,000 to the Joint Venture. If the funding from eBay and the shareholder’s loan from the Company have been fully utilised, additional funding in the form of shareholders’ loans of not exceeding US$10,000,000 will be provided by the Company and eBay in equal proportions if additional funding is required by the Joint Venture and as mutually agreed by eBay and the Company. In addition, eBay will inject its subsidiary engaging in the business of operating an online auction and marketplace site in China to the Joint Venture while the Company will contribute its expertise in the Internet and mobile industries in China and its leadership and management services to the Joint Venture. The Company will account for this Joint Venture using the equity method of accounting.
          Proposed Conditional Possible Privatisation of TOM Online

On March 9, 2007, the respective directors of the Company and TOM Group Limited (“TOM”) jointly announced that on March 3, 2007, a letter was sent by TOM to inform the Company that TOM was considering making a proposal to take the Company private by way of a scheme of arrangement (“Proposal”) under Section 86 of the Cayman Islands Companies Law. On March 9, 2007, TOM requested the board of directors of TOM Online to put forward the Proposal to TOM Online’s shareholders. The Proposal will be made only if the Proposal and the transactions contemplated thereunder have first been approved at an extraordinary general meeting of TOM (“TOM EGM”). Accordingly, there is no assurance that the Proposal will be made. An announcement will be made by TOM in relation to the voting results of the TOM EGM. For further details of the Proposal, please see the joint announcement of the Company and TOM which was posted on the website of the Growth Enterprise Market of the Stock Exchange of Hong Kong on March 12, 2007 and filed with the U.S. Securities and Exchange Commission under Form 6K on March 12, 2007.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

37.	ADDITIONAL DISCLOSURES PURSUANT TO THE GEM LISTING RULES/ HONG KONG COMPANIES ORDINANCE

(a)	Staff costs, including directors’ emoluments, in continuing operations

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Wages and salaries	10,305	17,920	16,231
Pension costs — defined contribution plan	904	1,358	1,124
Share-based compensation expenses	—	—	3,107

	11,209	19,278	20,462

(b)	Income from continuing operations before tax

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Income from continuing operations before tax was arrived at after charging and crediting:
Charging:
Interest expense	428	2,295	5,030
Auditors’ remuneration	1,025	868	1,308
Provision for impairment of intangibles	307	—	—
Allowance for doubtful accounts	761	684	276
Loss on disposal of property and equipment	9	94	70
Crediting:
Interest income	3,523	4,838	6,454

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(c)	Directors’ emoluments

The remuneration of every director for the year ended December 31, 2004 is set out below:

		Basic salaries,
		housing
		allowances,
		other
		allowances		Contribution
		and benefits	Discretionary	to pension
	Fees	in kind	bonuses	schemes	Total

	(in thousands of U.S. dollars)
Current executive directors
Wang Lei Lei	6	191	—	10	207
Peter Andrew Schloss	6	308	—	14	328
Feng Jue, Elaine	6	40	—	—	46
Fan Tai	6	69	—	2	77
Wu Yun	6	66	—	2	74
Xu Zhiming	6	246	—	25	277
Independent non-executive directors and members of Audit Committee
Kwong Che Keung, Gordon	26	—	—	—	26
Ma Wei Hua	26	—	—	—	26
Lo Ka Shui	7	—	—	—	7
Non-executive directors
Frank John Sixt (*)	6	—	—	—	6
Chow Woo Mo Fong, Susan	—	—	—	—	—
Tong Mei Kuen, Tommei (*)	6	—	109	—	115
Sing Wang (*)	6	—	—	—	6

Total	113	920	109	53	1,195

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The remuneration of every director for the year ended December 31, 2005 is set out below:

		Basic salaries,
		housing
		allowances,
		other
		allowances		Contribution	Compensation
		and benefits	Discretionary	to pension	for loss of
	Fees	in kind	bonuses	schemes	office#	Total

	(in thousands of U.S. dollars)
Current executive directors
Wang Lei Lei	6	181	2,564	10	—	2,761
Jay Kenneth Chang	3	182	250	8	—	443
Peter Andrew Schloss	6	309	—	18	—	333
Feng Jue, Elaine	6	81	22	—	—	109
Fan Tai	6	96	12	2	—	116
Wu Yun	6	74	12	2	—	94
Past executive director
Xu Zhiming	3	80	—	24	116	223
Independent non-executive directors and members of Audit Committee
Kwong Che Keung, Gordon	26	—	—	—	—	26
Ma Wei Hua	26	—	—	—	—	26
Lo Ka Shui	26	—	—	—	—	26
Non-executive directors
Frank John Sixt (*)	6	—	—	—	—	6
Chow Woo Mo Fong, Susan	—	—	—	—	—	—
Tong Mei Kuen, Tommei (*)	6	—	—	—	—	6
Sing Wang (*)	6	—	—	—	—	6

Total	132	1,003	2,860	64	116	4,175

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The remuneration of every director for the year ended December 31, 2006 is set out below:

		Basic salaries,
		housing
		allowances,
		other
		allowances		Contribution	Share-based
		and benefits	Discretionary	to pension	compensation
	Fees	in kind	bonuses	schemes	expenses	Total

	(in thousands of U.S. dollars)
Current executive directors
Wang Lei Lei	13	189	—	11	2,494	2,707
Jay Kenneth Chang	6	257	—	19	246	528
Peter Andrew Schloss	6	308	—	18	94	426
Feng Jue, Elaine	6	69	—	—	97	172
Fan Tai	6	90	—	2	97	195
Past executive director
Wu Yun	4	61	—	2	9	76
Independent non-executive directors and members of Audit Committee
Kwong Che Keung, Gordon	26	—	—	—	—	26
Ma Wei Hua	26	—	—	—	—	26
Lo Ka Shui	26	—	—	—	—	26
Non-executive directors
Frank John Sixt (*)	6	—	—	—	—	6
Chow Woo Mo Fong, Susan	—	—	—	—	—	—
Tong Mei Kuen, Tommei (*)	6	—	—	—	—	6
Mak Soek Fun, Angela (*)	5	—	—	—	—	5
Past non-executive director
Sing Wang	—	—	—	—	—	—

Total	136	974	—	52	3,037	4,199

           *  For the years ended December 31, 2004, 2005 and 2006, emoluments of these directors were recorded and paid by the Group.
           # This is severance payment to a director who left the Company.

During the years ended December 31, 2004, 2005 and 2006, no emoluments were paid by the Group to the directors as an inducement to join or upon joining the Group, and there has been no arrangement under which a director has waived or agreed to waive any emoluments.

(d)	Five highest paid individuals of the Group

The five individuals whose emoluments were the highest in the Group for the years ended December 31, 2004, 2005 and 2006 include 4 directors, 4 directors and 5 directors respectively, whose emoluments are reflected in the analysis presented in note 37(c) above.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

The emoluments payable to the remaining 1 individual, 1 individual and nil individual for the years ended December 31, 2004, 2005 and 2006, respectively, are as follows:

	Year ended
	December 31,

	2004	2005	2006

	(in thousands of
	U.S. dollars)
Basic salaries, housing allowances, other allowances and benefits in kind	22	170	—
Bonuses	76	—	—
Contributions to pension schemes	2	—	—

	100	170	—

(e)	Net current assets and total assets less current liabilities

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Net current assets	87,064	106,660
Total assets less current liabilities	388,291	440,083

(f)	Property and equipment, net

	Year ended December 31,

	2004	2005	2006

	(in thousands of
	U.S. dollars)
Additions in continuing operations	9,175	10,103	7,968
Disposals in continuing operations	9	94	20

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(g)	Selected information of the Company

The following balance sheets and statements of shareholders’ equity of the Company have been prepared in accordance with the accounting principles generally accepted in Hong Kong.
                    Balance Sheets

	December 31,

	2005	2006

	(in thousands of
	U.S. dollars)
Assets
Current Assets:
Cash and cash equivalents	25,944	9,417
Prepayments	374	159
Deposits and other receivables	1,050	1,008
Due from related parties	171,350	236,223

Total current assets	198,718	246,807

Available-for-sale securities	38,519	—
Restricted securities	59,122	97,729
Investment in subsidiaries	30,010	31,890

Total non-current assets	127,651	129,619

Total assets	326,369	376,426

Liabilities and shareholders’ equity
Current liabilities:
Other payables and accruals	2,102	2,427
Short-term bank loan	—	35,340
Due to related parties	8,666	18,498

Total current liabilities	10,768	56,265

Non-current liabilities
Secured bank loan	56,099	55,271

Total non-current liabilities	56,099	55,271

Total liabilities	66,867	111,536

Shareholders’ equity:
Share capital	5,416	5,461
Paid-in capital	274,858	284,640
Accumulated other comprehensive (losses)/income	(4,235)	7,159
Accumulated deficit	(16,537)	(32,370)

Total shareholders’ equity	259,502	264,890

Total liabilities and shareholders’ equity	326,369	376,426

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

                    Statements of Shareholders’ Equity

				Accumulated
				other		Total
	Number	Share	Paid-in	comprehensive	Accumulated	shareholders’
	of shares	capital	capital	(losses)/income	deficit	equity

	(in thousands of U.S. dollars except for number of shares)
Balance as of January 1, 2004	2,800,000,000	3,590	26,464	—	(62)	29,992
Issuance of shares pursuant to initial public offering	1,000,000,000	1,282	192,528	—	—	193,810
Share issuing expenses	—	—	(25,589)	—	—	(25,589)
Issuance of shares to Cranwood as initial purchase consideration for acquisition of Puccini Group	96,200,000	123	18,377	—	—	18,500
Share-based compensation	—	—	6,297	—	—	6,297
Unrealised loss on securities	—	—	—	(615)	—	(615)
Net loss	—	—	—	—	(7,799)	(7,799)

Balance as of December 31, 2004	3,896,200,000	4,995	218,077	(615)	(7,861)	214,596
Issuance of shares to Cranwood as earn-out purchase consideration for acquisition of Puccini Group	304,155,503	390	47,157	—	—	47,547
Issuance of shares on exercise of employee share options	24,176,602	31	4,619	—	—	4,650
Share-based compensation	—	—	5,005	—	—	5,005
Unrealised loss on securities	—	—	—	(2,903)	—	(2,903)
Currency translation adjustments	—	—	—	(717)	—	(717)
Net loss	—	—	—	—	(8,676)	(8,676)

Balance as of December 31, 2005	4,224,532,105	5,416	274,858	(4,235)	(16,537)	259,502
Issuance of shares on exercise of employee share options	35,122,423	45	6,709	—	—	6,754
Share-based compensation	—	—	3,073	—	—	3,073
Unrealised gain on securities	—	—	—	465	—	465
Currency translation adjustments	—	—	—	10,929	—	10,929
Net loss	—	—	—	—	(15,833)	(15,833)

Balance as of December 31, 2006	4,259,654,528	5,461	284,640	7,159	(32,370)	264,890

(h)	Distributable reserves

As of December 31, 2005 and 2006, the Company had no reserves available for distribution to the shareholders of the Company.

(i)	Ultimate holding company

The directors regard TOM Group, a company incorporated in the Cayman Islands with limited liability, as the ultimate holding company of the Group.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

3.	UNAUDITED SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN US GAAP AND HK GAAP FOR THE YEAR ENDED DECEMBER 31, 2006

The consolidated financial statements of the Group are prepared in accordance with US GAAP, which differ in certain significant aspects from accounting principles generally accepted in Hong Kong (“HK GAAP”). A summary of significant differences between US GAAP and HK GAAP affecting the total assets and net assets of the Group as of December 31, 2004, 2005 and 2006, and the net income attributable to shareholders and the basic earnings per share of the Group for each of the three years then ended is presented below.

	Year ended December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Net income attributable to shareholders under US GAAP	33,908	45,006	28,655
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognised as goodwill under HK GAAP	4,411	—	—
Share-based employee compensation expenses	(6,297)	(5,005)	34

Net income attributable to shareholders under HK GAAP	32,022	40,001	28,689

Earnings per ordinary share — basic (cents) under US GAAP	0.94	1.10	0.67
Earnings per ordinary share — basic (cents) under HK GAAP	0.89	0.97	0.67

	December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Total assets under US GAAP	403,101	446,007	513,599
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognised as goodwill under HK GAAP#	5,040	5,040	5,336

Total assets under HK GAAP	408,141	451,047	518,935

	December 31,

	2004	2005	2006

	(in thousands of U.S. dollars)
Net assets under US GAAP	234,424	329,110	381,458
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognised as goodwill under HK GAAP#	5,040	5,040	5,336

Net assets under HK GAAP	239,464	334,150	386,794

#	As at December 31, 2006, the reversal of amortization of intangibles which were recognised as goodwill under HK GAAP amounting to US$5,336,000 included a currency translation adjustment of US$296,000 arising in 2006.

The Hong Kong Institute of Certified Public Accountants issued a number of new and revised Hong Kong Financial Reporting Standards (“HKFRS”) and Hong Kong Accounting Standards (“HKAS”) (together the “new HKFRS”) which are effective for accounting periods beginning on or after January 1, 2005. The adoption of new and revised new HKFRS had no material effect on the Group’s accounting policies except HKFRS2, “Share-based Payment”.

Since January 1, 2005, the Group has adopted HKFRS2, “Share-based Payment”, which requires an entity to recognise share-based payment transactions in its financial statements, including transactions with its employees or other parties to be settled in cash, other assets, or equity instruments of the entity, with compensation expense for share options granted recognised at the date of grant and amortized over the vesting period. This new standard has been retrospectively applied

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

and the comparative figures have been restated accordingly.

(a)	Amortization of goodwill

Until December 31, 2004, under HK GAAP, goodwill resulting from acquisitions under purchase accounting is recognised as an intangible asset and amortized on a straight-line basis over its estimated useful economic life of not more than 20 years. In accordance with the provisions of HKFRS 3 “Business Combinations” and HKAS 36 “Impairment of Assets” which the Group has early adopted since January 1, 2004, the Group ceased amortization of goodwill and goodwill is subject to annual impairment testing.

Under US GAAP, annual amortization of this amount ceased effective from January 1, 2002. Goodwill is subject to annual impairment testing and is written down if carrying value exceeds fair value.

Accordingly, except for the differences recognised in prior years, there is no difference between HK GAAP and US GAAP in relation to amortization of goodwill.

(b)	Recognition of share-based compensation expenses

Prior to 2006, the Group accounts for the share option schemes under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, the amount of compensation expense is determined based on the intrinsic value, i.e. the excess, if any, of the quoted market price of the shares over the exercise price of the options at the date of the grant and is amortized over the vesting period of the option concerned. SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” allowed entities to continue applying the provision of APB 25 and provide pro forma net income or loss and pro forma earnings or loss per share disclosures in the notes to financial statements for employee stock options using fair-value based methods of accounting as prescribed in SFAS 123 “Accounting for Stock-Based Compensation” and SFAS 148. In December 2004, SFAS 123R “Share-Based Payment” was released and this new standard requires entities to recognise the costs of employee services in share based payment transactions using fair value based methods thereby reflecting the economic consequences of those transactions in the financial statements. This Statement is effective for the Group from January 1, 2006. Under its modified prospective application, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards, for which the requisite service has not been rendered and therefore the related compensation expenses have not been recognised in the income statement, that are outstanding as of the required effective date shall be recognised as the requisite service is rendered on or after the required effective date.

Under HK GAAP, prior to April 2004, there was no specific guidance for accounting for grants of share options to employees. HKFRS 2 “Share-based Payment” was released to cover the recognition and measurement of these transactions. HKFRS 2 requires an entity to recognise share-based payment transactions in its financial statements for share options that were granted after 7 November 2002 and had not yet vested at the effective date of HKFRS2, including transactions with employees or other parties to be settled in cash, other assets, or equity instruments of the entity, with compensation expense for share options granted recognised at fair value at the date of grant and amortized over the vesting period. The Group adopted HKFRS 2 as from January 1, 2005.

Accordingly, the GAAP difference for the year ended December 31, 2006 reflected the cost of options granted before 7 November 2002 recognised under US GAAP but not recognised under HK GAAP.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

4.	UNAUDITED CONSOLIDATED QUARTERLY RESULTS FOR THE PERIOD OF THREE MONTHS ENDED MARCH 31, 2007

The following is the unaudited condensed consolidated financial statements, prepared in accordance with the accounting principles generally accepted in the United States of America, of the TOM Online Group for the three months period ended March 31, 2007.
          Consolidated Balance Sheets

		Audited	Unaudited
		December 31,	March 31,
	Note	2006	2007

		(in thousands of
		U.S. dollars)
Assets
Current Assets:
Cash and cash equivalents		110,993	118,236
Short-term bank deposits		25,613	25,860
Accounts receivable, net		23,473	22,148
Restricted cash		300	300
Prepayments		4,754	4,138
Deposits and other receivables		2,616	3,552
Due from related parties		170	613
Inventories		65	68
Assets held for sale	4	12,192	12,118

Total current assets		180,176	187,033

Restricted securities		97,729	98,213
Investment under cost method		1,588	1,603
Long-term prepayments and deposits		333	336
Property and equipment, net		15,360	13,759
Deferred tax assets		673	680
Goodwill, net		214,791	216,859
Intangibles, net		2,949	2,612

Total assets		513,599	521,095

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable		9,365	7,602
Other payables and accruals		14,679	16,275
Income tax payable		432	679
Deferred revenues		328	584
Consideration payable		12,037	12,153
Short-term bank loan		35,340	35,340
Due to related parties		204	282
Equity investment in a joint venture	2	—	2,670
Liabilities held for sale	4	1,131	1,317

Total current liabilities		73,516	76,902

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

		Audited	Unaudited
		December 31,	March 31,
	Note	2006	2007

		(in thousands of
		U.S. dollars)
Non-current liabilities:
Secured bank loan		55,271	55,271
Liabilities for unrecognized tax benefits	3	—	1,386
Deferred tax liabilities		152	153

Total liabilities		128,939	133,712

Minority interests		878	864
Minority interests of a subsidiary held for sale	4	2,324	2,150

		132,141	136,726

Shareholders’ equity:
Share capital (ordinary share, US$0.001282 par value, 10,000,000,000 shares authorised, 4,259,654,528 and 4,259,654,528 shares issued and outstanding as at December 31, 2006 and March 31, 2007 respectively)		5,461	5,461
Paid-in capital		322,459	323,068
Statutory reserves		11,535	11,535
Accumulated other comprehensive income		10,645	14,175
Retained earnings		31,358	30,130

Total shareholders’ equity		381,458	384,369

Total liabilities, minority interests and shareholders’ equity		513,599	521,095

          Unaudited Consolidated Statements of Operations

		Three months ended March 31,

		2006
	Note	Restated (Note 4)	2007

		(in thousands of U.S. dollars,
		except for number of shares and per
		share data)
Revenues:
Wireless Internet services		44,413	31,818
Online advertising		2,702	2,657
Others		384	663

Total revenues		47,499	35,138
Cost of revenues:
Cost of services*		(27,840)	(26,558)

Total cost of revenues		(27,840)	(26,558)

Gross profit		19,659	8,580

Operating expenses:
Selling and marketing expenses*		(1,214)	(555)
General and administrative expenses*		(7,009)	(4,659)
Product development expenses*		(454)	(260)
Amortization of intangibles		(113)	(364)

Total operating expenses		(8,790)	(5,838)

Operating profit		10,869	2,742

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

		Three months ended March 31,

		2006
	Note	Restated (Note 4)	2007

		(in thousands of U.S. dollars,
		except for number of shares and per
		share data)
Other income/(loss)
Net interest income		443	399
Exchange gain		918	586
Share of loss on equity investment in a joint venture	2	—	(2,923)

Income from continuing operations before tax		12,230	804
Income tax expenses	3	(6)	(302)

Income from continuing operations after tax		12,224	502
Minority interests		6	23

Income from continuing operations		12,230	525
Loss from discontinued operations, net of income tax	4	(95)	(380)

Net income attributable to shareholders		12,135	145

Earnings/(Losses) per ordinary share — basic (cents):	5
Continuing operations		0.290	0.012
Discontinued operations		—	(0.009)

Total earnings per ordinary share — basic		0.290	0.003

Earnings/(Losses) per ordinary share — diluted (cents):	5
Continuing operations		0.280	0.012
Discontinued operations		—	(0.009)

Total earnings per ordinary share — diluted		0.280	0.003

Earnings/(Losses) per American Depositary Share — basic (cents):	5
Continuing operations		23.1	1.0
Discontinued operations		(0.2)	(0.7)

Total earnings per American Depositary Share — basic		22.9	0.3

Earnings/(Losses) per American Depositary Share — diluted (cents):	5
Continuing operations		22.8	1.0
Discontinued operations		(0.2)	(0.7)

Total earnings per American Depositary Share — diluted		22.6	0.3

Weighted average number of shares used in computing Earnings/(Losses) Per Share:
Ordinary share — basic	5	4,240,608,912	4,259,654,528
Ordinary share — diluted	5	4,291,046,914	4,260,424,095
American Depositary Share — basic	5	53,007,611	53,245,682
American Depositary Share — diluted	5	53,638,086	53,255,301

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

		Three months ended March 31,

		2006
	Note	Restated (Note 4)	2007

		(in thousands of U.S. dollars,
		except for number of shares and per
		share data)
*Included share-based compensation expense under SFAS 123R
Cost of services		24	19
Selling and marketing expenses		1	1
General and administrative expenses		745	411
Product development expenses		8	7
          Unaudited Consolidated Statements of Shareholders’ Equity

					Accumulated
					other		Total
	Number of	Share	Paid-in	Statutory	comprehensive	Retained	shareholders’
	shares	capital	capital	reserves	(losses)/income	earnings	equity

	(in thousands of U.S. dollars except for number of shares)
Balance as of January 1, 2006	4,224,532,105	5,416	312,643	11,396	(3,187)	2,842	329,110
Issuance of shares on exercise of employee share options	22,599,611	29	4,317	—	—	—	4,346
Share-based compensation	—	—	778	—	—	—	778
Unrealised loss on securities	—	—	—	—	(907)	—	(907)
Currency translation adjustments	—	—	—	—	6,187	—	6,187
Net income for the period	—	—	—	—	—	12,135	12,135

Balance as of March 31, 2006	4,247,131,716	5,445	317,738	11,396	2,093	14,977	351,649

Balance as of January 1, 2007	4,259,654,528	5,461	322,459	11,535	10,645	31,358	381,458
Effect of adoption of FIN 48 (note 3)	—	—	—	—	—	(1,373)	(1,373)

Balance as of January 1, 2007, as restated	4,259,654,528	5,461	322,459	11,535	10,645	29,985	380,085
Share-based compensation	—	—	609	—	—	—	609
Unrealised gain on securities	—	—	—	—	580	—	580
Currency translation adjustments	—	—	—	—	2,950	—	2,950
Net income for the period	—	—	—	—	—	145	145

Balance as of March 31, 2007	4,259,654,528	5,461	323,068	11,535	14,175	30,130	384,369

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

          Unaudited Consolidated Statements of Cash Flows

	Three months ended
	March 31,

	2006	2007

	(in thousands of
	U.S. dollars)
Cash flow from operating activities:
Net income	12,135	145
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	181	364
Amortization of premium on debt securities	94	97
Allowance for doubtful accounts	159	155
Depreciation	2,092	2,286
Deferred income tax	—	16
Minority interests	(21)	(250)
Exchange gain, net	(918)	(550)
Loss on disposal of property and equipment	2	—
Share-based compensation expense	778	438
Share of loss on equity investment in a joint venture	—	2,923
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,480)	1,940
Prepayments	456	470
Deposits and other receivables	(493)	(766)
Due from related parties	(4)	(443)
Inventories	(9)	(3)
Accounts payable	172	(30)
Other payables and accruals	1,196	1,479
Income tax payable	(246)	133
Deferred revenues	12	252
Due to related parties	199	79

Net cash provided by operating activities	14,305	8,735

Cash flow from investing activities:
Payments for purchase of property and equipment	(1,740)	(2,298)
Cash paid for short-term bank deposits	(736)	—
Cash received from short-term bank deposits	—	602
Net cash used in acquisitions of subsidiaries	(17,952)	—
Contribution of services to joint venture	—	(87)

Net cash used in investing activities	(20,428)	(1,783)

Cash flow from financing activities:
Issuance of ordinary shares including from the exercise of shares options, net of issuing expenses	4,346	—
Partial repayment of bank loan	(347)	—

Net cash provided by financing activities	3,999	—

Net (decrease)/increase in cash and cash equivalents	(2,124)	6,952
Cash and cash equivalents, beginning of period	99,869	111,366
Foreign currency translation	544	795

Cash and cash equivalents, end of period	98,289	119,113

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

	Three months ended
	March 31,

	2006	2007

	(in thousands of
	U.S. dollars)
Representing:
Cash and cash equivalents in discontinued operations, end of period (Note 4)	1,096	877
Cash and cash equivalents in continuing operations, end of period	97,193	118,236
Supplemental disclosures of cash flow information
Cash (paid)/received during the period:
Cash paid for income taxes	(186)	(110)
Interest received from bank deposit and debt securities	1,049	1,045
Interest paid for loans due to parent company and bank loans	(285)	(1,290)
Non-cash activities
Contribution of services to joint venture	—	(171)
Notes to unaudited condensed consolidated financial statements

1.	Basis of preparation and accounting policies

TOM Online Inc. (the “Company” or “TOM Online”) and its controlled operating entities including the subsidiaries and the variable interest entities are collectively referred to as the “Group”.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The comparative consolidated statements of operations for the three months ended March 31, 2006 have been restated as the Company had committed to a plan to sell substantially all its equity interest in Indiagames in December 2006. Please refer to Note 4.

The accounting policies and methods of computation used in the preparation of these unaudited condensed consolidated financial statements are consistent with those used in the annual report for the year ended December 31, 2006, except for the adoption of Financial Accounting Standard Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” from January 1, 2007, which is disclosed in Note 3 below.

Results for the three months ended March 31, 2007 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

2.	TOM Eachnet

Pursuant to a joint venture deed signed between the Company and eBay International AG (“eBay”) on December 20, 2006, a joint venture, TOM Eachnet, has been formed on February 1, 2007 to carry on the business of owning and operating a mobile and Internet-based marketplace in China. TOM Eachnet is jointly controlled and owned by the Company and eBay with each owing 51% and 49% interest respectively.

eBay provided an initial funding of US$40,000,000 cash to TOM Eachnet and the Company will provide a shareholder’s loan in the amount of US$20,000,000, bearing interest at 1.3% over London Inter-Bank Offered Rate, to TOM Eachnet when the remaining cash balance of TOM Eachnet is only enough to finance no more than six months of its operation. If the funding from eBay and the shareholder’s loan from the Company have been fully utilized, additional funding in the form of shareholders’ loans of not exceeding US$10,000,000 will be provided by the Company and eBay in equal proportions if additional funding is required by TOM Eachnet and as mutually agreed by eBay and the Company. In addition, eBay injected its subsidiary engaging in the business of operating an online auction and marketplace site in China to TOM

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

Eachnet while the Company contributes its expertise in the Internet and mobile industries in China and its leadership and management services to TOM Eachnet.

The Company accounts for this joint venture using the equity method of accounting since February 1, 2007. As of March 31, 2007, the Company had a negative investment in TOM Eachnet of US$2,670,000, representing its investment cost of US$258,000, being contribution of services to TOM Eachnet by the Company and was capitalized upon provision of the services to TOM Eachnet, less the Company’s share of TOM Eachnet’s losses for the two months ended March 31, 2007 of US$2,923,000 and currency translation adjustment of US$5,000. As the Company has a commitment to fund TOM Eachnet as disclosed above, such amount is classified as current liability in the consolidated balance sheet.

3.	Taxation

Under the current laws of the Cayman Islands, the Company is not subject to income taxes.

Pursuant to the PRC Income Tax Laws, the Group is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% and companies located within special economic zones are entitled to a 15% preferential rate. Certain companies were also granted a full exemption from EIT for the first three years of operation including the year of incorporation and a 50% reduction for the following three years. In addition, on March 16, 2007, the National People’s Congress approved the Enterprise Income Tax Law (“new EIT Law”) that will be effective from January 1, 2008. The new EIT Law establishes a new unified EIT rate of 25% for all various enterprises. As at the date of these unaudited consolidated financial statements are approved, detailed measures of the new EIT Law have yet to be issued, specific provisions concerning the applicable income tax rates, computation of taxable income, as well as specific preferential tax treatments and their related transitional provisions for the periods from 2008 and onwards have not been clarified. The Company will evaluate the impact to its operating results and financial positions of future periods as more detailed measures and other related regulations are announced.

No Hong Kong profits tax has been provided as the Group has no estimated assessable profits in Hong Kong for the three months ended March 31, 2007 (2006: Nil).

Taxes on income assessable in India have been calculated at the rates of tax prevailing in that country in which the Group operates its subsidiary, Indiagames, based on existing legislation, interpretations and practices in respect thereof.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued the final FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48” or the “Interpretation”), which became effective for the Company on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 resulted in a transition adjustment reducing beginning retained earnings and increasing liabilities for unrecognized tax benefits (including interest and penalties) by the same amount of US$1,373,000.

The FIN 48 provision of US$1,373,000 was provided for in respect of uncertain tax benefits associated with the technical and consulting services fees charged from our wholly foreign owned subsidiaries to our domestic variable interest entities (“VIE”). For details of our VIEs which we consolidated, please refer to note 4 of our 2006 annual report.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

4.	Discontinued operations

In December 2006, the Company committed to a plan which was approved by the Company’s Board of Directors on December 29, 2006 to sell substantially all its equity interests in Indiagames in order to focus on the China market and initiated actions to locate a buyer. As a result, the assets and liabilities of Indiagames were classified as held for sale and presented separately in the asset and liability sections, respectively, of the audited consolidated balance sheet as at December 31, 2006 and the unaudited consolidated balance sheet as at March 31, 2007. The results of its operation were also separately presented on the face of the unaudited consolidated statements of operations under “Discontinued Operations” for the three months ended March 31, 2006 and 2007. On March 5, 2007, the Company signed a binding term sheet with a potential buyer of the disposal of Indiagames and the definitive agreement was still under preparation as at March 31, 2007.

The major classes of assets and liabilities classified as held for sale were as follows:

	Audited	Unaudited
	December 31,	March 31,
	2006	2007

	(in thousands of
	U.S. dollars)
Cash and cash equivalents	373	877
Short-term bank deposits	2,592	2,059
Accounts receivable, net	2,067	1,571
Other current assets	1,856	2,049
Goodwill, net	4,754	4,967
Other non-current assets	550	595

Assets held for sale	12,192	12,118

Accounts payable	104	214
Other payable and accruals	1,027	1,103

Liabilities held for sale	1,131	1,317

Minority shareholders’ interest in Indiagames amounting to US$2,324,000 and US$2,150,000 were reported separately in the Group’s audited/unaudited consolidated balance sheets as at December 31, 2006 and March 31, 2007 respectively.

The unaudited results and cash flow information for Indiagames during the three months ended March 31, 2006 and 2007 were as follows:

	Three months ended
	March 31,

	2006	2007

	(in thousands of
	U.S. dollars)
Revenues	1,080	550
Operating expenses	(1,301)	(1,201)

Operating loss	(221)	(651)
Other income	45	—

Loss before tax	(176)	(651)
Income tax credit	66	44

Loss after tax	(110)	(607)
Minority interest	15	227

Loss from discontinued operations	(95)	(380)

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

	Three months ended
	March 31,

	2006	2007

	(in thousands of
	U.S. dollars)
Net cash provided by operating activities	708	38
Net cash (used)/provided in investing activities	(765)	555
Net cash provided in financing activities	—	—

Net (decrease)/increase in cash and cash equivalents	(57)	593
Cash and cash equivalents, beginning of period	1,135	373
Foreign currency translation	18	(89)

Cash and cash equivalents, end of period	1,096	877

5.	Earnings/(Losses) per share

(a)	Basic earnings/(losses) per share

The calculation of basic earnings/(losses) per share for the three months ended March 31, 2007, is based on:

•	the unaudited consolidated income from continuing operations, loss from discontinued operations and net income attributable to shareholders of US$525,000, US$380,000 and US$145,000 respectively (2006: US$12,230,000 of unaudited consolidated income from continuing operations, US$95,000 of loss from discontinued operations, and US$12,135,000 of net income attributable to shareholders, respectively); and

•	the weighted average number of 4,259,654,528 (2006: 4,240,608,912) ordinary shares outstanding during the period and 53,245,682 (2006: 53,007,611) American Depositary Shares (“ADS”) outstanding during the period.

(b)	Diluted earnings/(losses) per share

The calculation of diluted earnings/(losses) per share for the three months ended March 31, 2007, is based on:

•	the same data in Note 5(a); and

•	the weighted average number of 4,260,424,095 (2006: 4,291,046,914) ordinary shares, after adjusting for the effects of all dilutive potential shares during the period and 53,255,301 (2006: 53,638,086) ADS outstanding during the period.

For the three months ended March 31, 2007, the weighted average number of 181,145,569 stock options outstanding were excluded from the computation of diluted losses per share primarily because the exercise prices of the options were greater than the average market price of the ordinary shares making such options anti dilutive.

6.	Dividends

There were no dividends declared, made or paid by the Group for the three months ended March 31, 2007 (2006: Nil).

7.	Proposed conditional possible privatisation of TOM Online

On March 9, 2007, the respective directors of the Company and TOM Group Limited (“TOM”) jointly announced that on March 3, 2007, a letter was sent by TOM to inform the Company that TOM was considering making a proposal to take the Company private by way of a scheme of arrangement (“Proposal”) under Section 86 of the Cayman Islands Companies Law. On March 9, 2007, TOM requested the board of directors of TOM Online to put forward the Proposal to TOM Online’s

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

shareholders. On April 25, 2007, TOM announced that the Proposal and the transactions contemplated thereunder were approved at its extraordinary general meeting held on April 25, 2007. If the Proposal is made, a scheme document (the “Scheme Document”) in relation to the Proposal and the related offers to optionholders will be sent by the Company and TOM to, among others, shareholders and optionholders of the Company. As stated in the joint announcement of the Company and TOM dated March 30, 2007, the time limit for the despatch of the Scheme Document has been extended to May 7, 2007. A joint announcement will be made by the Company and TOM in relation to the despatch of the Scheme Document. For further details of the Proposal, please see the joint announcement of the Company and TOM dated March 9, 2007, the announcement of the Company dated March 28, 2007, the joint announcement of the Company and TOM dated March 30, 2007 and the announcement of TOM dated April 11, 2007, which were posted on the website of the Growth Enterprise Market of the Stock Exchange of Hong Kong on March 12, 2007, March 28, 2007, April 2, 2007 and April 13, 2007, respectively, and filed with the U.S. Securities and Exchange Commission under Form 6K on March 12, 2007, March 29, 2007, March 30, 2007 and April 12, 2007, respectively.

Unaudited summary of principal differences between US GAAP and HK GAAP for the three months ended March 31, 2007
The unaudited condensed consolidated financial statements of the Group are prepared in accordance with US GAAP, which differ in certain significant aspects from accounting principles generally accepted in Hong Kong (“HK GAAP”). A summary of significant differences between US GAAP and HK GAAP affecting the total assets and net assets of the Group as of December 31, 2006 and March 31, 2007, and the net income attributable to shareholders and the basic earnings per share of the Group for each of the three month period ended March 31, 2006 and 2007 is presented below.

	Three months
	ended March 31,

	2006	2007

	(in thousands of
	U.S. dollars)
Net income attributable to shareholders under US GAAP	12,135	145
Reconciliation adjustments, net of tax:
Share-based compensation*	34	—

Net income attributable to shareholders under HK GAAP	12,169	145

Earnings per ordinary share — basic (cents) under US GAAP	0.290	0.003
Earnings per ordinary share — basic (cents) under HK GAAP	0.290	0.003

*	Since January 1, 2005, the Group has adopted the Hong Kong Financial Reporting Standard 2 “Share-based Payment” (“HKFRS2”), which requires an entity to recognise share-based payment transactions in its financial statements for share options that were granted after November 7, 2002 and had not yet vested at the effective date of HKFRS2. The GAAP difference for the first quarter of 2006 reflects the cost of options granted before November 7, 2002 recognised under US GAAP but not recognised under HK GAAP.

	December 31,	March 31,
	2006	2007

	(in thousands of
	U.S. dollars)
Total assets under US GAAP	513,599	521,095
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognised as goodwill under HK GAAP#	5,336	5,416

Total assets under HK GAAP	518,935	526,511

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

	December 31,	March 31,
	2006	2007

	(in thousands of
	U.S. dollars)
Net assets under US GAAP	381,458	384,369
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognised as goodwill under HK GAAP#	5,336	5,416
Reversal of liabilities for unrecognized tax benefits##	—	1,386

Net assets under HK GAAP	386,794	391,171

#	As at March 31, 2007, the reversal of amortization of intangibles which were recognized as goodwill under HK GAAP amounting to US$5,416,000 included a currency translation adjustment of US$80,000 arising in the three months ended March 31, 2007.

##	Since January 1, 2007, the Company has adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48” or the “Interpretation”). The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Under HK GAAP, there is no such specific guidance for recognition and measurement of tax uncertainties.

5.	SHARE CAPITAL

The authorised share capital and issued share capital of TOM Online as at the Latest Practicable Date were as follows:
          Authorised:

10,000,000,000 ordinary shares	US$	12,821,000
Issued and fully paid:
4,259,654,528 ordinary shares	US$	5,461,000

Each of the ordinary shares in issue ranks pari passu in all respects, including dividends, voting and capital. No ordinary shares have been issued since December 31, 2006, being the end of the last financial year of TOM Online, and up to the Latest Practicable Date. Other than the ordinary shares in issue, ADSs and options, TOM Online has no other outstanding equity securities (including equity related convertible securities or warrants, options, derivatives or subscription rights in respect of any equity share capital, including non-transferable options).

The book value per ordinary share as at March 31, 2007 amounted to approximately US$0.0902 per ordinary share.

6.	RATIO OF EARNINGS TO FIXED CHARGES

TOM Online Group has no fixed charges.

7.	INDEBTEDNESS STATEMENT

(a)	Borrowings

As at the close of business of February 28, 2007, being the latest practicable date for the purpose of this indebtedness statement, TOM Online Group had outstanding borrowings of approximately US$91 million which were all secured bank loans.

APPENDIX I FINANCIAL INFORMATION ON THE TOM ONLINE GROUP

(b)	Charges on Assets

As at February 28, 2007, the Company had pledged all the available-for-sale securities (the restricted securities) with aggregate fair value of approximately US$98 million and face value of US$100 million as collaterals for a four-year bank loan of approximately US$55 million and a short term bank loan of approximately US$36 million.

(c)	Contractual Obligations and Commitments

As at February 28, 2007, the Company had capital commitment in respect of financing the newly established joint venture with eBay, TOM Eachnet, in the form of a shareholder’s loan amounting to approximately US$20 million.

As at February 28, 2007, the Group had contractual obligations relating to the acquisition of 100% interest in Gainfirst Group of approximately US$58 million, of which US$12 million was certain whilst the remaining US$46 million was considered as contingent consideration as it will not become certain until the adjusted audited combined after-tax profits of Gainfirst Group for the year 2007 is available.

(d)	Guarantee

As of February 28, 2007, a variable interest entity of the Company had issued a non-cancelable corporate guarantee to a third party supplier in respect of purchase of fixed assets by the Company’s joint venture, TOM Eachnet and no amount had been utilized by TOM Eachnet as of February 28, 2007.

Except as disclosed above, the Company did not have any outstanding loan capital, bank overdrafts, and liabilities under acceptances or other similar indebtedness, debentures, mortgages, charges or loans or acceptance credits or hire purchase commitments, or guarantees or other material contingent liabilities outstanding as at February 28, 2007, apart from intra-group liabilities, which have been disregarded for these purposes.

8.	MATERIAL CHANGES

The Directors of TOM Online confirm that save as disclosed in the quarterly report of the TOM Online Group for the three months ended March 31, 2007 in respect of the decline in gross profit margin primarily due to higher IVR revenue shared by China Mobile upon transition to China Mobile’s centralised IVR platform, sharing losses of newly established joint venture, TOM Eachnet, and provision for uncertain tax benefits upon adoption of FIN 48, there were no material changes in the financial or trading position or outlook of TOM Online Group since December 31, 2006, the date to which the last published audited consolidated financial statements of TOM Online Group were made up, up to the Latest Practicable Date.

APPENDIX II GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT
      The information contained in this Scheme Document relating to the TOM Online Group has been supplied by TOM Online. The issue of this Scheme Document has been approved by the Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document relating to the TOM Online Group, and with the exception of any opinion of the Independent Board Committee relating to the recommendation of the Proposals and the recommendation itself, both as contained in the letter from the Independent Board Committee set out in Part V of this Scheme Document, confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions of TOM Online expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts relating to the TOM Online Group not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document relating to the TOM Online Group misleading.
      The members of the Independent Board Committee jointly and severally accept full responsibility for the accuracy of the information contained in “Part V — Letter from the Independent Board Committee”, any opinion of the Independent Board Committee relating to the recommendation of the Proposals and the recommendation itself, and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the opinions expressed in Part V of this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in Part V of this Scheme Document the omission of which would make any of the statements in Part V of this Scheme Document misleading.
      The information contained in this Scheme Document relating to the TOM Group (other than that relating to the TOM Online Group) has been supplied by TOM. The issue of this Scheme Document has been approved by the directors of TOM, who jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions of TOM expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts (other than those relating to the TOM Online Group) not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document (other than that relating to the TOM Online Group) misleading.

2.	MARKET PRICE
      The table below sets out the closing prices of the Shares on GEM on (i) the last business day of each of the calendar months commencing 6 months preceding the Announcement Date, (ii) the Last Pre-Announcement Trading Day and (iii) the Latest Practicable Date:

Closing price

(HK$)
29 September 2006	1.22
31 October 2006	1.28
30 November 2006	1.37
29 December 2006	1.54
31 January 2007	1.45
28 February 2007	1.24
2 March 2007 (Last Pre-Announcement Trading Day)	1.14
26 April 2007 (Latest Practicable Date)	1.46

      The lowest and highest closing prices of the Shares as quoted on GEM during the Relevant Period were HK$1.14 per Share on March 2, 2007 and HK$1.72 per Share on December 19, 2006 respectively.

APPENDIX II GENERAL INFORMATION

3.	DISCLOSURE OF INTERESTS

(a)	Directors’ interests and short positions in the Shares and TOM and other associated corporations
      As at the Latest Practicable Date, the interests and short positions of the Directors in the Shares, underlying Shares or debentures of TOM Online and its associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to TOM Online and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they were taken or deemed to have under such provisions of the SFO) or Rules 5.46 to 5.67 of the GEM Listing Rules or which were required to be entered into the register required to be kept under Section 352 of the SFO were as follows:

(1)	Interests and short positions in TOM Online

(A) Long positions in the Shares

		Number of Shares
							Approximate
		Personal	Family	Corporate	Other		percentage of
Name of Directors	Capacity	Interests	Interests	Interests	Interests	Total	shareholding

Lo Ka Shui	Founder of discretionary trust	—	—	—	4,700,000	4,700,000	0.110%
Feng Jue, Elaine	Beneficial owner	786,000	—	—	—	786,000	0.018%

(B) Rights to acquire the Shares
      Pursuant to the TOM Online Pre-IPO Share Option Plan and/or TOM Online Share Option Scheme, certain Directors were granted Options to subscribe for the Shares, details of which as at the Latest Practicable Date were as follows:

		Number of Options as at		Subscription price
		the Latest Practicable		per share of TOM
Name of Directors	Date of grant	Date	Option period	Online

				HK$
Wang Lei Lei	16/2/2004	139,264,000 (Note 1)	16/2/2004-15/2/2014	1.50
Jay Kenneth Chang	11/5/2005	18,000,000 (Note 2)	11/5/2005-10/5/2015	1.204
Peter Andrew Schloss	16/2/2004	10,000,000 (Note 3)	16/2/2004-15/2/2014	1.50
Feng Jue, Elaine	16/2/2004	3,972,000 (Note 4)	16/2/2004-15/2/2014	1.50
Fan Tai	16/2/2004	7,346,000 (Note 4)	16/2/2004-15/2/2014	1.50

Notes:

1.	The options will vest in 5 tranches in the proportion of 10% : 15% : 20% : 25% : 30%. The first, second, third and fourth tranches of the options have vested on April 12, 2004, February 16, 2005, February 16, 2006 and February 16, 2007 respectively. The fifth tranche of the options will vest on February 16, 2008.

2.	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first tranche of the options has vested on May 11, 2006. The second, third and fourth tranches of the options will vest on May 11, 2007, May 11, 2008 and May 11, 2009 respectively.

3.	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first, second and third tranches of the options have vested on February 16, 2005, February 16, 2006 and February 16, 2007 respectively, the fourth tranche of the options will vest on February 16, 2008.

4.	The options have vested in 4 tranches in the proportion of 10% : 30% : 30% : 30% on April 12, 2004, February 16, 2005, February 16, 2006 and February 16, 2007 respectively.

APPENDIX II GENERAL INFORMATION

(2)	Interests and short positions in associated corporations (within the meaning of Part XV of the SFO)

(A) Long positions in the shares of TOM

		Number of shares
							Approximate
		Personal	Family	Corporate	Other		percentage of
Name of Directors	Capacity	Interests	Interests	Interests	Interests	Total	shareholding

Wang Lei Lei	Beneficial owner	300,000	—	—	—	300,000	0.01%
Mak Soek Fun, Angela	Beneficial owner	44,000	—	—	—	44,000	Below 0.01%

(B) Rights to acquire shares of TOM
      Pursuant to the pre-IPO share option plan and/or share option scheme of TOM, certain Directors were granted share options to subscribe for the shares of TOM, details of which as at the Latest Practicable Date were as follows:

		Number of share
		options outstanding
		as at the Latest		Subscription price
Name of Directors	Date of grant	Practicable Date	Option period	per share of TOM

				HK$
Wang Lei Lei	11/02/2000	9,080,000	11/02/2000 – 10/02/2010	1.78
	09/10/2003	6,850,000	09/10/2003 – 08/10/2013	2.505
Tong Mei Kuen, Tommei	09/10/2003	15,000,000	09/10/2003 – 08/10/2013	2.505
Mak Soek Fun, Angela	11/02/2000	3,026,000	11/02/2000 – 10/02/2010	1.78
	09/10/2003	6,000,000	09/10/2003 – 08/10/2013	2.505

(C) Short positions in other associated corporations
      Mr. Wang Lei Lei has, as of June 12, 2001 (as supplemented on September 26, 2003), granted an option to a wholly-owned subsidiary of TOM Online in respect of his 20% (RMB20,000,000) equity interest in Beijing Lei Ting Wan Jun Network Technology Limited whereby such wholly-owned subsidiary of TOM Online has the right at any time within a period of 10 years commencing from September 26, 2003 (which may be extended for another 10 years at the option of such wholly-owned subsidiary of TOM Online) to acquire all of Mr. Wang Lei Lei’s equity interest in Beijing Lei Ting Wan Jun Network Technology Limited at an exercise price of RMB20,000,000.
      Mr. Fan Tai has also, as of December 13, 2004, granted an option to a wholly-owned subsidiary of TOM Online in respect of his 20% (RMB2,000,000) equity interest in Beijing Lei Ting Wu Ji Network Technology Company Limited whereby such wholly-owned subsidiary of the Company has the right at any time within a period of 10 years commencing from December 13, 2004 (which may be extended for another 10 years at the option of such wholly-owned subsidiary of TOM Online) to acquire all of Mr. Fan Tai’s equity interest in Beijing Lei Ting Wu Ji Network Technology Company Limited at an exercise price of RMB2,000,000.
      Save as disclosed above, as at the Latest Practicable Date, none of the Directors had any interests or short positions in any securities of TOM Online or any of its associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to TOM Online and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they were taken or deemed to have under such provisions of the SFO) or Rules 5.46 to 5.67 of the GEM Listing Rules or which were required to be entered into the register required to be kept under Section 352 of the SFO.
      Except as disclosed in this section headed “3. Disclosure of Interests“ in this Appendix and the sections headed “7. Shareholding Structure”, “9. The Option Proposal”, “10. Information on the Companies” and “13. Interests of TOM and Parties acting in concert with TOM in the Scheme and effects thereon” in “Part VIII — Explanatory Memorandum” of this Scheme

APPENDIX II GENERAL INFORMATION

Document, as at the Latest Pracitcable Date, in respect of TOM:

1.	TOM was interested in 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online. Save as disclosed, TOM did not own or control any Shares or convertible securities, warrants, options or derivatives in respect of the Shares.

2.	none of the directors of TOM or persons acting in concert with TOM owned or controlled any Shares or convertible securities, warrants, options or derivatives in respect of the Shares.

3.	no persons who owned or controlled Shares or convertible securities, warrants, options or derivatives in respect of the Shares have irrevocably committed themselves to vote their Shares in favour of or against the resolutions in respect of the Share Proposal at the Court Meeting and at the EGM.

4.	neither TOM nor any persons acting in concert with it had any arrangement with any other person of the kind referred to in Note 8 to Rule 22 of the Takeovers Code.

      Except as disclosed in this section headed “3. Disclosure of Interests” in this Appendix and the sections headed “7. Shareholding Structure”, “9. The Option Proposal”, “10. Information on the Companies” and “13. Interests of TOM and Parties acting in concert with TOM in the Scheme and effects thereon” in “Part VIII — Explanatory Memorandum” of this Scheme Document, as at the Latest Practicable Date, in respect of TOM Online:

(i)	none of TOM Online or the Directors was interested in any shares of TOM or TOM Online or any convertible securities, warrants, options or derivatives in respect of those shares.

(ii)	no subsidiary of TOM Online, or any pension fund of TOM Online or of any other member of the TOM Online Group or any adviser to TOM Online as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders) owned or controlled any Shares or convertible securities, warrants, options or derivatives in respect of the Shares.

(iii)	no Shares or convertible securities, warrants, options or derivatives in respect of the Shares was managed on a discretionary basis by fund managers (other than exempt fund managers) connected with TOM Online.

(iv)	neither TOM Online nor any of its associates by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code has an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with any person.

      Ms. Feng Jue, Elaine, who holds 786,000 Shares, intends to vote in favour of the implementation of the Scheme at the Court Meeting and the EGM. Dr. Lo Ka Shui, who is the founder of a discretionary trust which holds 4,700,000 Shares, is not entitled to influence the voting of such Shares by the trustee or the beneficiaries of such discretionary trust in respect of the implementation of the Scheme at the Court Meeting and the EGM.

(b)	Dealing in Shares
      During the Relevant Period:

(a)	Ms. Mak Soek Fun, Angela, an executive director of TOM and a non-executive director of TOM Online, made a donation to Po Leung Kuk of 2,508 Shares previously held by her.

(b)	Ms. Feng Jue, Elaine, an executive director of TOM Online, purchased 786,000 Shares on 19 September 2006 at the average price of HK$1.28 per Share.

(c)	except as disclosed in this section headed “3. Disclosure of Interests — (b) Dealing in Shares”, neither TOM Online nor any of the Directors had dealt for value in any Shares or convertible securities, warrants, options or derivatives in respect of the Shares.

APPENDIX II GENERAL INFORMATION

(d)	none of the Directors or TOM Online had dealt for value in any shares of TOM.

(e)	except as disclosed in this section headed “3. Disclosure of Interests — (b) Dealing in Shares”, none of the persons referred to in paragraphs (ii) to (iv) in the section headed “3. Disclosure of Interests — (a) Directors’ interests and short positions in the Shares and TOM and other associated corporations” in this Appendix had dealt for value in any Shares from the Announcement Date to the Latest Practicable Date.

(f)	the dealings in ADSs and ADS options conducted by the Goldman Sachs Group (other than exempt fund managers and exempt principal traders), but excluding dealings on an agency or non-discretionary basis, were as follows:
1. Dealings in ADSs

	Period of Transaction

	From 9 September 2006
	to 9 December 2006
	aggregated on a weekly					Price paid for each ADS
	basis		Number of ADSs involved			(US$) (See Note)

Entity	Start Date	End Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell

SLK-Hull Derivatives LLC (“SHD”)	11-Sep-06	15-Sep-06	4,887	1,694	3,700	13.57	12.99	12.57
SHD	18-Sep-06	22-Sep-06	2,403	2,218	—	12.83	13.05	—
SHD	25-Sep-06	29-Sep-06	3,841	—	—	12.34	—	—
SHD	02-Oct-06	06-Oct-06	3,547	462	903	11.85	12.00	12.02
SHD	09-Oct-06	13-Oct-06	370	188	416	12.01	12.09	12.20
SHD	16-Oct-06	20-Oct-06	3,669	560	300	11.90	11.69	12.28
SHD	23-Oct-06	27-Oct-06	15	1,605	1,072	11.56	12.13	12.84
SHD	30-Oct-06	03-Nov-06	868	4,887	5,502	13.66	13.73	13.78
SHD	06-Nov-06	10-Nov-06	12,784	22,867	9,842	14.58	14.44	14.55
SHD	13-Nov-06	17-Nov-06	4,523	—	1,200	14.03	—	14.05
SHD	20-Nov-06	24-Nov-06	1,023	10,496	4,192	14.61	14.24	14.16
SHD	27-Nov-06	01-Dec-06	1,278	2,127	1,443	13.81	13.88	13.81
SHD	04-Dec-06	08-Dec-06	945	1,171	2,585	15.42	15.12	15.19

APPENDIX II GENERAL INFORMATION

	Date of
	Transaction

	From
	10 December
	2006 to
	9 February
	2007
	aggregated
	on a daily				Price paid for each ADS (US$)
	basis	Number of ADSs involved			(See Note)

Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell

SHD	11-Dec-06	—	1,226	7,631	—	16.23	16.25
SHD	12-Dec-06	—	915	—	—	16.30	—
SHD	13-Dec-06	3,408	—	—	15.09	—	—
SHD	14-Dec-06	1,118	—	800	14.89	—	15.23
SHD	15-Dec-06	3,135	—	400	14.98	—	15.08
SHD	18-Dec-06	2,323	—	—	15.36	—	—
SHD	19-Dec-06	10,600	—	42,692	17.56	—	17.90
SHD	20-Dec-06	1,048	—	—	16.53	—	—
SHD	21-Dec-06	—	—	2,790	0.00	—	16.02
SHD	22-Dec-06	424	—	—	15.41	—	—
SHD	26-Dec-06	5,047	672	—	15.96	16.00	—
SHD	27-Dec-06	1,492	—	—	15.76	—	—
SHD	28-Dec-06	2,319	—	—	15.42	—	—
SHD	29-Dec-06	—	—	1,000	—	—	15.52
SHD	03-Jan-07	314	—	1,000	16.00	—	16.19
SHD	04-Jan-07	73	—	—	15.91	—	—
SHD	05-Jan-07	1,700	—	—	15.29	—	—
SHD	08-Jan-07	692	—	—	15.39	—
SHD	10-Jan-07	3,200	1,402	288	14.74	14.75	14.74
SHD	11-Jan-07	—	558	1,495	—	14.62	14.76
SHD	12-Jan-07	—	338	200	—	14.61	14.90
SHD	16-Jan-07	—	—	3,111	—	—	14.25
SHD	17-Jan-07	257	—	800	14.12	—	14.24
SHD	18-Jan-07	8,143	—	—	13.75	—	—
SHD	19-Jan-07	—	399	1,444	—	13.77	13.78
SHD	22-Jan-07	—	281	1,047	—	13.96	13.94
SHD	23-Jan-07	1,521	—	—	13.63	—	—
SHD	24-Jan-07	—	—	294	—	—	14.48
SHD	25-Jan-07	—	703	11,004	—	15.11	15.06
SHD	26-Jan-07	717	—	—	14.87	—	—
SHD	30-Jan-07	—	117	—	—	15.28	—
SHD	31-Jan-07	500	—	—	14.98	—	—
SHD	01-Feb-07	—	542	—	—	15.25	—
SHD	02-Feb-07	2,026	—	—	14.98	—	—
SHD	05-Feb-07	4,862	—	—	14.44	—	—
SHD	06-Feb-07	5,989	—	—	13.80	—	—
SHD	07-Feb-07	—	386	800	—	13.89	13.91
SHD	08-Feb-07	1,900	662	1,318	13.87	13.88	13.96
SHD	09-Feb-07	4,000	1,231	896	13.58	13.40	13.52

APPENDIX II GENERAL INFORMATION

	Date of
	Transaction

	From
	10 February
	2007 to
	Latest
	Practicable
	Date on a
	non-
	aggregated				Price paid for each ADS (US$) (See
	basis	Number of ADSs involved			Note)

Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell

SHD	12-Feb-07	—	—	70	—	—	12.67
SHD	12-Feb-07	—	—	271	—	—	12.75
SHD	12-Feb-07	—	—	338	—	—	12.76
SHD	12-Feb-07	—	—	177	—	—	12.77
SHD	12-Feb-07	—	—	100	—	—	12.79
SHD	12-Feb-07	—	—	100	—	—	12.80
SHD	12-Feb-07	—	—	100	—	—	12.86
SHD	12-Feb-07	—	—	100	—	—	12.87
SHD	12-Feb-07	—	—	100	—	—	12.88
SHD	12-Feb-07	—	—	100	—	—	13.06
SHD	12-Feb-07	—	—	100	—	—	13.07
SHD	12-Feb-07	—	—	100	—	—	13.14
SHD	12-Feb-07	6,000	—	—	12.75	—	—
SHD	13-Feb-07	122	—	—	12.85	—	—
SHD	13-Feb-07	100	—	—	12.86	—	—
SHD	13-Feb-07	100	—	—	12.87	—	—
SHD	13-Feb-07	100	—	—	12.88	—	—
SHD	13-Feb-07	300	—	—	12.90	—	—
SHD	13-Feb-07	100	—	—	12.92	—	—
SHD	13-Feb-07	100	—	—	13.02	—	—
SHD	13-Feb-07	100	—	—	13.09	—	—
SHD	13-Feb-07	100	—	—	13.10	—	—
SHD	13-Feb-07	200	—	—	13.13	—	—
SHD	13-Feb-07	100	—	—	13.15	—	—
SHD	14-Feb-07	100	—	—	12.90	—	—
SHD	14-Feb-07	1,694	—	—	13.02	—	—
SHD	14-Feb-07	500	—	—	13.04	—	—
SHD	14-Feb-07	2,040	—	—	13.05	—	—
SHD	14-Feb-07	400	—	—	13.06	—	—
SHD	14-Feb-07	200	—	—	13.07	—	—
SHD	14-Feb-07	200	—	—	13.08	—	—
SHD	14-Feb-07	200	—	—	13.10	—	—
SHD	14-Feb-07	100	—	—	13.11	—	—
SHD	14-Feb-07	200	—	—	13.14	—	—
SHD	14-Feb-07	100	—	—	13.23	—	—
SHD	15-Feb-07	—	—	500	—	—	12.7
SHD	15-Feb-07	—	—	100	—	—	12.73
SHD	15-Feb-07	—	—	200	—	—	12.74
SHD	15-Feb-07	—	—	300	—	—	12.75
SHD	15-Feb-07	—	—	100	—	—	12.81
SHD	15-Feb-07	—	—	100	—	—	12.82

APPENDIX II GENERAL INFORMATION

	Date of
	Transaction

	From
	10 February
	2007 to
	Latest
	Practicable
	Date on a
	non-
	aggregated
	basis	Number of ADSs involved			Price paid for each ADS (US$) (See Note)

Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell

SHD	15-Feb-07	—	—	100	—	—	12.85
SHD	15-Feb-07	393	—	—	12.75	—	—
SHD	16-Feb-07	4,265	—	—	12.79	—	—
SHD	16-Feb-07	400	—	—	12.80	—	—
SHD	16-Feb-07	500	—	—	12.81	—	—
SHD	16-Feb-07	900	—	—	12.82	—	—
SHD	16-Feb-07	588	—	—	12.83	—	—
SHD	16-Feb-07	300	—	—	12.84	—	—
SHD	16-Feb-07	100	—	—	12.87	—	—
SHD	16-Feb-07	200	—	—	12.88	—	—
SHD	16-Feb-07	100	—	—	12.92	—	—
SHD	16-Feb-07	100	—	—	12.93	—	—
SHD	16-Feb-07	100	—	—	12.95	—	—
SHD	20-Feb-07	—	—	1,010	—	—	13.00
SHD	20-Feb-07	—	393	—	—	13.00	—
SHD	21-Feb-07	700	—	—	13.00	—	—
SHD	23-Feb-07	—	210	—	—	13.00	—
SHD	26-Feb-07	122	—	—	13.00	—	—
SHD	27-Feb-07	1,291	—	—	12.00	—	—
SHD	28-Feb-07	5,116	—	—	12.00	—	—
SHD	01-Mar-07	644	—	—	12.00	—	—
SHD	02-Mar-07	1,500	—	—	12.00	—	—
Note: The prices in relation to aggregated transactions represent prices calculated on a volume weighted average basis.

APPENDIX II GENERAL INFORMATION

2.	Delivery and receipt of ADSs from exercise of ADS options

		Number of		Dealing price
		ADSs involved		per ADS (US$)

Entity	Date	Receipt	Delivery	Receipt	Delivery

SHD	15-Sep-06	—	2,300	—	10.00
SHD	15-Sep-06	3,500	—	12.50	—
SHD	15-Sep-06	—	2,600	—	15.00
SHD	15-Sep-06	—	1,800	—	17.50
SHD	15-Sep-06	700	—	20.00	—
SHD	15-Sep-06	21,200	—	22.50	—
SHD	15-Sep-06	1,000	—	25.00	—
SHD	05-Oct-06	700	—	20.00	—
SHD	20-Oct-06	200	—	10.00	—
SHD	20-Oct-06	—	3,200	—	12.50
SHD	20-Oct-06	—	100	—	15.00
SHD	17-Nov-06	500	—	10.00	—
SHD	17-Nov-06	24,100	—	12.50	—
SHD	17-Nov-06	—	6,900	—	15.00
SHD	28-Nov-06	800	—	17.50	—
SHD	29-Nov-06	—	300	—	35.00
SHD	15-Dec-06	—	200	—	7.50
SHD	15-Dec-06	1,800	—	10.00	—
SHD	15-Dec-06	18,900	—	12.50	—
SHD	15-Dec-06	2,100	—	15.00	—
SHD	15-Dec-06	300	—	17.50	—
SHD	15-Dec-06	2,100	—	20.00
SHD	15-Dec-06	—	6,300	—	25.00
SHD	18-Jan-07	2,500	—	15.00	—
SHD	19-Jan-07	4,100	—	12.50	—
SHD	19-Jan-07	7,000	—	15.00	—
SHD	16-Feb-07	700	—	12.00	—
SHD	16-Feb-07	—	500	—	15.00
SHD	15-Mar-07	—	4,100	—	18.00
SHD	16-Mar-07	1,000	—	7.50	—
SHD	16-Mar-07	600	—	10.00	—
SHD	16-Mar-07	2,800	—	12.00	—
SHD	16-Mar-07	—	100	—	15.00
3.  Dealings in ADS options

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	11-Sep-06	Taking on as Market Maker	(2,500)	11-Sep-06	16-Sep-06	12.50	N.A.
SHD	11-Sep-06	Taking on as Market Maker	(100)	11-Sep-06	21-Oct-06	12.50	N.A.
SHD	11-Sep-06	Taking on as Market Maker	(4,800)	11-Sep-06	16-Dec-06	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	11-Sep-06	Taking on as Market Maker	3,500	11-Sep-06	16-Sep-06	15.00	N.A.
SHD	11-Sep-06	Taking on as Market Maker	(700)	11-Sep-06	21-Oct-06	15.00	N.A.
SHD	11-Sep-06	Taking on as Market Maker	(1,000)	11-Sep-06	21-Oct-06	17.50	N.A.
SHD	12-Sep-06	Taking on as Market Maker	(100)	12-Sep-06	16-Sep-06	10.00	N.A.
SHD	12-Sep-06	Taking on as Market Maker	(2,000)	12-Sep-06	16-Sep-06	12.50	N.A.
SHD	12-Sep-06	Taking on as Market Maker	300	12-Sep-06	21-Oct-06	12.50	N.A.
SHD	12-Sep-06	Taking on as Market Maker	1,900	12-Sep-06	21-Oct-06	15.00	N.A.
SHD	13-Sep-06	Taking on as Market Maker	500	13-Sep-06	16-Sep-06	12.50	N.A.
SHD	13-Sep-06	Taking on as Market Maker	1,200	13-Sep-06	21-Oct-06	12.50	N.A.
SHD	13-Sep-06	Taking on as Market Maker	200	13-Sep-06	21-Oct-06	17.50	N.A.
SHD	13-Sep-06	Taking on as Market Maker	(400)	13-Sep-06	16-Sep-06	20.00	N.A.
SHD	14-Sep-06	Taking on as Market Maker	(1,000)	14-Sep-06	16-Sep-06	12.50	N.A.
SHD	14-Sep-06	Taking on as Market Maker	(2,900)	14-Sep-06	21-Oct-06	12.50	N.A.
SHD	14-Sep-06	Taking on as Market Maker	200	14-Sep-06	21-Oct-06	15.00	N.A.
SHD	14-Sep-06	Taking on as Market Maker	800	14-Sep-06	21-Oct-06	17.50	N.A.
SHD	15-Sep-06	Exercise of ADS Options	(2,300)	N.A.	N.A.	10.00	23,000
SHD	15-Sep-06	Exercise of ADS Options	3,500	N.A.	N.A.	12.50	(43,750)
SHD	15-Sep-06	Exercise of ADS Options	(2,600)	N.A.	N.A.	15.00	39,000
SHD	15-Sep-06	Exercise of ADS Options	(1,800)	N.A.	N.A.	17.50	31,500
SHD	15-Sep-06	Exercise of ADS Options	700	N.A.	N.A.	20.00	(14,000)
SHD	15-Sep-06	Exercise of ADS Options	21,200	N.A.	N.A.	22.50	(477,000)
SHD	15-Sep-06	Exercise of ADS Options	1,000	N.A.	N.A.	25.00	(25,000)
SHD	15-Sep-06	Lapsing of ADS Options	(6,200)	N.A.	N.A.	10.00	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	14,700	N.A.	N.A.	12.50	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	(8,000)	N.A.	N.A.	15.00	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	15-Sep-06	Lapsing of ADS Options	800	N.A.	N.A.	17.50	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	3,300	N.A.	N.A.	20.00	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	21,000	N.A.	N.A.	22.50	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	(5,600)	N.A.	N.A.	25.00	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	300	N.A.	N.A.	30.00	N.A.
SHD	15-Sep-06	Lapsing of ADS Options	3,400	N.A.	N.A.	35.00	N.A.
SHD	15-Sep-06	Taking on as Market Maker	200	15-Sep-06	21-Oct-06	10.00	N.A.
SHD	15-Sep-06	Taking on as Market Maker	12,600	15-Sep-06	16-Sep-06	12.50	N.A.
SHD	15-Sep-06	Taking on as Market Maker	(300)	15-Sep-06	16-Sep-06	20.00	N.A.
SHD	15-Sep-06	Taking on as Market Maker	7,400	15-Sep-06	21-Oct-06	12.50	N.A.
SHD	15-Sep-06	Taking on as Market Maker	(1,100)	15-Sep-06	16-Dec-06	12.50	N.A.
SHD	18-Sep-06	Taking on as Market Maker	6,200	18-Sep-06	21-Oct-06	12.50	N.A.
SHD	18-Sep-06	Taking on as Market Maker	5,400	18-Sep-06	21-Oct-06	15.00	N.A.
SHD	18-Sep-06	Taking on as Market Maker	(200)	18-Sep-06	16-Dec-06	15.00	N.A.
SHD	18-Sep-06	Taking on as Market Maker	100	18-Sep-06	16-Dec-06	20.00	N.A.
SHD	18-Sep-06	Taking on as Market Maker	200	18-Sep-06	17-Mar-07	17.50	N.A.
SHD	19-Sep-06	Taking on as Market Maker	(100)	19-Sep-06	21-Oct-06	12.50	N.A.
SHD	19-Sep-06	Taking on as Market Maker	200	19-Sep-06	16-Dec-06	12.50	N.A.
SHD	19-Sep-06	Taking on as Market Maker	300	19-Sep-06	17-Mar-07	12.50	N.A.
SHD	19-Sep-06	Taking on as Market Maker	500	19-Sep-06	18-Nov-06	15.00	N.A.
SHD	19-Sep-06	Taking on as Market Maker	500	19-Sep-06	17-Mar-07	15.00	N.A.
SHD	19-Sep-06	Taking on as Market Maker	1,400	19-Sep-06	18-Nov-06	17.50	N.A.
SHD	19-Sep-06	Taking on as Market Maker	200	19-Sep-06	17-Mar-07	17.50	N.A.
SHD	20-Sep-06	Taking on as Market Maker	(500)	20-Sep-06	21-Oct-06	15.00	N.A.
SHD	20-Sep-06	Taking on as Market Maker	100	20-Sep-06	18-Nov-06	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	20-Sep-06	Taking on as Market Maker	200	20-Sep-06	18-Nov-06	15.00	N.A.
SHD	21-Sep-06	Taking on as Market Maker	300	21-Sep-06	18-Nov-06	10.00	N.A.
SHD	21-Sep-06	Taking on as Market Maker	(900)	21-Sep-06	18-Nov-06	12.50	N.A.
SHD	21-Sep-06	Taking on as Market Maker	200	21-Sep-06	18-Nov-06	17.50	N.A.
SHD	21-Sep-06	Taking on as Market Maker	(1,000)	21-Sep-06	16-Dec-06	25.00	N.A.
SHD	22-Sep-06	Taking on as Market Maker	3,600	22-Sep-06	21-Oct-06	12.50	N.A.
SHD	25-Sep-06	Taking on as Market Maker	(400)	25-Sep-06	21-Oct-06	12.50	N.A.
SHD	25-Sep-06	Taking on as Market Maker	500	25-Sep-06	17-Mar-07	15.00	N.A.
SHD	26-Sep-06	Taking on as Market Maker	(100)	26-Sep-06	21-Oct-06	12.50	N.A.
SHD	26-Sep-06	Taking on as Market Maker	200	26-Sep-06	17-Mar-07	15.00	N.A.
SHD	27-Sep-06	Taking on as Market Maker	(2,200)	27-Sep-06	21-Oct-06	15.00	N.A.
SHD	27-Sep-06	Taking on as Market Maker	(700)	27-Sep-06	16-Dec-06	10.00	N.A.
SHD	28-Sep-06	Taking on as Market Maker	(200)	28-Sep-06	21-Oct-06	12.50	N.A.
SHD	28-Sep-06	Taking on as Market Maker	700	28-Sep-06	18-Nov-06	10.00	N.A.
SHD	02-Oct-06	Taking on as Market Maker	(1,700)	02-Oct-06	21-Oct-06	12.50	N.A.
SHD	02-Oct-06	Taking on as Market Maker	100	02-Oct-06	18-Nov-06	12.50	N.A.
SHD	04-Oct-06	Taking on as Market Maker	300	04-Oct-06	18-Nov-06	12.50	N.A.
SHD	04-Oct-06	Taking on as Market Maker	500	04-Oct-06	16-Dec-06	15.00	N.A.
SHD	05-Oct-06	Exercise of ADS Options	700	N.A.	N.A.	20.00	(14,000)
SHD	06-Oct-06	Taking on as Market Maker	200	06-Oct-06	21-Oct-06	12.50	N.A.
SHD	06-Oct-06	Taking on as Market Maker	100	06-Oct-06	18-Nov-06	12.50	N.A.
SHD	06-Oct-06	Taking on as Market Maker	1,300	06-Oct-06	16-Dec-06	12.50	N.A.
SHD	06-Oct-06	Taking on as Market Maker	(100)	06-Oct-06	17-Mar-07	12.50	N.A.
SHD	09-Oct-06	Taking on as Market Maker	1,000	09-Oct-06	21-Oct-06	12.50	N.A.
SHD	09-Oct-06	Taking on as Market Maker	(200)	09-Oct-06	16-Dec-06	7.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	10-Oct-06	Taking on as Market Maker	200	10-Oct-06	21-Oct-06	12.50	N.A.
SHD	10-Oct-06	Taking on as Market Maker	200	10-Oct-06	18-Nov-06	12.50	N.A.
SHD	11-Oct-06	Taking on as Market Maker	200	11-Oct-06	21-Oct-06	10.00	N.A.
SHD	11-Oct-06	Taking on as Market Maker	200	11-Oct-06	21-Oct-06	12.50	N.A.
SHD	12-Oct-06	Taking on as Market Maker	500	12-Oct-06	21-Oct-06	12.50	N.A.
SHD	12-Oct-06	Taking on as Market Maker	(600)	12-Oct-06	16-Dec-06	17.50	N.A.
SHD	13-Oct-06	Taking on as Market Maker	(400)	13-Oct-06	16-Dec-06	12.50	N.A.
SHD	16-Oct-06	Taking on as Market Maker	100	16-Oct-06	21-Oct-06	12.50	N.A.
SHD	16-Oct-06	Taking on as Market Maker	(200)	16-Oct-06	16-Dec-06	12.50	N.A.
SHD	17-Oct-06	Taking on as Market Maker	200	17-Oct-06	21-Oct-06	12.50	N.A.
SHD	17-Oct-06	Taking on as Market Maker	(300)	17-Oct-06	16-Dec-06	12.50	N.A.
SHD	18-Oct-06	Taking on as Market Maker	(200)	18-Oct-06	21-Oct-06	12.50	N.A.
SHD	18-Oct-06	Taking on as Market Maker	100	18-Oct-06	18-Nov-06	12.50	N.A.
SHD	19-Oct-06	Taking on as Market Maker	(900)	19-Oct-06	21-Oct-06	12.50	N.A.
SHD	20-Oct-06	Exercise of ADS Options	200	N.A.	N.A.	10.00	(2,000)
SHD	20-Oct-06	Exercise of ADS Options	(3,200)	N.A.	N.A.	12.50	40,000
SHD	20-Oct-06	Exercise of ADS Options	(100)	N.A.	N.A.	15.00	1,500
SHD	20-Oct-06	Lapsing of ADS Options	400	N.A.	N.A.	10.00	N.A.
SHD	20-Oct-06	Lapsing of ADS Options	10,600	N.A.	N.A.	12.50	N.A.
SHD	20-Oct-06	Lapsing of ADS Options	5,400	N.A.	N.A.	15.00	N.A.
SHD	20-Oct-06	Taking on as Market Maker	(1,300)	20-Oct-06	21-Oct-06	12.50	N.A.
SHD	20-Oct-06	Taking on as MarketMaker	(100)	20-Oct-06	16-Dec-06	7.50	N.A.
SHD	20-Oct-06	Taking on as Market Maker	100	20-Oct-06	16-Dec-06	12.50	N.A.
SHD	23-Oct-06	Taking on as Market Maker	500	23-Oct-06	18-Nov-06	10.00	N.A.
SHD	23-Oct-06	Taking on as Market Maker	2,500	23-Oct-06	18-Nov-06	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	23-Oct-06	Taking on as Market Maker	2,700	23-Oct-06	16-Dec-06	10.00	N.A.
SHD	23-Oct-06	Taking on as Market Maker	800	23-Oct-06	16-Dec-06	12.50	N.A.
SHD	23-Oct-06	Taking on as Market Maker	200	23-Oct-06	3/17/2007	17.50	N.A.
SHD	24-Oct-06	Taking on as Market Maker	(200)	24-Oct-06	16-Dec-06	12.50	N.A.
SHD	25-Oct-06	Taking on as Market Maker	(1,400)	25-Oct-06	18-Nov-06	12.50	N.A.
SHD	25-Oct-06	Taking on as Market Maker	1,000	25-Oct-06	16-Dec-06	12.50	N.A.
SHD	26-Oct-06	Taking on as Market Maker	(200)	26-Oct-06	18-Nov-06	12.50	N.A.
SHD	26-Oct-06	Taking on as Market Maker	200	26-Oct-06	16-Dec-06	12.50	N.A.
SHD	26-Oct-06	Taking on as Market Maker	700	26-Oct-06	16-Dec-06	15.00	N.A.
SHD	27-Oct-06	Taking on as Market Maker	(900)	27-Oct-06	18-Nov-06	12.50	N.A.
SHD	27-Oct-06	Taking on as Market Maker	800	27-Oct-06	16-Dec-06	12.50	N.A.
SHD	27-Oct-06	Taking on as Market Maker	300	27-Oct-06	18-Nov-06	15.00	N.A.
SHD	27-Oct-06	Taking on as Market Maker	300	27-Oct-06	16-Dec-06	15.00	N.A.
SHD	27-Oct-06	Taking on as Market Maker	(5,100)	27-Oct-06	18-Nov-06	17.50	N.A.
SHD	27-Oct-06	Taking on as Market Maker	(1,200)	27-Oct-06	16-Dec-06	17.50	N.A.
SHD	30-Oct-06	Taking on as Market Maker	(100)	30-Oct-06	18-Nov-06	12.50	N.A.
SHD	30-Oct-06	Taking on as Market Maker	(3,800)	30-Oct-06	18-Nov-06	15.00	N.A.
SHD	31-Oct-06	Taking on as Market Maker	(400)	31-Oct-06	18-Nov-06	12.50	N.A.
SHD	31-Oct-06	Taking on as Market Maker	2,100	31-Oct-06	18-Nov-06	15.00	N.A.
SHD	01-Nov-06	Taking on as Market Maker	(17,300)	01-Nov-06	18-Nov-06	12.50	N.A.
SHD	01-Nov-06	Taking on as Market Maker	(500)	01-Nov-06	16-Dec-06	12.50	N.A.
SHD	01-Nov-06	Taking on as Market Maker	1,500	01-Nov-06	18-Nov-06	15.00	N.A.
SHD	01-Nov-06	Taking on as Market Maker	(900)	01-Nov-06	16-Dec-06	15.00	N.A.
SHD	01-Nov-06	Taking on as Market Maker	(2,100)	01-Nov-06	16-Dec-06	17.50	N.A.
SHD	01-Nov-06	Taking on as Market Maker	(1,500)	01-Nov-06	16-Dec-06	20.00	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	02-Nov-06	Taking on as Market Maker	(2,300)	02-Nov-06	18-Nov-06	10.00	N.A.
SHD	02-Nov-06	Taking on as Market Maker	900	02-Nov-06	18-Nov-06	12.50	N.A.
SHD	03-Nov-06	Taking on as Market Maker	1,200	03-Nov-06	18-Nov-06	15.00	N.A.
SHD	03-Nov-06	Taking on as Market Maker	(700)	03-Nov-06	16-Dec-06	12.50	N.A.
SHD	06-Nov-06	Taking on as Market Maker	8,400	06-Nov-06	18-Nov-06	12.50	N.A.
SHD	06-Nov-06	Taking on as Market Maker	(1,200)	06-Nov-06	17-Mar-07	12.50	N.A.
SHD	06-Nov-06	Taking on as Market Maker	(5,000)	06-Nov-06	16-Dec-06	15.00	N.A.
SHD	07-Nov-06	Taking on as Market Maker	(100)	07-Nov-06	16-Dec-06	10.00	N.A.
SHD	07-Nov-06	Taking on as Market Maker	2,400	07-Nov-06	18-Nov-06	12.50	N.A.
SHD	07-Nov-06	Taking on as Market Maker	(1,200)	07-Nov-06	16-Dec-06	12.50	N.A.
SHD	07-Nov-06	Taking on as Market Maker	1,300	07-Nov-06	18-Nov-06	15.00	N.A.
SHD	07-Nov-06	Taking on as Market Maker	(1,600)	07-Nov-06	16-Dec-06	15.00	N.A.
SHD	07-Nov-06	Taking on as Market Maker	300	07-Nov-06	18-Nov-06	17.50	N.A.
SHD	07-Nov-06	Taking on as Market Maker	(1,000)	07-Nov-06	16-Dec-06	17.50	N.A.
SHD	08-Nov-06	Taking on as Market Maker	200	08-Nov-06	17-Mar-07	7.50	N.A.
SHD	08-Nov-06	Taking on as Market Maker	9,800	08-Nov-06	18-Nov-06	12.50	N.A.
SHD	08-Nov-06	Taking on as Market Maker	(900)	08-Nov-06	16-Dec-06	12.50	N.A.
SHD	08-Nov-06	Taking on as Market Maker	2,300	08-Nov-06	18-Nov-06	15.00	N.A.
SHD	08-Nov-06	Taking on as Market Maker	(1,000)	08-Nov-06	16-Dec-06	17.50	N.A.
SHD	08-Nov-06	Taking on as Market Maker	(29,400)	08-Nov-06	16-Dec-06	20.00	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(27,400)	09-Nov-06	18-Nov-06	12.50	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(3,800)	09-Nov-06	16-Dec-06	12.50	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(2,400)	09-Nov-06	18-Nov-06	15.00	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(1,300)	09-Nov-06	16-Dec-06	15.00	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(400)	09-Nov-06	17-Mar-07	15.00	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	09-Nov-06	Taking on as Market Maker	(700)	09-Nov-06	18-Nov-06	17.50	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(400)	09-Nov-06	16-Dec-06	20.00	N.A.
SHD	09-Nov-06	Taking on as Market Maker	(2,000)	09-Nov-06	16-Dec-06	25.00	N.A.
SHD	10-Nov-06	Taking on as Market Maker	100	10-Nov-06	16-Dec-06	10.00	N.A.
SHD	10-Nov-06	Taking on as Market Maker	(700)	10-Nov-06	16-Jun-07	10.00	N.A.
SHD	10-Nov-06	Taking on as Market Maker	5,400	10-Nov-06	18-Nov-06	12.50	N.A.
SHD	10-Nov-06	Taking on as Market Maker	6,500	10-Nov-06	16-Dec-06	12.50	N.A.
SHD	10-Nov-06	Taking on as Market Maker	10,400	10-Nov-06	18-Nov-06	15.00	N.A.
SHD	10-Nov-06	Taking on as Market Maker	500	10-Nov-06	16-Jun-07	15.00	N.A.
SHD	13-Nov-06	Taking on as Market Maker	1,500	13-Nov-06	16-Jun-07	10.00	N.A.
SHD	13-Nov-06	Taking on as Market Maker	1,000	13-Nov-06	18-Nov-06	15.00	N.A.
SHD	13-Nov-06	Taking on as Market Maker	1,500	13-Nov-06	16-Dec-06	15.00	N.A.
SHD	14-Nov-06	Taking on as Market Maker	(100)	14-Nov-06	16-Dec-06	12.50	N.A.
SHD	14-Nov-06	Taking on as Market Maker	(2,000)	14-Nov-06	18-Nov-06	15.00	N.A.
SHD	14-Nov-06	Taking on as Market Maker	(2,400)	14-Nov-06	16-Dec-06	15.00	N.A.
SHD	14-Nov-06	Taking on as Market Maker	(1,300)	14-Nov-06	16-Dec-06	17.50	N.A.
SHD	15-Nov-06	Taking on as Market Maker	(500)	15-Nov-06	16-Dec-06	12.50	N.A.
SHD	16-Nov-06	Taking on as Market Maker	1,600	16-Nov-06	16-Jun-07	10.00	N.A.
SHD	17-Nov-06	Exercise of ADS Options	500	N.A.	N.A.	10.00	(5,000)
SHD	17-Nov-06	Exercise of ADS Options	24,100	N.A.	N.A.	12.50	(301,250)
SHD	17-Nov-06	Exercise of ADS Options	(6,900)	N.A.	N.A.	15.00	103,500
SHD	17-Nov-06	Lapsing of ADS Options	(1,300)	N.A.	N.A.	10.00	N.A.
SHD	17-Nov-06	Lapsing of ADS Options	(42,400)	N.A.	N.A.	12.50	N.A.
SHD	17-Nov-06	Lapsing of ADS Options	4,700	N.A.	N.A.	15.00	N.A.
SHD	17-Nov-06	Lapsing of ADS Options	(3,900)	N.A.	N.A.	17.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	17-Nov-06	Taking on as Market Maker	100	17-Nov-06	16-Dec-06	15.00	N.A.
SHD	20-Nov-06	Taking on as Market Maker	2,800	20-Nov-06	16-Dec-06	12.50	N.A.
SHD	20-Nov-06	Taking on as Market Maker	900	20-Nov-06	16-Dec-06	15.00	N.A.
SHD	21-Nov-06	Taking on as Market Maker	9,000	21-Nov-06	16-Dec-06	12.50	N.A.
SHD	21-Nov-06	Taking on as Market Maker	(1,000)	21-Nov-06	20-Jan-07	12.50	N.A.
SHD	21-Nov-06	Taking on as Market Maker	500	21-Nov-06	16-Dec-06	15.00	N.A.
SHD	21-Nov-06	Taking on as Market Maker	(3,000)	21-Nov-06	20-Jan-07	15.00	N.A.
SHD	21-Nov-06	Taking on as Market Maker	50,400	21-Nov-06	17-Mar-07	15.00	N.A.
SHD	21-Nov-06	Taking on as Market Maker	28,100	21-Nov-06	16-Dec-06	17.50	N.A.
SHD	21-Nov-06	Taking on as Market Maker	5,400	21-Nov-06	20-Jan-07	17.50	N.A.
SHD	21-Nov-06	Taking on as Market Maker	23,200	21-Nov-06	17-Mar-07	17.50	N.A.
SHD	22-Nov-06	Taking on as Market Maker	1,000	22-Nov-06	16-Dec-06	12.50	N.A.
SHD	22-Nov-06	Taking on as Market Maker	2,100	22-Nov-06	16-Dec-06	15.00	N.A.
SHD	24-Nov-06	Taking on as Market Maker	(300)	24-Nov-06	16-Jun-07	10.00	N.A.
SHD	24-Nov-06	Taking on as Market Maker	(600)	24-Nov-06	16-Dec-06	12.50	N.A.
SHD	24-Nov-06	Taking on as Market Maker	1,000	24-Nov-06	16-Dec-06	15.00	N.A.
SHD	27-Nov-06	Taking on as Market Maker	500	27-Nov-06	16-Dec-06	15.00	N.A.
SHD	28-Nov-06	Exercise of ADS Options	800	N.A.	N.A.	17.50	(14,000)
SHD	28-Nov-06	Taking on as Market Maker	800	28-Nov-06	16-Dec-06	12.50	N.A.
SHD	28-Nov-06	Taking on as Market Maker	100	28-Nov-06	16-Dec-06	15.00	N.A.
SHD	28-Nov-06	Taking on as Market Maker	(5,500)	28-Nov-06	20-Jan-07	15.00	N.A.
SHD	29-Nov-06	Exercise of ADS Options	(300)	N.A.	N.A.	35.00	10,500
SHD	29-Nov-06	Taking on as Market Maker	1,000	29-Nov-06	16-Dec-06	15.00	N.A.
SHD	29-Nov-06	Taking on as Market Maker	200	29-Nov-06	20-Jan-07	15.00	N.A.
SHD	30-Nov-06	Taking on as Market Maker	600	30-Nov-06	16-Dec-06	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	30-Nov-06	Taking on as Market Maker	600	30-Nov-06	16-Dec-06	15.00	N.A.
SHD	30-Nov-06	Taking on as Market Maker	(700)	30-Nov-06	16-Dec-06	15.00	N.A.
SHD	04-Dec-06	Taking on as Market Maker	1,200	04-Dec-06	16-Dec-06	12.50	N.A.
SHD	04-Dec-06	Taking on as Market Maker	(100)	04-Dec-06	16-Jun-07	17.50	N.A.
SHD	05-Dec-06	Taking on as Market Maker	(1,800)	05-Dec-06	16-Dec-06	12.50	N.A.
SHD	05-Dec-06	Taking on as Market Maker	3,200	05-Dec-06	20-Jan-07	12.50	N.A.
SHD	05-Dec-06	Taking on as Market Maker	1,500	05-Dec-06	16-Dec-06	15.00	N.A.
SHD	06-Dec-06	Taking on as Market Maker	(1,000)	06-Dec-06	20-Jan-07	12.50	N.A.
SHD	06-Dec-06	Taking on as Market Maker	(1,000)	06-Dec-06	16-Dec-06	15.00	N.A.
SHD	06-Dec-06	Taking on as Market Maker	300	06-Dec-06	20-Jan-07	15.00	N.A.
SHD	06-Dec-06	Taking on as Market Maker	100	06-Dec-06	16-Jun-07	15.00	N.A.
SHD	07-Dec-06	Taking on as Market Maker	300	07-Dec-06	16-Dec-06	15.00	N.A.
SHD	07-Dec-06	Taking on as Market Maker	3,200	07-Dec-06	20-Jan-07	17.50	N.A.
SHD	08-Dec-06	Taking on as Market Maker	400	08-Dec-06	16-Dec-06	15.00	N.A.
SHD	08-Dec-06	Taking on as Market Maker	100	08-Dec-06	17-Mar-07	15.00	N.A.
SHD	11-Dec-06	Taking on as Market Maker	100	11-Dec-06	20-Jan-07	12.50	N.A.
SHD	11-Dec-06	Taking on as Market Maker	2,900	11-Dec-06	16-Dec-06	15.00	N.A.
SHD	11-Dec-06	Taking on as Market Maker	500	11-Dec-06	20-Jan-07	15.00	N.A.
SHD	11-Dec-06	Taking on as Market Maker	(300)	11-Dec-06	17-Mar-07	15.00	N.A.
SHD	12-Dec-06	Taking on as Market Maker	200	12-Dec-06	20-Jan-07	17.50	N.A.
SHD	13-Dec-06	Taking on as Market Maker	(1,000)	13-Dec-06	16-Dec-06	15.00	N.A.
SHD	13-Dec-06	Taking on as Market Maker	100	13-Dec-06	20-Jan-07	15.00	N.A.
SHD	13-Dec-06	Taking on as Market Maker	30,000	13-Dec-06	17-Mar-07	17.50	N.A.
SHD	14-Dec-06	Taking on as Market Maker	(600)	14-Dec-06	16-Dec-06	20.00	N.A.
SHD	15-Dec-06	Exercise of ADS Options	(200)	N.A.	N.A.	7.50	1,500

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	15-Dec-06	Exercise of ADS Options	1,800	N.A.	N.A.	10.00	(18,000)
SHD	15-Dec-06	Exercise of ADS Options	18,900	N.A.	N.A.	12.50	(236,250)
SHD	15-Dec-06	Exercise of ADS Options	2,100	N.A.	N.A.	15.00	(31,500)
SHD	15-Dec-06	Exercise of ADS Options	300	N.A.	N.A.	17.50	(5,250)
SHD	15-Dec-06	Exercise of ADS Options	2,100	N.A.	N.A.	20.00	(42,000)
SHD	15-Dec-06	Exercise of ADS Options	(6,300)	N.A.	N.A.	25.00	157,500
SHD	15-Dec-06	Lapsing of ADS Options	(100)	N.A.	N.A.	7.50	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	800	N.A.	N.A.	10.00	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	(10,700)	N.A.	N.A.	12.50	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	11,100	N.A.	N.A.	15.00	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	23,400	N.A.	N.A.	17.50	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	(27,000)	N.A.	N.A.	20.00	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	100	N.A.	N.A.	22.50	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	(7,800)	N.A.	N.A.	25.00	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	(400)	N.A.	N.A.	30.00	N.A.
SHD	15-Dec-06	Lapsing of ADS Options	2,000	N.A.	N.A.	35.00	N.A.
SHD	15-Dec-06	Taking on as Market Maker	1,900	15-Dec-06	16-Dec-06	15.00	N.A.
SHD	19-Dec-06	Taking on as Market Maker	(52,700)	19-Dec-06	17-Mar-07	17.50	N.A.
SHD	20-Dec-06	Taking on as Market Maker	(600)	20-Dec-06	20-Jan-07	17.50	N.A.
SHD	21-Dec-06	Taking on as Market Maker	4,700	21-Dec-06	20-Jan-07	15.00	N.A.
SHD	21-Dec-06	Taking on as Market Maker	500	21-Dec-06	17-Feb-07	15.00	N.A.
SHD	21-Dec-06	Taking on as Market Maker	2,500	21-Dec-06	20-Jan-07	17.50	N.A.
SHD	21-Dec-06	Taking on as Market Maker	(300)	21-Dec-06	17-Mar-07	17.50	N.A.
SHD	22-Dec-06	Taking on as Market Maker	300	22-Dec-06	17-Feb-07	17.50	N.A.
SHD	28-Dec-06	Taking on as Market Maker	700	28-Dec-06	16-Jun-07	17.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	03-Jan-07	Taking on as Market Maker	700	03-Jan-07	20-Jan-07	15.00	N.A.
SHD	03-Jan-07	Taking on as Market Maker	(1,800)	03-Jan-07	20-Jan-07	17.50	N.A.
SHD	04-Jan-07	Taking on as Market Maker	300	04-Jan-07	16-Jun-07	12.50	N.A.
SHD	05-Jan-07	Taking on as Market Maker	100	05-Jan-07	17-Feb-07	15.00	N.A.
SHD	08-Jan-07	Taking on as Market Maker	300	08-Jan-07	20-Jan-07	17.50	N.A.
SHD	08-Jan-07	Taking on as Market Maker	100	08-Jan-07	17-Feb-07	17.50	N.A.
SHD	09-Jan-07	Taking on as Market Maker	400	09-Jan-07	20-Jan-07	15.00	N.A.
SHD	09-Jan-07	Taking on as Market Maker	100	09-Jan-07	17-Feb-07	15.00	N.A.
SHD	09-Jan-07	Taking on as Market Maker	600	09-Jan-07	17-Mar-07	17.50	N.A.
SHD	10-Jan-07	Taking on as Market Maker	3,900	10-Jan-07	20-Jan-07	15.00	N.A.
SHD	10-Jan-07	Taking on as Market Maker	700	10-Jan-07	17-Feb-07	15.00	N.A.
SHD	10-Jan-07	Taking on as Market Maker	(5,200)	10-Jan-07	20-Jan-07	17.50	N.A.
SHD	11-Jan-07	Taking on as Market Maker	4,700	11-Jan-07	20-Jan-07	15.00	N.A.
SHD	11-Jan-07	Taking on as Market Maker	800	11-Jan-07	17-Mar-07	12.50	N.A.
SHD	12-Jan-07	Taking on as Market Maker	1,800	12-Jan-07	17-Feb-07	15.00	N.A.
SHD	16-Jan-07	Taking on as Market Maker	5,100	16-Jan-07	20-Jan-07	12.50	N.A.
SHD	16-Jan-07	Taking on as Market Maker	3,200	16-Jan-07	20-Jan-07	15.00	N.A.
SHD	17-Jan-07	Taking on as Market Maker	3,100	17-Jan-07	20-Jan-07	15.00	N.A.
SHD	18-Jan-07	Exercise of ADS Options	2,500	N.A.	N.A.	15.00	(37,500)
SHD	18-Jan-07	Taking on as Market Maker	300	18-Jan-07	17-Mar-07	12.50	N.A.
SHD	19-Jan-07	Exercise of ADS Options	4,100	N.A.	N.A.	12.50	(51,250)
SHD	19-Jan-07	Exercise of ADS Options	7,000	N.A.	N.A.	15.00	(105,000)
SHD	19-Jan-07	Lapsing of ADS Options	2,300	N.A.	N.A.	12.50	N.A.
SHD	19-Jan-07	Lapsing of ADS Options	20,900	N.A.	N.A.	15.00	N.A.
SHD	19-Jan-07	Lapsing of ADS Options	4,000	N.A.	N.A.	17.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	19-Jan-07	Taking on as Market Maker	(1,900)	19-Jan-07	20-Jan-07	15.00	N.A.
SHD	19-Jan-07	Taking on as Market Maker	100	19-Jan-07	17-Mar-07	15.00	N.A.
SHD	22-Jan-07	Taking on as Market Maker	100	22-Jan-07	17-Feb-07	15.00	N.A.
SHD	22-Jan-07	Taking on as Market Maker	200	22-Jan-07	16-Jun-07	15.00	N.A.
SHD	22-Jan-07	Taking on as Market Maker	6,400	22-Jan-07	17-Mar-07	17.50	N.A.
SHD	23-Jan-07	Taking on as Market Maker	100	23-Jan-07	17-Mar-07	10.00	N.A.
SHD	24-Jan-07	Taking on as Market Maker	100	24-Jan-07	16-Jun-07	12.50	N.A.
SHD	24-Jan-07	Taking on as Market Maker	(4,200)	24-Jan-07	17-Mar-07	17.50	N.A.
SHD	25-Jan-07	Taking on as Market Maker	500	25-Jan-07	17-Feb-07	12.50	N.A.
SHD	25-Jan-07	Taking on as Market Maker	2,100	25-Jan-07	17-Mar-07	17.50	N.A.
SHD	26-Jan-07	Taking on as Market Maker	(100)	26-Jan-07	17-Mar-07	12.50	N.A.
SHD	26-Jan-07	Taking on as Market Maker	(100)	26-Jan-07	17-Feb-07	17.50	N.A.
SHD	26-Jan-07	Taking on as Market Maker	(500)	26-Jan-07	16-Jun-07	17.50	N.A.
SHD	29-Jan-07	Taking on as Market Maker	(2,000)	29-Jan-07	17-Mar-07	17.50	N.A.
SHD	30-Jan-07	Taking on as Market Maker	200	30-Jan-07	16-Jun-07	12.50	N.A.
SHD	30-Jan-07	Taking on as Market Maker	(100)	30-Jan-07	17-Mar-07	17.50	N.A.
SHD	31-Jan-07	Taking on as Market Maker	(200)	31-Jan-07	17-Mar-07	15.00	N.A.
SHD	01-Feb-07	Taking on as Market Maker	(4,200)	01-Feb-07	17-Feb-07	12.50	N.A.
SHD	02-Feb-07	Taking on as Market Maker	(1,000)	02-Feb-07	17-Feb-07	15.00	N.A.
SHD	05-Feb-07	Taking on as Market Maker	(600)	05-Feb-07	17-Feb-07	12.50	N.A.
SHD	05-Feb-07	Taking on as Market Maker	(1,900)	05-Feb-07	17-Feb-07	17.50	N.A.
SHD	06-Feb-07	Taking on as Market Maker	200	06-Feb-07	16-Jun-07	10.00	N.A.
SHD	06-Feb-07	Taking on as Market Maker	400	06-Feb-07	17-Mar-07	12.50	N.A.
SHD	06-Feb-07	Taking on as Market Maker	(3,600)	06-Feb-07	17-Mar-07	17.50	N.A.
SHD	07-Feb-07	Taking on as Market Maker	(1,400)	07-Feb-07	17-Feb-07	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	07-Feb-07	Taking on as Market Maker	(100)	07-Feb-07	17-Mar-07	15.00	N.A.
SHD	07-Feb-07	Taking on as Market Maker	100	07-Feb-07	16-Jun-07	17.50	N.A.
SHD	08-Feb-07	Taking on as Market Maker	(24,800)	08-Feb-07	17-Feb-07	12.50	N.A.
SHD	08-Feb-07	Taking on as Market Maker	100	08-Feb-07	17-Mar-07	12.50	N.A.
SHD	08-Feb-07	Taking on as Market Maker	4,100	08-Feb-07	16-Jun-07	17.50	N.A.
SHD	09-Feb-07	Taking on as Market Maker	(400)	09-Feb-07	17-Feb-07	15.00	N.A.
SHD	09-Feb-07	Taking on as Market Maker	400	09-Feb-07	16-Jun-07	17.50	N.A.
SHD	12-Feb-07	Taking on as Market Maker	400	12-Feb-07	17-Mar-07	12.50	N.A.
SHD	12-Feb-07	Taking on as Market Maker	(2,900)	12-Feb-07	17-Feb-07	15.00	N.A.
SHD	12-Feb-07	Taking on as Market Maker	800	12-Feb-07	16-Jun-07	15.00	N.A.
SHD	13-Feb-07	Taking on as Market Maker	400	13-Feb-07	22-Sep-07	20.00	N.A.
SHD	14-Feb-07	Taking on as Market Maker	7,900	14-Feb-07	17-Feb-07	12.50	N.A.
SHD	14-Feb-07	Taking on as Market Maker	200	14-Feb-07	17-Mar-07	15.00	N.A.
SHD	14-Feb-07	Taking on as Market Maker	800	14-Feb-07	22-Sep-07	20.00	N.A.
SHD	15-Feb-07	Taking on as Market Maker	200	15-Feb-07	16-Jun-07	12.50	N.A.
SHD	15-Feb-07	Taking on as Market Maker	(3,100)	15-Feb-07	17-Mar-07	15.00	N.A.
SHD	15-Feb-07	Taking on as Market Maker	1,600	15-Feb-07	22-Sep-07	20.00	N.A.
SHD	16-Feb-07	Exercise of ADS Options	700	N.A.	N.A.	12.50	(8,750)
SHD	16-Feb-07	Exercise of ADS Options	(500)	N.A.	N.A.	15.00	7,500
SHD	16-Feb-07	Lapsing of ADS Options	(15,900)	N.A.	N.A.	12.50	N.A.
SHD	16-Feb-07	Lapsing of ADS Options	(1,400)	N.A.	N.A.	15.00	N.A.
SHD	16-Feb-07	Lapsing of ADS Options	(1,600)	N.A.	N.A.	17.50	N.A.
SHD	16-Feb-07	Taking on as Market Maker	700	16-Feb-07	16-Jun-07	10.00	N.A.
SHD	16-Feb-07	Taking on as Market Maker	7,400	16-Feb-07	07-Feb-07	12.50	N.A.
SHD	16-Feb-07	Taking on as Market Maker	(100)	16-Feb-07	17-Feb-07	15.00	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	16-Feb-07	Taking on as Market Maker	(1,600)	16-Feb-07	17-Mar-07	15.00	N.A.
SHD	16-Feb-07	Taking on as Market Maker	(100)	16-Feb-07	22-Sep-07	15.00	N.A.
SHD	20-Feb-07	Taking on as Market Maker	200	20-Feb-07	17-Mar-07	10.00	N.A.
SHD	20-Feb-07	Taking on as Market Maker	1,300	20-Feb-07	17-Mar-07	12.50	N.A.
SHD	20-Feb-07	Taking on as Market Maker	3,200	20-Feb-07	17-Mar-07	15.00	N.A.
SHD	20-Feb-07	Taking on as Market Maker	(2,100)	20-Feb-07	17-Mar-07	17.50	N.A.
SHD	21-Feb-07	Taking on as Market Maker	(1,200)	21-Feb-07	21-Apr-07	10.00	N.A.
SHD	21-Feb-07	Taking on as Market Maker	100	21-Feb-07	17-Mar-07	12.50	N.A.
SHD	21-Feb-07	Taking on as Market Maker	900	21-Feb-07	21-Apr-07	15.00	N.A.
SHD	21-Feb-07	Taking on as Market Maker	1,600	21-Feb-07	17-Mar-07	17.50	N.A.
SHD	22-Feb-07	Taking on as Market Maker	(100)	22-Feb-07	17-Mar-07	12.50	N.A.
SHD	22-Feb-07	Taking on as Market Maker	300	22-Feb-07	17-Mar-07	15.00	N.A.
SHD	22-Feb-07	Taking on as Market Maker	(100)	22-Feb-07	16-Jun-07	15.00	N.A.
SHD	23-Feb-07	Taking on as Market Maker	300	23-Feb-07	17-Mar-07	15.00	N.A.
SHD	26-Feb-07	Taking on as Market Maker	1,300	26-Feb-07	17-Mar-07	10.00	N.A.
SHD	26-Feb-07	Taking on as Market Maker	200	26-Feb-07	17-Mar-07	12.50	N.A.
SHD	26-Feb-07	Taking on as Market Maker	500	26-Feb-07	17-Mar-07	15.00	N.A.
SHD	27-Feb-07	Taking on as Market Maker	200	27-Feb-07	17-Mar-07	12.50	N.A.
SHD	27-Feb-07	Taking on as Market Maker	(200)	27-Feb-07	21-Apr-07	12.50	N.A.
SHD	27-Feb-07	Taking on as Market Maker	1,600	27-Feb-07	17-Mar-07	15.00	N.A.
SHD	27-Feb-07	Taking on as Market Maker	(300)	27-Feb-07	16-Jun-07	17.50	N.A.
SHD	01-Mar-07	Taking on as Market Maker	(1,200)	01-Mar-07	17-Mar-07	7.50	N.A.
SHD	01-Mar-07	Taking on as Market Maker	200	01-Mar-07	21-Apr-07	10.00	N.A.
SHD	01-Mar-07	Taking on as Market Maker	(800)	01-Mar-07	17-Mar-07	12.50	N.A.
SHD	01-Mar-07	Taking on as Market Maker	600	01-Mar-07	21-Apr-07	12.50	N.A.

APPENDIX II GENERAL INFORMATION

							Option money
			Number of				paid or
			ADS	Exercise Period		Exercise/	received
		Nature of	under			Strike Price	upon exercise
Entity	Trade Date	dealing	option	From	To	(US$)	(US$)

SHD	01-Mar-07	Taking on as Market Maker	(800)	01-Mar-07	17-Mar-07	15.00	N.A.
SHD	01-Mar-07	Taking on as Market Maker	200	01-Mar-07	21-Apr-07	15.00	N.A.
SHD	01-Mar-07	Taking on as Market Maker	(600)	01-Mar-07	16-Jun-07	15.00	N.A.
SHD	02-Mar-07	Taking on as Market Maker	200	02-Mar-07	17-Mar-07	12.50	N.A.
SHD	02-Mar-07	Taking on as Market Maker	200	02-Mar-07	21-Apr-07	12.50	N.A.
SHD	02-Mar-07	Taking on as Market Maker	(200)	02-Mar-07	16-Jun-07	12.50	N.A.
SHD	02-Mar-07	Taking on as Market Maker	(100)	02-Mar-07	17-Mar-07	15.00	N.A.
SHD	15-Mar-07	Exercise of ADS Options	(4,100)	N.A.	N.A.	17.50	71,750
SHD	16-Mar-07	Exercise of ADS Options	1,000	N.A.	N.A.	7.50	(7,500)
SHD	16-Mar-07	Exercise of ADS Options	600	N.A.	N.A.	10.00	(6,000)
SHD	16-Mar-07	Exercise of ADS Options	2,800	N.A.	N.A.	12.50	(35,000)
SHD	16-Mar-07	Exercise of ADS Options	(100)	N.A.	N.A.	15.00	1,500
SHD	16-Mar-07	Lapsing of ADS Options	(400)	N.A.	N.A.	7.50	N.A.
SHD	16-Mar-07	Lapsing of ADS Options	400	N.A.	N.A.	10.00	N.A.
SHD	16-Mar-07	Lapsing of ADS Options	(1,400)	N.A.	N.A.	12.50	N.A.
SHD	16-Mar-07	Lapsing of ADS Options	51,900	N.A.	N.A.	15.00	N.A.
SHD	16-Mar-07	Lapsing of ADS Options	(500)	N.A.	N.A.	17.50	N.A.

(g)	except as disclosed in this section headed “3. Disclosure of Interests”, none of TOM, the directors of TOM or the parties presumed under the Takeovers Code to be acting in concert with TOM owned or have dealt for value in any Shares or convertible securities, warrants, options or derivatives in respect of the Shares.

(c)	Material litigation

      As at the Latest Practicable Date, there was no material litigation or claim of material importance known to the Directors to be pending or threatened against any member of the TOM Online Group.

(d)	Material contracts

      The members of the TOM Online Group have entered into the material contracts set out below, not being contracts entered into in the ordinary course of business carried on or intended to be carried on by any member of the TOM Online Group, after the date two years preceding the Announcement Date. PRC regulations currently restrict foreign ownership of companies that provide value-added telecommunications services, which include WVAS and Internet content services. To comply with PRC

APPENDIX II GENERAL INFORMATION

regulations, TOM Online conducts substantially all of its operations in the PRC through a number of entities, each of which is wholly owned by PRC citizens and incorporated in the PRC (being Beijing Lei Ting Wan Jun Network Technology Limited (“Beijing Lei Ting”), Shenzhen Freenet Information Technology Company Limited (“Shenzhen Freenet”), Beijing Lei Ting Wu Ji Network Technology Limited (“Wu Ji Network”), Beijing LingXun Interactive Science Technology and Development Company Limited (“LingXun”), Startone (Beijing) Information Technology Company Limited (“Startone”), Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”), Beijing Huan Jian Shu Meng Network Technology Limited (“Huanjian Shumeng”) and Tel-Online Limited (“Tel-Online”)). TOM Online does not have any direct equity interest in these operating companies and instead enjoys the economic benefit of such operations through a series of contractual arrangements which certain of TOM Online’s wholly-owned subsidiaries (being Puccini Network Technology (Beijing) Limited (“Puccini Beijing”), Puccini International Limited (“Puccini), Whole Win Investments Limited (“Whole Win”), Gainfirst Asia Limited (“Gainfirst”), Heng Dong Wei Xin (Beijing) Technology Company Limited (“Hengdongweixin”), Lahiji Vale Limited (“Lahiji”), TOM Online Media Group Limited (“TOM Online Media”), Beijing Dong Kui Lin Information Technology Limited (“Dong Kui Lin”) and Beijing Lahiji Technology Company Limited (“Beijing Lahiji”) have entered into with such companies and their respective shareholders. The material contracts relating to these arrangements are set out in items (iii) to (xci) below (excluding items (lxvi) and (lxix)).

(i)	A loan facility letter dated April 27, 2005 from Bank of China (Hong Kong) Limited (“BOC (Hong Kong)”) as lender to TOM Online as borrower in relation to a term loan up to the lowest of (i) US$57,000,000.00; or (ii) 95% of the face value of the AAA bonds charged in favour of BOC (Hong Kong); or (iii) 95% of the market value of the AAA bonds charged in favour of the BOC (Hong Kong); or its equivalent in Hong Kong dollars to finance the general working capital of TOM Online (the “Loan Facility”).

(ii)	A charge over securities being AAA bonds, dated April 28, 2005 entered into between TOM Online as chargor and BOC (Hong Kong) as lender in relation to the Loan Facility.

(iii)	A subscription and shareholders agreement dated April 29, 2005 entered into between Vishal Gondal, Prannath Gondal, Shashi Gondal, Deepak Chandappa Ail, Harpreet Vishal Gondal, Kiran Jagannath Nayak, Mahendra Vasudeo Patel, Cyril Ferry, Cisco Systems, Inc., Macromedia, Inc., TOM Online Games Limited and Indiagames Limited, in relation to the acquisitions of approximate 10% and 8% interests in Indiagames Limited by Cisco Systems, Inc. and Macromedia, Inc. respectively.

(iv)	A shareholders’ deed dated August 22, 2005 entered into between Tom Online (BVI) Limited, TOM Online, Skype Communications, SA., Skype Technologies, S.A., and Tel-Online, with respect to setting up Tel-Online to market, distribute, develop and maintain the customised version of the Skype software encompassing TOM Online’s and Skype’s brand features.

(v)	A loan entrustment agreement dated August 31, 2005 entered into between Beijing Lei Ting and China Construction Bank Beijing Chaoyang Branch (“CCB (Beijing)”) whereby LTWJ entrusts CCB (Beijing) to grant a loan of RMB20,000,000 with an interest rate of 7% per annum (“Loan Entrustment Agreement”).

(vi)	A pledge agreement dated August 31, 2005 entered into between Beijing Huayi Brothers Movie Investment Co. Ltd (“Huayi Brothers Movie Investment”) and Beijing Lei Ting, pursuant to which Huayi Brothers Movie Investment will pledge the publishing rights of “Battle of Wits” in the PRC to Beijing Lei Ting.

(vii)	A guarantee agreement dated August 31, 2005 entered into between Wang Zhongjun as guarantor in favour of Beijing Lei Ting to guarantee the performance of all obligations of Beijing Huayi Brothers Advertisement Co. Ltd. (“Huayi Brothers Advertisement”) under the Loan Entrustment Agreement.

APPENDIX II GENERAL INFORMATION

(viii)	A capital loan entrustment agreement dated August 31, 2005 entered into between Huayi Brothers Advertisement, Beijing Lei Ting and CCB (Beijing) whereby Beijing Lei Ting entrusted CCB (Beijing) to grant a loan in the amount of RMB20,000,000 to Huayi Brothers Advertisement.

(ix)	A loan agreement dated September 28, 2005 entered into between Puccini and Mr. Ouyang Zhengyu (“Mr. Ouyang”) whereby Puccini agreed to grant a loan of RMB8,000,000 to Mr. Ouyang for general working capital of Wu Ji Network. The loan is repayable by Mr. Ouyang transferring his equity interest in Wu Ji Network to Puccini or a third party designated by Puccini. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(x)	A business operation agreement dated September 28, 2005 entered into between Puccini Beijing, Wu Ji Network, Mr. Fan Tai (“Mr. Fan”) and Mr. Ouyang, under which Puccini Beijing will act as a guarantor for any obligations undertaken by Wu Ji Network and in return for which, Wu Ji Network will pledge to Puccini Beijing their accounts receivable and assets. No consideration is payable under the aforesaid business operation agreement.

(xi)	An equity pledge agreement dated September 28, 2005 entered into between Puccini Beijing and Mr. Ouyang pursuant to which Mr. Ouyang agreed to pledge his interest in Wu Ji Network to Puccini Beijing for the performance of Wu Ji Network’s payment obligations under the exclusive technical consultancy services agreement. No consideration is payable under the aforesaid equity pledge agreement.

(xii)	A power of attorney dated September 28, 2005 executed by Mr. Ouyang, granting a nominated employee of Puccini Beijing, Mr. Fan, full power and authority to exercise all of his shareholder rights with respect to his interest in Wu Ji Network.

(xiii)	A declaration dated September 28, 2005 executed by Mr. Ouyang whereby certain representations were made concerning the shareholding in Wu Ji Network held by him on behalf of Puccini.

(xiv)	A trust deed dated September 28, 2005 executed by Mr. Ouyang in relation to interest in Wu Ji Network held by him on behalf of Puccini.

(xv)	A termination agreement dated September 28, 2005 entered into between Puccini, Mr. Wang Lei Lei (“Mr. Wang”) and Wu Ji Network with respect to the termination of an exclusive option agreement dated November 19, 2003 entered into between the same parties pursuant to which Mr. Wang granted Puccini an exclusive option to purchase all his interests in Wu Ji Network.

(xvi)	A termination agreement dated September 28, 2005 entered into between Puccini Beijing and Mr. Wang with respect to the termination of an equity pledge agreement dated November 19, 2003 entered into between the same parties pursuant to which Mr. Wang Lei Lei pledged to Puccini Beijing all his interests in Wu Ji Network, to guarantee the performance by Wu Ji Network of its obligations under the exclusive technical and consulting services agreement between Beijing Lei Ting and Puccini Beijing.

(xvii)	A termination agreement dated September 28, 2005 entered into between Puccini and Mr. Wang with respect to the termination of the loan agreement dated August 6, 2004 entered into between the same parties whereby Puccini agreed to grant a loan of RMB 1,242,533.19 to Mr. Wang for general working capital of Wu Ji Network.

(xviii)	A termination agreement dated September 28, 2005 entered into between Puccini Beijing, Wu Ji Network, Mr. Fan and Mr. Wang with respect to the termination of a business operation agreement dated December 13, 2004 entered into between the same parties.

APPENDIX II GENERAL INFORMATION

(xix)	A termination agreement dated September 28, 2005 entered into between Puccini and Mr. Wang with respect to the termination of a trust deed dated November 19, 2003 entered into between the same parties in relation to Mr. Wang’s interest in Wu Ji Network.

(xx)	An exclusive option agreement dated September 28, 2005 entered into between Puccini, Mr. Ouyang and Wu Ji Network, pursuant to which Mr. Ouyang granted an exclusive right to Puccini to purchase all or part of his equity interest in Wu Ji Network at a purchase price equivalent to the actual contribution made by Mr. Ouyang for shares to be purchased. No consideration is payable under the aforesaid exclusive option agreement.

(xxi)	A share transfer agreement dated October 25, 2005 entered into between Mr. Pudongwan (“Mr. Pu”) and Ms. Zhang Mingjin (“Ms. Zhang”) whereby Mr. Pu agreed to transfer his 49% equity interest in Startone to Ms. Zhang for RMB 4,900,000.

(xxii)	An exclusive option agreement dated October 25, 2005 entered into between Whole Win, Ms. Zhang and Startone pursuant to which Ms. Zhang granted an exclusive right to Whole Win to purchase all or part of her equity interest in Startone at a purchase price equivalent to the actual capital contribution made by Ms. Zhang for the shares to be purchased. No consideration is payable under the aforesaid exclusive option agreement.

(xxiii)	A business operation agreement dated October 25, 2005 entered into between Hendongweixin, Startone, Mr. Liu Binghai and Ms. Zhang, under which Hendongweixin will act as a guarantor for any obligations undertaken by Startone and in return for which, Startone will pledge to Hendongweixin its accounts receivable and assets. No consideration is payable under the aforesaid business operation agreement.

(xxiv)	An equity pledge agreement dated October 25, 2005 entered into between Hendongweixin and Ms. Zhang pursuant to which Ms. Zhang agreed to pledge her interest in Startone to Hendongweixin for the performance of Startone’s payment obligations under the exclusive technical consultancy services agreement. No consideration is payable under the aforesaid equity pledge agreement.

(xxv)	A loan agreement dated October 25, 2005 entered into between Whole Win and Ms. Zhang whereby Whole Win agreed to grant a loan of RMB 4,900,000 to Ms. Zhang for general working capital of Startone. The loan is repayable by Ms. Zhang transferring her equity interest in Startone to Whole Win or a third party designated by Whole Win. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(xxvi)	A power of attorney dated October 25, 2005 executed by Ms. Zhang, granting a nominated employee of Hengdongweixin, Mr. Liu Binghai, full power and authority to exercise all of her shareholder rights with respect to her interest in Startone.

(xxvii)	A trust deed dated October 25, 2005 executed by Ms. Zhang in relation to interest in Startone held by her on behalf of Whole Win.

(xxviii)	A declaration dated October 25, 2005 executed by Ms. Zhang whereby certain representations were made concerning the interest in Startone held by her on behalf of Whole Win.

(xxix)	A termination agreement dated October 25, 2005 entered into between Whole Win, Mr. Pu and Startone with respect to the termination of an exclusive option agreement dated November 19, 2004 entered into between the same parties pursuant to which Mr. Pu granted an exclusive option to Whole Win to purchase all or part of his equity interest in Startone.

APPENDIX II GENERAL INFORMATION

(xxx)	A termination agreement dated October 25, 2005 entered into between Hendongweixin and Mr. Pu with respect to the termination of the equity pledge agreement dated November 19, 2004 entered into between the same parties pursuant to which Mr. Pu pledged to Hengdoneweixin all his interest in Startone, to guarantee the performance by Startone of its payment obligations under the exclusive technical consultancy services agreement between Hengdoneweixin and Startone.

(xxxi)	A termination agreement dated October 25, 2005 entered into between Whole Win and Mr. Pu with respect to the termination of the loan agreement dated November 19, 2004 entered into between the same parties whereby Whole Win agreed to grant a loan of RMB 10,000,000 to Mr. Pu for general working capital of Startone.

(xxxii)	A termination agreement dated October 25, 2005 entered into between Hendongweixin, Startone, Mr. Liu Binghai and Mr. Pu with respect to the termination of a business operation agreement dated November 19, 2004 entered into between the same parties.

(xxxiii)	A termination agreement dated October 25, 2005 entered into between Whole Win and Mr. Pu with respect to the termination of a trust deed dated November 19, 2004 entered into between the same parties in relation to Mr. Pu’s interest in Beijing Lei Ting.

(xxxiv)	A letter dated December 29, 2005 to CCB Beijing from Beijing Lei Ting and Huayi Brothers Advertisement regarding the repayment of an entrusted loan of RMB20,000,000.

(xxxv)	A share transfer agreement entered in January 2006 entered into between Mr. Kong Yi, (“Mr. Kong”), Beijing Lei Ting and LingXun whereby Mr. Kong agreed to transfer his 25% equity interest in Huanjian Shumeng to LingXun for RMB2,400,000.

(xxxvi)	A equity transfer agreement dated January 4, 2006 entered into between Mr. Kong, Mr. Zhang Wei (“Mr. Zhang”) and Beijing Lei Ting whereby Mr. Kong and Mr. Zhang agreed to transfer their 60% equity interest in Huanjian Shumeng to Beijing Lei Ting for RMB12,000,000.

(xxxvii)	A loan agreement dated January 16, 2006 entered into between Lahiji and Ms. Wang Xiu Ling (“Ms. Wang”) with respect to a loan in the amount of RMB100,000,000. The loan is repayable by Ms. Wang transferring her equity interest in Beijing Lei Ting to Lahiji or a third party designated by Lahiji. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(xxxviii)	An exclusive option agreement dated January 16, 2006 entered into between Ms. Wang, Lahiji and Beijing Lei Ting pursuant to which Ms. Wang granted an exclusive right to Lahiji to purchase all or part of her entire equity interest in Beijing Lei Ting at a purchase price equivalent to the actual contribution made by Ms. Wang for the shares to be purchased. No consideration is payable under the aforesaid exclusive option agreement.

(xxxix)	An equity pledge agreement dated January 16, 2006 entered into between Beijing Lahiji and Ms. Wang pursuant to which Ms. Wang agreed to pledge her entire equity interest in Beijing Lei Ting to Beijing Lahiji for the performance of Beijing Lahiji’s payment obligations under the exclusive technical consultancy service agreement. No consideration is payable under the aforesaid equity pledge agreement.

(xl)	A trust deed dated January 16, 2006 executed by Ms. Wang in relation to interest in Beijing Lei Ting held by her on behalf of Lahiji.

(xli)	A declaration dated January 16, 2006 executed by Ms. Wang whereby certain representations were made concerning the interest in Beijing Lei Ting held by her on behalf of Lahiji.

APPENDIX II GENERAL INFORMATION

(xlii)	A power of attorney dated January 16, 2006 executed by Ms. Wang granting a nominated employee of Beijing Lahiji, Ms. Su Ying Qi, full power and authority to exercise all of her shareholder rights with respect to her interest in Beijing Lei Ting.

(xliii)	A termination agreement dated January 16, 2006 entered into between Lahiji and Ms. Wang with respect to the termination of the loan agreement dated August 8, 2002 entered into by the same parties whereby Lahiji agreed to grant Ms. Wang a loan for general working capital of Beijing Lei Ting and its supplemental loan agreements dated September 26, 2003 and January 19, 2005 entered into between the same parties.

(xliv)	A termination agreement dated January 16, 2006 entered into between Lahiji, Ms. Wang and Beijing Lei Ting with respect to the termination of an exclusive option agreement dated January 19, 2005 entered into between the same parties pursuant to which Ms. Wang granted Lahiji an exclusive option to purchase all her interests in Beijing Lei Ting.

(xlv)	A termination agreement dated January 16, 2006 entered into between Beijing Lahiji and Ms. Wang with respect to the termination of an equity pledge agreement dated November 30, 2004 entered into between the same parties pursuant to which Ms. Wang pledged to Beijing Lahiji all her interest in Beijing Lei Ting, to guarantee the performance by Beijing Lei Ting of its obligations under the exclusive technical consultancy service agreement between Beijing Lahiji and Beijing Lei Ting.

(xlvi)	A termination agreement dated January 16, 2006 entered into between Lahiji and Ms. Wang with respect to the termination of a trust deed dated January 19, 2005 entered into between the same parties in relation to Ms. Wang’s interest in Beijing Lei Ting.

(xlvii)	A loan agreement dated January 16, 2006 entered into between Ms. Wang and Mr. Wang whereby Ms. Wang agreed to grant a loan of RMB 20,000,000 to Mr. Wang for general working capital of Beijing Lei Ting. The loan is repayable by Mr. Wang transferring his equity interest in Beijing Lei Ting to Lahiji or a third party designated by Lahiji. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(xlviii)	An exclusive option agreement dated January 16, 2006 entered into between Mr. Wang, Lahiji and Beijing Lei Ting pursuant to which Mr. Wang granted an exclusive right to Lahiji to purchase all or part of his entire equity interest in Beijing Lei Ting at a purchase price equivalent to the capital contribution amount paid by Mr. Wang for such equity interest. No consideration is payable under the aforesaid exclusive option agreement.

(il)	An equity pledge agreement dated January 16, 2006 entered into between Beijing Lahiji and Mr. Wang pursuant to which Mr. Wang agreed to pledge his entire equity interest in Beijing Lei Ting to Beijing Lahiji for the performance of Beijing Lei Ting’s payment obligations under the exclusive technical consultancy service agreement. No consideration is payable under the aforesaid equity pledge agreement.

(l)	A trust deed dated January 16, 2006 executed by Mr. Wang in relation to interest in Beijing Lei Ting held by him on behalf of Lahiji.

(li)	A declaration dated January 16, 2006 executed by Mr. Wang whereby certain representations were made concerning the interest in Beijing Lei Ting held by him on behalf of Lahiji.

(lii)	A power of attorney dated January 16, 2006 executed by Mr. Wang granting Ms. Su Ying Qi, a nominated employee of Beijing Lahiji, full power and authority to exercise all of his shareholder rights with respect to his interest in Beijing Lei Ting.

APPENDIX II GENERAL INFORMATION

(liii)	A termination agreement dated January 16, 2006 entered into between Lahiji and Mr. Wang with respect to the termination of the loan agreement dated August 8, 2002 entered into between the same parties whereby Lahiji agreed to grant a loan to Mr. Wang for general working capital of Beijing Lei Ting and its supplemental loan agreements dated September 26, 2003 and January 19, 2005 respectively entered into between the same parties.

(liv)	A termination agreement dated January 16, 2006 entered into between Ms. Wang and Mr. Wang with respect to the termination of the loan agreement dated January 19, 2005 entered into between the same parties.

(lv)	A termination agreement dated January 16, 2006 entered into between Lahiji, Mr. Wang and Beijing Lei Ting with respect to the termination of an exclusive option agreement dated January 19, 2005 entered into between the same parties pursuant to which Mr. Wang granted Lahiji an exclusive option to purchase all his interests in Beijing Lei Ting.

(lvi)	A termination agreement dated January 16, 2006 entered into between Beijing Lahiji and Mr. Wang with respect to the termination of an equity pledge agreement dated November 30, 2004 entered into between the same parties pursuant to which Mr. Wang pledged to Beijing Lahiji all his interest in Beijing Lei Ting, to guarantee the performance by Beijing Lei Ting of its obligations under the exclusive technical and consultancy services agreement between Beijing Lahiji and Beijing Lei Ting.

(lvii)	A termination agreement dated January 16, 2006 entered into between Lahiji and Mr. Wang with respect to the termination of a trust deed dated January 19, 2005 entered into between the same parties in relation to Mr. Wang’s interest in Beijing Lei Ting.

(lviii)	An exclusive technology consultancy and services agreement dated June 1, 2006 entered into between Beijing Lahiji and Beijing Infomax under which Beijing Lahiji will provide certain technical and consultancy services to Beijing Infomax and Beijing Infomax will pay Beijing Lahiji service fees on a monthly basis (the “Exclusive Technology Consultancy and Services Agreement”). The service fees are calculated on the basis of the number of users of Beijing Infomax’s services and the fees paid by such users.

(lix)	A business operation agreement dated June 1, 2006 entered into between Beijing Lahiji, Beijing Infomax, Ms. Sun Wei Jing (“Ms. Sun”) and Mr. Wang Yu Tian pursuant to which Beijing Lahiji will act as a guarantor for any obligations undertaken by Beijing Infomax and in return for which, Beijing Infomax will pledge to Beijing Lahiji its accounts receivable and assets. No consideration is payable under the aforesaid business operation agreement.

(lx)	An exclusive option agreement dated June 1, 2006 entered into among Beijing Lahiji, Ms. Sun and Beijing Infomax, pursuant to which Ms. Sun granted Beijing Lahiji an exclusive right to purchase all or part of her equity interest in Beijing Infomax at a purchase price equivalent to the actual contribution made by Ms. Sun for the shares to be purchased. No consideration is payable under the aforesaid exclusive option agreement.

(lxi)	An exclusive option agreement dated June 1, 2006 entered into among Beijing Lahiji, Mr. Wang Yu Tian and Beijing Infomax, pursuant to which Mr. Wang Yu Tian granted Beijing Lahiji an exclusive right to purchase all or part of his equity interest in Beijing Infomax. No consideration is payable under the aforesaid exclusive option agreement.

(lxii)	An equity pledge agreement dated June 1, 2006 entered into between Beijing Lahiji and Ms. Sun pursuant to which Ms. Sun agreed to pledge her equity interests in Beijing Infomax to Beijing Lahiji for the performance of Beijing Infomax’s obligations under the exclusive technology consultancy and services agreement. No consideration is payable under the aforesaid equity pledge agreement.

APPENDIX II GENERAL INFORMATION

(lxiii)	An equity pledge agreement dated June 1, 2006 entered into between Beijing Lahiji and Mr. Wang Yu Tian pursuant to which Mr. Wang Yu Tian agreed to pledge his equity interest in Beijing Infomax to Beijing Lahiji for the performance of Beijing Infomax’s obligations under the exclusive technology consultancy and services agreement. No consideration is payable under the aforesaid equity pledge agreement.

(lxiv)	A power of attorney dated June 1, 2006 executed by Ms. Sun granting a nominated employee of Beijing Lahiji Xi, Mr. Wang, full power and authority to exercise all of her shareholder rights with respect to her interest in Beijing Infomax.

(lxv)	A power of attorney dated June 1, 2006 executed by Mr. Wang Yu Tian granting a nominated employee of Beijing Lahiji Xi, Mr. Wang, full power and authority to exercise all of his shareholder rights with respect to his interest in Beijing Infomax.

(lxvi)	A IDC service agreement dated June 7, 2006 entered into between China Netcom (Group) Co., Ltd. Beijing Branch and Beijing Lei Ting whereby China Netcom (Group) Co., Ltd. Beijing Branch will provide IDC service for Beijing Lei Ting and the service fee Beijing Lei Ting should pay is RMB 21,642,000.

(lxvii)	A share transfer agreement dated June 8, 2006 entered into between Ms. Sun, Mr. Wang Yu Tian, Ms. Zhang Ying Nan (“Ms. Zhang YN”) and Mr. Chang Cheng whereby Ms. Sun agreed to transfer her 50% equity interest in Beijing Infomax to Ms. Zhang YN for RMB5,000,000 and Mr. Wang Yu Tian agreed to transfer his 50% equity interest in Beijing Infomax to Mr. Chang Cheng for RMB5,000,000.

(lxviii)	A share purchase agreement dated June 12, 2006 entered into among TOM Online Media, Ms. Sun, Mr. Wang Yu Tian, Grandmetro Group Limited and Valuenet Holdings Limited in respect of the acquisition of entire outstanding shares of Gainfirst by TOM Online Media from Grandmetro Group Limited and Valuenet Holdings Limited for a total consideration which will not exceed RMB600,000,000 and will be determined in accordance with the terms of the agreement.

(lxix)	A strategic partnership agreement dated March 31, 2006 entered into between Cocacola (China) Beverages Co. Ltd and Beijing Lei Ting whereby the two parties will exchange the advertisement resources and the value of the exchange advertisement resources is about RMB45,000,000.

(lxx)	A termination agreement dated July 24, 2006 entered into between Beijing Lahiji and Beijing Infomax with respect to the termination of the exclusive technology consultancy and services agreement.

(lxxi)	A termination agreement dated July 24, 2006 entered into among Beijing Lahiji, Beijing Infomax, Ms. Sun and Mr. Wang Yu Tian with respect to the termination of a business operation agreement dated June 1, 2006 entered into between the same parties.

(lxxii)	A termination agreement dated July 24, 2006 entered into among Beijing Lahiji, Ms. Sun and Beijing Infomax with respect to the termination of an exclusive option agreement dated June 1, 2006 entered into between the same parties pursuant to which Ms. Sun granted Beijing Lahiji Xi an exclusive option to purchase all her equity interest in Beijing Infomax.

(lxxiii)	A termination agreement dated July 24, 2006 entered into among Beijing Lahiji, Mr. Wang Yu Tian and Beijing Infomax with respect to the termination of an exclusive option agreement dated June 1, 2006 entered into between the same parties pursuant to which Mr. Wang Yu Tian granted Beijing Lahiji Xi an exclusive option to purchase all his interests in Beijing Infomax.

APPENDIX II GENERAL INFORMATION

(lxxiv)	A termination agreement dated July 24, 2006 entered into between Beijing Lahiji and Ms. Sun with respect to the termination of an equity pledge agreement dated June 1, 2006 entered into between the same parties pursuant to which Ms. Sun pledged all her interest in Beijing Infomax to Beijing Lahiji, to guarantee the performance by Beijing Infomax of its obligations under the exclusive technical and consultancy services agreement between Beijing Lahiji and Beijing Infomax.

(lxxv)	A termination agreement dated July 24, 2006 entered into between Beijing Lahiji and Mr. Wang Yu Tian with respect to the termination of an equity pledge agreement dated June 1, 2006 entered into between the same parties pursuant to which Mr. Wang Yu Tian pledged all his interest in Beijing Infomax to Beijing Lahiji, to guarantee the performance by Beijing Infomax of its payment obligations under the exclusive technical and consultancy services agreement between Beijing Lahiji and Beijing Infomax.

(lxxvi)	A loan agreement dated July 24, 2006 entered into between Gainfirst Asia and Mr. Chang Cheng whereby Gainfirst agreed to grant a loan of RMB 5,000,000 to Mr. Chang Cheng for general working capital of Beijing Infomax. The loan is repayable by Mr. Chang transferring his equity interest in Beijing Infomax to Gainfirst or a third party designated by Gainfirst. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(lxxvii)	A loan agreement dated July 24, 2006 entered into between Gainfirst and Ms. Zhang YN whereby Gainfirst agreed to grant a loan of RMB5,000,000 to Ms. Zhang YN for general working capital of Beijing Infomax. The loan is repayable by Ms. Zhang transferring her equity interest in Beijing Infomax to Gainfirst or a third party designated by Gainfirst. No interest is payable on the loan if the transfer price is equal to or lower than the principal amount. If the transfer price is higher than the principal amount, the excess amount is repayable as interest.

(lxxviii)	An exclusive technical and consultancy services agreement dated July 24, 2006 entered into between Dong Kui Lin and Beijing Infomax under which Dong Kui Lin will provide certain technical and consultancy services to Beijing Infomax. Beijing Infomax will pay Dong Kui Lin service fees on a monthly basis. The service fees are calculated on the basis of the number of users of Beijing Infomax’s services and the fees paid by such users.

(lxxix)	A business operation agreement dated July 24, 2006 entered into among Dong Kui Lin, Beijing Infomax, Ms. Zhang YN and Mr. Chang Cheng under which Dong Kui Lin will act as a guarantor for any obligations undertaken by Beijing Infomax and in return for which, Beijing Infomax will pledge to Dong Kui Lin their accounts receivable and assets. No consideration is payable under the aforesaid business operation agreement.

(lxxx)	An exclusive option agreement dated July 24, 2006 entered into between Gainfirst Asia, Mr. Chang Cheng and Beijing Infomax, pursuant to which Mr. Chang Cheng granted an exclusive right to Gainfirst Asia to purchase all or part of his equity interest in Beijing Infomax. No consideration is payable under the aforesaid exclusive option agreement.

(lxxxi)	An exclusive option agreement dated July 24, 2006 entered into among Gainfirst Asia, Ms. Zhang YN and Beijing Infomax, pursuant to which Ms Zhang YN granted Gainfirst Asia an exclusive right to Gainfirst Asia to purchase all or part of her equity interest in Beijing Infomax. No consideration is payable under the aforesaid exclusive option agreement.

(lxxxii)	An equity pledge agreement dated July 24, 2006 entered into between Dong Kui Lin and Mr. Chang Cheng, pursuant to which Mr. Chang pledged his equity interests in Beijing Infomax to Dong Kui Lin for the performance of Beijing Infomax’s obligations under an

APPENDIX II GENERAL INFORMATION

exclusive technical consultancy services agreement. No consideration is payable under the aforesaid equity pledge agreement.

(lxxxiii)	An equity pledge agreement dated July 24, 2006 entered into between Dong Kui Lin and Ms. Zhang YN, pursuant to which Ms. Zhang YN pledged her equity interests in Beijing Infomax to Dong Kui Lin for the performance of Beijing Infomax’s obligations under an exclusive technical consultancy services agreement. No consideration is payable under the aforesaid equity pledge agreement.

(lxxxiv)	A power of attorney dated July 24, 2006 executed by Mr. Chang Cheng granting a nominated employee of Dong Kui Lin, Mr. Wang, full power and authority to exercise all of his shareholder rights with respect to his interest in Beijing Infomax.

(lxxxv)	A power of attorney dated July 24, 2006 executed by Ms Zhang YN granting a nominated employee of Dong Kui Lin, Mr. Wang, full power and authority to exercise all of her shareholder rights with respect to his interest in Beijing Infomax.

(lxxxvi)	A trust deed dated July 24, 2006 executed by Mr. Chang Cheng in relation to interest in Beijing Infomax held by him on behalf of Gainfirst.

(lxxxvii)	A trust deed dated July 24, 2006 executed by Ms. Zhang YN in relation to interest in Beijing Infomax held by her on behalf of Gainfirst.

(lxxxviii)	A declaration dated July 24, 2006 executed by Mr. Chang Cheng whereby certain representations were made concerning the interest in Beijing Infomax held by him on behalf of Gainfirst.

(lxxxix)	A declaration dated July 24, 2006 executed by Ms Zhang YN whereby certain representations were made concerning the interest in Beijing Infomax held by her on behalf of Gainfirst.

(xc)	An exclusive option agreement dated August 23, 2006 entered into between Mr. Kong and Beijing Lei Ting pursuant to which Mr. Kong granted an exclusive right to Beijing Lei Ting to purchase his 25% equity interest in Huanjian Shumeng at a purchase price of US$2,400,000. No consideration is payable under the aforesaid exclusive option agreement.

(xci)	An equity transfer agreement dated August 23, 2006 entered into between Mr. Kong and Mr. Zhang whereby Mr. Zhang agreed to transfer his 11.25% equity interest in Huanjian Shumeng to Mr. Kong for RMB2,250,000.

(xcii)	An administrative services agreement dated September 26, 2006 entered into between TOM Group International Limited (“TOM International”) and TOM Online in relation to the appointment of TOM International to provide legal and company secretarial advisory and supporting services for a term of two years. The fee payable by TOM Online for such services shall be calculated on a cost reimbursement basis and shall not exceed HK$3,000,000.

(xciii)	A joint venture deed dated December 20, 2006 entered into between TOM Online, eBay International AG, eBay PRC Holdings (BVI) Inc. (“eBay PRC”) and eBay Inc. (“eBay”) with regard to the investment and operation of eBay PRC of which 51% and 49% of its share capital will be owned by TOM Online and eBay respectively.

(xciv)	A shareholder’s loan agreement dated December 20, 2006 entered into between TOM Online as lender and eBay PRC as borrower in respect of a US$20,000,000 loan facility. Interest is payable on the unpaid principal amount at a rate calculated in accordance with the agreement.

APPENDIX II GENERAL INFORMATION

4.	EXPERTS
      The following are the qualifications of each of the experts who have been named in this Scheme Document or given their opinion or advice which are contained in this Scheme Document:

Name	Qualification

Goldman Sachs (Asia) L.L.C.	A licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities.
ING	A registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities.

5.	CONSENTS

(a)	Goldman Sachs has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion in this Scheme Document of its letter and/or the references to its name and/or letter, in the form and context in which they respectively appear.

(b)	ING has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion in this Scheme Document of its opinion and/or letter and/or the references to its name and/or opinion and/or letter, in the form and context in which they respectively appear.

6.	DOCUMENTS AVAILABLE FOR INSPECTION

      Copies of the following documents are available for inspection on TOM Online’s website at www.tom.com and the SFC’s website at www.sfc.hk and from 9:30 a.m. to 5:30 p.m., Monday to Friday at the principal place of business of TOM Online in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong until the Effective Date or the date on which the Scheme lapses, whichever is earlier:

(a)	the memorandum and articles of association of TOM Online;

(b)	the annual reports of TOM Online for the two years ended December 31, 2006;

(c)	the letter from the Board, the text of which is set out in Part IV of this Scheme Document;

(d)	the letter of recommendation of the Independent Board Committee, the text of which is set out in Part V of this Scheme Document;

(e)	the letter of advice from ING, the text of which is set out in Part VI of this Scheme Document;

(f)	the material contracts referred to in the section headed “3(d) Material contracts” in this Appendix II;

(g)	the written consents referred to in the section headed “5. Consents” in this Appendix II; and

(h)	the full list of all aggregated dealings in ADSs referred to in paragraph (f) of the section headed “3(b) Dealing in Shares” in this Appendix II.
      A copy of the memorandum and articles of association of TOM and the annual reports of TOM for the two years ended December 31, 2006 are also available for inspection on TOM’s website at www.tomgroup.com until the Effective Date or the date on which the Scheme lapses, whichever is earlier.

7.	MISCELLANEOUS

(a)	None of the existing Directors will be given any benefit as compensation for loss of office or otherwise in connection with the Scheme.

APPENDIX II GENERAL INFORMATION

(b)	Save as disclosed in “Part IV — Letter from the Board”, “Part VI — Explanatory Memorandum” and this Appendix II, there is no agreement or arrangement between any of the Directors and any other person which is conditional on or dependent upon the outcome of the Scheme or otherwise connected with the Scheme.

(c)	Save as disclosed in “Part IV — Letter from the Board”, “Part VI — Explanatory Memorandum” and this Appendix II, there is no agreement or arrangement or understanding (including any compensation arrangement) between TOM or any person acting in concert with it (on the one part) and any of the Directors, recent Directors, Shareholders or recent Shareholders of TOM Online (on the other part) having any connection with or dependence upon the Scheme.

(d)	There is no agreement or arrangement to which TOM is a party which relate to any circumstances in which it may or may not invoke or seek to invoke a condition of the Scheme.

(e)	As at the Latest Practicable Date, there were no material contracts entered into by TOM in which the Directors have a material personal interest.

(f)	The registered office of TOM is P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(g)	TOM does not have any intention to transfer, charge or pledge any Shares acquired pursuant to the Scheme to any other person.

(h)	TOM is a company which was incorporated in the Cayman Islands on October 5, 1999 with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (SEHK: 2383). The directors of TOM are:

Executive Directors:
Tong Mei Kuen, Tommei
Mak Soek Fun, Angela

Non-Executive Directors:
Frank John Sixt (Chairman)
Chang Pui Vee, Debbie
Chow Woo Mo Fong, Susan
Ip Tak Chuen, Edmond
Lee Pui Ling, Angelina
Wang Lei Lei

Independent Non-Executive Directors:
Cheong Ying Chew, Henry
Wu Hung Yuk, Anna
James Sha

(i)	The directors of TOM Online are:-

Executive Directors:
Wang Lei Lei
Jay Kenneth Chang
Peter Andrew Schloss
Feng Jue, Elaine
Fan Tai

Non-Executive Directors:
Frank John Sixt (Chairman)
Tong Mei Kuen, Tommei (Vice Chairman)
Mak Soek Fun, Angela

Alternate Director:
Chow Woo Mo Fong, Susan (alternate to Frank John Sixt)

APPENDIX II GENERAL INFORMATION

Independent Non-Executive Directors:
Kwong Che Keung, Gordon
Ma Wei Hua
Lo Ka Shui

(j)	The Company Secretary of TOM Online is Yu Pessy Patricia Dawn, who holds a Master of Arts degree in Jurisprudence from the Oxford University and is admitted as a solicitor in Hong Kong, and England and Wales.

(k)	The Qualified Accountant of TOM Online is Tsang Mei Hung, Nora, who is a member of the Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants.

(l)	The registered office of TOM Online is situated at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(m)	The head office and principal place of business of TOM Online is situated at 8th Floor, Tower W3, Oriental Plaza, No. 1 Dong Chang An Avenue, Dong Cheng District, Beijing, the PRC.

(n)	The principal share registrar and transfer office of TOM Online is M&C Corporate Services Limited which is situated at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(o)	The Hong Kong share registrar of TOM Online is Computershare Hong Kong Investor Services Limited, which is situated at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(p)	The ADS Depositary for TOM Online is Citibank, N.A.

(q)	The principal place of business of Goldman Sachs is at 68th Floor, Cheung Kong Centre, 2 Queen’s Road Central, Hong Kong.

(r)	The principal place of business of ING is at 39/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

(s)	As at the Latest Practicable Date, none of the Directors had entered into any service contract with TOM Online or any of its subsidiaries or associated companies which has more than 12 months to run, which is a continuous contract with a notice period of 12 months or more, or which has been entered into or amended within six months before the Announcement Date.

(t)	No shares were issued by TOM Online between December 31, 2006 and the Latest Practicable Date.

(u)	In addition to TOM’s obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by TOM Online in connection with the Scheme (including without limitation translation fees, and printing and publication costs) will be borne by TOM in the event the Proposals do not become unconditional for any reason. Pursuant to Rule 2.3 of the Takeovers Code, if the Independent Board Committee does not recommend the Share Proposal or ING does not recommend the Share Proposal as fair and reasonable, all expenses incurred by TOM Online in connection with the Share Proposal will be borne by TOM if the Scheme is not approved.

In the event the Scheme is not approved at the relevant Meeting(s), all the expenses incurred by TOM Online in connection with the Scheme shall be borne by TOM.

(v)	All announcements in relation to the Proposals will be published on the GEM website and where required under the Listing Rules, as a paid announcement in at least one leading English language newspaper and one leading Chinese language newspaper, being in each case a newspaper which is published daily and circulated generally in Hong Kong.

APPENDIX II GENERAL INFORMATION

(w)	Lee Pui Ling, Angelina, a director of TOM, is a partner of Woo Kwan Lee & Lo, legal counsel of TOM with respect to Hong Kong law in connection with the Proposals, which firm will receive normal professional fees.

(x)	The English language text of this Scheme Document shall prevail over the Chinese language text.

APPENDIX III DEFINITIONS

      In this Scheme Document, the following expressions have the meanings set out below unless the context requires otherwise:

“acting in concert”	shall have the meaning set out in the Takeovers Code

“ADS Deposit Agreement”	the Deposit Agreement dated as of 11 March 2004, by and among TOM, the ADS Depositary and all holders and beneficial owners of ADSs

“ADS Depositary”	Citibank, N.A., a US national banking association organised under the laws of the United States acting in its capacity as depositary under the ADS Deposit Agreement

“ADS Holders”	holders of ADSs

“ADS Voting Instruction Card”	the white voting instruction card for use by ADS Holders to provide instructions as to how to vote the Shares underlying their ADSs in connection with the Court Meeting and the EGM

“ADS Voting Instruction Due Date”	10:00 a.m. (New York time) on 31 May 2007, or such other time and date as shall have been determined by the ADS Depositary, being the record date for the timely receipt of the ADS Voting Instruction Card by the ADS Depositary from ADS Holders

“ADSs”	American depositary shares of TOM Online, issued under the ADS Deposit Agreement and quoted on NASDAQ, each representing ownership of 80 Shares

“Announcement”	the announcement dated 9 March 2007, issued jointly by TOM and TOM Online in relation to the Proposals

“Announcement Date”	9 March 2007, being the date of the Announcement

“associate(s)”	has the meaning given in the Takeovers Code

“Authorisation Condition”	the condition to the Scheme which requires all Authorisations in connection with the Share Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities, in the Cayman Islands, Hong Kong, the United States and any other relevant jurisdictions

“Authorisations”	all necessary authorisations, registrations, filings, rulings, consents, permissions, approvals, waivers or exemptions in connection with the Share Proposal

“Beneficial Owner”	any beneficial owner of Shares

“Board”	the board of directors of TOM Online

“Business Day”	a day (excluding Saturday) on which banks in Hong Kong are generally open for business for more than four hours

“Cancellation Price”	the price of HK$1.52 per Scheme Share payable in cash by TOM to the Scheme Shareholders

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“CKH”	Cheung Kong (Holdings) Limited, a company incorporated in Hong Kong with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

APPENDIX III DEFINITIONS

“Companies Law”	the Companies Law Cap.22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands

“Conditions”	the conditions (or any of them) to which the Share Proposal is subject, which are set out in the Explanatory Memorandum in Part VIII of this Scheme Document

“connected person”	has the meaning given in the Listing Rules or the GEM Listing Rules (as the case may be)

“Consent Condition”	the condition to the Scheme which requires all necessary consents which are required under any existing contractual obligations of TOM Online having been obtained

“Court Meeting”	a meeting of the Scheme Shareholders convened at the direction of the Grand Court at which the Scheme will be voted upon, which will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007, at 3:00 p.m., notice of which is set out on pages 234 to 235 of this Scheme Document, or any adjournment thereof

“Cranwood”	Cranwood Company Limited, a company incorporated in the Republic of Liberia and wholly-owned by Ms. Chau Hoi Shuen

“Devine Gem”	Devine Gem Management Limited, a company incorporated in the British Virgin Islands which is indirectly wholly-owned by Ms. Chau Hoi Shuen

“Director”	a director of TOM Online

“Easterhouse”	Easterhouse Limited, a company incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of HWL

“Effective Date”	the date on which the Scheme, if approved and sanctioned by the Grand Court, becomes effective in accordance with the Companies Law, which is expected to be Wednesday, 27 June 2007 (Cayman Islands time)

“EGM”	the extraordinary general meeting of TOM Online to be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong at 3:30 p.m. on 8 June 2007 (or as soon thereafter as the Court Meeting convened on the same day and place shall have been concluded or adjourned), or any adjournment thereof for the purposes of considering and voting on the share capital reduction, increase in share capital and issuance of new Shares as part of the Scheme. All Shareholders are eligible to vote at this meeting

“Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, including the related rules and regulations promulgated thereunder

“Exchange Rate”	US$1.00 to HK$7.8180, being the noon buying rate for Hong Kong dollars in New York in US dollars for cable transfers payable in Hong Kong dollars as certified by the Federal Reserve Bank of New York for customs purposes on 25 April 2007

APPENDIX III DEFINITIONS

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate thereof

“Explanatory Memorandum”	the explanatory memorandum set out in Part VIII of this Scheme Document and issued in compliance with the Rules of the Grand Court

“Federal Reserve Board”	the Board of Governors of the US Federal Reserve System

“Form(s) of Proxy”	either or both of the pink form of proxy for use at the Court Meeting and the white form of proxy for use at the EGM which accompany this Scheme Document, as the context requires

“Further Authorisation Condition”	the condition to the Scheme which requires all Authorisations remaining in full force and effect without variation, all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with, and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Share Proposal or any matters, documents (including circulars) or things relating thereto, in each case as aforesaid up to and at the time when the Scheme becomes effective

“Further Consent Condition”	the condition to the Scheme which requires the obtaining by TOM of all other necessary consent, approvals, authorisation, permission, waiver or exemption which may be required from any Relevant Authorities or other third parties, and which are necessary or desirable for the performance of the Scheme under the applicable laws and regulations

“GEM”	the Growth Enterprise Market of the Stock Exchange

“GEM Listing Rules”	the Rules Governing the Listing of Securities on the GEM of the Stock Exchange

“Goldman Sachs”	Goldman Sachs (Asia) L.L.C., the financial adviser to TOM in connection with the Proposals. Goldman Sachs is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities

“Goldman Sachs Group”	Goldman Sachs and other members of its group which are presumed to be acting in concert with TOM in relation to the Share Proposal under the Takeovers Code

“Grand Court”	Grand Court of the Cayman Islands

“Handel”	Handel International Limited, a company incorporated in the British Virgin Islands which is owned as to 95% by Cranwood

“HK$” or “HK dollars”	Hong Kong dollar(s), the lawful currency of Hong Kong

“HKSCC”	Hong Kong Securities Clearing Company Limited

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

APPENDIX III DEFINITIONS

“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

“Independent Board Committee”	the independent board committee of TOM Online, comprising Mr. Kwong Che Keung, Gordon, Mr. Ma Wei Hua and Dr. Lo Ka Shui, all being independent non-executive directors of TOM Online, and which has been established by the Board to make a recommendation to the Independent Shareholders in respect of the Share Proposal and the Optionholders in respect of the Option Proposal

“Independent Shareholders”	Shareholders (including ADS Holders unless the context otherwise requires) other than TOM and parties acting in concert with it (the parties presumed under the Takeovers Code to be so acting in concert in relation to the Share Proposal include Romefield, Easterhouse, Cranwood, Handel, Schumann, Devine Gem and Mr. Wang Lei Lei (if he becomes a Shareholder)

“ING” or “Independent Financial Adviser”	ING Bank N.V., the independent financial adviser to the Independent Board Committee and is a registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities

“Investor Participant”	a person admitted to participate in CCASS as an investor participant

“Last Pre-Announcement Trading Day”	2 March 2007, being the last trading day prior to the suspension of trading in the Shares pending the issue of the Announcement

“Latest Practicable Date”	26 April 2007, being the latest practicable date for ascertaining certain information contained herein

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Meeting(s)”	the Court Meeting and the EGM or either of them, as the case may be

“NASDAQ”	The NASDAQ Stock Market, Inc. in the United States of America

“New Shares”	new Shares to be issued to TOM (or to a subsidiary of TOM as TOM may direct) pursuant to the Scheme, and being the same in number as the number of Scheme Shares cancelled pursuant to the Scheme

“Option”	an option to subscribe for Shares or a right to receive a redemption price in respect of Shares pursuant to the TOM Online Pre-IPO Share Option Plan or the TOM Online Share Option Scheme

“Option Form of Acceptance”	the form of acceptance despatched to Optionholders in connection with the Option Proposal

APPENDIX III DEFINITIONS

“Option Proposal”	the conditional offer by Goldman Sachs on behalf of TOM to the Optionholders on the terms and subject to the conditions contained in this Scheme Document and the Option Proposal Letters

“Option Proposal Letters”	the letters dated 30 April 2007, setting out the terms and conditions of the Option Proposal sent separately to the relevant Optionholders, a sample of which is annexed to this Scheme Document

“Option Proposal Price”	the price per Outstanding TOM Online Share Option payable in cash by TOM to the Optionholders on the terms and subject to the conditions of the Option Proposal, details of which are set out in the section headed “9. The Option Proposal” in Part VIII of this Scheme Document

“Optionholder(s)”	holder(s) of Outstanding TOM Online Share Options

“Other CCASS Participant”	a broker, custodian, nominee or other relevant person who is, or has deposited Shares with, a CCASS participant

“Outstanding TOM Online Share Options”	the outstanding Options granted under the TOM Online Pre-IPO Share Option Plan and TOM Online Share Option Scheme

“PRC”	the People’s Republic of China, which for the purpose of this Scheme Document, excludes Hong Kong, Taiwan and the Macau Special Administrative Region

“Proposals”	the Share Proposal and the Option Proposal

“Record Date”	4:30 p.m. (Hong Kong time) on 27 June 2007, or such other time and date as shall have been announced to the Shareholders, being the record date for the purpose of determining the entitlements of the Scheme Shareholders and the Optionholders

“Registered Owner”	any registered owner of Shares (including without limitation a nominee, trustee, depositary or any other authorised custodian or third party)

“Registrar”	Computershare Hong Kong Investor Services Limited, being the share registrar of TOM Online in Hong Kong

“Relevant Authorities”	appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions

“Relevant Period”	the period commencing on the date falling six months prior to the Announcement Date and ending on the Latest Practicable Date

“Romefield”	Romefield Limited, a company incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of CKH

“Scheme”	a scheme of arrangement under Section 86 of the Companies Law involving the cancellation of all the Scheme Shares

“Scheme Document”	this document, including each of the letters, statements, appendices and notices in it, as may be amended or supplemented from time to time

“Scheme Share(s)”	Share(s) held by the Scheme Shareholder(s)

APPENDIX III DEFINITIONS

“Scheme Shareholder(s)”	Shareholder(s) (including ADS Holders unless the context otherwise requires) other than TOM, Cranwood, Handel, Schumann and Devine Gem

“Schumann”	Schumann International Limited, a company incorporated in the British Virgin Islands which is owned as to 95% by Cranwood

“SEC”	the U.S. Securities and Exchange Commission

“Securities Act”	the US Securities Act of 1933, as amended, including the related rules and regulations promulgated thereunder

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share Proposal”	the proposal to Scheme Shareholders for the cancellation of all Scheme Shares (including those underlying the ADSs) pursuant to the Scheme and for the issue of the New Shares to TOM (or to a subsidiary of TOM as TOM may direct) pursuant to the Scheme

“Share(s)”	share(s) of HK$0.01 each in the share capital of TOM Online

“Shareholder(s)”	holder(s) of the Shares

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	The Code on Takeovers and Mergers of Hong Kong

“TOM”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

“TOM Board”	the board of directors of TOM

“TOM Group”	TOM and its subsidiaries, including TOM Online Group

“TOM Online” or “Company”	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on GEM

“TOM Online Group” or “Group”	TOM Online and its subsidiaries

“TOM Online Pre-IPO Share Option Plan”	the Pre-IPO Share Option Plan adopted by TOM Online on 12 February 2004

“TOM Online Share Option Scheme”	the Share Option Scheme adopted by TOM Online on 12 February 2004

“trading day”	a day on which the Stock Exchange is open for the business of dealings in securities

“Undertaking Condition”	the condition to the Scheme which requires the undertaking by each of TOM, Cranwood, Handel, Schumann, Devine Gem, Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) to the Grand Court that each of them respectively will be bound by the Scheme

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

APPENDIX III DEFINITIONS

“US$” or “US dollars”	US dollars, the lawful currency of the United States

“US GAAP”	generally accepted accounting principles in the United States

“WVAS”	wireless value-added services

“%”	percent
      All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to surrender ADSs to vote directly at the Court Meeting and the EGM, the latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from ADS Holders, the time of suspension of trading of the ADSs on NASDAQ and the time of the expected withdrawal of the listing of the ADSs on NASDAQ becoming effective, which are references to the relevant times and dates in New York (New York time is 12 hours behind Hong Kong time); and (ii) the expected dates of the Grand Court hearings of summons for directions and petition to sanction the Scheme and confirm the capital reduction and the Effective Date, which are references to the relevant times and dates in the Cayman Islands (Cayman Islands time is 13 hours behind Hong Kong time).
      For the purpose of this Scheme Document, unless otherwise stated or the context otherwise requires, the amounts in US$ or HK$, as the case may be, have been converted at the exchange rate of US$1.00 : HK$7.818, being the noon buying rate for Hong Kong dollars in New York in US dollars for cable transfers payable in Hong Kong dollars as certified by the Federal Reserve Bank of New York for customs purposes on 25 April 2007.

SCHEME OF ARRANGEMENT

IN THE GRAND COURT OF THE CAYMAN ISLANDS
CAUSE NO : 143 OF 2007
IN THE MATTER OF
TOM ONLINE INC.
and
IN THE MATTER OF SECTION 86 OF
THE COMPANIES LAW CAP. 22 (LAW 3 OF 1961)
as consolidated and revised of the Cayman Islands

SCHEME OF ARRANGEMENT
between
TOM ONLINE INC.
and
THE HOLDERS OF THE SCHEME SHARES (as defined herein)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the meanings respectively set opposite them:

“ADSs”	the American depositary shares of the Company issued under the ADS Deposit Agreement and quoted on NASDAQ, each representing ownership of 80 Shares;

“ADS Deposit Agreement”	the Deposit Agreement dated as of 11 March 2004, by and among TOM, the ADS Depositary and all holders and beneficial owners of ADSs;

“Companies Law”	the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands;

“Company”	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on GEM;

“Court Meeting”	a meeting of the Scheme Shareholders to be convened at the direction of the Grand Court at which the Scheme will be voted upon or any adjournment thereof;

“Cranwood”	Cranwood Company Limited, a company incorporated in the Republic of Liberia and wholly-owned by Ms. Chau Hoi Shuen;

“Devine Gem”	Devine Gem Management Limited, a company incorporated in the British Virgin Islands which is indirectly wholly-owned by Ms. Chau Hoi Shuen;

“Easterhouse”	Easterhouse Limited, a company incorporated in the British Virgin Islands;

SCHEME OF ARRANGEMENT

“Effective Date”	the date on which this Scheme becomes effective in accordance with Clause 6 of this Scheme;

“Excluded Party”/ “Excluded Parties”	Scheme Shareholder(s) who are presumed to be parties acting in concert with TOM in relation to the Share Proposal under the Takeovers Code, which at the Latest Practicable Date were Romefield, Easterhouse and Mr Wang Lei Lei (if he becomes a Scheme Shareholder);

“Explanatory Memorandum”	an explanatory memorandum set out in Part VIII of the Scheme Document and issued in compliance with the Rules of the Grand Court;

“GEM”	the Growth Enterprise Market of the Stock Exchange;

“Grand Court”	Grand Court of the Cayman Islands;

“Handel”	Handel International Limited, a company incorporated in the British Virgin Islands which is owned as to 95% by Cranwood;

“HK$”	Hong Kong dollar(s), the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Latest Practicable Date”	26 April 2007, being the latest practicable date for the purposes of ascertaining certain information contained herein;

“NASDAQ”	The NASDAQ Stock Market, Inc. in the United States;

“Outstanding Share Options”	the outstanding options granted under the Pre-IPO Share Option Plan and Share Option Scheme;

“PRC”	the People’s Republic of China;

“Pre-IPO Share Option Plan”	the Pre-IPO Share Option Plan adopted by the Company on 12 February 2004;

“Record Date”	4:30 p.m. (Hong Kong time) on 27 June 2007, or such other time and date as shall have been announced to the Shareholders, being the record date for the purpose of determining the entitlements of the Scheme Shareholders and the holders of Outstanding Share Options;

“Register”	the register of members of the Company;

“Romefield”	Romefield Limited, a company incorporated in the British Virgin Islands;

“Scheme”	this scheme of arrangement between the Company and the Scheme Shareholders in its present form or with or subject to any modifications, additions or conditions which the Grand Court may approve or impose;

“Scheme Document”	the document dated 30 April 2007 sent by the Company to, among others, the Shareholders in connection with this Scheme and the Share Proposal;

SCHEME OF ARRANGEMENT

“Scheme Shareholder(s)”	Shareholder(s) of the Company other than TOM, Cranwood, Handel, Schumann and Devine Gem;

“Scheme Shares”	all the Shares held by the Scheme Shareholders as at the Record Date;

“Schumann”	Schumann International Limited, a company incorporated in the British Virgin Islands which is owned as to 95% by Cranwood;

“Share Option Scheme”	the Share Option Scheme adopted by the Company on 12 February 2004;

“Share Proposal”	the proposal for the privatisation of the Company by TOM by way of the Scheme;

“Shareholder(s)”	registered holder(s) of Shares;

“Share(s)”	share(s) of HK$0.01 each in the share capital of the Company;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Takeovers Code”	The Code on Takeovers and Mergers of Hong Kong;

“TOM”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange;

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia; and

“US$” or “US dollars”	US dollars, the lawful currency of the United States.

(B)	The Company was incorporated as an exempted company on 28 August 2001 in the Cayman Islands under the Companies Law. The authorised share capital of the Company as at the Latest Practicable Date was HK$100,000,000 divided into 10,000,000,000 Shares of par value HK$0.01, of which 4,259,654,528 Shares were issued and fully paid.

(C)	TOM has proposed the privatisation of the Company by way of the Scheme.

SCHEME OF ARRANGEMENT

(D)	On the Latest Practicable Date, the Shares held by TOM, Cranwood (directly, and through non wholly-owned subsidiaries, Handel and Schumann) and Devine Gem are set out as follows:

	Name of
	registered
Shareholders	shareholder	Number of Shares	%

TOM	TOM	2,800,000,000	65.733
Cranwood (directly, and through non wholly-owned subsidiaries, Handel and Schumann)	Cranwood is registered holder of 197,585,168 Shares. Balance of its Shares are held by HKSCC Nominees Limited. All the Shares held by Handel and Schumann are held through HKSCC Nominees Limited	212,958,118	4.999
Devine Gem	Devine Gem as to 202,770,335 Shares and HKSCC Nominees Limited as to the balance	212,930,335	4.999

Such Shares will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective.

(E)	On the Latest Practicable Date, there were in aggregate 199,046,223 Outstanding Share Options, of which 131,246,223 have vested and which may be exercised in full or in part. If such options are exercised during the period commencing from the date of despatch of the notice of Court Meeting and ending with the earlier of the date two months thereafter and the date on which this Scheme is sanctioned by the Grand Court, the resulting Shares issued will not form part of the Scheme Shares because such Shares can only be issued consequent upon the Scheme being sanctioned and becoming effective. Each of the holders of Outstanding Share Options capable of exercising their Outstanding Share Options during such period has undertaken to the Company that he will not exercise unless and until the Share Proposal lapses.

(F)	On the Latest Practicable Date, assuming none of the Outstanding Share Options are exercised, the Scheme Shareholders were interested in 1,033,766,075 Shares representing approximately 24.269% of the issued share capital of the Company.

(G)	On the Latest Practicable Date, the Shares held by the Excluded Parties are set out as follows, assuming none of the Outstanding Share Options are exercised prior to the Record Date:

	Name of
	registered
Shareholders	shareholder	Number of Shares	%

Romefield	Romefield	4,763,411	0.112
Easterhouse	Easterhouse	9,526,833	0.224
Mr. Wang Lei Lei	(Not presently a Shareholder)	0	0.000

While such Shares will form part of the Scheme Shares, they will not be represented nor voted at the Court Meeting of the Company. Such Shares will be cancelled upon the Scheme becoming effective.

(H)	Each of TOM, Cranwood, Handel, Schumann, Devine Gem, Romefield, Easterhouse and Mr. Wang Lei Lei has undertaken to the Court to be bound by the Scheme and to execute and

SCHEME OF ARRANGEMENT

do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

(I)	In consideration of and exchange for the cancellation and extinguishment of each of the Scheme Shares on the Effective Date, all holders of Scheme Shares shall be entitled to receive HK$1.52 in cash for every Scheme Share held.

(J)	The primary purpose of this Scheme is for the Company to become a private company, owned by TOM as to approximately 90.002%, by Cranwood, Handel and Schumann collectively as to approximately 4.999% and by Devine Gem as to approximately 4.999% (on the assumption that no Outstanding Share Options are exercised).

SCHEME OF ARRANGEMENT

THE SCHEME

PART I
CANCELLATION AND EXTINGUISHMENT OF THE SCHEME SHARES

1.	On the Effective Date:

(a)	the issued share capital of the Company shall be reduced by cancelling and extinguishing the Scheme Shares;

(b)	subject to and forthwith upon the reduction of capital referred to in Clause 1 (a) above taking effect, the issued share capital of the Company shall be increased to its former amount by the issue of such number of new Shares as is equal to the number of the Scheme Shares cancelled; and

(c)	the Company shall apply the amount of the credit arising in its books of account as a result of the reduction of its share capital referred to in Clause 1 (a) above in paying up in full at par all the new Shares issued as aforesaid, credited as fully paid, to TOM or a subsidiary of TOM as TOM may direct.
PART II
CONSIDERATION FOR CANCELLATION AND
EXTINGUISHMENT OF THE SCHEME SHARES

2.	In consideration of the cancellation and extinguishment of the Scheme Shares (including the Scheme Shares underlying ADSs) pursuant to Clause 1(a) of this Scheme, TOM will pay or cause to be paid to each Scheme Shareholder appearing in the Register at the Record Date the sum of HK$1.52 in cash for each Scheme Share held.
PART III
GENERAL

3. (a)	Not later than ten days after the Effective Date, TOM shall send or cause to be sent to the Scheme Shareholders (as appearing in the Register at the Record Date) cheques in respect of the sums payable to such Scheme Shareholders pursuant to Clause 2 of this Scheme.

(b)	Unless indicated otherwise in writing to the share registrar of the Company in Hong Kong (being Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong), all such cheques shall be sent by ordinary post (by airmail where appropriate) in pre-paid envelopes addressed to such Scheme Shareholders as follows:

(i)	in the case of each sole Scheme Shareholder, the registered address of such Scheme Shareholder as appearing in the Register at the Record Date; or

(ii)	in the case of joint Scheme Shareholders, the registered address as appearing in the Register at the Record Date of the joint Scheme Shareholder whose name then stands first in the Register in respect of the relevant joint holding.

(c)	All cheques shall be made payable to the order of the person or persons to whom, in accordance with the provisions of Clause 3(b) of this Scheme, the envelope containing the same is addressed and the encashment of any such cheque shall be a good discharge to TOM and the Company for the monies expressed to be represented thereby.

SCHEME OF ARRANGEMENT

(d)	All cheques and certificates shall be posted at the risk of the addressee and other persons entitled thereto and TOM, the Company and any other persons involved in this Scheme shall not be liable for any loss or delay in transmission.

(e)	On or after the day being six calendar months after the posting of the cheques pursuant to Clause 3(b) of this Scheme, TOM shall have the right to cancel or countermand payment of any such cheque which has not then been cashed or has been returned uncashed, and shall place all monies represented thereby in a deposit account in the Company’s name with a licensed bank in Hong Kong selected by the Company. The Company shall hold such monies on trust for those entitled under the terms of this Scheme until the expiration of six years from the Effective Date and shall prior to such date make payments thereout of the sums payable pursuant to Clause 2 of this Scheme to persons who satisfy the Company that they are respectively entitled thereto, and the cheques referred to in Clause 3(b) of this Scheme of which they are payees have not been cashed. Any payments made by the Company hereunder shall not include any interest accrued on the sums to which the respective persons are entitled pursuant to Clause 2 of this Scheme. The Company shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled, and a certificate of the Company to the effect that any particular person is so entitled or not so entitled, shall be conclusive and binding upon all persons claiming an interest in the relevant monies.

(f)	On the expiration of six years from the Effective Date, TOM shall be released from any further obligation to make any payments under this Scheme and the Company shall thereafter transfer to TOM the balance (if any) of the sums standing to the credit of the deposit account referred to in Clause 3(e) of this Scheme including accrued interest subject, if applicable, to the deduction of interest tax or any withholding or other tax or any other deduction required by law and subject also to the deduction of any expenses.

(g)	The preceding sub-paragraphs of this Clause 3 shall take effect subject to any prohibition or condition imposed by law.

4.	As from the Effective Date, each instrument of transfer and certificate existing at the Record Date in respect of a holding of any number of Scheme Shares shall cease to be valid for any purpose as an instrument of transfer or a certificate for such Scheme Shares and every holder of such certificate shall be bound on the request of the Company to deliver up to the Company the certificates for his or her existing shareholding in the Company for the cancellation thereof.

5.	All mandates or other instructions to the Company in force at the Record Date relating to any of the Scheme Shares (including elections for the payment of dividends by way of scrip) shall cease to be valid as effective mandates or instructions.

6.	This Scheme shall become effective on the date upon which all the conditions set out in the paragraph headed “Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum being fulfilled or (to the extent permitted) waived as the case may be.

7.	TOM and the Company, by their duly authorised agent(s)/servant(s), may jointly consent for and on behalf of all parties concerned to any modification of or addition to this Scheme or to any condition which the Grand Court may see fit to approve or impose.

8.	Unless this Scheme shall have become effective on or before 31 December 2007, (or such later date, if any, as TOM and the Company may agree and the Grand Court may allow), this Scheme shall lapse.

9.	The direct expenses incurred by the Company in connection with this Scheme will be borne by TOM in the event the Share Proposal does not become unconditional for any reason. In the event that this Scheme is not approved at the relevant meeting(s) of Scheme Shareholders or Shareholders, all the expenses incurred by the Company in connection with this Scheme shall be borne by TOM.
Dated 30 April 2007

NOTICE OF COURT MEETING

IN THE GRAND COURT OF THE CAYMAN ISLANDS
CAUSE NO: 143 OF 2007

IN THE MATTER OF
TOM ONLINE INC.
AND IN THE MATTER OF
SECTION 86 OF THE COMPANIES LAW, CAP. 22 (LAW 3 OF 1961)
AS CONSOLIDATED AND REVISED OF THE CAYMAN ISLANDS

NOTICE OF COURT MEETING

      NOTICE IS HEREBY GIVEN that, by an order dated 26 April 2007 (the “Order”) made in the above matter, the Grand Court of the Cayman Islands (the “Court”) has directed a meeting (the “Meeting”) to be convened of the holders of shares of HK$0.01 each in the capital of TOM Online Inc. (the “Company”) other than those of such shares legally and/or beneficially owned by TOM, Cranwood, Handel, Schumann and Devine Gem (as defined in the Scheme hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modification, a scheme of arrangement (the “Scheme”) proposed to be made between the Company and the holders of Scheme Shares (as defined in the Scheme), and that the Meeting will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007, at 3:00 p.m. (Hong Kong time) at which place and time all such holders of shares of HK$0.01 each in the capital of the Company are requested to attend.
      A copy of the Scheme and a copy of an explanatory memorandum explaining the effect of the Scheme are incorporated in the composite document of which this Notice forms part. A copy of the said composite document can also be obtained by the above-mentioned holders of shares of HK$0.01 each in the capital of the Company from the Company’s share registrar in Hong Kong, being Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
      The above-mentioned holders of shares of HK$0.01 each in the capital of the Company may vote in person at the Meeting or they may appoint one or more proxies, whether a member of the Company or not, to attend and vote in their stead. A pink form of proxy for use at the Meeting is enclosed herewith.
      In the case of joint holders of a share, the vote of the most senior holder who tenders a vote, whether personally or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s), and, for this purpose, seniority will be determined by the order in which the names of the joint holders stand in the register of members of the Company in respect of the relevant joint holding.
      It is requested that forms appointing proxies be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of the Company in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong or by facsimile at (852) 2865 0990 (marked for the attention of “the Company Secretary”) not less than 48 hours before the time appointed for the Meeting, but if forms are not so lodged they may be handed to the chairman of the Meeting at the Meeting.
      By the Order, the Court has appointed Kwong Che Keung, Gordon, an independent non-executive director of the Company, or, failing him, Lo Ka Shui, also an independent non-executive director of the Company, or, failing him, any other person who is a director of the Company as at the date of the Order to act as the chairman of the Meeting, and has directed the chairman of the Meeting to report the results thereof to the Court.

NOTICE OF COURT MEETING

      The Scheme will be subject to a subsequent application seeking the sanction of the Court.
Dated 30 April 2007

Maples and Calder
P.O. Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Attorneys-at-Law for the Company

NOTICE OF EGM

NOTICE OF AN EXTRAORDINARY GENERAL MEETING
(Stock Code: 8282)
      NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of TOM Online Inc. (the “Company”) will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007, at 3:30 p.m. (Hong Kong time) (or as soon thereafter as the Court Meeting (as defined in the scheme of arrangement hereinafter mentioned) convened at direction of the Grand Court of the Cayman Islands for the same day and place shall have been concluded or adjourned), for the purpose of considering and, if thought fit, passing the following resolution as a special resolution:
SPECIAL RESOLUTION
      “THAT:

(A)	the scheme of arrangement dated 30 April 2007 (the “Scheme”) between the Company and the holders of Scheme Shares (as defined in the Scheme) in the form of the print thereof which has been produced to this meeting and, for the purposes of identification, signed by the chairman of this meeting, subject to any modifications, additions or conditions as may be approved or imposed by the Grand Court of the Cayman Islands, be and is hereby approved;

(B)	for the purpose of giving effect to the Scheme, on the Effective Date (as defined in the Scheme):

(i)	the issued share capital of the Company shall be reduced by canceling and extinguishing the Scheme Shares;

(ii)	subject to and forthwith upon such reduction of capital taking effect, the share capital of the Company will be increased to its former amount by the issue of the same number of ordinary shares of HK$0.01 each in the capital of the Company as is equal to the number of Scheme Shares cancelled and extinguished; and

(iii)	the Company shall apply the credit arising in its books of account as a result of such capital reduction in paying up in full at par the new ordinary shares of HK$0.01 each in the capital of the Company issued, and credited as fully paid, to TOM Group Limited (“TOM”) or to a subsidiary of TOM as TOM may direct; and

(C)	the directors of the Company be and are hereby authorised to do all acts and things considered by them to be necessary or desirable in connection with the implementation of the Scheme, including (without limitation) the giving of consent to any modification of, or addition to, the Scheme, which the Grand Court of the Cayman Islands may see fit to impose.”

By Order of the Board
Peter Andrew Schloss
Executive Director
Dated 30 April 2007

NOTICE OF EGM

Registered Office:
Ugland House
South Church Street
PO Box 309GT
George Town
Grand Cayman
Cayman Islands
British West Indies
Head Office and Principal Place of Business in Hong Kong:
48th Floor, The Center
99 Queen’s Road Central
Central
Hong Kong
Notes:

1.	A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and vote instead of him. A proxy need not be a member of the Company, but must attend the meeting in person to represent him.

2.	A white form of proxy for use at the meeting is enclosed herewith.

3.	In order to be valid, the white form of proxy, together with any power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power of attorney, must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude a member from attending the meeting and voting in person if he so wishes. In the event that a member attends the meeting after having lodged his proxy form, his form of proxy will be deemed to have been revoked.

4.	In the case of joint holders of a share in the Company, any one of such joint holders may vote at the meeting, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto; but if more than one of such joint holders are present at the meeting, personally or by proxy, the most senior shall alone be entitled to vote in respect of the relevant joint holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint holders stand on the register of members of the Company in respect of the relevant joint holding.

5.	At the meeting, the chairman thereof will exercise his power under article 80 of the articles of association of the Company to put the above resolution to the vote by way of a poll.

6.	The register of members of the Company will be closed from 4:30 p.m. on 5 June 2007 to 8 June 2007 (both dates inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the meeting, all transfers accompanied by the relevant share certificates must be lodged with the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited of Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

*	for identification purpose

SAMPLE OPTION PROPOSAL LETTER

      The following is a sample of the Option Proposal Letter being sent to the relevant Optionholders in connection with the Option Proposal.
GOLDMAN SACHS (ASIA) L.L.C.
Financial Adviser to TOM Group Limited
30 April 2007
To the Optionholders
Dear Sir or Madam,
OPTION PROPOSAL
IN RELATION TO
PROPOSED PRIVATISATION OF TOM ONLINE INC.
BY TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
      A scheme document dated the same date as this letter issued jointly by TOM and TOM Online (the “Scheme Document”) is enclosed with this letter. Terms used but not defined in this letter shall have the same meanings and construction as in the Scheme Document. This letter should be read in conjunction with the Scheme Document.
      On 9 March 2007, TOM and TOM Online jointly announced that on 3 March 2007, a letter was sent by TOM to inform TOM Online that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law. On 9 March 2007, TOM requested the Board to put forward the Share Proposal to the Scheme Shareholders regarding a privatisation of TOM Online by way of the Scheme. As stated in the Announcement, TOM will make an appropriate offer to the holders of the Outstanding TOM Online Share Options in accordance with the Takeovers Code, subject to and conditional upon the Scheme becoming effective.
      This letter explains the actions you may take in relation to your Outstanding TOM Online Share Options. You are advised to refer to the Scheme Document when considering them.
      Your attention is also drawn to the terms and conditions of the TOM Online Pre-IPO Share Option Plan and the terms and conditions of the TOM Online Share Option Scheme (as the case may be), including paragraph 6(H)(iv) of the TOM Online Pre-IPO Share Option Plan and paragraph 6(H)(iv) of the TOM Online Share Option Scheme.
TERMS OF THE OPTION PROPOSAL
      On behalf of TOM, we are making an offer, which is conditional on the Share Proposal becoming effective, to you in connection with the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be).
      Any vested Outstanding TOM Online Share Options, to the extent not exercised on or prior to the Record Date, will lapse upon the Scheme becoming effective. You may accept the Option Proposal by lodging a completed Option Form of Acceptance by the prescribed deadline and you will be entitled to

SAMPLE OPTION PROPOSAL LETTER

receive an Option Proposal Price in respect of the lapsing of those vested Options if the Option Proposal becomes unconditional, as follows:-

Option Proposal Price for each
Exercise price of Outstanding TOM Online Share Options	vested Option

HK$1.50	HK$0.02
HK$1.204	HK$0.316
      The Option Proposal Price above represents the “see-through” price of that vested Outstanding TOM Online Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding TOM Online Share Option. If you have Outstanding TOM Online Share Options that are vested and unexercised as at the Record Date, you may elect whether to accept the Option Proposal. In the event that any Outstanding TOM Online Share Options have not been vested as at the Latest Practicable Date but will be vested on or before the Record Date, these Outstanding TOM Online Share Options will be treated as vested Outstanding TOM Online Share Options for the purpose of the Option Proposal and you will be entitled to receive the Option Proposal Price in accordance with the relevant exercise price of Outstanding TOM Online Share Options that are vested as at the Record Date as set out in the table above if you accept the Option Proposal and the Option Proposal becomes effective.
      In respect of any unvested Outstanding TOM Online Share Options as at the Record Date, you may accept the Option Proposal and lodge a completed Option Form of Acceptance by the prescribed deadline and you will be entitled to receive an Option Proposal Price in respect of the lapsing of those unvested Options if the Option Proposal becomes unconditional, as follows:-

	Option Proposal Price for each
Exercise price of Outstanding TOM Online Share Options	unvested Option

HK$1.50	HK$	0.01
HK$1.204	HK$	0.01
      The Option Proposal Price in respect of the unvested Outstanding TOM Online Share Options is at a nominal sum of HK$0.01 because the relevant Options are unvested and not exercisable and will, without the Option Proposal, lapse upon the Scheme becoming effective. If you have unvested Outstanding TOM Online Share Options as at the Record Date, you may elect whether to accept the Option Proposal.
      The Option Proposal is conditional upon the Share Proposal becoming effective. The Conditions of the Share Proposal are set out in the section headed “3. Conditions of the Share Proposal and the Scheme” in “Part VIII — Explanatory Memorandum” of the Scheme Document. You are also advised to refer to the sections headed “4.8.1 Tax Consequences of the Share Proposal”, “4.8.2 Tax Consequences of the Option Proposal” and “4.8.4 Backup Withholding and Information Reporting” in “Part VII — US Special Factors” of the Scheme Document. In addition, all payments in respect of the Option Proposal Price will be made by cheque in HK dollars. You may face delays or obstacles in changing HK dollars to other currency or cashing such cheques in certain locations or situations. You are further advised to refer to the sections headed “4.8.3 Foreign Currency Considerations” in “Part VII — US Special Factors”, and “15.3 Payment — Optionholders” and “16. Overseas Shareholders and Optionholders of TOM Online” in “Part VIII — Explanatory Memorandum” of the Scheme Document.
      Your attention is drawn to the letter from the Independent Board Committee to the Independent Shareholders (including ADS Holders) and the Optionholders set out in Part V of the Scheme Document and the letter from the Independent Financial Adviser to the Independent Board Committee set out in Part VI of the Scheme Document which contain the recommendations of the Independent Board Committee and of the Independent Financial Adviser, respectively, in relation to the Share Proposal and the Option Proposal.

SAMPLE OPTION PROPOSAL LETTER

COURSES OF ACTION AVAILABLE TO OPTIONHOLDERS
      In summary, the choices available to you in respect of your Outstanding TOM Online Share Options are:-

(a)	to the extent any of your Outstanding TOM Online Share Options is not exercised on or prior to the Record Date, you may accept the Option Proposal in accordance with its terms, as set out in this letter and in the Scheme Document, by allowing such unexercised Outstanding TOM Online Share Options to lapse at the Effective Date and elect on the enclosed Option Form of Acceptance, by not later than 4:30 p.m. on 27 June 2007 (or such later date as may be notified to you by Goldman Sachs or TOM), to receive the Option Proposal Price if the Share Proposal becomes effective;

(b) (I)	Subject to paragraph (II) below, you may exercise all or any of your vested Outstanding TOM Online Share Options at any time from the date of despatch of the notice of the Court Meeting (being the same date as this letter) until the earlier of (i) the date two months thereafter; and (ii) the date on which the Scheme is sanctioned by the Grand Court, but any such exercise of an option shall be conditional upon the Scheme being sanctioned by the Grand Court and becoming effective.

(II)	Under the rules of the TOM Online Pre-IPO Share Option Plan and the rules of the TOM Online Share Option Scheme (as the case may be), in the case of an Optionholder who is a national or resident of the PRC or of such other country or jurisdiction as the Board shall reasonably determine from time to time and notify to the Optionholders, the notice exercising the Option shall be accompanied by a legal opinion confirming that a number of matters (including the exercise of the Option, the issue of Shares to the Optionholder, the registration of the Optionholder as holder of the Shares, etc) are not in breach of any applicable laws or regulations. If such notice is not accompanied by such legal opinion, the Option shall be deemed to be an “SAR Option” under those rules and such exercise will only be effected by an arrangement of the sale on the relevant stock exchange of the Shares in respect of which the SAR Option is exercised, and the Optionholder will be paid the net proceeds of such sale less the subscription price payable on the exercise of the SAR Option. One of the conditions for an exercise of a SAR Option to be effective is that the Shares shall be traded on GEM or the main board of the Stock Exchange or other stock exchange approved by the Board, and that at all times during the period from and including the exercise of the SAR Option and the completion of the sale of the relevant Shares, dealings in the Shares on such exchange shall continue and shall not be suspended. As mentioned in paragraph (I) above, any exercise of the Options during the period from the despatch of the notice of the Court Meeting shall be conditional upon the Scheme being sanctioned by the Grand Court and becoming effective. On the basis of the current expected timetable as contained in the Scheme Document, it is expected that in practice the conditions of the exercise of the SAR Options will not be fulfilled and SAR Options will not be effectively exercisable during that period. Please refer to the rules of the TOM Online Pre-IPO Share Option Plan and the rules of the TOM Online Share Option Scheme (as the case may be) for further details;
            or

(c)	do nothing, in which case, if the Scheme becomes effective, your Outstanding TOM Online Share Options will lapse upon the Scheme becoming effective, and you will receive neither the Option Proposal Price nor the Cancellation Price.
      Each Outstanding TOM Online Share Option you hold is independent and you should make a separate decision for each one.

SAMPLE OPTION PROPOSAL LETTER

      For further details, please refer to the remaining sections of this letter, the Scheme Document and the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be).
IF THE SCHEME DOES NOT BECOME EFFECTIVE
      Please note that if the Scheme does not become effective, the Share Proposal and the Option Proposal will lapse and any Outstanding TOM Online Share Options not exercised will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the TOM Online Pre-IPO Share Option Plan and the TOM Online Share Option Scheme (as the case may be).
OUTSTANDING TOM ONLINE SHARE OPTIONS HELD AS AT THE LATEST PRACTICABLE DATE
      Information on the Outstanding TOM Online Share Options held by you as at the Latest Practicable Date is available from the Company Secretary of TOM Online. If there is any exercise of your Outstanding TOM Online Share Options after the Latest Practicable Date, you may accept the Option Proposal only in respect of such Outstanding TOM Online Share Options which remain unexercised as at the Record Date.
LAPSED OPTIONS
      Please note that nothing in this letter or the Scheme Document serves to extend the life of an Option which lapses, will lapse, or has already lapsed, under the terms of the TOM Online Pre-IPO Share Option Plan or the terms of the TOM Online Share Option Scheme. You cannot exercise or accept the Option Proposal in respect of an Option which has lapsed or will have lapsed by the Effective Date.
INDEPENDENT FINANCIAL ADVICE
      The information provided in this letter is intended to give you factual details on which to base your decision as to the action you wish to take.
      If you are in any doubt as to any aspect of this letter, the Scheme Document or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.
DECLARATION
By returning the Option Form of Acceptance, you thereby:-

(a)	confirm that each Option in respect of which you make an election is valid and subsisting, free from all liens, mortgages and third party interests of any nature whatsoever and you acknowledge that any Option certificate in respect of such Option shall become void once that Option has been exercised or cancelled pursuant to your decisions shown on the Option Form of Acceptance;

(b)	confirm that the decisions which you have made on the Option Form of Acceptance cannot be withdrawn or altered;

(c)	authorise TOM Online and TOM, jointly and severally, and any director or officer of TOM Online or TOM or any agent of such person to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of the elections and acceptances you have made on the Option Form of Acceptance, and you hereby undertake to execute any further assurance that may be required in respect of such elections and acceptances;

SAMPLE OPTION PROPOSAL LETTER

(d)	undertake to confirm and ratify any action properly or lawfully taken on your behalf by any attorney appointed by or pursuant to this letter and the Option Form of Acceptance; and

(e)	confirm you have read, understood and agreed to the Option Proposal, the terms and conditions set out in this letter and the Option Form of Acceptance, and that you have received the Scheme Document and this letter.
GENERAL

(a)	All communications, notices, Option Forms of Acceptance, cheques, certificates and other documents of any nature to be delivered by or sent to or from Optionholders will be delivered by or sent to or from them, or their designated agents, at their risk, and none of Goldman Sachs, TOM or TOM Online accepts any liability for any loss or any other liabilities whatsoever which may arise as a result.

(b)	The provisions set out in the Option Form of Acceptance form part of the terms of the Option Proposal.

(c)	The Option Proposal and all acceptances will be governed by and construed in accordance with the laws of Hong Kong.

(d)	Due execution of the Option Form of Acceptance in respect of the Option Proposal will constitute an authority to Goldman Sachs, TOM, any director of TOM, the Company Secretary of TOM or their respective agents to complete and execute on behalf of the accepting Optionholder, the Option Form of Acceptance and any document and to do any other act that may be necessary or expedient for the purpose of cancelling and/ or vesting in TOM, or such person(s) as TOM shall direct, all rights of the Optionholders in respect of the Outstanding TOM Online Share Options which are the subject of such acceptance.

(e)	The delivery of the Option Form of Acceptance, duly signed, may, if TOM determines it appropriate, be as effective as if it were duly completed and received notwithstanding that it is not completed or received strictly in accordance with the Option Form of Acceptance and this letter, including the date specified for receipt.

(f)	By completing the Option Form of Acceptance in respect of a particular Outstanding TOM Online Share Option, you irrevocably and at your own risk elect to authorise TOM to send to you, or procure the sending to you of, the cash to which you are entitled.

(g)	The English language text of this letter shall prevail over the Chinese language text.
ACTION TO BE TAKEN
      You should return the duly completed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding TOM Online Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) to the principal place of business of TOM in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong, for the attention of the Company Secretary of TOM and marked “TOM Online Inc. — Option Proposal”, by no later than 4:30 p.m. (Hong Kong time) on Wednesday, 27 June 2007 (or such other date and time as may be notified to you by Goldman Sachs or TOM). If you do not complete an Option Form of Acceptance, subject to and conditional upon the Scheme becoming effective, your Options will lapse and you will not receive the Option Proposal Price.
      Before forwarding the Option Form of Acceptance to the Company Secretary of TOM, please ensure that you have signed the Option Form of Acceptance and that your signature has been witnessed.
      As stated above, the Option Proposal is conditional upon the Scheme becoming effective. Unless the Scheme becomes effective, and therefore the Option Proposal becomes unconditional, on or before

SAMPLE OPTION PROPOSAL LETTER

31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), the Option Proposal will lapse.
      Assuming the Option Proposal becomes unconditional on 27 June 2007 (Cayman Islands time), cheques for the Option Proposal Price are expected to be despatched on or before 6 July 2007.
      No acknowledgment of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding TOM Online Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.

Yours faithfully,
For and on behalf of
Goldman Sachs (Asia) L.L.C.

Johan Leven	Raghav Maliah

Managing Director	Managing Director